As filed with the Securities and Exchange Commission on January 11, 2019

Registration No. 333-227428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Roadrunner Transportation Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4731	20-2454942
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curtis W. Stoelting

Chief Executive Officer

Roadrunner Transportation Systems, Inc.

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian H. Blaney, Esq. Jeremy D. Zangara, Esq. Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, Arizona 85016 (602) 445-8000	Harald Halbhuber, Esq. Merritt Johnson, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.01 per share	$450,000,000(2)	$56,025(3)
Rights to purchase common stock, par value $0.01 per share	N/A	$0.00(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(2)	Represents the proposed maximum aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.
(3)	Previously paid.
(4)

The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Act, no separate registration fee is payable with respect to the rights being offered because the rights are being registered in the same registration statement as the common stock underlying the rights.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

The information in this prospectus may be changed. We may not sell these securities nor may offers to buy these securities be accepted until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Roadrunner Transportation Systems, Inc.

38,897,137 Subscription Rights to Purchase Shares of Common Stock

Up to 900,000,000 Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $0.50 per Share

We are distributing at no charge to the holders of our common stock on January 30, 2019, which we refer to as the record date, transferable subscription rights to purchase up to an aggregate of 900,000,000 new shares of our common stock. We will distribute to you, a rights holder, one transferable subscription right for every share of our common stock that you own on the record date. Each transferable subscription right entitles the holder to purchase 23.1379497159 shares of our common stock, which we refer to as the basic subscription right, at the subscription price of $0.50 per whole share of common stock, which we refer to as the subscription price. Rights holders who fully exercise their basic subscription rights, other than as described herein, will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a rights holder to subscribe for additional shares of our common stock up to the number of shares purchased under such holder’s basic subscription right at the subscription price. Each subscription right, referred to as a right or the rights, gives the holder one basic subscription right and one over-subscription right. Rights may only be exercised in aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this rights offering. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share.

The rights will expire at 5:00 p.m., Eastern Time, on February 19, 2019, which date and time we refer to as the expiration date, unless extended as described herein. We may extend the period for exercising the rights, subject to the terms of the Standby Purchase Agreement that we have entered into, as described below. You may not revoke the exercise of a right after receipt of the payment of the subscription price as described in this prospectus. Rights that are not exercised prior to the expiration date will expire and have no value. There is no minimum number of shares of our common stock that we must sell in order to complete this rights offering.

We have entered into a standby purchase agreement, which we refer to as the Standby Purchase Agreement, with funds affiliated with Elliott Management Corporation, which collectively we refer to as Elliott or the backstop purchaser. On January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby. As a holder of our common stock on the record date, Elliott has agreed under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott will not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we have agreed to issue and sell to Elliott, and Elliott has agreed to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. The backstop commitment is subject to various terms and conditions that we negotiated with Elliott, which are described in this prospectus, and any description of the terms and conditions of the backstop commitment is qualified in its entirety by reference to the Standby Purchase Agreement, which was filed as Exhibit 10.48 to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission, or the SEC, on November 9, 2018 and is incorporated by reference herein. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment will be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and will not be registered pursuant to the registration statement of which this prospectus forms a part.

Pursuant to the Standby Purchase Agreement, we will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all expenses incurred by Elliott in connection with this rights offering, the backstop commitment, and the transactions contemplated thereby, including fees for legal counsel to Elliott, which we collectively refer to as the Elliott Transaction Expenses, and to pay all of our fees and expenses in connection with this rights offering, including, without limitation, filing and printing fees, fees and expenses of the rights and information agents, fees and expenses of our legal counsel and financial advisor, accounting fees and expenses, certain fees and expenses of the dealer manager, including certain fees and disbursement of counsel to the dealer manager, costs associated with clearing the shares offered for sale in this rights offering under applicable state securities laws, listing fees, and filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the HSR Act, or any other competition law or regulation, which we collectively refer to as the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. Elliott will receive substantially all of the proceeds from this rights offering. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering.

Through Elliott’s purchase of shares of common stock pursuant to the backstop commitment, Elliott will effectively convert shares of our preferred stock that it holds into shares of our common stock at a ratio that values the preferred stock at the sum of the liquidation preference, the applicable redemption premium and accrued and unpaid dividends to the date of redemption, other than dividends accrued and unpaid after November 30, 2018 and any additional accrued and unpaid dividends waived as described herein, and values shares of our common stock at the subscription price in this rights offering. Unless holders other than Elliott exercise rights for at least approximately 57.2% of the total number of shares of common stock offered to such holders in this rights offering, Elliott would own the majority of our outstanding common stock following the closing of this rights offering. If no other holders exercise their rights, Elliott would own approximately 96.4% of our outstanding common stock following the closing of this rights offering.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “RRTS.” On January 9, 2019, the closing price of our common stock as reported on the NYSE was $0.53. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights. The rights are transferable, and we expect the rights will be admitted for trading on the NYSE under the symbol “RRTS RT” during the course of this rights offering. The rights will not be admitted for trading on the NYSE at the commencement of this rights offering if the stock price is not at or greater than the $0.50 subscription price; however, once the stock price is at or above $0.50 during the course of this rights offering, the NYSE will list the rights for trading beginning on the next trading day. Our common stock must consistently trade at or above $0.50 in order for the rights to remain listed on the NYSE during the course of this rights offering, and subsequent removal of the rights from listing is subject to the NYSE’s discretion.

This rights offering is being made directly by us. We have retained Barclays Capital Inc. to act as dealer manager in connection with this rights offering. The dealer manager will provide financial structuring, marketing and soliciting services in connection with this rights offering and will solicit the exercise of basic subscription rights and participation in the over-subscription rights. The dealer manager is not underwriting this rights offering and has no obligation whatsoever to purchase, or procure purchases of, the rights or the common stock underlying the rights offered hereby. The dealer manager makes no recommendation as to whether you should exercise, transfer or let lapse your rights. We are not using an underwriter or selling agent. We have engaged American Stock Transfer & Trust Company, LLC, or AST, to serve as our rights agent for this rights offering. AST will hold in escrow the funds we receive from holders who exercise rights until we complete or cancel this rights offering.

An investment in our common stock involves risks. See “Risk Factors” beginning on page 15 of this prospectus.

	Per Share	Total Minimum(1)	Total Maximum(2)
Subscription Price	$0.50	$450,000,000	$450,000,000
Dealer Manager Fees(3)		$3,500,000	$18,200,000
Proceeds to Us, After Dealer Manager Fees and Before Other Expenses		$446,500,000	$431,800,000
(1)	Assumes none of the stockholders (other than Elliott) exercise their rights, and Elliott through its backstop commitment acquires all of the shares offered in this rights offering.
(2)

Assumes all stockholders exercise their rights, and Elliott purchases only the shares of common stock that it receives by exercising its basic subscription right in full. The maximum dealer manager fee is estimated based on Elliott’s beneficial ownership of 5,242,855 shares of our common stock as of January 11, 2019 and our share count as of January 30, 2019.

(3)

The dealer manager fees vary based upon the amount of rights exercised by stockholders other than Elliott. We refer you to “Plan of Distribution” beginning on page 80 for additional information regarding dealer manager compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We and our board of directors are not making any recommendation regarding your exercise of the rights. As a result of the terms of this rights offering, stockholders who do not fully exercise their rights will own, upon completion of this rights offering, a smaller proportional interest in our common stock than otherwise would be the case had they fully exercised their rights. See “Risk Factors” beginning on page 15 of this prospectus for more information.

If you have any questions or need further information about this rights offering, please call Innisfree M&A Incorporated, or Innisfree, our information agent for this rights offering, at (888) 750-5834 (toll-free).

It is anticipated that delivery of the common stock purchased in this rights offering will be made on or about February 25, 2019.

Dealer Manager

Barclays

The date of this prospectus is February 1, 2019.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not and the dealer manager has not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this rights offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

In this prospectus, unless otherwise indicated or the context otherwise requires, the terms “Roadrunner,” “we,” “our,” “us” and the “Company” refer to Roadrunner Transportation Systems, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of this rights offering and provide additional information about us and our business, including potential risks related to this rights offering, our common stock and our business.

Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of the close of business on January 30, 2019, the record date, at no charge, rights to purchase shares of our common stock. You will receive one transferable right for every share of our common stock you owned at the close of business on the record date. The rights will be evidenced by rights certificates.

What is a right?

Each right gives our stockholders the opportunity to purchase 23.1379497159 shares of our common stock for $0.50 per share and carries with it a basic subscription right and an over-subscription right, as described below.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, one transferable right for every share of our common stock you owned at that time. Each right contains the basic subscription right and the over-subscription right. The basic subscription right gives our stockholders the opportunity to purchase 23.1379497159 shares of our common stock for each right at the subscription price of $0.50 per share. For example, if you owned 1,000 shares of our common stock on the record date, you would be granted 1,000 rights and have the right to purchase 23,138 shares of our common stock for $0.50 per share under the basic subscription right (rounded to the nearest whole share as described herein). You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights.

The over-subscription right of each right entitles you, if you have fully exercised your basic subscription right, to subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription right) at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of rights under their basic subscription rights as of the expiration date. Pro rata means in proportion to the number of shares of our common stock that all rights holders who have fully exercised their basic subscription rights on their common stock holdings have requested to purchase pursuant to the over-subscription right.

Pursuant to the Standby Purchase Agreement, Elliott is not entitled to subscribe for additional shares under the over-subscription right but is not restricted from purchasing unexercised rights in the open market and then exercising them with respect to the basic subscription right.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of The Depository Trust Company, or DTC, then DTC will issue one transferable right to your nominee for every share of our common stock you own at the record date. Each right can then be used to purchase 23.1379497159 shares of common stock for each right for $0.50 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, your nominee would receive 1,000 rights and you would have the right to purchase 23,138 shares of common stock for $0.50 per share.

Will fractional shares be issued upon exercise of the rights?

No. We will not issue fractional shares of common stock in this rights offering. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share. Any excess subscription payments received by the rights agent will be returned by mail within ten business days after the expiration of this rights offering, without interest or deduction.

What if there is an insufficient number of shares to satisfy the over-subscription requests?

If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right. Any excess subscription payments will be returned by mail, without interest or deduction, within ten business days after the expiration of this rights offering.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise your rights, the number of shares of our common stock you own will not change. Although your ownership interest will be diluted following the consummation of this rights offering because we have obtained the backstop commitment, you can avoid such dilution by fully exercising your rights. See “The Rights Offering—Effects on the Backstop Purchaser’s Stock and Ownership.” Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.

Why are we conducting this rights offering?

We are conducting this rights offering to raise $450 million in equity capital to improve our capital structure. Pursuant to the Standby Purchase Agreement, we will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering.

The purpose of this rights offering is to raise capital and to use the capital raised in this rights offering to improve and simplify our capital structure in a manner that gives the existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in the Company. By improving and simplifying our capital structure we believe it will increase the speed and likelihood of a full operational recovery. See “The Rights Offering—Background and Reasons for the Rights Offering.”

How was the subscription price of $0.50 per share determined?

A special financing alternatives committee, or the special committee, of independent directors on our board of directors determined the subscription price after considering, among other things, (i) the trading price of our common stock over the past several months, (ii) the likely cost of capital from other sources, (iii) the price at which our stockholders might be willing to participate in this rights offering, and (iv) the price at which Elliott would be willing to backstop this rights offering. The $0.50 subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities.

There can be no assurance that our common stock will trade at prices near or above the subscription price after the date of this prospectus, and our common stock could trade below that price. You should not consider the subscription price to be an indication of the fair value of our common stock or the price at which our common stock or a right will trade following this rights offering.

Am I required to exercise all of the rights I receive in this rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because we have obtained the backstop commitment, if you do not exercise all of your rights, your percentage ownership will be materially diluted after the completion of this rights offering. See “The Rights Offering—The Backstop Purchaser.” Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.

How soon must I act to exercise my rights?

The rights may be exercised during the period commencing on February 1, 2019, and ending at 5:00 p.m., Eastern Time, on February 19, 2019, unless extended as described below in “Can the board of directors cancel, terminate, amend, or extend this rights offering?”, which we refer to as the subscription period. If you elect to exercise any rights, the rights agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.

When will I receive my rights certificate?

Promptly after the date of this prospectus, the rights agent will send a rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive a physical rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank, or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your rights if your shares are held by a broker, bank, or other nominee.

v

May I transfer my rights?

Yes. The rights will be transferable during the course of the subscription period. We expect the rights will be admitted for trading on the NYSE under the symbol “RRTS RT” beginning on February 1, 2019, until the close of trading on the NYSE on February 15, 2019, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). The rights will not be admitted for trading on the NYSE at the commencement of this rights offering if the stock price is not at or greater than the $0.50 subscription price; however, once the stock price is at or above $0.50 during the course of this rights offering, the NYSE will list the rights for trading beginning on the next trading day. Our common stock must consistently trade at or above $0.50 in order for the rights to remain listed on the NYSE during the course of this rights offering, and subsequent removal of the rights from listing is subject to the NYSE’s discretion. As a result, you may transfer or sell your rights during the course of the subscription period if you do not want to purchase any shares of our common stock. However, the rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of any trading market for the rights or the market value of the rights. The rights agent will only facilitate subdivisions or transfers of the physical subscription rights until 5:00 p.m., Eastern Time, on February 13, 2019, three business days prior to the scheduled February 19, 2019 expiration date.

Are there any conditions to the completion of this rights offering?

Yes. Our obligation under the Standby Purchase Agreement to consummate this rights offering is subject to the satisfaction prior to the closing of this rights offering of each of the following closing conditions (which may be waived in whole or in part by the Company with the consent of Elliott):

(i) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement in all material respects;

(ii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of this rights offering shall have been made or received;

(iii) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering;

(iv) the registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

(v) approval from the requisite stockholder vote of (a) an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 105,000,000 to 1,100,000,000 shares; (b) the issuance and sale of the 900,000,000 shares of our common stock upon exercise of rights to purchase shares of our common stock at a subscription price of $0.50 per share to raise $450 million pursuant to a rights offering; (c) the issuance and sale of the unsubscribed shares of our common stock to Elliott pursuant to the backstop commitment in accordance with the Standby Purchase Agreement; (d) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders to take action by written consent; (e) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders that hold a majority of our outstanding common stock to request that we call a special meeting of stockholders; (f) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to remove directors with or without cause; (g) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to amend or repeal our Amended and Restated Certificate of Incorporation or any provision thereof; (h) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to amend or repeal our Second Amended and Restated Bylaws or any provision thereof; (i) an amendment to our Amended and Restated Certificate of Incorporation to designate the courts in the state of Delaware as the exclusive forum for all legal actions unless otherwise consented to by the Company; (j) an amendment to our Amended and Restated Certificate of Incorporation to opt-out of Section 203 of the Delaware General Corporation Law; and (k) an amendment to our Amended and Restated Certificate of Incorporation to renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is presented to Elliott or its directors, officers, shareholders, or employees (we collectively refer to (a) through (k) above as the Rights Offering Proposals and we collectively refer to (d) through (k) above as the Corporate Governance Proposals);

(vi) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act or any other competition laws or regulations shall have occurred;

(vii) we shall have received a waiver by the lenders of the necessary provisions under our asset-based lending facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the asset-based lending facility and to waive any event of default that may be deemed to occur as a result of the consummation of this rights offering and the issuance of the common stock to Elliott in connection with purchasing all unsubscribed shares of common stock in this rights offering;

(viii) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event our common stock ceases to be listed and traded on the NYSE on or prior to the closing date of this rights offering; and

(ix) the concurrent closing of the purchase by Elliott of the unsubscribed shares of our common stock in this rights offering pursuant to the Standby Purchase Agreement such that the gross proceeds from this rights offering and the backstop commitment aggregate to $450 million.

As of the date of this prospectus, we have received the requisite stockholder vote to approve the Rights Offering Proposals and have received the requisite waiver by our lenders of the necessary provisions under our asset-based lending facility. See “The Rights Offering—Conditions to the Rights Offering.”

How does the backstop commitment work?

We have entered into a standby purchase agreement, the Standby Purchase Agreement, with funds affiliated with Elliott Management Corporation, which collectively we refer to as Elliott or the backstop purchaser. As of January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby. As a holder of our common stock on the record date, Elliott has agreed under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott will not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we have agreed to issue and sell to Elliott, and Elliott has agreed to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. The backstop commitment is subject to various terms and conditions that we negotiated with Elliott, which are described in this prospectus, and any description of the terms and conditions of the backstop commitment is qualified in its entirety by reference to the Standby Purchase Agreement, which was filed as Exhibit 10.48 to our Current Report on Form 8-K filed with the SEC on November 9, 2018 and is incorporated by reference herein. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment will be effected in a transaction exempt from the registration requirements of the Securities Act, and will not be registered pursuant to the registration statement of which this prospectus forms a part. See “The Rights Offering—The Backstop Purchaser.”

Why is there a backstop purchaser?

We have obtained the backstop commitment from Elliott under the Standby Purchase Agreement to ensure that we will receive gross proceeds from this rights offering and the backstop commitment of $450 million in order to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. Elliott will receive substantially all of the proceeds from this rights offering. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering.

Are there any conditions to the backstop purchaser’s obligations to purchase shares? Are there any conditions to our obligation to sell all unsubscribed shares to the backstop purchaser?

Yes. The obligations of us and Elliott to consummate the transactions contemplated by the Standby Purchase Agreement are subject to the satisfaction prior to the closing of this rights offering of each of the following conditions, referred to as the joint conditions (which may be waived in whole or in part by the Company or Elliott in their sole discretion): (i) the registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement in all material respects without the waiver of any condition thereto; (iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of the transactions contemplated by the Standby Purchase Agreement, including this rights offering shall have been made or received; (iv) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act or any other competition law or regulations shall have occurred; (v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (vi) approval of the Rights Offering Proposals; (vii) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event our common stock ceases to be listed and traded on the NYSE on or prior to the closing date of this rights offering; and (viii) there are no restrictions on our ability to redeem all outstanding shares of our preferred stock in accordance with the terms of the Standby Purchase Agreement.

In addition to the joint conditions, our obligation to issue and sell to Elliott all shares of our common stock offered in this rights offering that remain unsubscribed at the end of the subscription period is subject to the satisfaction prior to the closing of this rights offering of each of the following conditions (which may not be waived, in whole or in part, without the prior written consent of Elliott): (i) the representations and warranties of Elliott made in the Standby Purchase Agreement shall be true and correct in all material respects as described in the Standby Purchase Agreement; and (ii) Elliott shall have performed and complied in all material respects with all covenants and agreements contained in the Standby Purchase Agreement and in any other Transaction Agreement (as defined in the Standby Purchase Agreement).

In addition to the joint conditions, Elliott’s obligation to purchase all of our unsubscribed shares of common stock in this rights offering is subject to the satisfaction prior to the closing of this rights offering of each of the following conditions (which may be waived in whole or in part by Elliott in its sole discretion): (i) we shall have received a waiver by the lenders of the necessary provisions under our asset-based lending facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the asset-based lending facility and to waive any event of default that may be deemed to have occurred as a result of the consummation of this rights offering and the issuance of the common stock pursuant to the backstop commitment; (ii) we shall have executed and delivered to Elliott an amended and restated registration rights agreement (a form of which is attached to the Standby Purchase Agreement); (iii) we shall have executed and delivered to Elliott an amended and restated stockholders’ agreement (a form of which is attached to the Standby Purchase Agreement); (iv) our representations and warranties made in the Standby Purchase Agreement shall be true and correct in all material respects as described in the Standby Purchase Agreement; (v) we shall have performed and complied in all material respects with all covenants and agreements contained in the Standby Purchase Agreement and in any other Transaction Agreement (as defined in the Standby Purchase Agreement); and (vi) we shall have taken all necessary and required corporate action to adopt and shall have implemented the Corporate Governance Proposals.

As of the date of this prospectus, we have received the requisite stockholder vote to approve the Corporate Governance Proposals, received the requisite waiver by our lenders of the necessary provisions under our asset-based lending facility, and have taken all necessary and required corporate action to adopt, and have implemented, the Corporate Governance Proposals. See “The Rights Offering—Conditions to the Rights Offering.” Any description of the terms and conditions of the backstop commitment is qualified in its entirety by reference to the Standby Purchase Agreement, which was filed as Exhibit 10.48 to our Current Report on Form 8-K filed with the SEC on November 9, 2018 and is incorporated by reference herein.

How can the Standby Purchase Agreement be terminated and the transactions contemplated thereby abandoned?

The Standby Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the closing of this rights offering and the backstop commitment:

•	by mutual written agreement of Elliott and us;

•	by either us or Elliott, if the transactions contemplated by the Standby Purchase Agreement do not close by March 1, 2019; provided, however, that the right to terminate the Standby Purchase

Agreement is not available to any party whose failure to comply with any provision of the Standby Purchase Agreement is the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•

by us, (i) if there has been a breach of any covenant or a breach of any representation or warranty of Elliott, which breach would cause the failure of Elliott to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to March 1, 2019; or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to March 1, 2019; provided that all determinations made for the Company prior to the closing of this rights offering with respect to the foregoing clauses (i) and (ii) shall be made by the special committee; or

•

by Elliott, (i) if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of the Company to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to March 1, 2019; or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to March 1, 2019.

The Standby Purchase Agreement includes a customary fiduciary out provision that allows us to terminate this rights offering at any time prior to the commencement of the subscription period. The Standby Purchase Agreement will not prevent us from cancelling, terminating, amending, or extending this rights offering prior to the commencement of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior written consent of Elliott, except for an extension of the subscription period by not more than 10 days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend or extend this rights offering will be made by us.

Will the backstop purchaser be compensated for providing the backstop commitment?

No. Elliott will not receive any fees for providing the backstop commitment; however, we will reimburse Elliott for all of the Elliott Transaction Expenses.

Will any shares of our preferred stock continue to be outstanding following the consummation of this rights offering?

No. If this rights offering closes, we will receive gross proceeds of $450 million from this rights offering after giving effect to the backstop commitment. We will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate net proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of

x

accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering. Assuming this rights offering closes no later than March 1, 2019, the amount of cash required to pay the dividends and redeem all of our preferred stock in accordance with its terms immediately following the closing of this rights offering will not exceed approximately $403 million. See “Use of Proceeds.”

Who will receive the proceeds from this rights offering?

We will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate net proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering. Elliott will receive substantially all of the proceeds from this rights offering. See “Use of Proceeds.”

What are the economic consequences to Elliott from this rights offering?

To the extent this rights offering is subscribed by holders other than Elliott, Elliott will realize a cash return on its investment in our preferred stock equal to the sum of the liquidation preference, the applicable redemption premium and accrued and unpaid dividends to the date of redemption, other than dividends accrued and unpaid after November 30, 2018. To the extent Elliott purchases shares of common stock pursuant to the backstop commitment, Elliott will effectively convert its shares of our preferred stock into common stock at a ratio that values (i) each series of the preferred stock at the sum of the liquidation preference, the applicable redemption premium and accrued and unpaid dividends to the date of redemption, other than dividends accrued and unpaid after November 30, 2018 and any additional accrued and unpaid dividends waived as described herein and (ii) our common stock at the subscription price in this rights offering. See “Use of Proceeds” for additional detail.

How will this rights offering affect Elliott’s ownership of our stock?

On January 11, 2019, Elliott beneficially owned approximately 13.5% of our outstanding common stock. Elliott has agreed under the Standby Purchase Agreement to subscribe for and purchase shares of our common stock under its basic subscription right in this rights offering although Elliott is not entitled to subscribe for additional shares under the over-subscription right. If all of our stockholders exercise the basic subscription rights issued to them under this prospectus and this rights offering is therefore fully subscribed, Elliott’s beneficial ownership percentage will not change. If Elliott is the only holder of rights who exercises its rights in this rights offering, and if Elliott is required to purchase all shares unsubscribed for in this rights offering pursuant to the Standby Purchase Agreement, the Company will issue an aggregate of 900,000,000 shares of common stock to Elliott. Under such circumstances, Elliott’s ownership percentage of our outstanding common stock would increase to approximately 96.4% after giving effect to this rights offering. Unless holders other than Elliott exercise rights for at least 57.2% of the total number of shares of common stock offered to such holders in this rights offering, Elliott will own the majority of our outstanding common stock following the closing of this rights offering.

Will Elliott be restricted from purchasing unexercised rights?

No. Elliott is not restricted from purchasing unexercised rights in the open market and subsequently exercising them with respect to the basic subscription right. Elliott would not, however, have an over-subscription right with respect to these rights.

Can we cancel, terminate, amend, or extend this rights offering?

The Standby Purchase Agreement includes a customary fiduciary out provision that will allow us to terminate this rights offering at any time prior to the commencement of the subscription period. In addition, the Standby Purchase Agreement permits us to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior written consent of Elliott, except for an extension of the subscription period by not more than 10 days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend, or extend this rights offering will be made by us.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under this rights offering?

No. Neither our board of directors nor the special committee has made, nor will they make, any recommendation to stockholders regarding the exercise of rights under this rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your rights, your unexercised rights will be null and void and will have no value, and if you do not exercise your rights in full, your percentage ownership interest in the Company will be materially diluted. For more information on the risks of participating in this rights offering, see the section of this prospectus entitled “Risk Factors.”

On January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby. You should not view the intentions of Elliott as a recommendation or other indication, by it or any member of our board of directors, that the exercise of the rights is in your best interests.

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in this rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•	deliver payment to the rights agent using the methods outlined in this prospectus; and

•	deliver a properly completed rights certificate to the rights agent at or before 5:00 p.m., Eastern Time, on February 19, 2019, unless extended.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the rights certificate, the payment received will be applied to exercise your basic subscription right. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription rights (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under this rights offering.

If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.

What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, bank, or other nominee?

If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, bank, or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Holder Election Form.” You should receive this form from your record holder with the other rights offering materials.

If I exercise my rights, when will I receive my new shares?

We will issue the shares for which subscriptions pursuant to the basic subscription right and the over-subscription right have been properly received promptly following the later of the expiration date or the satisfaction or waiver of the closing conditions of this rights offering, if we have received a properly completed and executed rights certificate, together with payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription right and over-subscription right (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription right and taking into account the guaranteed delivery period).

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.50 per share.

If this rights offering is not complete, will my subscription payment be refunded to me?

Yes. The rights agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is not completed, all subscription payments received by the rights agent will be promptly returned, without interest. If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the rights agent will return payments through the record holder of your shares.

How much money will the Company receive from this rights offering?

While this rights offering has no minimum purchase requirement, if this rights offering is completed, the Company will receive $450 million of gross proceeds in this rights offering after giving effect to the backstop commitment. We will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate net proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering. See “Use of Proceeds.”

Have any stockholders agreed that they will exercise their rights?

As a holder of our common stock on the record date, Elliott has agreed under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott will not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we have agreed to issue and sell to Elliott, and Elliott has agreed to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. The backstop commitment is subject to various terms and conditions that we negotiated with Elliott, which are described in this prospectus, and any description of the terms and conditions of the backstop commitment is qualified in its entirety by reference to the Standby Purchase Agreement, which was filed as Exhibit 10.48 to our Current Report on Form 8-K filed with the SEC on November 9, 2018 and is incorporated by reference herein. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment will be effected in a transaction exempt from the registration requirements of the Securities Act, and will not be registered pursuant to the registration statement of which this prospectus forms a part. See “The Rights Offering—The Backstop Purchaser.”

Are there risks in exercising my rights?

Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

How many shares of common stock will be outstanding after this rights offering?

As of January 30, 2019, we had 38,897,137 shares of common stock issued and outstanding. Upon completion of this rights offering, we will have 938,897,137 shares of common stock outstanding, excluding any shares that may be issued pursuant to the exercise of 1,820,361 outstanding vested and unvested stock options and delivery of stock pursuant to restricted stock units as of January 30, 2019.

How do I exercise my rights if I live outside the United States?

The rights agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify the rights agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares of our common stock to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of the receipt or exercise of rights?

While the matter is not free from doubt, the Company intends to take the position that a U.S. holder (as defined in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations”) will not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of rights in this rights offering. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, bank, or other nominee, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and rights certificate by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

If you are a record holder, your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the rights agent at the address set forth above; or

•

wire transfer of immediately available funds, to the subscription account maintained by the rights agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, SWIFT Code CHASUS33, ABA #021000021, Account #530-354616, Beneficiary: American Stock Transfer, Reference: AST as Subscription Agent for Roadrunner Transportation Systems, Inc. (please include rights holder’s name in reference).

You are solely responsible for completing delivery to the rights agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the rights agent.

Who is the dealer manager?

Barclays Capital Inc., or Barclays, will act as the dealer manager for this rights offering. The dealer manager will provide financial structuring, marketing and soliciting services in connection with this rights offering and will solicit the exercise of basic subscription rights and participation in the over-subscription rights. The dealer manager is not underwriting this rights offering and has no obligation whatsoever to purchase, or procure purchases of, the rights or the common stock underlying the rights offered hereby. The dealer manager makes no recommendation as to whether you should exercise, transfer or let lapse your rights. We have agreed to pay the dealer manager certain fees for acting as dealer manager and to reimburse the dealer manager for certain fees and expenses incurred in connection with this rights offering.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Innisfree, at (888) 750-5834.

For a more complete description of this rights offering, see “The Rights Offering” beginning on page 47.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Roadrunner and this rights offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus, including the risk factors, and the documents that we incorporate by reference carefully before making a decision about whether to exercise your rights.

Roadrunner Transportation Systems, Inc.

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operations primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services, or TES. Within our TES segment we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload, or LTL. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics, or Ascent. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our transportation management system, or TMS, and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve On Time In Full, or OTIF, compliance. Ascent serves its customers through either its direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Our Industry

Over-the-Road Freight

The over-the-road freight sector includes both private fleets and “for-hire” carriers. According to the American Trucking Associations, or ATA, the U.S. freight sector represented revenue of approximately $900.6 billion in 2017 and accounted for approximately 80% of domestic freight transportation spend. The ATA estimates that U.S. freight transportation will increase to over $1.6 trillion by 2028. Private fleets consist of tractors and trailers owned and operated by shippers that move their own goods and, according to the ATA, accounted for revenue of approximately $327.7 billion in 2017. For-hire carriers transport truckload and LTL freight belonging to others and, according to the ATA, accounted for revenue of approximately $391.5 billion in 2017.

Truckload carriers generally dedicate an entire trailer to one shipper from origin to destination and are categorized by the type of equipment they use to haul a shipper’s freight, such as temperature-controlled, dry van, tank, or flatbed trailers. According to the ATA, excluding private fleets, revenue in the U.S. Truckload market was approximately $333.3 billion in 2017.

LTL carriers specialize in consolidating shipments from multiple shippers into truckload quantities for delivery to multiple destinations. LTL carriers are traditionally divided into two categories—national and regional. National carriers typically focus on two-day or longer service across distances greater than 1,000 miles and often operate without time-definite delivery, while regional carriers typically offer time-definite delivery in less than two days. According to the ATA, the U.S. LTL market generated revenue of approximately $58.2 billion in 2017.

On-Demand Air Charter

On-demand air charter is the segment of the air cargo industry focused on the time critical movement of goods that requires the timely launch of an aircraft to move freight. These critical movements of freight are typically necessary to prevent a disruption in the supply chain due to lack of components. There are approximately 50 certified airlines providing this on demand service in North America and Mexico. The primary users of on-demand air charter services are auto manufacturers, component manufacturers, and other heavy equipment makers or just-in-time manufacturers.

Third-Party Logistics

Third-party logistics, or 3PL, providers offer transportation management solutions and distribution services, including the movement and storage of freight and the assembly of inventory. The U.S. 3PL sector revenue increased from approximately $89.4 billion in 2004 to approximately $166.8 billion in 2016 (and experienced growth each year during such period other than from 2008 to 2009), according to Armstrong & Associates, Inc., a leading supply chain market research firm. In addition, only 11.0% of logistics expenditures by U.S. businesses were outsourced in 2016, according to Armstrong & Associates. In fiscal 2017, U.S. 3PL sector revenues were approximately $184.3 billion, a 10.5% increase from approximately $166.8 billion in 2016. We believe that the market penetration of 3PL providers will expand in the future as companies increasingly redirect their resources to core competencies and outsource their transportation and logistics requirements as they realize the cost-effectiveness of 3PL providers.

Our Strategy

Our goal is to be the leading asset-right transportation and asset-light logistics service provider in North America. Our strategy includes continuing to:

Generate Free Cash Flows. Our scalable business model and low capital expenditures (as a percentage of our revenues) enhance our ability to generate strong free cash flows and returns on our invested capital and assets.

Gain New Customers. We continue to expand our customer base, and we will continue to pursue increased market share in the TES, LTL, and Ascent markets. Our expansive geographic reach and broad service offering provides us with the ability to add new customers seeking transportation and logistics solutions. We also believe the pool of potential new customers will grow as the benefits of third-party transportation management solutions continue to be embraced.

Increase Penetration with Existing Customers. With our comprehensive service offering and large global network, we have substantial cross-selling opportunities and the potential to capture a greater share of existing customers’ annual transportation and logistics expenditures.

Increase Levels of Integration. We adopted a long-term brand and go-to-market service offering plan in the fourth quarter of 2016. Over the next three years, in order to implement this plan, we expect to increase the level of integration within each of our three segments in order to improve our ability to serve customers. For example, in November of 2016, we re-branded our Roadrunner LTL business as Roadrunner Freight and in January of 2017, we re-branded our Global Solutions business as Ascent Global Logistics. In the first quarter of 2018, we announced the integration and rebranding of several operating companies, including Roadrunner Truckload Plus, into Ascent Global Logistics and in the second quarter of 2018, we restructured our temperature controlled truckload business by completing the integration of multiple operating companies into one operating unit. These are first steps in the implementation of our long-term brand and go-to-market service offering plan.

The Rights Offering and Backstop Commitment

The Offer

We are distributing at no charge to the holders of our common stock on January 30, 2019, which we refer to as the record date, transferable rights to purchase up to an aggregate of 900,000,000 new shares of our common stock. We will distribute to you, a rights holder, one transferable right for every share of our common stock that you own on the record date. Each right entitles the rights holder to purchase 23.1379497159 shares of our common stock, which we refer to as the basic subscription right, at the subscription price of $0.50 per whole share of common stock, which we refer to as the subscription price. The gross proceeds from this rights offering will be $450 million after giving effect to the backstop commitment.

Over-Subscription Right

Rights holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a rights holder to subscribe for additional shares of our common stock up to the number of shares purchased under such holder’s basic subscription right at the subscription price. Pursuant to the Standby Purchase Agreement, Elliott is not entitled to subscribe for additional shares under the over-subscription rights. See “The Rights Offering—The Rights.”

Exercise of Rights

We refer to the basic subscription rights and over-subscription rights collectively as rights. Rights may be exercised at any time during the subscription period, which commences on February 1, 2019, and ends at

5:00 p.m., Eastern Time, on February 19, 2019, the expiration date, unless extended by us. The subscription period may be extended as described below. The rights are transferable, and we expect the rights will be admitted for trading on the NYSE under the symbol “RRTS RT” during the course of this rights offering. During the subscription period, the terms of this rights offering may not be amended without the consent of Elliott; however, we may extend the subscription period for up to 10 days without the prior written consent of Elliott. See “The Rights Offering.”

Rights may only be exercised in aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this rights offering. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share. All exercises of basic subscription rights and over-subscription rights are irrevocable.

Cancellation, Termination, Amendment, or Extension

The Standby Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the closing of this rights offering and the backstop commitment:

•	by mutual written agreement of Elliott and us;

•

by either us or Elliott, if the transactions contemplated by the Standby Purchase Agreement do not close by March 1, 2019; provided, however, that the right to terminate the Standby Purchase Agreement is not available to any party whose failure to comply with any provision of the Standby Purchase Agreement is the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•

by us, (i) if there has been a breach of any covenant or a breach of any representation or warranty of Elliott, which breach would cause the failure of Elliott to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to March 1, 2019; or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to March 1, 2019; provided that all determinations made for the Company prior to the closing of this rights offering with respect to the foregoing clauses (i) and (ii) shall be made by the special committee;

•

by Elliott, (i) if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of the Company to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to March 1, 2019; or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to March 1, 2019.

The Standby Purchase Agreement includes a customary fiduciary out provision that allows us to terminate this rights offering at any time prior to the commencement of the subscription period. The Standby Purchase Agreement will not prevent us from cancelling, terminating, amending, or extending this rights offering prior to the commencement of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior written consent of Elliott, except for an extension of the subscription period by not more than 10 days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend or extend this rights offering will be made by us.

See “The Rights Offering—The Backstop Purchaser—Termination.” If this rights offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the rights agent in connection with this rights offering will be held by the rights agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this rights offering and return your subscription payment.

Sale of Rights

The rights are evidenced by a rights certificate and are transferable until the close of trading on the NYSE on February 15, 2019 (or if this rights offering is extended, until the extended expiration date). We expect the rights will be admitted for trading on the NYSE under the symbol “RRTS RT.” We will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights, if admitted for trading on the NYSE, may be conducted until close of trading on the NYSE on February 15, 2019 (or, if this rights offering is extended, on the business day immediately prior to the extended expiration date). See “The Rights Offering—Sale of Rights.” The rights will not be admitted for trading on the NYSE at the commencement of this rights offering if the stock price is not at or greater than the $0.50 subscription price; however, once the stock price is at or above $0.50 during the course of this rights offering, the NYSE will list the rights for trading beginning on the next trading day. Our common stock must consistently trade at or above $0.50 in order for the rights to remain listed on the NYSE during the course of this rights offering, and subsequent removal of the rights from listing is subject to the NYSE’s discretion.

Backstop Commitment; Standby Purchase Agreement

On November 8, 2018, we entered into the Standby Purchase Agreement with Elliott which was subsequently amended on January 10, 2019 to extend the date by which we are required to consummate this rights offering. As of January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby.

As a holder of our common stock on the record date, Elliott has agreed under the Standby Purchase Agreement to exercise its basic subscription right in full, although Elliott will not be entitled to subscribe for additional shares under the over-subscription right. Further, under the Standby Purchase Agreement, we have agreed to issue and sell to Elliott, and Elliott has agreed to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. The backstop commitment is subject to various terms and conditions that we negotiated with Elliott, which are described in this prospectus, and any description of the terms and conditions of the backstop commitment is qualified in its entirety by reference to the Standby Purchase Agreement, which was filed as Exhibit 10.48 to our Current Report on Form 8-K filed with the SEC on November 9, 2018 and is incorporated by reference herein. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment will be effected in a transaction exempt from the registration requirements of the Securities Act, and will not be registered pursuant to the registration statement of which this prospectus forms a part.

The obligations of us and Elliott to consummate the transactions contemplated by the Standby Purchase Agreement are subject to the satisfaction prior to the closing of this rights offering of each of the following joint conditions (which may be waived in whole or in part by the Company or Elliott in their sole discretion): (i) the registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement in all material respects without the waiver of any condition thereto; (iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of the transactions contemplated by the Standby Purchase Agreement, including this rights offering shall have been made or received; (iv) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act or any other competition law or regulations shall have occurred; (v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (vi) approval of the Rights Offering Proposals; (vii) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event the Company’s common stock ceases to be listed and traded on the NYSE on or prior to the closing date of this rights offering; and (viii) there are no restrictions on our ability to redeem all outstanding shares of our preferred stock in accordance with the terms of the Standby Purchase Agreement.

In addition to the joint conditions, our obligation to issue and sell to Elliott all shares of our common stock offered in this rights offering that remain unsubscribed at the end of the subscription period will be subject to the satisfaction prior to the closing of this rights offering of each of the following conditions (which may not be waived, in whole or in part, without the prior written consent of Elliott): (i) the representations and warranties of Elliott made in the Standby Purchase Agreement shall be true and correct in all material respects as described in the Standby Purchase Agreement; and (ii) Elliott shall have performed and complied in all material respects with all covenants and agreements contained in the Standby Purchase Agreement and in any other Transaction Agreement (as defined in the Standby Purchase Agreement).

In addition to the joint conditions, Elliott’s obligation to purchase all of our unsubscribed shares of common stock in this rights offering will be subject to the satisfaction prior to the closing of this rights offering of each of the following conditions (which may be waived in whole or in part by Elliott in its sole discretion): (i) we shall have received a waiver by the lenders of the necessary provisions under our asset-based lending facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the asset-based lending facility and to waive any event of default that may be deemed to have occurred as a result of the consummation of this rights offering and the issuance of the common stock pursuant to the backstop commitment; (ii) we shall have executed and delivered to Elliott an amended and restated registration rights agreement (a form of which is attached to the Standby Purchase Agreement); (iii) we shall have executed and delivered to Elliott an amended and restated stockholders’ agreement (a form of which is attached to the Standby Purchase Agreement); (iv) our representations and warranties made in the Standby Purchase Agreement shall be true and correct in all material respects as described in the Standby Purchase Agreement; (v) we shall have performed and complied in all material respects with all covenants and agreements contained in the Standby Purchase Agreement and in any other Transaction Agreement (as defined in the Standby Purchase Agreement); and (vi) we shall have taken all necessary and required corporate action to adopt, and shall have implemented, the Corporate Governance Proposals.

As of the date of this prospectus, we have received the requisite stockholder vote to approve the Corporate Governance Proposals, received the requisite waiver by our lenders of the necessary provisions under our asset-based lending facility, and have taken all necessary and required corporate action to adopt, and have implemented, the Corporate Governance Proposals. See “The Rights Offering—Conditions to the Rights Offering.” Any description of the terms and conditions of the backstop commitment is qualified in its entirety by reference to the Standby Purchase Agreement, which was filed as Exhibit 10.48 to our Current Report on Form 8-K filed with the SEC on November 9, 2018 and is incorporated by reference herein.

Elliott will not receive any fees for providing the backstop commitment; however, we will reimburse Elliott for all of the Elliott Transaction Expenses.

See “The Rights Offering—The Backstop Purchaser” for additional information.

Use of Proceeds

We expect to receive $450 million in gross proceeds from this rights offering after giving effect to the backstop commitment. We will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate net proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering. As of January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby. See “Use of Proceeds.”

Purpose of the Rights Offering

The purpose of this rights offering is to improve and simplify our capital structure in a manner that gives the existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in the Company. By improving and simplifying our capital structure, we believe it will increase the speed and likelihood of a full operational recovery.

The Company’s preferred stock has since its issuance in 2017 and 2018 provided the Company flexibility with the ability to pay the accrued dividends in cash or to defer them. However, as the business faced certain operational headwinds, refinancing the capital structure became increasingly challenging as the preferred stock balances continued to grow. Despite the ongoing efforts of our management to reduce our costs and turn around the business, our value for common stockholders has continued to erode. In light of these circumstances, our board of directors appointed a special committee of independent directors to evaluate strategic financing alternatives. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby. After evaluating our strategic financing alternatives, the special committee and our board of directors determined that a rights offering was the best alternative and would (i) deleverage our balance sheet, and (ii) provide us with additional liquidity to fund operations. To the extent that they wish to do so, existing stockholders can participate in this rights offering. The backstop commitment has ensured that we will have $450 million in gross proceeds from this rights offering to fully pay down the preferred stock and provide additional liquidity. In addition, we will substantially reduce our combined preferred and debt leverage and, as a result, provide the Company with greater financial flexibility to invest in the business over the next several years.

Effects on the Backstop Purchaser’s Stock and Ownership

Elliott’s beneficial ownership of our common stock following this rights offering will be dependent upon the level of participation in this rights offering by the existing holders of our common stock other than Elliott. Set forth below, for illustrative purposes only, are four scenarios that indicate the effect that this rights offering and related share issuance could have on Elliott’s relative interest following this rights offering. Each scenario assumes that Elliott does not buy any unexercised rights in the open market. All numbers are approximated and included for illustrative purposes only.

Scenario A. All rights are exercised on a pro rata basis by all of the stockholders to whom the rights were issued. Because all of the basic subscription rights are exercised, no shares are issuable pursuant to the over-subscription right and Elliott purchases only the shares of common stock that it receives by exercising its basic subscription right in full.

Scenario B. None of the holders (other than Elliott) exercise their rights, and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire all of the shares offered in this rights offering.

Scenario C. Holders of half of the shares (not including shares held by Elliott) of our common stock exercise their basic subscription right (with such holders not exercising their over-subscription rights), and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire the remaining shares offered in this rights offering.

Scenario D. Holders of half of the shares (not including shares held by Elliott) of our common stock exercise their basic subscription right and fully exercise their over-subscription rights, and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire the remaining shares pursuant to the backstop commitment under the Standby Purchase Agreement.

Scenario	Total Shares Offered	Shares Purchased by or Issued to Elliott	Gross Proceeds	Elliott Voting%(1)
A	900,000,000	121,308,915	$450,000,000	13.5%
B	900,000,000	900,000,000	$450,000,000	96.4%
C	900,000,000	450,000,000	$450,000,000	48.5%
D	900,000,000	121,308,915	$450,000,000	13.5%

(1)	As of January 11, 2019, Elliott beneficially owned 5,242,855 shares of our common stock and 13.5% of the voting power of all of the shares of our capital stock.

Rights and Information Agent

Innisfree M&A Incorporated, or Innisfree, will act as the information agent in connection with this rights offering. You may contact Innisfree, which we refer to as the information agent, with questions toll-free at

(888) 750-5834. American Stock Transfer & Trust Company, LLC, or AST, will act as the rights agent in connection with this rights offering. You may contact AST, which we refer to as the rights agent, with questions toll-free at (800) 937-5449.

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, or other nominee where your rights are held, or

•	Contact the information agent toll-free at (888) 750-5834.

How to Subscribe

•	Deliver a completed rights certificate, nominee holder certification (if applicable), and the required payment to the rights agent by the expiration date, or

•

If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the rights agent by the expiration date, along with the required payment. See “The Rights Offering—Guaranteed Delivery Procedures.”

Important Dates to Remember

Set forth below are certain important dates for this rights offering, which are generally subject to extension:

Record Date	January 30, 2019
Commencement of Subscription Period Date	February 1, 2019
Expiration Date(1)	February 19, 2019
Deadline for Delivery of Rights Certificates and Payment for Shares(2)	February 19, 2019
Deadline for Delivery of Notice of Guaranteed Delivery and Payment for Shares(2)	February 19, 2019
Deadline for Delivery of Rights Certificate and Nominee Holder Certificate (if applicable) pursuant to Notice of Guaranteed Delivery	February 21, 2019
Confirmations Mailed to Participants	February 22, 2019
Anticipated delivery of common stock purchased in this rights offering	February 25, 2019

(1)

Unless extended by us, which extension, once the subscription period is commenced, requires the written consent of Elliott, except for an extension of the subscription period by not more than 10 days, unless the Standby Purchase Agreement is terminated.

(2)

Participating rights holders must, by the expiration date of this rights offering (unless this rights offering is extended), either (i) deliver a rights certificate and payment for shares or (ii) cause to be delivered on their behalf a notice of guaranteed delivery and payment for shares.

Shares Outstanding Before and After the Rights Offering

We had 38,897,137 shares of our common stock outstanding as of January 30, 2019. Immediately after the completion of this rights offering, 938,897,137 shares of our common stock will be outstanding, excluding any shares that may be issued pursuant to the exercise of 1,820,361 outstanding vested and unvested stock options and delivery of stock pursuant to restricted stock units as of January 30, 2019.

Risk Factors

Investing in our common stock involves a high degree of risk. You should consider carefully the information found in “Risk Factors” beginning on page 15.

Meeting of our Stockholders

On December 19, 2018, we held an annual meeting of stockholders at which the requisite number of our stockholders approved, among other proposals, the following proposals in connection with this rights offering: (a) an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 105,000,000 to 1,100,000,000 shares; (b) the issuance and sale of the 900,000,000 shares of our common stock upon exercise of rights to purchase shares of our common stock at a subscription price of $0.50 per share to raise $450 million pursuant to a rights offering; (c) the issuance and sale of the unsubscribed shares of our common stock to Elliott pursuant to the backstop commitment in accordance with the Standby Purchase Agreement; (d) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders to take action by written consent; (e) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders that hold a majority of our outstanding common stock to request that we call a special meeting of stockholders; (f) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to remove directors with or without cause; (g) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to amend or repeal our Amended and Restated Certificate of Incorporation or any provision thereof; (h) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to amend or repeal our Second Amended and Restated Bylaws or any provision thereof; (i) an amendment to our Amended and Restated Certificate of Incorporation to designate the courts in the state of Delaware as the exclusive forum for all legal actions unless otherwise consented to by the Company; (j) an amendment to our Amended and Restated Certificate of Incorporation to opt-out of Section 203 of the Delaware General Corporation Law; and (k) an amendment to our Amended and Restated Certificate of Incorporation to renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is presented to Elliott or its directors, officers, shareholders, or employees (we collectively refer to (a) through (k) above as the Rights Offering Proposals and we collectively refer to (d) through (k) above as the Corporate Governance Proposals).

Pursuant to the Standby Purchase Agreement, at the 2018 annual meeting Elliott voted (or caused to be voted) the shares of our common stock owned by it in favor of the Rights Offering Proposals.

Interests of Our Officers, Directors, and Principal Stockholders in the Rights Offering

As of January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock. Two of our ten directors have been designated by Elliott, and Elliott will be entitled to appoint additional directors commensurate to its voting rights following consummation of this rights offering. We have entered into the Standby Purchase Agreement with Elliott, under which Elliott has agreed to exercise its basic subscription right in full and purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of this rights offering will be $450 million. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby. We will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate net proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our ABL Facility (as defined herein) requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering. In the event our stockholders do not exercise their rights in full, Elliott will increase its percentage ownership of our issued and outstanding common stock.

In addition, a change in control under certain of our management compensation plans and agreements would require the accelerated vesting of all outstanding and unvested equity awards. If a change in control were to occur following the completion of this rights offering, certain members of management would be entitled to cash-based severance payments, health and welfare benefits, and bonus payments if such members of senior management are terminated without cause or for good reason (each as defined in their respective employment agreements) within 24 months following the change in control. Our senior management and directors waived these change in control provisions for their outstanding equity awards and certain other benefits that may have been subject to acceleration as a result of a change in control of the Company that could result upon consummation of this rights offering; however, we have not obtained waivers from other employees and plan participants.

See “Risk Factors—Risks Related to the Rights Offering—If Elliott owns greater than 35% of our common stock after this rights offering, such acquisition will be deemed a change in control under certain management compensation plans and agreements. Such change in control could cause a material adverse effect on our liquidity, financial condition, and results of operations. In addition, the ownership by Elliott of a substantial percentage of our common stock after this rights offering may be deemed a change in control under certain of our other arrangements and agreements with customers, suppliers, or other parties, which could cause a material adverse effect on our liquidity, financial condition, and results of operations.”

Fees and Expenses

Pursuant to the Standby Purchase Agreement, we have agreed to pay all of the Elliott Transaction Expenses and to pay all of the Company Transaction Expenses.

Corporate Information

We maintain our principal executive offices at 1431 Opus Place, Suite 530, Downers Grove, Illinois 60515, and our telephone number is (414) 615-1500. Our website address is www.rrts.com. The information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference into, this prospectus, and you should not consider it part of this prospectus.

SELECTED FINANCIAL DATA

The following tables present selected financial data for each fiscal year in the five-year period ended December 31, 2017. The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited consolidated financial statements and related notes contained elsewhere in this prospectus, including Note 3 “Acquisitions and Divestitures” to our audited consolidated financial statements. The consolidated statement of operations data includes the results of operations of our acquired companies since the date of their acquisition and our divested companies through the date of divestiture.

We have derived the consolidated statements of operations and other data for the years ended December 31, 2017, 2016, and 2015 and the consolidated balance sheet data as of December 31, 2017 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data and other data for the years ended December 31, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2015, 2014, and 2013 from our consolidated financial statements not included in this prospectus. The summary historical consolidated financial data as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of September 30, 2017 has been derived from our unaudited condensed consolidated financial statements not included in this prospectus. In the opinion of the Company’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The data shown below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 30, 2018 are not necessarily indicative of the results for the full fiscal year. The selected financial data below is not intended to replace the consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands, except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Consolidated Statement of Operations Data:
Revenues(1)	$1,664,594	$1,530,932	$2,091,291	$2,033,200	$1,992,166	$1,872,470	$1,361,410
Purchased transportation costs	1,146,713	1,033,197	1,430,378	1,364,055	1,310,396	1,294,724	944,275
Personnel and related benefits	229,843	223,345	296,925	286,134	263,254	213,661	151,935
Other operating expenses	291,206	291,711	393,731	374,979	323,955	271,210	170,053
Depreciation and amortization	27,803	27,834	37,747	38,145	31,626	24,254	15,444
Impairment charges	—	4,402	4,402	373,661	—	—	—
Gain on sale of Unitrans	—	(35,440)	(35,440)	—	—	—	—
Acquisition transaction expenses	—	—	—	—	564	2,305	851
Operations restructuring costs	4,655	—	—	—	—	—	—

Operating (loss) income	(35,626)	(14,117)	(36,452)	(403,774)	62,371	66,316	78,852
Interest on debt	8,002	11,659	14,345	22,827	19,439	13,363	7,883
Interest on preferred stock	71,571	33,723	49,704	—	—	—	—
Loss on debt extinguishment	—	15,876	15,876	—	—	—	—

(Loss) income before income taxes	(115,199)	(75,375)	(116,377)	(426,601)	42,932	52,953	70,969
(Benefit from) provision for income taxes	(8,040)	(7,516)	(25,191)	(66,281)	17,312	20,243	25,049

Net (loss) income	$(107,159)	$(67,859)	$(91,186)	$(360,320)	$25,620	$32,710	$45,920

(Loss) earnings per share:
Basic	$(2.78)	$(1.77)	$(2.37)	$(9.40)	$0.67	$0.86	$1.27
Diluted	$(2.78)	$(1.77)	$(2.37)	$(9.40)	$0.65	$0.83	$1.21
Weighted average common stock outstanding:
Basic	38,490	38,399	38,405	38,318	38,179	37,852	36,133
Diluted	38,490	38,399	38,405	38,318	39,180	39,259	37,913

(1)

Due to our adoption of Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), which was updated in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606), on a modified retrospective basis, the Revenue presented for the nine months ended September 30, 2018 is presented on a different basis from prior periods.

CONSOLIDATED BALANCE SHEET DATA

	September 30,		December 31,
(in thousands)	2018	2017	2017	2016	2015	2014	2013
Total assets	$863,196	$862,511	$876,043	$933,554	$1,307,753	$1,250,638	$859,492
Adjusted working capital(1)	83,557	139,976	123,469	138,692	153,626	155,950	98,255
Total debt (including current maturities)	159,329	193,077	199,410	445,589	432,830	423,945	187,165
Preferred stock	368,767	255,646	263,317	—	—	—	—
Capital lease obligation	30,023	8,629	9,565	6,245	12,464	1,730	1,934
Total stockholders’ investment	5,885	133,597	110,847	197,468	556,439	524,287	485,141

(1)

We use adjusted working capital to evaluate how well short-term assets and liabilities are being utilized to run our operations. Our calculation of adjusted working capital excludes current maturities of debt and short-term capital lease obligations (i.e. financing items) from the traditional measure of working capital. Management believes adjusted working capital provides useful supplemental information for investors since it relates purely to the operational aspects of our business. Adjusted working capital is not a financial measure presented in accordance with GAAP. The following is a reconciliation of adjusted working capital from current assets:

	September 30,		December 31,
(in thousands)	2018	2017	2017	2016	2015	2014	2013
Current assets	$373,165	$376,790	$398,386	$374,487	$346,564	$349,139	$211,115
Less: Current liabilities	307,524	246,331	287,264	684,037	630,918	617,367	124,001
Plus: Short-term capital lease obligation	7,828	1,920	2,397	2,653	5,150	233	203
Plus: Current maturities of debt	10,088	7,597	9,950	445,589	432,830	423,945	10,938

Adjusted working capital	$83,557	$139,976	$123,469	$138,692	$153,626	$155,950	$98,255

ADJUSTED EBITDA

The following is a reconciliation of Adjusted EBITDA from net (loss) income:

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2018	2017(1)	2017(1)	2016(1)	2015(1)	2014(1)	2013(1)
Net (loss) income	$(107,159)	$(67,859)	$(91,186)	$(360,320)	$25,620	$32,710	$45,920
Plus: Total interest expense	79,573	45,382	64,049	22,827	19,439	13,363	7,883
Plus: (Benefit from) provision for income taxes	(8,040)	(7,516)	(25,191)	(66,281)	17,312	20,243	25,049
Plus: Depreciation and amortization	27,803	27,834	37,747	38,145	31,626	24,254	15,444
Plus: Impairment charges	—	4,402	4,402	373,661	—	—	—
Plus: Long-term incentive compensation expenses	1,954	1,810	2,450	2,232	2,500	2,255	1,503
Plus: Gain on sale of Unitrans	—	(35,440)	(35,440)	—	—	—	—
Plus: Loss on debt extinguishments	—	15,876	15,876	—	—	—	—
Plus: Operations restructuring costs	4,655	—	—	—	—	—	—
Plus: Corporate restructuring and restatement costs	15,537	23,591	32,321	—	—	—	—
Plus: Adjustments for contingent purchase obligation	—	—	—	(2,458)	(2,931)	(1,722)	(10,443)

Adjusted EBITDA(2)	$14,323	$8,080	$5,028	$7,806	$93,566	$91,103	$85,356

(1)

Adjusted EBITDA for the nine months ended September 30, 2017 and for the years ended December 31, 2017, 2016 and 2015 included Adjusted EBITDA from Unitrans, which was divested in September of 2017 of $6.6 million, $6.6 million, $9.3 million, and $9.8 million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Adjusted EBITDA for the year ended December 31, 2014 included Adjusted EBITDA from Unitrans of $7.7 million. Adjusted EBITDA for the year ended December 31, 2013 did not include Adjusted EBITDA from Unitrans, which was acquired by the Company in March 2014.

(2)

EBITDA represents earnings before interest, taxes, depreciation and amortization. We use Adjusted EBITDA, which excludes impairment and other non-cash gains and losses, long-term incentive compensation expenses, losses from debt extinguishments, restructuring and restatement costs associated with legal matters, including our internal investigation, SEC compliance and debt restructuring costs, and adjustments to contingent purchase obligation, as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, impairments, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP. See the consolidated statements of operations included in our consolidated financial statements included elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth below, the other information contained in this Form S-1, including our consolidated financial statements and related notes, and any other risks described in our filings with the SEC, before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, or results of operations.

Risks Related to our Business

We have identified material weaknesses in our internal control over financial reporting which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, investor confidence in our Company, and the value of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act and based upon the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, the COSO framework. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles, or GAAP. Management is also responsible for reporting on the effectiveness of internal control over financial reporting.

We have not maintained an effective control environment based on the criteria established in the COSO framework. We have identified deficiencies in the principles associated with the control environment of the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) our commitment to integrity and ethical values, (ii) the ability of our board of directors to effectively exercise oversight of the development and performance of internal control, as a result of failure to communicate relevant information within our organization and, in some cases, withholding information, (iii) appropriate organizational structure, reporting lines, and authority and responsibilities in pursuit of objectives, (iv) our commitment to attract, develop, and retain competent individuals, and (v) holding individuals accountable for their internal control related responsibilities. These material weaknesses resulted in material accounting errors.

We have not maintained an effective control environment to enable the identification and mitigation of risks of material accounting errors, based on the contributing factors to material weakness in the control environment, including:

•

The tone from former executive management was insufficient to create the proper environment for effective internal control over financial reporting and to ensure that (i) there were adequate processes for oversight, (ii) there was accountability for the performance of internal control over financial reporting responsibilities, (iii) identified issues and concerns were raised to appropriate levels within our organization, (iv) corrective activities were appropriately applied, prioritized, and implemented in a timely manner, and (v) relevant information was communicated within our organization and not withheld from our independent directors, our Audit Committee, and our independent auditors.

•

In certain operating companies and at our corporate headquarters there were inconsistent accounting systems, policies, and procedures. Additionally, in certain locations we did not attract, develop, and retain competent management, accounting, financial reporting, internal audit, and information systems personnel or resources to ensure that internal control responsibilities were performed and that information systems were aligned with internal control objectives.

•

Our oversight processes and procedures that guide individuals in applying internal control over financial reporting were not adequate in preventing or detecting material accounting errors, or omissions due to inadequate information and, in certain instances, management override of internal controls, including recording improper accounting entries, recording accounting entries that were inconsistent with information known by management at the time, not communicating relevant information within our organization and, in some cases, withholding information from our independent directors, our Audit Committee, and our independent auditors.

Additionally, we have identified control deficiencies that constituted material weaknesses in all of the principles associated with the risk assessment, control activities, information and communication and monitoring activities components of the COSO framework. See Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, for more information.

As a result of such material weaknesses, our management concluded that our disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2017.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We are actively engaged in developing and implementing a remediation plan designed to address these material weaknesses, but our remediation efforts are not complete and are ongoing. Although we are working to remedy the ineffectiveness of our internal control over financial reporting, there can be no assurance as to when the remediation plan will be fully developed or implemented, the effectiveness of the remediation plan when fully implemented, or the aggregate cost of implementation. Until our remediation plan is fully implemented, our management will continue to devote significant time and attention to these efforts. If we do not complete our remediation in a timely fashion, or at all, or if our remediation plan is inadequate, there will continue to be an increased risk that we will be unable to timely file future periodic reports with the SEC and that our future consolidated financial statements could contain errors that will be undetected. If we are unable to report our results in a timely and accurate manner, we may not be able to comply with the applicable covenants in our financing arrangements, and may be required to seek additional amendments or waivers under these financing arrangements, which could adversely impact our liquidity and financial condition. Further and continued determinations that there are material weaknesses in the effectiveness of our internal control over financial reporting could reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures of both money and our management’s time to comply with applicable requirements.

Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses or material misstatements in our future consolidated financial statements. Any new misstatement could result in a further restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, reduce our ability to obtain financing, increase the cost of any financing we obtain, or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price. We cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting.

Further, we may be the subject of negative publicity focusing on the restatement of our previously issued financial results and related matters, and may be adversely impacted by negative reactions from our stockholders, creditors, or others with which we do business. This negative publicity may impact our ability to attract and retain customers, employees, drivers, and vendors. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

The restatement of our previously issued financial results has resulted in private litigation, derivative lawsuits, and government agency investigations and actions, and could result in additional litigation, government agency investigations, and enforcement actions.

Following our press release on January 30, 2017, three putative class actions were filed in the United States District Court for the Eastern District of Wisconsin against us and our former officers, Mark A. DiBlasi and Peter R. Armbruster. On May 19, 2017, the Court consolidated the actions under the caption In re Roadrunner Transportation Systems, Inc. Securities Litigation (Case No. 17-cv-00144), and appointed Public Employees’ Retirement System as lead plaintiff. On March 12, 2018, the lead plaintiff filed a Consolidated Amended Complaint, or CAC, on behalf of a class of persons who purchased our common stock between March 14, 2013 and January 30, 2017, inclusive. The CAC alleges (i) we and Messrs. DiBlasi and Armbruster violated Section 10(b) of the Exchange Act and Rule 10b-5, and (ii) Messrs. DiBlasi and Armbruster, our former Chairman Scott Rued, HCI Equity Partners, L.L.C., and HCI Equity Management, L.P. violated Section 20(a) of the Exchange Act, by making or causing to be made materially false or misleading statements, or failing to disclose material facts, regarding (a) the accuracy of our financial statements; (b) our true earnings and expenses; (c) the effectiveness of our disclosure controls and controls over financial reporting; (d) the true nature and depth of financial risk associated with our tractor lease guaranty program; (e) our leverage ratios and compliance with our credit facilities; and (f) the value of the goodwill we carried on our balance sheet. The CAC seeks certification as a class action, compensatory damages, and attorney’s fees and costs. On July 23, 2018, we and the individual defendants filed motions to dismiss to which the lead plaintiff responded on September 21, 2018. The defendants’ time to file their reply has been extended pending the parties’ mediation, which is ongoing.

On May 25, 2017, Richard Flanagan filed a complaint alleging derivative claims on our behalf in the Circuit Court of Milwaukee County, State of Wisconsin (Case No. 17-cv-004401) against Scott Rued, Mark DiBlasi, Christopher Doerr, John Kennedy, III, Brian Murray, James Staley, Curtis Stoelting, William Urkiel, Judith Vijums, Michael Ward, Chad Utrup, Ivor Evans, Peter Armbruster, and Brian van Helden. Count I of the complaint alleges the Director Defendants breached their fiduciary duties by “knowingly failing to ensure that we implemented and maintained adequate internal controls over its accounting and financial reporting functions,” and seeks unspecified damages. Count II of the complaint alleges the Officer Defendants DiBlasi, Armbruster, and van Helden received substantial performance-based compensation and bonuses for fiscal year 2014 that should be disgorged. The action has been stayed by agreement pending a decision on an anticipated motion to dismiss the amended complaint filed in the securities class action described above. While the case was stayed, the plaintiff obtained permission to file an amended complaint adding claims against two former Company employees: Bret Naggs and Mark Wogsland. The parties are currently engaged in mediation.

On June 28, 2017, Jesse Kent filed a complaint alleging derivative claims on our behalf and class action claims in the United States District Court for the Eastern District of Wisconsin. On December 22, 2017, Chester County Employees Retirement Fund filed a complaint alleging derivative claims on our behalf in the United States District Court for the Eastern District of Wisconsin. On March 21, 2018, the Court entered an order consolidating the Kent and Chester County actions under the caption In re Roadrunner Transportation Systems, Inc. Stockholder Derivative Litigation (Case No. 17-cv-00893). On March 28, 2018, plaintiffs filed their Verified Consolidated Shareholder Derivative Complaint alleging claims on our behalf against Peter Armbruster, Mark DiBlasi, Scott Dobak, Christopher Doerr, Ivor Evans, Brian van Helden, John Kennedy III, Ralph Kittle, Brian Murray, Scott Rued, James Staley, Curtis Stoelting, William Urkiel, Chad Utrup, Judith Vijums, and Michael Ward. Count I alleges that several of the defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 based upon alleged misrepresentations and omissions in several of our proxy statements. Count II alleges that all the defendants breached their fiduciary duty. Count III alleges that all the defendants wasted corporate assets. Count IV alleges that certain of the defendants were unjustly enriched. The complaint seeks monetary damages, improvements to our corporate governance and internal procedures, an accounting from defendants of the damages allegedly caused by them and the improper amounts the defendants allegedly obtained, and punitive damages. The parties are currently engaged in mediation.

Given the status of the matters above, we concluded in the third quarter of 2018 that a liability is probable and recorded the estimated loss of $22 million and a corresponding insurance reimbursement receivable of $20 million as of September 30, 2018.

In addition, subsequent to our announcement that certain previously filed financial statements should not be relied upon, we were contacted by the SEC, the Financial Industry Regulatory Authority, Inc., or FINRA, and the Department of Justice, or the DOJ. The DOJ and Division of Enforcement of the SEC have commenced investigations into the events giving rise to the restatement. We have received formal requests for documents and other information. In addition, in June 2018 two of our former employees were indicted on charges of conspiracy, securities fraud, and wire fraud as part of the ongoing DOJ and SEC investigation. We are cooperating fully with the joint DOJ and SEC investigation. Given the status of this matter, we are unable to reasonably estimate the potential costs or range of costs at this time.

We cannot predict the outcome of these matters, or whether any other actions or proceedings will be filed against us in the future, and the cost of defending such actions or proceedings could be material. Furthermore, defending such actions or proceedings could divert our management and key personnel from our business operations. If we are found liable in any actions or proceedings, we may have to pay substantial damages or change the way we conduct our business, either of which may have a material adverse effect on our business, operating results, financial condition, and prospects. There may also be negative publicity associated with litigation or regulatory proceedings that could harm our business and reputation and cause the price of our securities to decline.

The restatement of our previously issued financial statements was time-consuming and expensive and could expose us to additional risks that could adversely affect our financial position, results of operations, and cash flows.

As described in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2015, Amendment No. 1 to our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, and Note 15 “Restatement of Previously Issued Financial Statements” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, we restated our previously issued consolidated financial statements for the years ended December 31, 2015, 2014, and 2013, and each of the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, as well as the quarters in the years ended December 31, 2015 and 2014. The restatement was time-consuming and expensive and could expose us to a number of additional risks that could adversely affect our financial position, results of operations, and cash flows.

In particular, we have incurred significant expense, including audit, legal, consulting, and other professional fees, as well as fees related to amendments to our prior senior credit facility, the Investment Agreement, dated May 1, 2017, with Elliott, referred to as the 2017 Investment Agreement, and our ABL Facility, in connection with the restatement of our previously issued consolidated financial statements and the ongoing remediation of material weaknesses in our internal control over financial reporting. We have taken a number of steps, including both adding internal personnel and hiring outside consultants, and intend to continue to take appropriate and reasonable steps to strengthen our accounting function and reduce the risk of additional misstatements in our financial statements. For more details about our remediation plan, see Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference. To the extent these steps are not successful, we may have to incur additional time and expense. Our management’s attention has also been, and may further be, diverted from the operation of our business in connection with the restatement and ongoing remediation of material weaknesses in our internal controls.

We are also subject to claims, investigations, and proceedings arising out of the errors in our previously issued financial statements, including securities class action litigation, derivative lawsuits, and government agency investigations.

One or more significant claims or the cost of maintaining our insurance could have an adverse effect on our results of operations.

We employ approximately 1,400 drivers and use the services of thousands of independent contractors, or ICs, and transportation companies and their drivers in connection with our transportation operations. We also provide air freight services with our fleet of 11 cargo jets. From time to time, these drivers or pilots are, or may be, involved in accidents which may cause injuries and in which goods carried by them are lost or damaged. Such accidents usually result in equipment damage and, unfortunately, can also result in injuries or death. Although most of these drivers are ICs or work for third-party carriers, from time to time claims may be asserted against us for their actions or for our actions in retaining them. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Our involvement in the transportation of certain goods, including, but not limited to, hazardous materials, could also increase our exposure in the event of an accident resulting in injuries or contamination. The resulting types and/or amounts of damages may under any of these circumstances be excluded by or exceed the amount of our insurance coverage or the insurance coverage maintained by the contracted carrier. A material increase in the frequency or severity of accidents, claims for lost or damaged goods, liability claims, workers’ compensation claims, or unfavorable resolutions of any such claims could adversely affect our results of operations to the extent claims are not covered by our insurance or such losses exceed our reserves. Significant increases in insurance costs or the inability to purchase insurance as a result of these claims could also reduce our profitability and have an adverse effect on our results of operations. The timing of the incurrence of these costs could also significantly and adversely impact our operating results compared to prior periods.

Increased insurance premium costs could have an adverse effect on our results of operations.

Insurance carriers may increase premiums for transportation companies generally. We could also experience additional increases in our insurance premiums in the future if our claims experience worsens. If our insurance or claims expense increases and we are unable to offset the increase with higher freight rates, our results of operations could be adversely affected. Furthermore, we may not be able to maintain or obtain sufficient or desired levels of insurance at reasonable rates. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have an adverse effect on our results of operations and financial position.

The cost of compliance with, liability for violations of, or modifications to existing or future governmental laws and regulations could adversely affect our business and results of operations.

Our operations are regulated and licensed by various federal and state agencies in the United States and similar governmental agencies in foreign countries in which we operate. These regulatory agencies have authority and oversight of domestic and international transportation services and related activities, licensure, motor carrier operations, safety and security, and other matters. We must comply with various insurance and surety bond requirements to act in the capacities for which we are licensed. Our subsidiaries and ICs must also comply with applicable regulations and requirements of such agencies.

Through our subsidiaries, we hold various licenses required to carry out our domestic and international services. These licenses permit us to provide services as a motor carrier, property broker, air carrier, indirect air carrier, ocean transportation intermediary, non-vessel operating common carrier, freight forwarder, and ocean freight forwarder. We also are subject to regulations and requirements promulgated by, among others, the DOT (or Department of Transportation), FMCSA (or Federal Motor Carrier Safety Administration), DHS (or U.S. Department of Homeland Security), CBP (or Bureau of Customs and Border Protection), TSA (or Transportation Security Administration), U.S. Federal Maritime Commission, IATA (or International Air Transport Association), U.S. Food and Drug Administration, U.S. Department of Agriculture, U.S. Fish and Wildlife Service, Bureau of Alcohol, Tobacco, Firearms and Explosives, FAA (or the Federal Aviation Administration) and various other international, domestic, state, and local agencies and port authorities. Our failure to maintain our required licenses, or to comply with applicable regulations, could materially and adversely affect our business, results of operations, or financial condition. See the section entitled “Description of Business—Regulation” for more information.

In addition, DHS regulations applicable to our customers who import goods into the United States and our contracted ocean carriers may impact our ability to provide and/or receive services with and from these parties. Enforcement measures related to violations of these regulations can slow and/or prevent the delivery of shipments, which may negatively impact our operations.

We incur significant costs to operate our business and monitor our compliance with applicable laws and regulations. The regulatory requirements governing our operations are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. We cannot predict what impact future regulations may have on our business. Compliance with existing, new, or more stringent measures could disrupt or impede the timing of our deliveries and our ability to satisfy the needs of our customers. We have adopted various policies and procedures intended to ensure our compliance with regulatory requirements. We cannot provide assurance that these policies and procedures will be adequate or effective. Additionally, we are also subject to the risk that our employees may inadvertently or deliberately circumvent established controls. The financial and reputational impact of control failures could be significant. In addition, we may experience an increase in operating costs, such as security costs, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. The cost of compliance with existing or future measures could adversely affect our results of operations. Further, we could become subject to liabilities as a result of a failure to comply with applicable regulations.

On December 22, 2017, the Tax Cuts and Jobs Act, referred to as the Tax Reform Act, was signed into United States law, and most changes became effective as of January 1, 2018. Although we expect that, as a result of the reduction in the corporate income tax rates from 35% to 21% and other changes to law, the Tax Reform Act will be financially and cash flow beneficial to us, we are continuing to review the provisions of the Tax Reform Act and have not yet fully determined the effect they will have on us.

Jeffrey Cox and David Chidester filed a complaint against certain of our subsidiaries in state court in California in a post-acquisition dispute. The complaint alleges contract, statutory and tort based claims arising out of the Stock Purchase Agreement, dated November 2, 2012, between the defendants, as buyers, and the plaintiffs, as sellers, for the purchase of the shares of Central Cal Transportation, Inc. and Double C Transportation, Inc., or the Central Cal Agreement. The plaintiffs claim that a contingent purchase obligation payment is due and owing pursuant to the Central Cal Agreement, and that defendants have furnished fraudulent calculations to the plaintiffs to avoid payment. The plaintiffs also claim violations of California’s Labor Code related to the plaintiffs’ respective employment with Central Cal Transportation, LLC. On October 27, 2017, the state court granted our motion to compel arbitration of all non-employment claims alleged in the complaint. The plaintiffs are now required to comply with the dispute resolution process outlined in the Central Cal Agreement, and submit the dispute to a settlement accountant. In February 2018, Plaintiff David Chidester agreed to dismiss his employment-related claims from the Los Angeles Superior Court matter, while Plaintiff Jeffrey Cox transferred his employment claims from Los Angeles Superior Court to the related employment case pending in the Eastern District of California. The parties are proceeding with discovery.

In addition to the legal proceeding described above, we are a defendant in various purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against us alleging that we violated various California labor laws. In 2017 and 2018, we reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and December 31, 2016, we recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

In December 2018, a class action lawsuit was brought against us in the Superior Court of the State of California by Fernando Gomez, on behalf of himself and other similarly situated persons, alleging violation of California labor laws. This is a new lawsuit and we are currently determining its effects. We intend to vigorously defend against such claims; however, there can be no assurance that we will be able to prevail. It is impossible to predict the probable outcome of these legal proceedings at this time in light of the relatively early state of the proceedings.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

From time to time, we arrange for the movement of hazardous materials at the request of our customers. As a result, we are subject to various environmental laws and regulations relating to the handling, transport, and disposal of hazardous materials. If our customers or carriers are involved in an accident involving hazardous materials, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties, remediation costs, or civil and criminal liability, any of which could have an adverse effect on our business and results of operations. In addition, current and future laws and regulations relating to carbon emissions and the effects of global warming can be expected to have a significant impact on the transportation sector generally and the operations and profitability of some of our carriers in particular, which could adversely affect our business and results of operations.

A decrease in levels of capacity in the over-the-road freight sector could have an adverse impact on our business.

The current operating environment in the over-the-road freight sector resulting from fluctuating fuel costs, industry-specific regulations (such as the Compliance, Safety, and Accountability Program, or CSA, and hours-of-service rules and the changes implemented under Moving Ahead for Progress in the 21st Century, or MAP-21), a shortage of qualified drivers, and other economic factors are causing a tightening of capacity in the sector generally, and in our carrier network specifically, which could have an adverse impact on our ability to execute our business strategy and on our business.

We have not successfully managed, and may not in the future manage, our growth or operations.

We have grown substantially, including by expanding our internal resources, making acquisitions, and entering into new markets. We have experienced, and may in the future experience, difficulties and higher-than-expected expenses in executing this strategy as a result of unfamiliarity with new markets, change in revenue and business models, and entering into new geographic areas. For example, as described in Part II, Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, based on the Audit Committee Investigation, current management determined that there were deficiencies in the design and/or execution of internal controls that constituted material weaknesses, with one of the contributing factors being the increased size and complexity of our Company arising from the acquisition of 25 non-public companies between February 2011 and September 2015.

In 2018, we devised strategies to improve our operational performance, integrate and expand certain of our segments, invest in the long-term recovery of our business and position our business for long-term growth and shareholder value creation. We have, and may in the future, experience delay in the implementation and realization of these strategies. The success of our strategies depend on many factors, some of which are out of our control. There is no assurance that we will be able to successfully implement these strategies or that these strategies will be successful.

Our growth has placed, and will in the future place, a significant strain on our management and our operational and financial resources. We need to continually improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, and procedures and controls to expand, train, and manage our employee base. Our working capital needs have increased substantially as our operations have grown.

Failure to manage growth effectively, or obtain necessary working capital, has in the past had, and could in the future have, a material adverse effect on our business, results of operations, financial position, and cash flows.

Our outstanding debt and preferred stock could adversely affect our business and limit our ability to expand our business or respond to changes, and we may be unable to generate sufficient cash flow to satisfy our debt service and preferred stock obligations.

As of December 31, 2017, we had debt of $202.9 million and preferred stock of $263.3 million, which is classified as a liability on the consolidated financial statements. See Note 5 “Debt” and Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus. On March 1, 2018, we entered into the Series E-1 Investment Agreement with Elliott, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock, referred to as the 2018 Investment Agreement. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. On April 24, 2018, the parties held a closing pursuant to the 2018 Investment Agreement, pursuant to which we issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. See Note 16 “Subsequent Events” to the consolidated financial statements included elsewhere in this prospectus for further information. As part of this rights offering and as discussed in this prospectus, we intend to redeem all of our outstanding preferred stock to improve our capital structure.

We may incur additional indebtedness in the future, including any additional borrowings available under the ABL Facility, and we may issue additional shares of preferred stock, including additional shares of Series E-1 Preferred Stock under the 2018 Investment Agreement. Any substantial debt or outstanding preferred stock and the fact that a substantial portion of our cash flow from operating activities could be needed to make payments on our debt or outstanding preferred stock could have adverse consequences, including the following:

•	reducing the availability of our cash flow for our operations, capital expenditures, future business opportunities, and other purposes;

•

limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt or outstanding preferred stock;

•	limiting our ability to borrow additional funds; and

•	increasing our vulnerability to general adverse economic and industry conditions.

Our ability to borrow any funds needed to operate and expand our business will depend in part on our ability to generate cash. Our ability to generate cash is subject to the performance of our business as well as general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operating activities or if future borrowings are not available to us under our ABL Facility or otherwise in amounts sufficient to enable us to fund our liquidity needs, our operating results, financial condition, and ability to maintain or expand our business may be adversely affected. Moreover, our inability to make scheduled payments on our debt or preferred stock obligations in the future would require us to refinance all or a portion of our debt and/or preferred stock on or before maturity, sell assets, delay capital expenditures, or seek additional equity.

We have had, and may have in the future, difficulties integrating acquired companies.

For acquisitions, success is also dependent upon efficiently integrating the acquired business into our existing operations. We are required to integrate these businesses into our internal control environment, which may present challenges that are different than those presented by organic growth and that may be difficult to manage. For example, as described in Part II, Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, based on the Audit Committee Investigation, current management determined that there were deficiencies in the design and/or execution of internal controls that constituted material weaknesses, with one of the contributing factors being the increased size and complexity of our Company arising from the acquisition of 25 non-public companies between February 2011 and September 2015. The possible difficulties of integration include, among others: retention of customers and key employees; unanticipated issues in the assimilation and consolidation of information, communications, technology, and other systems; inefficiencies and difficulties that arise because of unfamiliarity with potentially new geographic areas and new assets and the businesses associated with them; consolidation of corporate and administrative infrastructures; the diversion of management’s attention from ongoing business concerns; the effect on internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and unanticipated issues, expenses, and liabilities. The diversion of management’s attention from our current operations to the acquired operations and any difficulties encountered in combining operations has prevented us, and could in the future prevent us, from realizing the full benefits anticipated to result from the acquisitions and has adversely impacted, and could in the future adversely impact, our results of operations and financial condition.

Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions. In addition, the former owners of the businesses we acquire may seek additional consideration under contingent purchase obligations resulting in increased purchase prices. See “—The cost of compliance with, liability for violations of, or modifications to existing or future governmental laws and regulations could adversely affect our business and results of operations.” If we are unable to successfully integrate and grow these acquisitions and to realize contemplated revenue synergies and cost savings, our business, prospects, results of operations, financial position, and cash flows could be materially and adversely affected.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our results of operations.

We may seek to increase our revenue and expand our offerings in the market regions that we serve through the acquisition of complementary businesses. We cannot guarantee that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot guarantee that we will make acquisitions or investments on commercially acceptable terms, if at all. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our stockholders.

Strategic acquisitions involve numerous risks, including the following:

•	failure of the acquired company to achieve anticipated revenues, earnings, or cash flows;

•	assumption of liabilities that were not disclosed to us or that exceed our estimates;

•	problems integrating the purchased operations with our own, which could result in substantial costs and delays or other operational, technical, or financial problems;

•	potential compliance issues with regard to acquired companies that did not have adequate internal controls;

•	diversion of management’s attention or other resources from our existing business;

•	risks associated with entering markets in which we have limited prior experience; and

•	potential loss of key employees and customers of the acquired company.

Our ABL Facility contains financial and other restrictive covenants with which we may be unable to comply. A default under these financing arrangements could cause a material adverse effect on our liquidity, financial condition, and results of operations.

The loans outstanding under our ABL Facility are secured by a first priority lien on certain real property owned by our domestic subsidiaries and substantially all of our and our domestic subsidiaries’ tangible and intangible personal property, including a pledge of the capital stock of certain of our direct and indirect subsidiaries. Our ABL Facility contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, a minimum fixed charge coverage ratio, and limitations on incurrence of debt, investments, liens on assets, transactions with affiliates, mergers, consolidations, and purchases and sales of assets.

If we incur defaults under the terms of this facility and fail to obtain appropriate amendments to or waivers under the applicable financing arrangement, our borrowings against the facility could be immediately declared due and payable. If we fail to pay the amount due, the lenders could proceed against the collateral by which our loans are secured, our borrowing capacity may be limited, or the facility could be terminated. If acceleration of outstanding borrowings occurs or if the facilities are terminated, we may have difficulty borrowing additional funds sufficient to refinance the accelerated debt or entering into new credit or debt arrangements, and, if available, the terms of the financing may not be acceptable. A default under our ABL Facility could have a material adverse effect on our liquidity and financial condition.

Fluctuations in the price or availability of fuel and limitations on our ability to collect fuel surcharges may adversely affect our results of operations.

We are subject to risks associated with fuel charges from our ICs, purchased power providers, and aircraft in our TES and LTL businesses. The availability and price of fuel are subject to political, economic, and market factors that are outside of our control. Fuel prices have fluctuated dramatically over recent years. Over time we have been able to mitigate the impact of the fluctuations through our fuel surcharges which are closely linked to the market price for fuel. There can be no assurance that our fuel surcharge revenue programs will be effective in the future. Market pressures may limit our ability to assess our fuel surcharges. At the request of our customers, we have at times temporarily capped the fuel surcharges at a fixed percentage pursuant to contractual arrangements that vary by customer. Currently, a minimal number of our customers have contractual arrangements with varying levels of capped fuel surcharges. If fuel surcharge revenue programs, base freight rate increases, or other cost-recovery mechanisms do not offset our exposure to rising fuel costs, our results of operations could be adversely affected.

A significant or prolonged economic downturn in the transportation industry, or a substantial downturn in our customers’ business, could adversely affect our revenue and results of operations.

The transportation industry has historically experienced cyclical fluctuations in financial results due to, among other things, economic recession, downturns in business cycles, increasing costs and taxes, fluctuations in energy prices, price increases by carriers, changes in regulatory standards, license and registration fees, interest rate fluctuations, and other economic factors beyond our control. All of these factors could increase the operating costs of a vehicle and impact capacity levels in the transportation industry. Our ICs or purchased power providers may charge higher prices to cover higher operating expenses, and our operating income may decrease if we are unable to pass through to our customers the full amount of higher purchased transportation costs. Additionally, economic conditions may adversely affect our customers, their need for our services, or their ability to pay for our services.

We operate in a highly competitive industry and, if we are unable to adequately address factors that may adversely affect our revenue and costs, our business could suffer.

Competition in the transportation services industry is intense. We face significant competition in local, regional, national, and international markets. Increased competition may lead to revenue reductions, reduced profit margins, or a loss of market share, any one of which could harm our business. There are many factors that could impair our ability to maintain our current profitability, including the following:

•	competition with other transportation services companies, some of which have a broader coverage network, a wider range of services, and greater capital resources than we do;

•

reduction by our competitors of their freight rates to gain business, especially during times of declining growth rates in the economy, which reductions may limit our ability to maintain or increase freight rates, maintain our operating margins, or maintain significant growth in our business;

•	solicitation by shippers of bids from multiple carriers for their shipping needs and the resulting depression of freight rates or loss of business to competitors;

•	development of a technology system similar to ours by a competitor with sufficient financial resources and comparable experience in the transportation services industry; and

•	establishment by our competitors of cooperative relationships to increase their ability to address shipper needs.

We have experienced significant recent turnover in our executive leadership team. If we fail to effectively integrate and retain these new executives, we may not be able to accomplish our growth strategy and our financial performance may suffer.

Since the beginning of 2017, we have experienced significant turnover in our senior management ranks, including the appointment of our new Chief Executive Officer and President and Chief Operating Officer and the hiring of our new Chief Financial Officer. In April 2017, Curtis W. Stoelting was appointed our Chief Executive Officer and Michael L. Gettle was appointed our President and Chief Operating Officer. In May 2017, Terence R. Rogers was appointed our Chief Financial Officer. We also hired a new Corporate Controller, Vice President of Finance and Treasurer, and Director of Internal Audit. In addition, during 2018, our Chief Information Officer resigned and we hired a new Chief Information Officer. This lack of management continuity could adversely affect our ability to successfully execute our growth strategy, as well as result in operational and administrative inefficiencies and added costs, and may make recruiting for future management positions more difficult.

In addition, we must successfully integrate any new management personnel into our organization in order to achieve our operating objectives, and changes in other key management positions may affect our financial performance and results of operations while new management becomes familiar with our business. Accordingly, our future financial performance will depend to a significant extent on our ability to motivate and retain key management personnel. Competition for senior management is intense, and we may not be able to retain our management team or attract additional qualified personnel. The loss of a member of senior management would require our remaining executive officers to divert immediate and substantial attention to fulfilling the duties of the departing executive and to seeking a replacement. The inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely impact our results of operations.

Our business will be adversely impacted if we fail to develop, implement, maintain, upgrade, enhance, protect, and integrate our information technology systems.

We rely heavily on our information technology systems to efficiently run our business, and they are a key component of our customer-facing and internal growth strategy. In general, we expect our customers to continue to demand more sophisticated, fully integrated information systems from their transportation and logistics providers. To keep pace with changing technologies and customer demands, we must correctly interpret and address market trends and enhance the features and functionality of our technology systems in response to these trends. This process of continuous enhancement may lead to significant ongoing technology development costs which will continue to increase if we pursue new acquisitions of companies and their current systems. In addition, we may fail to accurately determine the needs of our customers or trends in the transportation services and logistics industries or we may fail to design and implement the appropriate responsive features and functionality for our technology systems in a timely and cost-effective manner. Any such failures could result in decreased demand for our services and a corresponding decrease in our revenues.

We must maintain and enhance the reliability and speed of our information technology systems to remain competitive and effectively handle higher volumes of freight through our network and the various service modes we offer. If our information technology systems are unable to manage additional volume for our operations as our business grows, or if such systems are not suited to manage the various service modes we offer, our service levels and operating efficiency could decline. In addition, if we fail to hire and retain qualified personnel to implement, protect, and maintain our information technology systems or if we fail to upgrade our systems to meet our customers’ demands, our business and results of operations could be harmed. This could result in a loss of customers or a decline in the volume of freight we receive from customers.

A failure of our information technology infrastructure or a breach of our information security systems, networks or processes may materially adversely affect our business.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, communications, supply chain, order entry, and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. Despite testing, external and internal risks, such as malware, code anomalies, “Acts of God,” data leakage, and human error pose a direct threat to the stability or effectiveness of our information technology systems and operations. The failure of our information technology systems to perform as we anticipate has in the past, and could in the future, adversely affect our business through transaction errors, billing and invoicing errors, internal recordkeeping and reporting errors, processing inefficiencies and loss of sales, receivables collection and customers, in each case, which could result in harm to our reputation and have an ongoing adverse impact on our business, results of operations and financial condition, including after the underlying failures have been remedied.

We have been, and in the future may be, subject to cybersecurity attacks and other intentional hacking. Any failure to identify and address such defects or errors or prevent a cyber-attack could result in service interruptions, operational difficulties, loss of revenues or market share, liability to our customers or others, the diversion of corporate resources, injury to our reputation and increased service and maintenance costs. On May 30, 2018, we became aware of unauthorized access into our information technology systems, and on July 2, 2018, we became aware of additional unauthorized access, each as a result of a phishing campaign attack upon our employees. After an investigation conducted by third party forensic investigators, we discovered a significant breach and loss of information regarding a substantial portion of our ICs and employees, including, but not limited to, their names, addresses, Social Security numbers, financial account information, medical information, insurance information, and other types of identifying or sensitive information. On November 7, 2018, we were sued in a class action in the United States District Court for the Northern District of Illinois in connection with the foregoing cybersecurity attacks, alleging we failed to adequately safeguard and secure the identifying information of our employees and failed to provide timely notice as to how and when sensitive information regarding our employees had been given to unknown persons. We have referred this claim to our cybersecurity insurance provider and have obtained counsel to defend us in this suit. While we do not expect our exposure under this matter to be material, we cannot guarantee that this matter will not have a material adverse effect on our liquidity, financial condition, and results of operations.

On other occasions, we have experienced other phishing attacks, social engineering and wire fraud affecting our employees and suppliers, which has resulted in leakage of personally identifiable information and loss of funds. Addressing such issues could prove to be impossible or very costly and responding to resulting claims or liability could similarly involve substantial cost. In addition, recently, there has also been heightened regulatory and enforcement focus on data protection in the United States and abroad, and failure to comply with applicable U.S. or foreign data protection regulations or other data protection standards may expose us to litigation, fines, sanctions or other penalties, which could harm our reputation and adversely impact our business, results of operations and financial condition.

We have invested and continue to invest in technology security initiatives, employee trainings, information technology risk management and disaster recovery plans. The development and maintenance of these measures is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly more sophisticated. Despite our efforts, we are not fully insulated from data breaches, technology disruptions or data loss, which could adversely impact our competitiveness and results of operations.

Our reliance on ICs to provide transportation services to our customers could impact our operations and ability to expand.

Our transportation services are conducted in part by ICs, who are generally responsible for paying for their own equipment, fuel, and other operating costs. Our ICs are responsible for providing the tractors and generally the trailers they use related to our business. Certain factors such as increases in fuel costs, insurance costs and the cost of new and used tractors, reduced financing sources available to ICs for the purchase of equipment, or the impact of CSA and hours-of-service rules could create a difficult operating environment for ICs. Turnover and bankruptcy among ICs in the over-the-road freight sector often limit the pool of qualified ICs and increase the competition among carriers for their services. If we are required to increase the amounts paid to ICs in order to obtain their services, our results of operations could be adversely affected to the extent increased expenses are not offset by higher freight rates. Additionally, our agreements with our ICs are terminable by either party upon short notice and without penalty. Consequently, we regularly need to recruit qualified ICs to replace those who have left our pool. If we are unable to retain our existing ICs or recruit new ICs, our results of operations and ability to expand our business could be adversely affected.

Our third-party carriers must meet our needs and expectations, and those of our customers, and their inability to do so could adversely affect our results of operations.

Our business depends to a large extent on our ability to provide consistent, high quality, technology-enabled transportation and logistics solutions. We generally do not own or control the transportation assets that deliver our customers’ freight, and we generally do not employ the people directly involved in delivering the freight. We rely on third parties to provide less-than-truckload, truckload and intermodal brokerage, and domestic and international air services and to report certain information to us, including information relating to delivery status and freight claims. This reliance could cause delays in providing our customers with timely delivery of freight and important service data, as well as in the financial reporting of certain events, including recognizing revenue and recording claims. Carrier bankruptcy may also disrupt our business by delaying movement of the cargo, creating an inability to get access to equipment, and increasing our rates. If we are unable to secure sufficient transportation services to meet our customer commitments, or if any of the third parties we rely on do not meet our needs or expectations, or those of our customers, our results of operations could be adversely affected, and our customers could switch to our competitors temporarily or permanently.

If our ICs are deemed to be employees, our business and results of operations could be adversely affected.

We are a defendant in various purported class-action lawsuits alleging violations of various labor laws. We are a defendant in a number of purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against us alleging that we violated various California labor laws. In 2017 and 2018, we reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and

December 31, 2016, we recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

In addition, tax and other regulatory authorities have in the past sought to assert that independent contractors in the trucking industry are employees rather than independent contractors. There can be no assurance that these authorities will not successfully assert this position against us or that tax and other laws that currently consider these persons ICs will not change. If our ICs are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits, tax withholdings, and penalties and interest. Our business model relies on the fact that our ICs are independent contractors and not deemed to be our employees, and exposure to any of the above factors could have an adverse effect on our business and results of operations.

California continues to present potential reclassification exposure to our Company’s operations in that state, especially in light of the recent California Supreme Court decision in Dynamix Operations West, Inc. v. Lee, which found that the defendant’s independent contractors were properly classified as employees using the ABC test. Under the ABC test, a worker is presumed to be an employee unless the business proves that (A) the worker is free from the control and direction of the hirer in connection with the performance of the work, both under the contract for the performance of such work and in fact; (B) the worker performs work that is outside the usual course of the hiring entity’s business; and (C) the worker is customarily engaged in an independently established trade, occupation, or business of the same nature as the work performed for the hiring entity. However, as noted by the Court in Dynamix, any reclassification analysis under the ABC test is subject to the unique facts of each case and thus does not necessarily mean that our contractors in California would be reclassified as employees under California law.

If California interprets individual owner-operators to be in the same business as motor carriers, the individual owner-operators under lease to our companies would be considered employees for purposes of claims governed by wage order number 9, including minimum wage, overtime, meal and rest breaks, and wage statements. We have approximately 300 non-employee drivers in California that may be impacted by this interpretation.

Our financial results may be adversely impacted by potential future changes in accounting practices.

Future changes in accounting standards or practices, and related legal and regulatory interpretations of those changes, may adversely impact public companies in general, the transportation industry, or our operations specifically. New accounting standards or requirements could change the way we record revenues, expenses, assets, and/or liabilities or could be costly to implement. These types of regulations could have a negative impact on our financial position, liquidity, results of operations, and/or access to capital.

Seasonal sales fluctuations and weather conditions could have an adverse impact on our results of operations.

The transportation industry is subject to seasonal sales fluctuations as shipments are generally lower during and after the winter holiday season. The productivity of our carriers historically decreases during the winter season because companies have the tendency to reduce their shipments during that time and inclement weather can impede operations. At the same time, our operating expenses could increase because harsh weather can lead to increased accident frequency rates and increased claims, as well as reduced commodity production (i.e. poultry, beef, fruit, produce). These commodities and other products we transport are also subject to disease, crop failure, reduction in production quantities or adjustments to automotive model changeovers. Any of the fluctuations could have an adverse effect on our revenues. If we were to experience lower-than-expected revenue during any such period, our expenses may not be offset, which could have an adverse impact on our results of operations.

Terrorist attacks, anti-terrorism measures, and war could have broad detrimental effects on our business operations.

As a result of the potential for terrorist attacks, federal, state, and municipal authorities have implemented and continue to follow various security measures, including checkpoints and travel restrictions on large trucks. Such measures may reduce the productivity of our ICs or increase the costs associated with their operations, which we could be forced to bear. For example, security measures imposed at bridges, tunnels, border crossings, and other points on key trucking routes may cause delays and increase the non-driving time of our ICs, which could have an adverse effect on our results of operations. War, risk of war, or a terrorist attack also may have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could impact our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or such coverage could be unavailable in the future.

Our Ascent business derives a portion of its revenues from inventory management, the loss of which could have a negative impact on our financial condition, results of operations, and cash flows.

A portion of our Ascent business is involved with inventory and freight management for customers whose products are shipped to a limited number of big box retailers. Should these big box retailers change their supply chain practices and direct our customers to deliver product via another source, such change could have a negative impact on our Ascent business.

Our international operations subject us to operational and financial risks.

We provide transportation and logistics services to and from international locations and are, therefore, subject to risks of international business, including, but not limited to, the following:

•	changes in tariffs, trade restrictions, trade agreements, and taxations;

•	difficulties in managing or overseeing foreign operations and agents;

•	limitations on the repatriation of funds because of foreign exchange controls;

•	different liability standards; and

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intellectual property laws of countries which do not protect our rights in our intellectual property, including, but not limited to, our proprietary information systems, to the same extent as the laws of the United States.

We are also subject to compliance with the Foreign Corrupt Practices Act, or the FCPA, any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or OFAC, and applicable money laundering statutes, rules, and regulations. Failure to comply with the FCPA, OFAC sanctions, money laundering statutes, and local regulations in the conduct of our international business operations may result in legal claims against us.

The occurrence or consequences of any of these factors may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

As we expand our business in foreign countries, we will be exposed to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have limited control over these risks, and if we do not correctly anticipate changes in international economic and political conditions, we may not alter our business practices in time to avoid adverse effects.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from achieving our growth objectives.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, due to general economic conditions, our capital structure, any operations difficulties which we may face, and other factors, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures. Our ability to raise capital in the future may also be limited if our common stock were delisted from the NYSE. See “—The NYSE could commence procedures to delist our common stock, in which case the market price of our shares might decline and become more volatile and our stockholders’ ability to trade in our stock could be adversely affected.”

Our total assets include goodwill, intangibles and other long-lived assets. If we determine that these items have become impaired in the future, our earnings could be adversely affected.

As of December 31, 2017, we had recorded goodwill of $264.8 million and other intangible assets, net of accumulated amortization, of $49.6 million. Goodwill represents the excess of purchase price over the estimated fair value assigned to the net tangible and identifiable intangible assets of a business acquired. Goodwill is evaluated for impairment annually or more frequently, if indicators of impairment exist. If the impairment evaluations for goodwill indicate the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess. Our annual impairment evaluations of goodwill are performed at least annually as of July 1 and periodically if indicators of impairment are present.

We changed our segment reporting effective January 1, 2018 when we integrated our truckload brokerage business into the Ascent domestic freight management business. In connection with the change in segments, the Company conducted an impairment analysis as of January 1, 2018 and determined there was no impairment. The Company conducted its annual goodwill impairment analysis for each of its four reporting units as of July 1, 2018 and determined that the fair values of the TES, Domestic and International Logistics, and Warehousing & Consolidation reporting units exceeded their respective carrying values by 5.1%, 12.8%, and 112.2%, respectively; thus no impairment was indicated for these reporting units.

The sale of our wholly owned subsidiary Unitrans, Inc., or Unitrans, which was included in the Ascent reporting unit, resulted in an incremental impairment analysis on the remaining net assets of the Ascent reporting unit. We evaluated the remaining carrying value of the Ascent reporting unit and compared it to the fair value of the remaining businesses in the Ascent reporting unit. As a result of this evaluation, we determined the carrying value exceeded the fair value and recorded a $4.4 million impairment charge in the third quarter of 2017.

As a result of the first step of our goodwill impairment analysis as of July 1, 2016, we determined that the fair value of the Ascent reporting unit exceeded its carrying value by 8.4%; thus, no impairment was indicated for this reporting unit. However, resulting from a combination of the weakened environment, the inability to meet forecast results, and the lower share price, we determined that the fair value of the TES, LTL, and Warehousing & Consolidation reporting units were less than their respective carrying values, requiring us to perform the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units. We completed the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units and recorded in the third quarter of 2016 non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million for our TES, LTL, and Warehousing & Consolidation reporting units, respectively. No goodwill impairment charges were recorded in 2015.

In addition, throughout the year we may update our assumptions used in the calculation of the fair value of each reporting unit. Changes to our forecasts or the discount rate and/or growth rate assumptions based on current market conditions could affect the fair value of the reporting units and result in an indication of impairment for one or more of our reporting units. If we determine that our goodwill and intangible assets in any reporting units have become impaired in the future, our results of operations could be adversely affected.

If we are unable to expand the number of our sales representatives, or if a significant number of our existing sales representatives leave us, our ability to increase our revenue could be negatively impacted.

Our ability to expand our business will depend, in part, on our ability to attract additional sales representatives and brokerage agents. Competition for qualified sales representatives can be intense, and we may be unable to attract such persons. Any difficulties we experience in expanding the number of our sales representatives could have a negative impact on our ability to expand our customer base, increase our revenue, and continue our growth.

In addition, we must retain our current sales representatives and properly incentivize them to obtain new customers and maintain existing customer relationships. If a significant number of our sales representatives leave us, our revenue could be negatively impacted. A significant increase in the turnover rate among our current sales representatives could also increase our recruiting costs and decrease our operating efficiency.

Changes in our relationships with our significant customers, including the loss or reduction in business from one or more of them, could have an adverse impact on us.

We had one direct customer that accounted for approximately 12% of our 2017 and 2016 revenue. Our contractual relationships with customers generally are terminable at will by the customers on short notice and do not require the customer to provide any minimum commitment. Our customers could choose to divert all or a portion of their business with us to one of our competitors, demand rate reductions for our services, require us to assume greater liability that increases our costs, or develop their own logistics capabilities. Failure to retain our existing customers or enter into relationships with new customers could materially impact the growth in our business and the ability to meet our current and long-term financial forecasts.

The market value of our common stock may fluctuate or decline and could be substantially affected by various factors.

The price of our common stock on the NYSE constantly changes and has recently experienced a general decline. We expect that the market price of our common stock will continue to fluctuate or may decline further. Our share price may fluctuate or decline as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	actual or anticipated variations in earnings, financial or operating performance, or liquidity;

•	changes in analysts’ recommendations or projections;

•	failure to meet analysts’ projections;

•	general economic and capital market conditions;

•	announcements of developments related to our business;

•	operating and stock performance of other companies deemed to be peers;

•	actions by government regulators;

•	news reports of trends, concerns, and other issues related to us or our industry, including changes in regulations; and

•	other factors described in this “Risk Factors” section.

Our common stock price may fluctuate or decline significantly in the future, and these changes may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.

The NYSE could commence procedures to delist our common stock, in which case the market price of our shares might decline and become more volatile and our stockholders’ ability to trade in our stock could be adversely affected.

The continued listing of our common stock on the NYSE is subject to our compliance with a number of quantitative listing standards, including market capitalization criteria and price per share criteria. On October 4, 2018, we received notice from the NYSE that we were not in compliance with respect to the applicable listing standard set forth in Section 802.01B of the NYSE Listed Company Manual, or Section 802.01B, because our average global market capitalization over a consecutive 30 trading-day period was less than $50,000,000, and at the same time stockholders’ investment was less than $50,000,000. We timely notified the NYSE that we will submit a plan within 45 calendar days from receipt of the notice, advising the NYSE of definitive action we are taking that will bring the Company into compliance with Section 802.01B within 18 months from receipt of the notice. We timely submitted our plan which was subsequently accepted by the NYSE. There can be no guarantee that we will regain compliance within the 18-month cure period. If we are unable to regain compliance within the 18-month cure period, we will be subject to suspension and delisting procedures.

On October 12, 2018, we receive an additional notice from the NYSE that we were not in compliance with respect to the listing standard set forth in Section 802.01C of the NYSE Listed Company Manual, or Section 802.01C, because the average closing price of our common stock over the previous 30 consecutive trading-day period had fallen below $1.00 per share. We timely notified the NYSE that we intend to cure the deficiency and regain compliance with Section 802.01C within the 6-month cure period. There can be no guarantee that we will be able to regain compliance with the 6-month cure period. If we do not regain compliance with Section 802.01C, we will be subject to suspension and delisting procedures.

In addition to the above continued listing standards, if our average global market capitalization over any consecutive 30 trading-day period is less than $15 million, the NYSE may promptly initiate procedures to suspend and delist our common stock from trading on the NYSE. As of January 9, 2019, our global market capitalization was approximately $20.6 million.

If our common stock were delisted, there could be no assurance whether or when it would again be listed for trading on NYSE or any other exchange. A delisting of our common stock could negatively impact us by, among other things: reducing the liquidity and market price and increasing the volatility of our common stock, which may adversely affect the ability of stockholders to trade in our common stock; reducing the number of investors, including institutional investors, willing to hold or acquire our common stock, including institutions whose charters do not allow them to hold securities in unlisted companies, which might sell our shares, perhaps very promptly, which could negatively impact our ability to raise equity financing and have a further adverse effect on the price of our stock; decreasing the amount of news and analyst coverage of us; limiting our ability to issue additional securities, obtain additional financing or pursue strategic restructuring, refinancing or other transactions; impairing our ability to provide equity incentives to our employees; and impacting our reputation and, as a consequence, our ability to attract new business.

In addition, if our common stock were delisted and we were unable to get our common stock listed for trading within one year, a Triggering Event (as defined in the Certificates of Designations for our Preferred Stock) would occur and, among other things, the dividend rate on certain series of our preferred stock would increase by 3.0%. See Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus for further information. However, if we redeem all of the preferred stock pursuant to this rights offering, this would no longer be a concern. See also “—Risks Related to the Rights Offering—Depending on the extent to which holders other than Elliott exercise their rights, you may become a minority stockholder in a company controlled by Elliott. There may be very limited liquidity for your common stock, and there may be more limited opportunities for you to realize a control premium. This is the case whether or not you exercise your rights. Since you have no control over the exercise of rights by other holders, you should assume that no holder other than Elliott will exercise their rights.”

Elliott may exercise influence over us, including through their ability to nominate and elect up to two members of our board of directors.

Although the holders of our preferred stock will generally not be entitled to vote on any matters submitted to a vote of our stockholders, so long as any shares of our preferred stock are outstanding, we may not take certain actions without the prior approval of the holders of shares of our preferred stock representing a majority of the aggregate liquidation value of all of the shares of preferred stock, referred to as the Preferred Requisite Vote, voting as a separate class, including, among other matters:

•

amending, altering, repealing, or otherwise modifying any provision of our certificate of incorporation, certificate of designations or bylaws in a manner that would alter or change the terms or the powers, preferences, rights, or privileges of our preferred stock;

•	declaring, paying, or setting aside for payment any dividends or distributions upon any junior securities;

•

repurchasing, redeeming, or otherwise acquiring any junior securities or parity securities (other than for certain ordinary course purposes) for any consideration or paying any moneys or making any moneys available for a sinking fund for the redemption of any shares of such junior securities or parity securities;

•

authorizing, creating, increasing the authorized amount of, or issuing any class or series of senior securities or parity securities, including any securities convertible into, or exchangeable or exercisable for, any senior securities or parity securities;

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amending, restating, supplementing, modifying, or replacing any debt agreement or other financing agreement which would restrict the minimum cash dividend payments contemplated by the Certificates of Designations for the Preferred Stock; or

•	subject to various exceptions, incurring any indebtedness.

Elliott may have interests that diverge from, or even conflict with, those of our other stockholders. For example, Elliott and its affiliates may have an interest in directly or indirectly pursuing acquisitions, divestitures, financings, or other transactions that, in their judgment, could enhance their other equity investments, even though such transactions might involve risks to us. Elliott and its affiliates are in the business of making or advising on investments in companies, including businesses that may directly or indirectly compete with certain portions of our business. They may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

In addition, the terms of the 2017 Investment Agreement grant Elliott certain rights to designate directors to serve on our board of directors. For so long as (x) any shares of our Series B Preferred Stock or Series C Preferred Stock are issued and outstanding and (y) Elliott holds shares of Preferred Stock collectively representing a majority of the liquidation value of the Preferred Stock, the holders of our Preferred Stock have the exclusive right, acting with the Preferred Requisite Vote, to nominate and elect two (2) individuals selected by the holders of Preferred Stock, or to require that our board of directors fill two (2) vacancies in the board of directors with individuals selected by the holders of our Preferred Stock, to serve as, respectively, a Class II director and a Class III director of our Company, the Preferred Stock Directors. Following the redemption of all shares of our Series B Preferred Stock and Series C Preferred Stock, and until such time as all shares of Series D Preferred Stock are redeemed, for so long as Elliott holds at least 5.0% of the equity value of our Company, the holders of Preferred Stock have the exclusive right acting with the Preferred Requisite Vote, to (i) nominate and elect one (1) Preferred Stock Director, and (ii) designate one (1) individual to act as an observer to our board of directors. Until such time as all shares of Series B Preferred Stock has been redeemed, we will, upon the request of the holders of Preferred Stock, acting with the Preferred Requisite Vote, cause each of our Compensation Committee and Nominating and Corporate Governance Committee to include one Preferred Stock Director, in each case, to the extent permitted under applicable requirements of the NYSE or applicable law.

In addition, in the event of any Triggering Event (as defined in the Certificates of Designations for our Preferred Stock), subject to applicable rules of the NYSE, including, without limitation, independent director requirements, the number of directors constituting our board of directors will be increased such that the number of vacancies on our board of directors resulting from such increase, the Triggering Event Vacancies, together with the Preferred Stock Directors (to the extent then serving on our board of directors), constitutes a majority of the board of directors. The holders of Preferred Stock will have the right, acting with the Preferred Requisite Vote, to nominate and elect individuals selected by the holders of Preferred Stock to fill such Triggering Event Vacancies and thereby serve as directors of our Company, or to require our board of directors to act to fill such Triggering Event Vacancies with individuals selected by such holders of Preferred Stock, to serve as directors of our Company, and the size of our board of directors will be increased as needed. Each such director so elected is referred to as a Triggering Event Director. When a Triggering Event is no longer continuing, then the right of the holders of Preferred Stock to elect the Triggering Event Directors will cease, the terms of office of the Triggering Event Directors will immediately terminate, and the number of directors constituting our board of directors will be reduced accordingly.

While the 2017 Investment Agreement and Elliott’s related director designation and other governance rights would terminate when all of the preferred stock is redeemed, we are currently negotiating certain other governance provisions with Elliott. In addition, Elliott will continue to be able to appoint directors commensurate with its ownership of our common stock. In the event this rights offering is consummated, Elliott’s influence over the Company will likely increase. See “—Risks Related to the Rights Offering.”

Our Preferred Stock has rights, preferences, and privileges that are not held by, and are preferential to, the rights of our common stockholders, which could adversely affect our liquidity and financial condition, and may result in the interests of Elliott differing from those of our common stockholders.

As the holder of certain series of our Preferred Stock, Elliott has the right to receive a liquidation preference entitling it to be paid out of our assets available for distribution to stockholders before any payment may be made to holders of our common stock. In addition, dividends on certain series of our Preferred Stock accrue and are cumulative as a percentage of the liquidation value of such series of Preferred Stock. The holders of our Preferred Stock also have certain redemption rights, including upon certain change in control events involving us, which, if exercised, could require us to repurchase all of the outstanding shares of Preferred Stock at 100% or more of the stated value of the shares, plus all accrued but unpaid dividends. See Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus for further information.

These dividend and redemption obligations could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes. Our obligations to the holders of our Preferred Stock could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. The preferential rights could also result in divergent interests between Elliott and the holders of our common stock.

Our current principal stockholders continue to have significant influence over us, and they could delay or deter a change in control or other business combination or otherwise cause us to take action with which you might not agree.

Investment funds affiliated with HCI Equity Partners, or HCI, together owned approximately 20% of our outstanding common stock as of January 11, 2019. On December 27, 2018, we filed a registration statement on Form S-1, including a preliminary prospectus for the offer and sale of up to 7,810,625 shares our common stock by HCI. See “—Risks Related to the Rights Offering—The market price of our common stock may decline before or after the rights expire.” In addition, as of January 11, 2019, Elliott owned approximately 13.5% of our outstanding common stock and, as described above, the terms of the 2017 Investment Agreement grant Elliott certain rights to designate directors to serve on our board of directors.

As a result, these stockholders will have significant influence over the election of our board of directors and our decision to enter into any corporate transaction and may have the ability to delay or deter any transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such a transaction is in their own best interests. Such concentration of voting power could have the effect of delaying or deterring a change in control or other business combination that might otherwise be beneficial to our stockholders or could limit the price that some investors might be willing to pay in the future for shares of our common stock. The interests of these stockholders may not always coincide with our interests as a Company or the interests of our other stockholders.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain provisions that may make it more difficult or delay attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. On May 2, 2017, we issued shares of our preferred stock to affiliates of Elliott pursuant to the 2017 Investment Agreement. See Note 6 “Preferred Stock” to the audited consolidated financial statements included elsewhere in this prospectus for further information. On March 1 and April 24, 2018, we issued additional shares of our preferred stock to affiliates of Elliott pursuant to the 2018 Investment Agreement. See Note 16 “Subsequent Events” to the audited consolidated financial statements included elsewhere in this prospectus for further information. In addition, our certificate of incorporation provides for our board to be divided into three classes, serving staggered terms. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. Delaware law also imposes conditions on the voting of “control shares” and on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests. Further, our stockholders approved the Corporate Governance Proposals at the 2018 annual meeting held on December 19, 2018. Such provisions could make it more difficult for a third party to acquire us, discourage a takeover, and could adversely affect existing stockholders.

Risks Related to the Rights Offering

Depending on the extent to which holders other than Elliott exercise their rights, you may become a minority stockholder in a company controlled by Elliott. There may be very limited liquidity for your common stock, and there may be more limited opportunities for you to realize a control premium. This is the case whether or not you exercise your rights. Since you have no control over the exercise of rights by other holders, you should assume that no holder other than Elliott will exercise their rights.

We have entered into the Standby Purchase Agreement with Elliott, under which Elliott has agreed to purchase from us, and we have agreed to issue to Elliott, at the subscription price, unsubscribed shares of common stock such that gross proceeds of this rights offering after giving effect to the backstop commitment will be $450 million, an amount sufficient to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of

the Company Transaction Expenses. On January 11, 2019, Elliott beneficially owned approximately 13.5% of our outstanding common stock. Pursuant to the Standby Purchase Agreement, Elliott has also agreed to exercise its basic subscription right in full, but is not be entitled to subscribe for additional shares under the over-subscription right. If Elliott is the only holder of rights who exercises its rights in this rights offering, the Company will issue an aggregate of 900,000,000 shares of common stock to Elliott. Since you have no control over the exercise of rights by other holders, you should assume that no holder other than Elliott will exercise their rights.

Under such circumstances, Elliott’s ownership percentage of our outstanding common stock would increase to approximately 96.4%, after giving effect to this rights offering. As a result, Elliott would be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors, mergers, consolidations and acquisitions, the sale of all or substantially all of our assets and other decisions affecting our capital structure, the amendment of our certificate of incorporation and bylaws, and our winding up and dissolution. In addition, our stockholders approved certain corporate governance proposals at the annual meeting held on December 19, 2018. The corporate governance changes resulting from such approvals would be beneficial to Elliott were it to acquire a controlling interest in the Company as such changes would allow any controlling stockholder to exercise greater control over the Company than it otherwise would have. Your interests as a holder of common stock may differ from the interests of Elliott.

Elliott will not be subject to any lock-up with respect to its shares of our common stock following this rights offering. If Elliott acquires a controlling position in our common stock as a result of this rights offering, it will therefore have the ability to sell that controlling position in a privately negotiated transaction and realize a control premium for the shares of our common stock held by it if it is able to find a buyer that is willing to pay such a premium. You should not assume that in connection with such a sale of control by Elliott there would be a concurrent offer for the shares held by other stockholders or that you would otherwise be able to realize any control premium for your shares. Additionally, if Elliott privately sells a significant equity interest in us, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with the interests of other stockholders.

In addition, we expect that a significant portion of the shares of our common stock held by Elliott following this rights offering may be pledged as part of the collateral securing certain of Elliott’s secured borrowing arrangements. Upon certain events of default, the secured lenders under these arrangements may take possession, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the collateral. Any such enforcement action by Elliott’s secured lenders may result in a change in control of our Company. In addition, upon such events of default, the registration rights we grant to Elliott will immediately and automatically be assigned in full to the secured lenders with respect to any registrable securities held by such secured lenders. We have no obligation to maintain Elliott’s financial viability and Elliott may not remain current on its obligations under its secured borrowing arrangements.

If Elliott owns a significant majority of our outstanding common stock following this rights offering, the liquidity for your shares may be adversely affected. Elliott will also not be required to cause the Company to maintain the listing of our common stock on the NYSE. If, once controlled by Elliott, we were to decide to discontinue the listing of our common stock, this may further adversely affect the liquidity in our common stock. Any such reduced liquidity is likely to materially and adversely affect the trading price for our common stock. Other actions that we may take once controlled by Elliott could have additional material and adverse effects on the liquidity in our common stock and our stock price.

It is also possible that a person or group other than Elliott may acquire control over us by purchasing unexercised rights in the open market or through private transactions and subsequently exercising those rights. The risks related to control by Elliott would similarly apply to the control by another person or group.

Depending on the extent to which holders other than Elliott exercise their rights, we may be a “controlled company” within the meaning of the NYSE listing standards. Consequently, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements.

If, after the completion of this rights offering, Elliott owns more than 50% of our common stock, we will be a controlled company within the meaning of the NYSE listing standards. Under the NYSE listing standards, a controlled company may elect to not comply with certain NYSE corporate governance standards, including the requirements that (i) a majority of the board of directors consist of independent directors, (ii) it maintain a nominating and corporate governance committee that is composed entirely of independent directors with a written charter address addressing the committee’s purpose and responsibilities, (iii) it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iv) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this rights offering, we may utilize any of these exemptions and others afforded to controlled companies. Consequently, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

While we have entered into the Standby Purchase Agreement with Elliott, if we are unable to satisfy the conditions under the Standby Purchase Agreement, and are therefore unable to consummate the transactions contemplated by the Standby Purchase Agreement, we will not consummate this rights offering.

We entered into the Standby Purchase Agreement with Elliott to provide the backstop commitment and ensure we will receive $450 million in gross proceeds from this rights offering, which was subsequently amended on January 10, 2019 to extend the date by which we are required to consummate this rights offering; however, we cannot guarantee that we will ultimately satisfy the conditions under the Standby Purchase Agreement and consummate the transactions contemplated thereby. Among other conditions, a condition to Elliott’s obligation to provide the backstop commitment is that our representations and warranties made in the Standby Purchase Agreement are true and correct in all material respects as of the closing date of this rights offering, including that the Company has been operated in the ordinary course of business, consistent with past practice, and no Effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Standby Purchase Agreement). Please see “The Rights Offering—The Backstop Purchaser” for further conditions to the obligation of Elliott to consummate the transactions contemplated by the Standby Purchase Agreement. In the event we do not satisfy the conditions under the Standby Purchase Agreement and obtain the backstop commitment from Elliott, we will not consummate this rights offering. If we do not ultimately consummate this rights offering, we will be forced to find another party to provide a backstop commitment or continue to explore other strategic financing alternatives to improve our capital structure. There can be no guarantee that another party would be willing to provide a backstop commitment or that we would be able to identify a strategic financing alternative that would be as beneficial to our capital structure. Failure to consummate this rights offering could have a materially adverse effect on our financial condition and results of operations.

If Elliott owns greater than 35% of our common stock after this rights offering, such acquisition will be deemed a change in control under certain management compensation plans and agreements. Such change in control could cause a material adverse effect on our liquidity, financial condition, and results of operations. In addition, the ownership by Elliott of a substantial percentage of our common stock after this rights offering may be deemed a change in control under certain of our other arrangements and agreements with customers, suppliers, or other parties, which could cause a material adverse effect on our liquidity, financial condition, and results of operations.

If, after the completion of this rights offering, Elliott owns more than 35% of our common stock, such acquisition will be deemed a change in control under certain management compensation plans and agreements. A change in control under certain of our management compensation plans and agreements would require the accelerated vesting of all outstanding and unvested equity awards. In addition, if a change in control were to occur following the completion of this rights offering, certain members of management would be entitled to cash-based severance payments, health and welfare benefits, and bonus payments if such members of senior management are terminated without cause or for good reason (each as defined in their respective employment agreements) within twenty-four months following the change in control. Such cash payments and benefits would be difficult for us to make given our current liquidity constraints and would further constrain our liquidity. While we have obtained waivers to these provisions from members of our senior management and directors in the event this rights offering constitutes a change in control, we have not obtained waivers from other employees and plan participants. If we are required to make any payments due to a change in control following consummation of this rights offering, such payments and provision of benefits could have a material adverse effect on our liquidity and financial condition.

In addition, the ownership by Elliott of a substantial percentage of our common stock after this rights offering may be deemed a change in control under certain of our other arrangements and agreements with customers, suppliers, or other parties, which could cause a material adverse effect on our liquidity, financial condition, and results of operations. We are continuing to analyze the effects, if any, such a change in control may have on any such arrangements or agreements.

The market price of our common stock may decline before or after the rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including:

•	this rights offering, which will involve the issuance of an additional 900,000,000 shares of our common stock;

•	actual or anticipated fluctuations in our results of operations;

•	announcements by us or our competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

•	changes in the prices or demand for our services;

•	our involvement in litigation;

•	our sale of common stock or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

Additionally, on December 27, 2018, we filed a registration statement on Form S-1, including a preliminary prospectus for the offer and sale of up to 7,810,625 shares of our common stock by HCI. The sale of our common stock or related subscription rights by HCI could impact the market price of our common stock.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in this rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of this rights offering, you will not be able to sell the shares of our common stock that you purchase in this rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of this rights offering. We will not pay you interest on funds delivered to the rights agent pursuant to the exercise of rights.

This rights offering may cause the price of our common stock to decrease and you may be able to purchase our shares of common stock on the open market at a price below the subscription price.

The announcement of this rights offering, the subscription price, and the number of shares of our common stock we could issue if this rights offering is completed could result in an immediate decrease in the trading price of our common stock. This decrease may occur before the expiration of this rights offering and continue after consummation of this rights offering. If such a decrease occurs, your purchase of shares of our common stock in this rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of rights are exercised and the holders of the shares of our common stock received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. Accordingly, you may be able to purchase our shares of common stock on the open market at a price below the subscription price. On January 9, 2019, the closing price of our common stock as reported on the NYSE was $0.53.

If you do not exercise your rights in full in this rights offering, you will suffer significant dilution in your percentage ownership of the Company.

If you do not exercise any rights in this rights offering, the number of shares of our common stock that you own will not change and your percentage ownership will be diluted after completion of this rights offering. In addition, if you do not exercise your rights in full, your percentage ownership will be materially diluted after completion of this rights offering.

We reserve the right to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. If we cancel this rights offering, neither we nor the rights agent will have any obligation to you, except to return your subscription payments.

We reserve the right to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of Elliott, except for an extension of the subscription period by not more than 10 days, unless the Standby Purchase Agreement is terminated. If this rights offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the rights agent in connection with this rights offering will be held by the rights agent, on our behalf, in a segregated interest bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this rights offering and return your subscription payment.

The Standby Purchase Agreement permits us to terminate this rights offering at any time prior to the commencement of the subscription period if conditions of a customary fiduciary out provision are satisfied. However, once the subscription period has commenced, any termination, as well as any cancellation, extension or amendment, for any reason, will require the prior consent of Elliott, except for an extension of the subscription period by not more than 10 days.

The Standby Purchase Agreement permits us to terminate this rights offering at any time prior to the commencement of the subscription period if conditions of a customary fiduciary out provision are satisfied. However, once the subscription period has commenced, any termination, as well as any cancellation or amendment, for any reason, will require the prior consent of Elliott, except for an extension of the subscription period by not more than 10 days.

As a result, even if a third party offers to act or indicates an interest to act as backstop purchaser on more favorable terms than Elliott or offers or indicates an interest in a different transaction that would be more favorable to holders of our common stock, we may not be able to engage in any such transaction or discussions relating thereto without Elliott’s consent, unless the Standby Purchase Agreement has expired in accordance with its terms. Either party may terminate the Standby Purchase Agreement and the transactions contemplated thereby may be abandoned at any time prior to the closing of the rights offering and the backstop commitment if the transactions contemplated by the Standby Purchase Agreement do not close by March 1, 2019; provided, however, that the right to terminate the Standby Purchase Agreement is not available to any party whose failure to comply with any provision of the Standby Purchase Agreement is the cause of, or resulted in, the failure of the closing to occur on or prior to such date. See “The Rights Offering—The Backstop Purchaser—Termination.”

The projected financial information incorporated by reference herein is forward-looking in nature and is subject to a number of assumptions and uncertainties.

The projected financial information incorporated by reference herein is forward-looking in nature and subject to a number of assumptions, adjustments, and uncertainties and does not represent our actual results of operations or capitalization. In particular, the projected financial information was prepared in October 2018 for the purpose of informing our board of directors as part of our review of strategic financing alternatives. The projected financial information was not prepared with a view to public disclosure and is for informational purposes only. The projected financial information has been prepared by, and is the responsibility of, our management, and is subjective in many respects. The projected financial information reflects estimates made by our management as to future events that our management believed were reasonable at the time they were prepared but are subject to numerous assumptions with respect to our ability to achieve strategic goals, objectives, and targets, industry performance, regulatory environment, general business, economic, market, and financial conditions and other important factors that may affect actual results and cause the projections to not be achieved. The projected financial information is based on a number of key assumptions, including:

•	A stable industry operating environment including demand, pricing, customer retention and competitive intensity;

•

Truckload & Express investment in capacity and technology for our active on-demand air and ground expedite business and structural and capacity improvements in our over-the-road capabilities as well as moderate growth in truckload rates from 2018 levels;

•

LTL’s recovery based on improvements in shipment reliability, freight profile (including a focus on long-haul and metro-to-metro shipping), yield, rate expansion, volume growth, linehaul costs and operating cost structure (specifically, return to positive contributions from LTL and truckload dry van businesses in 2019 and continued improvement in 2020 onward);

•

Ascent Global Logistics growth through increased integration enabling access to more of our brokerage capabilities by more of our customers, and retail consolidation offering continued strong growth from existing and new customers driven by a continued strong demand environment and positive market trends;

•	Attracting and retaining drivers necessary for our operations;

•

Improvements in the capital structure providing access to the capital needed to fund investments in technology, upgrade our fleets, fund working capital and attract drivers and other talent needed to execute our strategic plan;

•	No material acquisitions or divestitures; and

•	Reduced costs arising from restatement litigation and government investigations and remediation work for our internal control environment starting in 2020.

There can be no assurance that the projected financial information will or would be realized, and actual results may be materially better or worse than those contained in the projected financial information incorporated by reference herein. Further, the incorporation by reference of this information should not be regarded as an indication that the board of directors, our Company, or any of our affiliates or our or their respective directors, officers, employees, or advisors or any other recipient of this information considered, or now considers, the projected financial information to be material information of our Company or predictive of actual future results nor should it be construed as financial guidance. As a result, you should not place undue reliance on the projected financial information when making a decision to invest in our securities or to participate in this rights offering as our future results may differ materially from those presented in our projected financial information. We do not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings, or other results, and we do not intend, and expressly disclaim any responsibility, to update or otherwise revise such financial projections, except to the extent required by applicable federal securities laws. We, however, may release earnings guidance from time to time, which may amend, supplement or revise previously released earnings guidance or financial projections, including the projected financial information incorporated by reference herein. For example, the projected financial information includes a projection of $25 million of Adjusted EBITDA for the year ended December 31, 2018; however, on November 7, 2018, in connection with the release of our results for the three and nine months ended September 30, 2018, we issued a statement, which is not incorporated by reference herein, that we expect Adjusted EBITDA for the year ended December 31, 2018 to be between $20 million and $25 million.

No prior market exists for the rights. Additionally, the NYSE may suspend trading in the rights if the price per share of our common stock falls below the subscription price.

Although the rights will be listed for trading on the NYSE, the rights will be a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the rights or the market value of the rights. Subject to certain earlier deadlines described under “The Rights Offering—Other Transfers,” the rights are transferable until the close of trading on the NYSE on February 15, 2019, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date), at which time they will be no longer transferable. The rights agent will only facilitate subdivisions or transfers of the physical subscription rights until 5:00 p.m., Eastern Time, on February 13, 2019 three business days prior to the scheduled February 19, 2019 expiration date. If you wish to sell your rights or the rights agent tries to sell rights on your behalf in accordance with the procedures discussed in this prospectus but such rights cannot be sold, or if you provide the rights agent with instructions to exercise the rights and your instructions are not timely received by the rights agent or if you do not provide any instructions to exercise your rights, then the rights will expire, will be void, and will have no value.

Additionally, our common stock is currently listed on the NYSE. On January 9, 2019, the closing price of our common stock as reported on the NYSE was $0.53. In the event price per share of our common stock falls below the subscription price for this rights offering, the NYSE may suspend trading in the rights. The rights will not be admitted for trading on the NYSE at the commencement of this rights offering if the stock price is not at or greater than the $0.50 subscription price; however, once the stock price is at or above $0.50 during the course of this rights offering, the NYSE will list the rights for trading beginning on the next trading day. Our common stock must consistently trade at or above $0.50 in order for the rights to remain listed on the NYSE during the course of this rights offering, and subsequent removal of the rights from listing is subject to the NYSE’s discretion.

The subscription price determined for this rights offering is not an indication of the fair value of our common stock.

A special financing alternatives committee, or the special committee, of independent directors on our board of directors determined the subscription price after considering, among other things, (i) the trading price of our common stock over the past several months, (ii) the likely cost of capital from other sources, (iii) the price at which our stockholders might be willing to participate in this rights offering, and (iv) the price at which Elliott would be willing to backstop this rights offering. The subscription price for a right is $0.50 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in this rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the rights expire. If you exercise your rights and the public trading market price of our common stock is or afterwards decreases below the subscription price, you will have committed to buy shares of our common stock at a price above the prevailing market price. Our common stock is traded on the NYSE under the symbol “RRTS,” and the closing price of our common stock on the NYSE on January 9, 2019, was $0.53 per share. Moreover, you may be unable to sell shares of common stock that you purchase in this rights offering at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.

Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the rights agent at or before 5:00 p.m., Eastern Time, on February 19, 2019, the expiration date of this rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the rights agent at or before the expiration date of this rights offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the rights agent at or before the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the rights agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our rights agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the rights and our common stock.

The sale of substantial amounts of the rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our rights and our common stock in the public market, and the availability of shares for future sale, including up to 900,000,000 shares of our common stock to be issued in this rights offering, and 1,820,361 shares of our common stock issuable as of January 30, 2019, upon exercise of outstanding options to acquire shares of our common stock and restricted stock units could adversely affect the prevailing market price of our common stock and the rights and could cause the market price of our common stock to remain low for a substantial time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and rights were attempted to be sold within a short period of time, the market for our shares and the rights would be adversely affected. It is also unclear whether or not the market for our common stock (and any market that develops for our rights) could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and the rights. See “—The market price of our common stock may decline before or after the rights expire.”

You may not receive all of the shares you subscribe for pursuant to the over-subscription right.

If an insufficient number of shares are available to fully satisfy all over-subscription right requests, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right.

In administering this rights offering, we will be relying on statements, representations and other information provided to us by third parties.

In administering the exercising of rights and the pro rating of over-subscription rights in this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the rights agent’s ability to administer this rights offering in accordance with the terms and conditions described in this prospectus.

The dealer manager is not underwriting, or acting as placement agent of, the rights or the common stock underlying the rights.

Barclays Capital Inc. will act as the dealer manager for this rights offering. The dealer manager is not underwriting this rights offering and has no obligation whatsoever to purchase, or procure purchases of, the rights or the common stock underlying the rights offered hereby. The dealer manager makes no recommendation as to whether you should exercise, transfer or let lapse your rights. The dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except as may be set forth in the dealer manager agreement and any other arrangements we might have. This rights offering may not be successful despite the services of the dealer manager to us in this rights offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus and incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, included or incorporated into this prospectus regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, markets for our services, potential acquisitions or strategic alliances, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements represent our current reasonable expectations and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including, but not limited to, those described in the section entitled “Risk Factors” in this prospectus, and the following:

•	the effects of significant liability claims and the cost of maintaining our insurance;

•	the effects of increased premium costs;

•	the cost of compliance with and the effects of governmental and environmental regulations;

•	fluctuations in the levels of capacity in the over-the-road freight sector;

•	our ability to successfully execute our acquisition strategy;

•	our ability to integrate our acquired companies;

•	our international operations;

•	our ability to service our debt obligations;

•	fluctuations in the price or availability of fuel;

•	general economic, political, and other risks that are out of our control, including any prolonged delay in a recovery of the U.S. over-the-road freight sector;

•	the competitive nature of the transportation industry;

•	our reliance on our executive officers and key personnel;

•	our reliance on ICs to provide transportation services to our customers;

•	the ability of our carriers to meet our needs and expectations, and those of our customers;

•	our ability to maintain, enhance, or protect our proprietary technology systems;

•	the effects of any breaches of our information security systems, including any litigation related thereto;

•	the outcome of pending securities litigation and related investigations by the DOJ and the SEC;

•	our ability to regain compliance with certain NYSE listing standards pertaining to minimum market capitalization and stock price;

•	seasonal fluctuations in our business;

•	our ability to attract and retain sales representatives;

•	the volatility of the market price of our common stock;

•	certain provisions in our charter documents that could discourage potential acquisitions or delay, deter, or prevent a change in control;

•	the broad discretion of our management in allocating the remaining net cash proceeds of this rights offering retained for general corporate purposes;

•	the significant influence over our Company by our principal stockholders; and

•	other risks and uncertainties described from time to time in our reports filed with the SEC, which are incorporated by reference.

We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in or incorporated by reference into this prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

We expect to receive $450 million in gross proceeds from this rights offering after giving effect to the backstop commitment. We will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock.

We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate net proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering.

As of January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock, and two of our ten directors have been designated by Elliott pursuant to its rights under the documents governing the issuance of our preferred stock. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, and have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of September 30, 2018 (i) on an actual basis, and (ii) on a pro forma as adjusted basis to give effect to the sale of all 900,000,000 shares offered in this rights offering and pursuant to the backstop commitment (including application of gross proceeds as described under “Use of Proceeds”) at a price of $0.50 per share. The amounts set forth below have been rounded for presentation purposes and as a result total amounts may not represent arithmetical sums of components.

	As of September 30, 2018
	(Unaudited) ($ in millions, except par value)
	Actual	As Adjusted
Cash and cash equivalents(1)	$10.0	$10.0

Debt
Revolving credit facility	122.1	90.1
Term loans	40.1	40.1
Capital leases	30.0	30.0

Total debt	$192.2	$160.2	(3)

Preferred stock
Series B Preferred	$187.2	—
Series C Preferred	94.4	—
Series D Preferred	1.1	—
Series E Preferred	43.4	—
Series E-1 Preferred	42.7	—

Total preferred stock(2)	$368.8	—

Total debt plus preferred stock	$561.0	$160.2	(3)

Stockholders’ investment
Common stock $0.01 par value	$0.4	9.4
Additional paid-in capital	404.5	845.5
Retained deficit	(399.0)	(399.0)

Total stockholders’ investment	$5.9	$455.9

Total capitalization(1)	$566.9	$616.1

(1)

As adjusted amounts could vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. See “Use of Proceeds.” In order to avoid a default under our ABL Facility, we are required to maintain 10% of Adjusted Excess Availability, defined as the sum of borrowing capacity under our ABL Facility and our cash balance, but not less than $17.5 million.

(2)	Preferred stock balances are measured using the fair value method, which does not measure the total redemption costs if the preferred stock were redeemed as of September 30, 2018.
(3)	Assumes we retain $32 million in net proceeds for general corporate purposes and such proceeds are used to reduce our outstanding indebtedness.

THE RIGHTS OFFERING

Background and Reasons for the Rights Offering

Elliott Background

On March 3, 2017, Elliott and investment funds affiliated with Elliott filed a joint Schedule 13G pursuant to Rule 13(g) under the Exchange Act indicating that they collectively owned 2,859,635 shares of our common stock, constituting approximately 7.5% of our outstanding common stock as of such date. On April 3, 2017, Elliott and investment funds affiliated with Elliott filed a joint Schedule 13D pursuant to Rule 13(d) under the Exchange Act indicating that they collectively owned 3,310,483 shares of common stock, constituting approximately 8.6% of our outstanding common stock on such date.

We thereafter entered into negotiations with Elliott to make an additional investment in our Company. These negotiations culminated in the execution of an investment agreement dated May 1, 2017 (the “2017 Investment Agreement”), pursuant to which we issued and sold to Elliott, for an aggregate purchase price of $540,500,100, shares of our Series B, C, D, E, and F Preferred Stock. We used the proceeds of the sale of the preferred stock to pay off and terminate our prior senior credit facility and to provide working capital to support our operations and future growth. In connection with the issuance of the preferred stock and pursuant to the 2017 Investment Agreement, we entered into a warrant agreement with Elliott on May 2, 2017, pursuant to which we issued to Elliott warrants to purchase an aggregate of 379,572 shares of our common stock at an exercise price of $0.01 per share. On May 4, 2017, Elliott and investment funds affiliated with Elliott filed a joint amendment to their Schedule 13D pursuant to Rule 13(d) under the Exchange Act to report that Elliott had acquired the preferred stock, warrants to purchase common stock, and entered into the 2017 Investment Agreement.

On June 6, 2017, our board of directors elected Scott L. Dobak to serve as a Class II director and Ralph “Cody” W. Kittle III to serve as a Class III director. Messrs. Dobak and Kittle were elected to our board of directors pursuant to the 2017 Investment Agreement, which required our board of directors to expand the size of our board of directors and fill the vacancies created by such expansion with the individuals designated by Elliott.

On January 30, 2018, we entered into a $52.5 million standby equity commitment agreement (the “Equity Commitment”) with affiliates of Elliott for the potential issuance of shares of our Series E Preferred Stock, subject to the terms specified in the Equity Commitment. We subsequently entered into an additional investment agreement (the “2018 Investment Agreement”) with Elliott, pursuant to which we sold an aggregate $34,998,880 of Series E-1 Preferred Stock to Elliott over two separate transactions on March 1, 2018 and April 24, 2018. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support our operations and future growth and to repay a portion of the indebtedness under our asset-based lending facility with BMO Harris Bank, N.A. and certain other lenders dated July 21, 2019 (as amended, the “ABL Facility”) as required by the credit agreement governing that facility. The 2018 Investment Agreement and ABL Facility were subsequently amended on August 3, 2018 to extend the time period during which the Company is permitted to require Elliott to purchase shares of Series E-1 preferred stock from July 30, 2018 to November 30, 2018 and to terminate the Equity Commitment. The 2018 Investment Agreement and ABL Facility were further amended on September 20, 2018 to extend the time period during which the Company is permitted to require Elliott to purchase shares of Series E-1 preferred stock from November 30, 2018 to January 1, 2019.

On November 12, 2018, Elliott exercised its warrants to purchase 379,572 shares of our common stock at an exercise price of $0.01 per share. On November 16, 2018, two funds affiliated with Elliott each filed a separate Form 3, indicating that it was a beneficial owner of greater than 10% of our common stock. As of January 11, 2019, Elliott and investment funds affiliated with Elliott collectively beneficially owned 5,242,855 shares of common stock, constituting approximately 13.5% of our outstanding common stock as of such date.

As of the date of this prospectus, Elliott holds all of our outstanding shares of preferred stock.

Review and Evaluation of Strategic Alternatives

Our board of directors regularly reviews our results of operations and capital structure. From time to time, our board of directors has discussed potential strategic transactions that would provide financing alternatives to improve our capital structure. The various series of preferred stock issued to Elliott have provided our Company with financial flexibility through the ability to accrue preferred dividends for future payment with limited financial covenants. However, the relatively high rate of the dividend has significantly increased the liquidation value of the preferred stock, resulting in an erosion to the value of our common stock. In addition, the high leverage level has created operational challenges including securing new business, employee retention, and capital investments. In light of these circumstances, our board of directors believed it necessary to evaluate the range of potential refinancing and/or recapitalization transactions available to our Company.

From November 14, 2017 until April 17, 2018, the board of directors had an executive committee consisting of Messrs. Dobak, Doerr, Kennedy, Kittle, Murray, Staley, Stoelting, Urkiel, and Ward. The executive committee was given all of the powers and authority of the full board of directors in the management of the business and affairs of our Company except as expressly prohibited by Delaware law.

During the first quarter of 2018, Mr. Stoelting, at the direction of the executive committee of the board of directors, held discussions with several prominent investment banks in order to determine which firm was best equipped to assist our Company in reviewing possible financing alternatives. At a meeting of the executive committee of the board of directors held on March 15, 2018, the executive committee directed Mr. Stoelting to continue discussions with Barclays Capital Inc. (“Barclays”) regarding their willingness to review strategic financing alternatives for our Company. At that meeting, the executive committee also discussed the advisability of forming a special committee of our board of directors to review and evaluate our financing alternatives.

To that end, on April 17, 2018, our board of directors held a meeting attended by representatives of our senior management team, Barclays and our counsel, Greenberg Traurig, LLP (“GT”). At this meeting, the board of directors approved the establishment of a special financing alternatives committee of our board of directors (the “special committee”), consisting of Messrs. Doerr, Kennedy, and Ward, each of whom is an independent director. The special committee was given all rights, powers, and authority of the board of directors to consider, identify, and evaluate potential alternative strategic financing transactions for our Company and to recommend to the board of directors whether to engage in such transactions. Messrs. Kittle and Dobak abstained from the vote that established the special committee.

The special committee held its first meeting on April 29, 2018 and discussed the current proposed financial terms provided by Barclays for its engagement. This discussion included a discussion of the historical relationship of Barclays and our Company and of Barclays and Elliott, as well as possible asset sale transactions.

The special committee held a meeting on May 3, 2018 and approved the engagement of Barclays by our Company to provide financial advice regarding our capital structure and to provide financial advisory services to our Company in connection with the strategic development of our long-term business plans and to optimize our capital structure. We subsequently entered into an engagement letter with Barclays dated May 14, 2018.

The special committee held a meeting on May 11, 2018 attended by representatives of our senior management team and Barclays. At this meeting, representatives of Barclays provided a preliminary financial analysis regarding our financial condition and various potential alternatives to address our refinancing needs. The alternatives discussed by representatives of Barclays and the special committee included, among others, (i) continuing with the status quo while management focuses on its turnaround efforts, (ii) raising a private investment in public equity, (iii) a sale of all of our Company or select assets, (iv) a restructuring of the preferred stock, and (v) a rights offering. In previous conversations with representatives of Barclays and management, Elliott had orally indicated openness to discussing, at an appropriate time, its potential participation in, and backstop of, a rights offering if the board of directors determined that a rights offering was in the best interests of our Company.

The board of directors held a meeting on May 16 and 17, 2018 attended by representatives of our senior management team and Barclays. During a portion of this meeting, Messrs. Kittle and Dobak excused themselves from the meeting and representatives of Barclays provided a presentation similar to that given to the special committee on May 11. The Barclays presentation included a further review of our financial and operational structure, our capital structure considerations, and a review of our potential alternatives to address its refinancing needs. Following the presentation, Barclays was directed by us to approach Elliott to determine its willingness to make an offer specifying the terms on which Elliott would be willing to backstop a rights offering.

The special committee next held a meeting on May 24, 2018 attended by representatives of our senior management team and Barclays. At this meeting, representatives of Barclays reported that they had spoken to Elliott regarding a possible rights offering, as previously requested by us. Elliott had expressed preliminary openness to participating in a rights offering of approximately $400 to 450 million with a subscription price of $0.50 per share. Elliott had also indicated that it would be likely to provide a backstop for a rights offering on such terms without charging a fee for such backstop. The special committee then engaged in substantial discussion regarding this proposal, including a preliminary analysis by Barclays of the proposed rights offering. The special committee recommended that Barclays identify other parties that may be interested in providing a backstop for a rights offering or an alternative financing proposal. In addition, the special committee recommended that Barclays engage with Elliott to discuss additional terms of a possible rights offering and the possibility of restructuring a portion of the preferred stock with terms more favorable to our Company and our common stockholders.

The special committee then held a meeting on May 29, 2018 attended by representatives of our senior management team and Barclays. At this meeting, representatives of Barclays reported that Elliott had stated it was not willing to provide additional details of a rights offering but was willing to entertain any proposals that we may have.

The special committee held a meeting on May 31, 2018 attended by representatives of our senior management team and Barclays. At this meeting, the special committee, together with representatives of our senior management team and Barclays, discussed potential dual-track processes and timelines for communicating with Elliott on a potential backstop for a rights offering as well as soliciting alternative transaction proposals from other potential investors. The special committee, together with representatives of our senior management team and Barclays, discussed the preparation of a proposed term sheet to present to Elliott, as well as the timing of proposed outreach to other potential investors.

Following this meeting, on June 5, 2018, our management together with representatives of Barclays and GT, prepared an initial draft of a non-binding memorandum of terms (the “term sheet”) for a potential backstopped rights offering with Elliott to provide the backstop commitment. Over the next two weeks, our management, GT, and Barclays discussed, reviewed, and revised the term sheet and solicited feedback from the special committee.

The special committee held a meeting on June 7, 2018 attended by representatives of our senior management team and Barclays. At this meeting, the special committee, together with representatives of our senior management team and Barclays, discussed the summary of key transaction terms to be proposed to Elliott and reviewed an illustrative rights offering transaction overview.

Representatives of Barclays and GT met in person with representatives of Elliott and Debevoise & Plimpton LLP (“Debevoise”), legal counsel to Elliott, in New York on June 18, 2018. At the meeting, the term sheet was discussed including, among other things, that (i) shares issued to Elliott that would increase its ownership percentage in our Company over a certain amount, the ownership limitation, would be issued as non-voting securities; (ii) the proceeds received in the rights offering would be used to pay all accrued and unpaid dividends on the outstanding preferred stock, with any remaining proceeds to redeem as much as possible of the preferred stock without the payment redemption premiums; (iii) Elliott would agree to amend certain provisions of the preferred stock; (iv) Elliott would be prohibited from acquiring and/or transferring its shares of common stock for a specified period of time commencing with the execution of a backstop agreement and ending after the consummation of a rights offering; and (v) Elliott would be entitled to appoint directors commensurate with its voting rights in our Company, subject to the ownership limitation.

Debevoise provided feedback to GT on the term sheet and potential for Elliott’s participation in the rights offering as the backstop purchaser and specific feedback on the draft term sheet on June 20, 2018.

The special committee held a meeting, also on June 20, 2018, attended by representatives of our senior management team and Barclays. At this meeting, representatives from Barclays summarized the June 18, 2018 meeting with Elliott. In addition, GT provided the special committee with Elliott’s initial response to the draft term sheet as communicated by Debevoise. The special committee also discussed the possible use and timing of a press release to publicly announce that we are examining various financing alternatives, including the interplay between such an announcement and the filing of our results for the first quarter of 2018.

The special committee held a meeting on July 9, 2018 attended by representatives of our senior management team and Barclays. At this meeting, the special committee discussed the use of a press release announcing our evaluation of financing alternatives, a draft of which had been provided to the special committee by our management, and related investor solicitation by Barclays. Representatives of Barclays reviewed a proposed timeline for such solicitation as well as a list of prospective investors.

We issued a press release on July 11, 2018 announcing that our board of directors had appointed the special committee to review and evaluate our financing alternatives and that we had engaged Barclays to provide financial advice regarding our capital structure and to provide financial advisory services in connection with the strategic development of our business plans. Additionally, we disclosed in the press release that our capital raising alternatives could include a rights offering or other forms of new equity or debt capital and that we may enter into discussions with various stakeholders as part of the evaluation.

In addition to engaging in discussions with Elliott regarding a proposed rights offering and backstop commitment, beginning on July 12, 2018, Barclays, on our behalf, began contacting other potential investors regarding their interest in financing alternatives and strategic transactions with our Company including but not limited to a change in control transaction. Over the next several weeks, Barclays held conversations with numerous potential investors regarding a potential financing alternative or strategic transaction with our Company. During this period, Barclays contacted 29 potential investors, sent a public investment summary prepared by us to 20 potential investors, and sent a non-disclosure agreement prepared by GT to 21 potential investors. Also during this period, we negotiated and executed non-disclosure agreements with 14 potential investors and we provided access to a virtual data room with confidential information regarding our Company to 14 potential investors. We requested that the potential investors submit their proposals for a financing alternative or strategic transaction by August 10, 2018.

The special committee held a meeting on July 19, 2018 attended by representatives of our senior management team and Barclays. At this meeting, representatives from Barclays provided the special committee with an update regarding the status of the investor solicitation process. The special committee inquired as to whether any strategic investors had expressed an interest, and representatives of Barclays reported that while strategic investors likely saw our announcement, no strategic investors had contacted Barclays.

The special committee held a meeting on August 8, 2018 attended by representatives of our senior management team and Barclays. At this meeting, representatives from Barclays provided a further update regarding the status of the investor solicitation process. Representatives of Barclays indicated that substantially all of the parties contacted had declined to pursue a transaction. Representatives of Barclays also indicated that, at our direction, it had contacted one of our largest stockholders and that such stockholder was in the process of negotiating a non-disclosure agreement with us so that Barclays could then discuss potential financing alternatives with such stockholder.

Elliott provided a written counterproposal to the term sheet on August 9, 2018. In general, Elliott indicated it was only willing to consider providing a backstop to a rights offering transaction with us if such transaction involved a complete redemption of Elliott’s preferred stock. Among other revisions, Elliott’s counterproposal (i) rejected that shares issued to Elliott that would cause Elliott’s ownership of common stock in our Company to go over the ownership limitation would be issued as non-voting securities; (ii) required that the proceeds received in the rights offering would need to be no less than the amount required to pay all accrued and unpaid dividends on the preferred stock and to redeem all preferred stock, together with all redemption premiums, and that the proceeds received in the rights offering must be used for such purpose; (iii) rejected that Elliott would agree to amend the terms of the outstanding preferred stock because the counterproposal provided for the redemption of all the outstanding preferred stock; (iv) rejected that Elliott would be prohibited from acquiring and/or transferring its shares of common stock for a specified period of time commencing with the execution of a backstop agreement and ending after the consummation of a rights offering; and (v) rejected a provision that would limit Elliott’s right to appoint directors to less than Elliott’s pro rata ownership of common stock.

As of August 10, 2018, the deadline for potential investors to submit proposals, we had only received two proposals for a financing alternative or a strategic transaction. Of the 29 potential investors contacted, 19 affirmatively declined to submit a proposal. Eight potential investors did not affirmatively decline to submit a proposal, but had not contacted us by the August 10 deadline. With respect to the two proposals received from the potential investors, the first proposal did not provide a transaction structure or set purchase price. Instead, the non-binding proposal requested to continue its diligence review to identify and evaluate potential transaction structures. The second proposal provided a non-binding debt proposal for a three-year term loan of up to $85 million with proceeds to be used to refinance existing indebtedness and provide liquidity to us. Following the August 10, 2018 deadline, Barclays contacted two additional potential investors, obtained two additional signed non-disclosure agreements, and provided access to a virtual data room to one of the additional potential investors.

The special committee held a meeting on August 14, 2018 attended by representatives of our senior management team and Barclays. At this meeting, representatives from Barclays reviewed the status of prospective investors as well as the two proposals received thus far. The committee also reviewed and discussed the response to the term sheet received from Elliott.

The board of directors held a meeting on August 15 and 16, 2018. During a portion of that meeting on August 16, during which Messrs. Dobak and Kittle excused themselves from the room, the board of directors discussed (i) the results of the outreach to potential investors and the two proposals received from potential investors, (ii) the counterproposal received from Elliott, and (iii) next steps and timing in connection with the potential rights offering and other alternative financing and strategic transactions. The members of the special committee indicated that the proposed rights offering with Elliott was our best alternative at the present time, and the board of directors discussed the proposed exercise price of the rights and other rights offering terms. The board of directors then invited Mr. Kittle to rejoin the meeting, and solicited his opinion on how the investment community might react to a potential rights offering and how Mr. Kittle would think about valuing a rights offering, based on his experience as an analyst at an investment firm. During this discussion, the board did not attempt to negotiate the terms of Elliott’s possible participation in a rights offering with Mr. Kittle, nor did Mr. Kittle participate in any deliberations by the board of directors regarding a possible rights offering.

Of the two additional potential investors contacted following the August 10, 2018 deadline, one affirmatively declined to submit a proposal as of August 18, 2018.

The special committee held a meeting on August 22, 2018 attended by representatives of our senior management team and Barclays. At the meeting, representatives from Barclays updated the special committee regarding two additional potential investors that had expressed interest in either participating in a small rights offering or otherwise participating in a transaction, which included one of the potential investors contacted following the August 10, 2018 deadline. Upon further discussion, the special committee determined that neither investor was likely to provide a viable alternative to the rights offering being negotiated with Elliott since one of the proposals was not large enough in size, and the second proposal was not reasonably likely to be completed on a timely basis. Representatives of Barclays also provided feedback from a meeting on August 21 that took place with one of our largest stockholders who had signed a non-disclosure agreement, where Barclays solicited feedback and views from this investor. The special committee continued to discuss the proposed exercise price of the rights.

The special committee held a meeting on August 30, 2018 attended by representatives of our senior management team and Barclays. Representatives from Barclays presented information to the special committee regarding the financial impact of the rights offering and Elliott’s pro forma ownership after the rights offering, giving effect to different proposed rights offering amounts and different exercise prices of the rights. Representatives from Barclays also presented a proposed timeline for the rights offering process. The special committee continued to discuss the exercise price and size of the rights offering. The special committee also discussed the amount of the rights offering to include on the cover page of the initial registration statement to be filed, for the purposes of evaluating investor interest. The special committee ultimately decided to list the value of the rights offering at $450 million on the cover page of the initial filing.

We provided a draft registration statement for the contemplated rights offering (the “Registration Statement”) to the special committee for its review and comment on September 4, 2018. The special committee held a meeting on September 6, 2018. The special committee discussed with GT and management the status of the Registration Statement and the current expected timeline of the rights offering. The special committee provided its approval for GT to provide the draft Registration Statement to Elliott’s counsel for review and comment. Following the meeting, GT provided the draft Registration Statement to Elliott’s counsel.

The special committee held a meeting on September 14, 2018 attended by representatives of our senior management team and Barclays. Representatives from our senior management team, Barclays, and GT provided an update on the potential filing date for the initial Registration Statement for the rights offering and a subsequent proxy statement for a meeting of our stockholders to grant the approvals required for the rights offering, open issues, and the process following the filing of the rights offering prospectus.

The board of directors held a meeting on September 16, 2018 attended by representatives of our senior management team, Barclays, and GT. Messrs. Kittle and Dobak were not present at this meeting. The board of directors discussed with the representatives from Barclays its ability to provide an opinion with respect to the rights offering. The representatives from Barclays informed the board of directors that it would continue to evaluate what it could potentially opine on in relation to the rights offering. The board of directors also discussed with representatives from Barclays the planned outreach by Barclays to potential investors that the board of directors had asked Barclays to undertake and the timing of that outreach. After the representatives from Barclays left the meeting, Mr. Stoelting and GT provided the board of directors with a status update on the Registration Statement, a copy of which had previously been provided to the board of directors. Following a discussion, the directors present at the meeting unanimously approved the filing of the Registration Statement.

The special committee held a meeting on October 10, 2018 attended by representatives of our senior management team and Barclays. Representatives from Barclays provided the special committee with an update on its investor outreach, which was conducted by Barclays at the special committee’s request to evaluate preliminary feedback from investors on whether they would be supportive of a potential rights offering.

The board of directors held a meeting on October 18, 2018 attended by representatives of our senior management team and Barclays. Representatives from Barclays presented an updated financial analysis of the Company and the refined financial projections prepared by our senior management. Representatives from Barclays also described management’s expected use of the gross proceeds in the rights offering and our pro forma capitalization, as of December 31, 2018, with and without giving effect to the rights offering. Following Barclays’ presentation of our pro forma capitalization, Messrs. Kittle and Dobak excused themselves from the meeting. Representatives from Barclays then provided the board of directors, other than Messrs. Kittle and Dobak, with an update on investor outreach and discussions with various shareholders. GT then provided the board of directors, other than Messrs. Kittle and Dobak, with an update on the draft preliminary proxy statement and expected timing for filing of the preliminary proxy statement.

The special committee held a meeting on November 7, 2018 attended by representatives of our senior management team, Barclays, and GT. GT advised the special committee of their duties under Delaware law, particularly the special committee’s “Revlon” duties. Representatives from Barclays then made a presentation to the special committee and discussed (i) the three-year stock price performance and current market valuation, (ii) projected financial information as provided by our management, (iii) an overview of the various alternatives potentially available to us along with certain benefits and considerations in connection with each alternative as provided by our management, (iv) a summary of the outreach to third parties in connection with alternative transactions conducted by Barclays at the Company’s request and direction together with a summary of the proposals received, (v) the pro forma impact of the rights offering on the Company’s capitalization, and (vi) certain potential benefits and considerations of the rights offering to the Company. Barclays then informed the special committee that it was prepared to deliver to our board of directors a letter, dated November 7, 2018 that, as of such date, and based upon and subject to the qualifications, limitations, factors, and assumptions set forth in the letter, Barclays was of the opinion that, from a financial point of view, the Proposed Transaction (as defined in the letter, a copy of which is attached as Annex E to our Definitive Proxy Statement for the 2018 annual meeting of stockholders) was the best alternative reasonably available to the Company under the circumstances. Barclays’ opinion is not intended to be and does not constitute a recommendation to any stockholder, including but not limited to as to whether to exercise rights in connection with the rights offering. The special committee then discussed with Barclays its analysis of the outstanding shares of common stock and votes required, based on the relative percentages of each holder, in order to have sufficient stockholder support to approve the transactions contemplated by the rights offering. Later in the meeting and following deliberations, the special committee then unanimously recommended to the board of directors that the board adopt, approve, and recommend to the stockholders that the stockholders approve the Authorized Share Increase Proposal, the Standby Purchase Agreement Proposal, the Written Consent Proposal, the Special Meeting Proposal, the Director Removal Proposal, the Certificate of Incorporation Amendment Proposal, the Bylaw Amendment Proposal, the Forum Selection Proposal, the Section 203 Opt-Out Proposal, and the Business Opportunity Proposal. In addition, the special committee approved an amended engagement agreement with Barclays.

Later that same day, the board of directors held a meeting attended by representatives of our senior management team, Barclays, and GT. Messrs. Kittle and Dobak were not present at this meeting of the board of directors. GT advised the board of directors of their duties under Delaware law, particularly the board of directors’ “Revlon” duties. Representatives from Barclays then made the same presentation to the board of directors that it has previously made to the special committee. Barclays then informed the board of directors that it was prepared to deliver to the board of directors a letter, dated November 7, 2018 that, as of such date, and based upon and subject to the qualifications, limitations, factors, and assumptions set forth in the letter, Barclays was of the opinion that, from a financial point of view, the Proposed Transaction (as defined in the letter) was the best alternative reasonably available to the Company under the circumstances. Barclays’ opinion is not intended to be and does not constitute a recommendation to any stockholder, including but not limited to as to whether to exercise rights in connection with the rights offering. The board of directors then held a discussion with Barclays similar to the discussion held by the special committee regarding an analysis of the outstanding shares of common stock and votes required, based on the relative percentages of each holder, in order to have sufficient stockholder support to approve the transactions contemplated by the rights offering. Following deliberations, the board of directors, other than Messrs. Kittle and Dobak, unanimously adopted and approved, and recommended to the stockholders that the stockholders approve, all of the proposals in our Definitive Proxy Statement for our 2018 annual meeting of stockholders, including the Authorized Share Increase Proposal, the Rights Offering Proposal, the Standby Purchase Agreement Proposal, the Written Consent Proposal, the Special Meeting Proposal, the Director Removal Proposal, the Certificate of Incorporation Amendment Proposal, the Bylaw Amendment Proposal, the Forum Selection Proposal, the Section 203 Opt-Out Proposal, and the Business Opportunity Proposal.

On November 8, 2018, we entered into the Standby Purchase Agreement with Elliott, which was subsequently amended on January 10, 2019 to extend the date by which we are required to consummate this rights offering.

The Special Committee held a meeting on December 5, 2018 attended by representatives of our senior management team, Barclays, and GT. Representatives from Barclays provided the Special Committee with updates on the status of votes received with respect to the Rights Offering Proposals, the marketing plans for the rights offering, and the timeline for the rights offering.

The board of directors held a meeting on December 17, 2018 attended by representatives of our senior management team, Barclays, and GT. Our senior management team provided the board of directors an update on the votes received for the annual meeting. Representatives from Barclays then discussed the rights offering process and timing, including HCI’s unwillingness to participate in the rights offering. The board of directors discussed filing a resale registration statement so HCI could, given its presumptive affiliate status as a large shareholder, sell its shares of our common stock and related subscription rights. The board of directors were in favor of filing a resale registration statement so other investors could potentially participate in the rights offering.

The board of directors held a meeting on December 31, 2018 attended by representatives of our senior management team and GT. A representative from GT discussed with the board of directors the status of the partial government shutdown and the potential impact on timing of the rights offering, including effectiveness of the Registration Statement. After this discussion, Messrs. Kittle and Dobak left the meeting. The board of directors, other than Messrs. Kittle and Dobak, then approved a rights offering record date of January 9, 2019. In addition, the board of directors, other than Messrs. Kittle and Dobak, appointed Mr. Kennedy to serve as the sole member of the record date committee to change the January 9, 2019 record date if needed due to the impact of the partial government shutdown or otherwise upon the advice of our counsel and senior management.

The board of directors held a meeting on January 8, 2019 attended by representatives of our senior management team and GT. Our senior management team discussed with the board of directors an updated timeline for filing an amendment to the Registration Statement due to the partial government shutdown. The board of directors and senior management discussed filing an amendment to the Registration Statement within a week of the January 8, 2019 meeting.

On January 9, 2019, Mr. Kennedy, acting as the sole member of the record date committee of the board of directors, moved the record date of the rights offering from January 9, 2019 to January 30, 2019 to accommodate the updated timing for the rights offering due to the partial government shutdown.

The Rights

We are distributing to the record holders of our common stock as of January 30, 2019, the record date, rights to purchase shares of our common stock at a price of $0.50 per share, the subscription price. The rights are transferable until the close of trading on the NYSE on February 15, 2019, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date), and will entitle the holders of those rights to purchase shares of common stock for an aggregate purchase price of $450 million. See below, including “—Procedures for DTC Participants,” for additional information regarding subscription by DTC participants and stockholders who hold their shares in “street name” with DTC participants.

You will receive one right for every share of our common stock you own at the close of business on the record date. Each basic subscription right will entitle the holder thereof to purchase at the subscription price, at or before the expiration date of this rights offering, 23.1379497159 shares of common stock for each right held by such holder. Stockholders, other than Elliott, who elect to exercise their basic subscription right in full may also subscribe, at the subscription price, for additional shares of our common stock under their respective over-subscription rights (up to the number of shares subscribed for under the basic subscription right) to the extent that other rights holders do not exercise their basic subscription rights in full. If there is not a sufficient number of shares of our common stock to fully satisfy the over-subscription right requests, the available shares of common stock will be sold pro rata to rights holders who exercised their over-subscription right based on the number of shares each rights holder subscribed for under the over-subscription right.

We intend to keep this rights offering open until the expiration date, unless extended by us; provided that, pursuant to the Standby Purchase Agreement, the expiration date of this rights offering may not be extended by more than 10 days without the prior written consent of Elliott.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your rights at any time during the subscription period, which ends at 5:00 p.m., Eastern Time, on February 19, 2019, the expiration date of this rights offering, unless extended by us, provided that, pursuant to the Standby Purchase Agreement, the expiration date of this rights offering may not be extended by more than 10 days without the prior written consent of Elliott.

Subject to the foregoing, we will extend the duration of this rights offering as required by applicable law. We may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give holders of rights more time to exercise their rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the rights agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the rights agent receives the documents and payment of the subscription price relating to your exercise after this rights offering expires, regardless of when you transmitted the documents.

The Standby Purchase Agreement includes a customary fiduciary out provision that will allow us to terminate this rights offering at any time prior to the commencement of the subscription period. The Standby Purchase Agreement permits us to cancel, terminate, or extend this rights offering prior to the expiration of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of Elliott, except for an extension of the subscription period by not more than 10 days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend or extend this rights offering will be made by us. If this rights offering is terminated, all rights will expire without value, and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the rights agent in connection with this rights offering will be held by the rights agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this rights offering and return your subscription payment.

Basic Subscription Rights and Over-Subscription Rights

Your rights entitle you to a basic subscription right and an over-subscription right.

Basic Subscription Right. You will receive one right for every share of our common stock you owned at the close of business on the record date. The basic subscription right of each right entitles you to purchase 23.1379497159 shares of our common stock at the subscription price of $0.50 per share. You are not required to exercise all of your basic subscription rights unless you wish to purchase shares under your over-subscription right. We will deliver to the holders of record who validly exercise their rights under the basic subscription right and make payment of the subscription price in full, certificates representing the shares purchased with their basic subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the basic subscription right, we will credit your account with such shares, in each case promptly following the later of the expiration of this rights offering or the satisfaction or waiver of the closing conditions of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).

All rights issued to a stockholder of record (other than Elliott) who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder if, at such time, if applicable, such holder has not obtained such clearance or approval.

Over-Subscription Right. In addition to your basic subscription right, you may subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription right), upon delivery of the required documents and payment of the subscription price of $0.50 per share, before the expiration of this rights offering. The Standby Purchase Agreement does not permit Elliott to subscribe for additional shares of common stock under the over-subscription right. You may only exercise your over-subscription right if you exercised your basic subscription right in full, including payment of the subscription price therefor, and other holders of rights do not exercise their basic subscription rights in full. We will deliver to the holders of record who purchase shares in this rights offering certificates representing the shares purchased with their over-subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the over-subscription right, we will credit your account with such shares, promptly following the later of the expiration of this rights offering or the satisfaction or waiver of the closing conditions of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).

Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other rights holders have subscribed for under the over-subscription right.

Full Exercise of Basic Subscription Right. You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity. For example, suppose that you were granted rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.

When you complete the portion of your rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription right as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full. In exercising the over-subscription right, you must pay the full subscription price for all the shares you are electing to purchase.

Return of Excess Payment. If you exercised your over-subscription right and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, within ten business days after the expiration of this rights offering.

The Backstop Purchaser

The Standby Purchase Agreement. We entered into the Standby Purchase Agreement with Elliott under which we agreed to issue and sell to Elliott, and Elliott agreed to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of common stock in this rights offering, subject to the terms and conditions of the Standby Purchase Agreement, which transaction, together with Elliott’s exercise of its basic subscription right in full, we refer to as the backstop commitment. The purchase of shares of our common stock by Elliott pursuant to the backstop commitment would be effected in a transaction exempt from the registration requirements of the Securities Act, and would not be registered pursuant to the registration statement of which this prospectus forms a part. Any description of the terms and conditions of the backstop commitment is qualified in its entirety by reference to the Standby Purchase Agreement, which was filed as Exhibit 10.48 to our Current Report on Form 8-K filed with the SEC on November 9, 2018 and is incorporated by reference herein.

The Closing. The obligations of the Company and Elliott to consummate the transactions contemplated by the Standby Purchase Agreement are subject to the satisfaction prior to the closing of this rights offering of each of the following joint conditions (which may be waived in whole or in part by the Company or Elliott in their sole discretion): (i) the registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement in all material respects without the waiver of any condition thereto; (iii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of the transactions contemplated by the Standby Purchase Agreement, including this rights offering shall have been made or received; (iv) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act or any other competition law or regulations shall have occurred; (v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (vi) approval of the Rights Offering Proposals; (vii) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event the Company’s common stock ceases to be listed and traded on the NYSE on or prior to the closing date of this rights offering; and (viii) there are no restrictions on the Company’s ability to redeem all outstanding shares of the Company’s preferred stock in accordance with the terms of the Standby Purchase Agreement.

In addition to the joint conditions, our obligation to issue and sell to Elliott all shares of our common stock offered in this rights offering that remain unsubscribed at the end of the subscription period will be subject to the satisfaction prior to the closing of this rights offering of each of the following conditions (which may not be waived, in whole or in part, without the prior written consent of Elliott): (i) the representations and warranties of Elliott made in the Standby Purchase Agreement shall be true and correct in all material respects as described in the Standby Purchase Agreement; and (ii) Elliott shall have performed and complied in all material respects with all covenants and agreements contained in the Standby Purchase Agreement and in any other Transaction Agreement (as defined in the Standby Purchase Agreement).

In addition to the joint conditions, Elliott’s obligation to purchase all of our unsubscribed shares of common stock in this rights offering will be subject to the satisfaction prior to the closing of this rights offering of each of the following conditions (which may be waived in whole or in part by Elliott in its sole discretion): (i) we shall have received a waiver by the lenders of the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility and to waive any event of default that may be deemed to have occurred as a result of the consummation of this rights offering and the issuance of the common stock pursuant to the backstop commitment; (ii) the Company shall have executed and delivered to Elliott the amended and restated registration rights agreement; (iii) the Company shall have executed and delivered to Elliott the amended and restated stockholders’ agreement; (iv) the representations and warranties of the Company made in the Standby Purchase Agreement shall be true and correct in all material respects as described in the Standby Purchase Agreement; (v) the Company shall have performed and complied in all material respects with all covenants and agreements contained in the Standby Purchase Agreement and in any other Transaction Agreement (as defined in the Standby Purchase Agreement); and (vi) we shall have taken all necessary and required corporate action to adopt and shall have implemented the Corporate Governance Proposals.

In addition to the foregoing conditions to consummate the purchase and sale of all unsubscribed shares of the Company’s common stock in this rights offering, our obligation under the Standby Purchase Agreement to consummate this rights offering will be subject to the satisfaction prior to the closing of this rights offering of each of the following conditions (which may be waived in whole or in part by the Company with the consent of Elliott): (i) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement in all material respects; (ii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of this rights offering shall have been made or received; (iii) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering; (iv) the registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (v) approval of the Rights Offering Proposals; (vi) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act or any other competition laws or regulations shall have occurred; (vii) we shall have received a waiver by the lenders of the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility and to waive any event of default that may be deemed to have occurred as a result of the consummation of this rights offering and the issuance of the common stock pursuant to the backstop commitment; (viii) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event the Company’s common stock ceases to be listed and traded on the NYSE on or prior to the closing; and (ix) the concurrent closing of the purchase of shares of our common stock by Elliott of the unsubscribed shares of our common stock in this rights offering pursuant to the Standby Purchase Agreement such that the gross proceeds from this rights offering and the backstop commitment aggregate to $450 million.

As of the date of this prospectus, we have received the requisite stockholder vote to approve the Corporate Governance Proposals, received the requisite waiver by our lenders of the necessary provisions under our asset-based lending facility, and have taken all necessary and required corporate action to adopt, and have implemented, the Corporate Governance Proposals. See “—Conditions to the Rights Offering.” The Company and Elliott have filed a Premerger Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with Elliott’s acquisition of common stock in this rights offering.

Termination. The Standby Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the closing of this rights offering and the backstop commitment:

•	by mutual written agreement of Elliott and us;

•

by either the us or Elliott, if the transactions contemplated by the Standby Purchase Agreement do not close by March 1, 2019; provided, however, that the right to terminate the Standby Purchase Agreement is not available to any party whose failure to comply with any provision of the Standby Purchase Agreement is the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•

by us, (i) if there has been a breach of any covenant or a breach of any representation or warranty of Elliott, which breach would cause the failure of Elliott to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to March 1, 2019; or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to March 1, 2019; provided that all determinations made for the Company prior to the closing of this rights offering with respect to this section shall be made by the Special Committee; or

•

by Elliott, (i) if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of the Company to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to March 1, 2019; or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to March 1, 2019.

The Standby Purchase Agreement includes a customary fiduciary out provision that will allow us to terminate this rights offering at any time prior to the commencement of the subscription period. The Standby Purchase Agreement will not prevent us from cancelling, terminating, amending, or extending this rights offering prior to the commencement of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of Elliott, except for an extension of the subscription period by not more than 10 days, unless the Standby Purchase Agreement is terminated. Any decision to cancel, terminate, amend or extend this rights offering will be made by the Company.

Backstop Fee. Pursuant to the Standby Purchase Agreement, there will be no backstop commitment fee payable to Elliott in connection with this rights offering; however, we have agreed to reimburse Elliott for the Elliott Transaction Expenses.

Indemnification. Pursuant to the Standby Purchase Agreement, we have agreed to indemnify Elliott and its affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of circumstances existing on or prior to the closing date of this rights offering to which an indemnified party becomes subject arising out of a claim instituted by a third party with respect to this rights offering (other than with respect to losses due to statements or omissions made in reliance on information provided to us in writing by Elliott for use herein or breaches of the Standby Purchase Agreement).

No Transfer. Elliott has agreed that, during the subscription period, it will not, without the prior written consent of the special committee, sell, assign, transfer, convey, or otherwise dispose of any rights that have been distributed to Elliott. In addition, until the earlier to occur of the closing of this rights offering or the termination of the Standby Purchase Agreement, Elliott will not, without the prior written consent of the special committee, transfer any shares of common stock held, directly or indirectly, by Elliott.

Registration Rights Agreement. We have previously entered into a registration rights agreement with Elliott to provide certain customary demand and piggyback registration rights to Elliott with respect to the shares of common stock owned by Elliott. We have negotiated and expect to enter into an amended and restated registration rights agreement with Elliott to provide Elliott with unlimited Form S-1 registration rights in connection with the Standby Purchase Agreement. Executing and delivering such amended and restated registration rights agreement is a condition to Elliott’s obligation to provide the backstop commitment.

Stockholders’ Agreement. We have previously entered into a stockholders’ agreement with Elliott, which will terminate if we consummate this rights offering and redeem the outstanding preferred stock. We have negotiated and expect to enter into a new stockholders’ agreement with Elliott to, among other things, provide Elliott with certain board representation rights and access to financial information. Executing and delivering such stockholders’ agreement is a condition to Elliott’s obligation to provide the backstop commitment.

Rights. Elliott has agreed to exercise its basic subscription right in full pursuant to the Standby Purchase Agreement.

We have obtained the commitment of Elliott under the Standby Purchase Agreement to ensure that, subject to the consummation of this rights offering, we will receive aggregate gross proceeds from this rights offering, after giving effect to the backstop commitment, of $450 million.

No Fractional Shares of Common Stock

We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 900,000,000 shares of common stock in this rights offering. In the unlikely event that, because of the rounding of fractional shares of common stock, this rights offering would have been subscribed in an amount in excess of 900,000,000 shares of common stock, all holders’ shares issued in this rights offering will be reduced in an equitable manner. Any excess subscription funds will be returned to you by mail within ten business days without interest or deduction after completion of this rights offering.

Conditions to the Rights Offering

Our obligation under the Standby Purchase Agreement to consummate this rights offering is subject to the satisfaction prior to the closing of this rights offering of closing conditions (which may be waived in whole or in part by the Company with the consent of Elliott), including:

(i) this rights offering shall have been conducted in accordance with the Standby Purchase Agreement in all material respects;

(ii) all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of this rights offering shall have been made or received;

(iii) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of this rights offering and the issuance and sale of our common stock in this rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of this rights offering and the issuance and sale of our common stock in this rights offering;

(iv) the registration statement relating to this rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

(v) approval from the requisite stockholder vote of the Rights Offering Proposals;

(vi) all terminations or expirations of waiting periods imposed under any necessary filing under the HSR Act or any other competition laws or regulations shall have occurred;

(vii) we shall have received a waiver by the lenders of the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility and to waive any event of default that may be deemed to occur as a result of the consummation of this rights offering and the issuance of the common stock to Elliott in connection with purchasing all unsubscribed shares of common stock in this rights offering;

(viii) the shares of our common stock to be issued in this rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event our common stock ceases to be listed and traded on the NYSE on or prior to the closing date of this rights offering; and

(ix) the concurrent closing of the purchase by Elliott of the unsubscribed shares of our common stock in this rights offering pursuant to the Standby Purchase Agreement such that the gross proceeds from this rights offering and the backstop commitment aggregate to $450 million.

As of the date of this prospectus, we have received the requisite stockholder vote to approve the Corporate Governance Proposals, received the requisite waiver by our lenders of the necessary provisions under our asset-based lending facility, and have taken all necessary and required corporate action to adopt, and have implemented, the Corporate Governance Proposals.

Regulatory Limitations

All rights issued to a stockholder of record (other than Elliott) who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder if, at such time, if applicable, such holder has not obtained such clearance or approval. We are not undertaking to advise stockholders of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We reserve the right to refuse to issue shares of our common stock to any stockholder of record (other than Elliott) who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority to own or control such shares if, at the time shares are to be issued upon payment therefor, such holder has not obtained such clearance or approval.

We will not offer or sell, or solicit any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

Method of Subscription—Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your rights by delivering the following to the rights agent, at or before 5:00 p.m., Eastern Time, on February 19, 2019, the expiration date of this rights offering, unless we extend this rights offering in our sole discretion (unless extended by more than 10 days, in which case we will need the prior written consent of Elliott to extend):

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation;

•	your properly completed and executed notice of guaranteed delivery (if applicable); and

•	your full subscription price payment for each share subscribed for under your rights.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf at or before 5:00 p.m., Eastern Time, on February 19, 2019, the expiration date of this rights offering, unless extended.

Your rights will not be considered exercised unless the rights agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment at or before 5:00 p.m., Eastern Time, on February 19, 2019, the expiration date of this rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the rights agent at the address set forth below in “Delivery of Subscription Materials and Payment;” or

•

wire transfer of immediately available funds, to the subscription account maintained by the rights agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, SWIFT Code CHASUS33, ABA #021000021, Account # 530-354616, Beneficiary: American Stock Transfer, Reference: AST as Subscription Agent for Roadrunner Transportation Systems, Inc. (please include rights holder’s name in reference).

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the rights certificate number. Send your rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the rights agent, which payment must be received by the expiration date. You are responsible for any wire transfer fees.

The rights agent will not accept non-certified checks drawn on personal or business accounts. The rights agent will accept payment only by certified check, cashier’s check, or wire transfer of immediately available funds.

Receipt of Payment

Your payment will be considered received by the rights agent only upon:

•	Receipt by the rights agent of any cashier’s or certified check drawn upon a United States bank payable to the rights agent; or

•	Receipt of collected funds in the subscription account designated above.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate, notice of guaranteed delivery (if applicable), and subscription payments (other than wire instructions) to the rights agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Your payment of the subscription price must be made in accordance with the requirements set forth above in “Method of Payment.”

Guaranteed Delivery Procedures

If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the rights agent before the expiration of the subscription period, you may exercise your rights by the following guaranteed delivery procedures:

•

deliver to the rights agent before the expiration of the subscription period the payment for each share you elected to purchase pursuant to the exercise of rights in the manner set forth above under “—Method of Subscription—Exercise of Rights;”

•	deliver to the rights agent before the expiration of the subscription period the form entitled “Notice of Guaranteed Delivery;” and

•

deliver the properly completed rights certificate evidencing your rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the rights agent within two (2) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Roadrunner Transportation Systems, Inc. Rights Certificate,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the rights agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•

the number of rights represented by your rights certificate and the number of shares of our common stock for which you are subscribing under your basic subscription right and the number of shares of our common stock for which you are subscribing under your over-subscription right; and

•

your guarantee that you will deliver to the subscription agent a rights certificate evidencing the rights you are exercising within two (2) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Delivery of Subscription Materials and Payment.”

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the rights agent at (800) 937-5449 to request additional copies of the form of Notice of Guaranteed Delivery.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of basic subscription rights that may be exercised with the aggregate subscription price payment you delivered to the rights agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the rights agent will return the excess amount to you by mail, without interest or deduction, after all pro rata allocations and adjustments have been completed within ten business days after the expiration of this rights offering.

Your Funds Will Be Held by the Rights Agent Until Shares of Our Common Stock Are Issued

The rights agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares upon completion of this rights offering, and after all pro rata allocations and adjustments have been completed and upon payment of the subscription price for such shares.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the rights agent, unless:

•	Your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

•	You are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;

•	the New York Stock Exchange Medallion Signature Program (MSP), whose participants include NYSE member firms; or

•	the Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion signature guarantee would be a bank, savings and loan association, brokerage firm or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee your signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on January 30, 2019, the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to their rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the rights agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the rights agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the rights agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Holder Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificate carefully.

You are responsible for the method of delivery of your rights(s) certificates with your subscription price payment to the rights agent. If you send your rights(s) certificates and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the rights agent prior to the time this rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check or a wire transfer of immediately available funds. Non-certified checks drawn on personal or business accounts will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your rights because of any defect or irregularity. We will not accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the rights agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if we determine that your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material U.S. Federal Income Tax Consequences to U.S. Persons

While the matter is not free from doubt, the Company intends to take the position that a U.S. holder (as defined in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations”) will not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of rights in this rights offering. If a U.S. holder (as defined in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations”) sells or otherwise disposes of the rights received in this rights offering prior to the expiration date, the U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”

Questions about Exercising Rights

If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this document or the Instructions for Use of Roadrunner Transportation Systems, Inc. Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus.

Distribution Arrangement

Barclays Capital Inc. will act as the dealer manager for this rights offering. The dealer manager will provide financial structuring, marketing and soliciting services in connection with this rights offering and will solicit the exercise of basic subscription rights and participation in the over-subscription rights. The dealer manager is not underwriting this rights offering and has no obligation whatsoever to purchase, or procure purchases of, the rights or the common stock underlying the rights offered hereby. The dealer manager makes no recommendation as to whether you should exercise, transfer or let lapse your rights. We have agreed to pay the dealer manager certain fees for acting as dealer manager and to reimburse the dealer manager for certain fees and expenses incurred in connection with this rights offering. See “Plan of Distribution.”

Rights Agent and Information Agent

We have appointed AST to act as rights agent and Innisfree to act as information agent for this rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Expenses

We will pay all fees charged by the rights agent and the information agent. We will also pay the Elliott Transaction Expenses and the Company Transaction Expenses, as described in “—The Backstop Purchaser—Backstop Fee.” You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the rights agent will pay such expenses.

No Revocation

Once you have exercised your rights, you may not revoke your exercise. Rights not exercised at or before the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription right and your over-subscription right may be made through the facilities of DTC. If your rights are held of record through DTC or you are a stockholder holding your shares in “street name” with DTC participants, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your rights from your account to the account of the rights agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription right.

Subscription Price

The subscription price is $0.50 per share. For more information with respect to how the subscription price was determined, see “—Background and Reasons for the Rights Offering” and “Questions and Answers Relating to the Rights Offering—How was the subscription price of $0.50 per share determined?” included elsewhere in this prospectus.

Foreign Stockholders

We will not mail rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the rights agent hold the rights certificates for those holders’ accounts. To exercise their rights, foreign holders must notify the rights agent before 11:00 a.m. Eastern

Time on February 13, 2019, which is three business days prior to the initial expiration date, and must establish to the satisfaction of the rights agent that they are permitted to exercise their rights under applicable law. If these procedures are not followed prior to the expiration date, your rights will expire.

Sale of Rights

The rights are transferable until the close of trading on the NYSE on the business day immediately preceding the expiration date (as it may be extended).

We expect the rights will be admitted for trading on the NYSE under the symbol “RRTS RT.” While the Company will use its reasonable best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on the NYSE is expected to be conducted beginning on February 1, 2019, and continue until the close of trading on the NYSE on February 15, 2019 (or if the offer is extended, on the business day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights. The rights will not be admitted for trading on the NYSE at the commencement of this rights offering if the stock price is not at or greater than the $0.50 subscription price; however, once the stock price is at or above $0.50 during the course of this rights offering, the NYSE will list the rights for trading beginning on the next trading day. Our common stock must consistently trade at or above $0.50 in order for the rights to remain listed on the NYSE during the course of this rights offering, and subsequent removal of the rights from listing is subject to the NYSE’s discretion.

Other Transfers

The rights evidenced by a rights certificate may be transferred (1) in whole, by endorsing the rights certificate for transfer in accordance with the accompanying instructions or (2) in part, by delivering to the rights agent a rights certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new rights certificate to the transferee evidencing such transferred rights. In such event, a new rights certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the rights certificate must correspond to the name as written upon the face of the rights certificate, without alteration, enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offer for (i) the transfer instructions to be received and processed by the rights agent; (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new rights certificate to be exercised or sold by the recipients thereof. Neither we nor the rights agent shall have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date).

Except for the fees charged by the rights agent, which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of rights will be for the account of the transferor of the rights. None of those commissions, fees, or expenses will be paid by us or the rights agent.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription right and the over-subscription right may be effected through, the facilities of DTC. Holders of DTC exercised rights may exercise the over-subscription right in respect of such DTC exercised rights by properly completing and duly executing and delivering to the rights agent, at or before 5:00 p.m., Eastern Time, on the expiration date of this rights offering (as it may be extended), a nominee holder over-rights certificate or a substantially similar form satisfactory to the rights agent, together with payment of the estimated subscription price for the number of shares for which the over-subscription right is to be exercised.

Escrow Arrangements; Return of Funds

The rights agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of this rights offering. The rights agent will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is withdrawn or canceled for any reason, all subscription payments received by the rights agent will be promptly returned, without interest.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus entitled “Risk Factors.” Neither we, the special committee of our board of directors, nor our board of directors makes any recommendation to rights holders regarding whether they should exercise or sell their rights. You should not view the commitments of Elliott as the backstop purchaser as a recommendation or other indication, by it or by any member of our board of directors, that the exercise or sale of your rights is in your best interests. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby, and make no recommendation or other indication that the sale of your rights is in your best interest.

Interests of Our Officers, Directors, and Principal Stockholders in the Rights Offering

As of January 11, 2019, Elliott beneficially owned approximately 13.5% of our common stock and all of our outstanding preferred stock. Two of our ten directors have been designated by Elliott, and Elliott will be entitled to appoint additional directors commensurate to its voting rights following consummation of this rights offering. We have entered into the Standby Purchase Agreement with Elliott, under which Elliott has agreed to exercise its basic subscription right in full and purchase from us, at the subscription price, unsubscribed shares of common stock such that gross proceeds of this rights offering will be $450 million. The two directors designated by Elliott have not participated in any discussions regarding the terms of this rights offering or the Standby Purchase Agreement and the transactions contemplated thereby, have abstained from all votes related to this rights offering and the Standby Purchase Agreement and the transactions contemplated thereby, and make no recommendation or other indication that the sale of your rights is in your best interest. We will use the proceeds received from the exercise of the rights and the backstop commitment to pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if this rights offering is consummated on or prior to March 1, 2019), to redeem all of the outstanding shares of our preferred stock, at liquidation value, together with all redemption premiums, other than redemption premiums on the accrued and unpaid dividends, to pay all of the Elliott Transaction Expenses, and to pay all of the Company Transaction Expenses. We expect to pay approximately $403 million in the aggregate to pay the dividends and redeem the preferred stock. We will use any remaining proceeds for general corporate purposes, which amount will vary based upon the amount of rights exercised by stockholders other than Elliott because our transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Assuming 0%, 25%, 50%, 75%, and 100% of our stockholders other than Elliott exercise rights and purchase shares of our common stock in this rights offering, we estimate net proceeds remaining for general corporate purposes will be approximately $37.2 million, $34.9 million, $32.1 million, $28.0 million, and $22.5 million, respectively, if this rights offering closes by March 1, 2019. However, in order to comply with the covenant in our asset-based lending facility requiring us to retain $30 million in net cash proceeds from this rights offering and to use such proceeds for general corporate purposes, if a sufficient percentage of our stockholders other than Elliott exercise rights such that the proceeds remaining for general corporate purposes would fall below $30 million, Elliott has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from this rights offering. In the event our stockholders do not exercise their rights in full, Elliott will increase its percentage ownership of our issued and outstanding common stock.

In addition, a change in control under certain of our management compensation plans and agreements would require the accelerated vesting of all outstanding and unvested equity awards. In addition, if a change in control were to occur following the completion of this rights offering, certain members of management would be entitled to cash-based severance payments, health and welfare benefits, and bonus payments if such members of senior management are terminated without cause or for good reason (each as defined in their respective employment agreements) within twenty-four months following the change in control. While our senior management and directors have provided waivers to these provisions in the event this rights offering constitutes a change in control, we have not obtained waivers from other employees and plan participants.

Shares of Common Stock Outstanding after the Rights Offering

We will issue 900,000,000 shares of common stock in this rights offering and, based on the 38,897,137 shares of our common stock outstanding as of January 30, 2019, 938,897,137 shares of our common stock will be issued and outstanding following this rights offering, excluding any shares that may be issued pursuant to the exercise of 1,820,361 outstanding vested and unvested stock options and delivery of stock pursuant to restricted stock units as of January 30, 2019.

Effect of the Rights Offering on Our Incentive Plans

The Compensation Committee of our board of directors will determine, at the appropriate time, whether the issuance and sale of our common stock in this rights offering will result in an equitable adjustment to outstanding awards under our incentive plans, based upon, among other things, the market price of shares of our common stock for periods prior to and after the record date for this rights offering. In addition, if this transaction results in a change in control, it may trigger certain provisions in our management incentive plans that would accelerate the vesting of outstanding equity awards. While we have obtained waivers from our senior management and directors with respect to these provisions, we have not obtained waivers from other employees and plan participants.

Dilutive Effects of the Rights Offering

If a stockholder does not exercise any rights in this rights offering, the number of shares of our common stock that such stockholder will own will not change. However, because 900,000,000 shares of our common stock will be issued in this rights offering, if a stockholder does not exercise its rights under the basic subscription right in full, its percentage ownership will be materially diluted after this rights offering. Assuming 0%, 50%, and 100% of our stockholders (other than Elliott) exercise their basic subscription rights (and do not exercise their over-subscription rights), we expect Elliott would own approximately 96.4%, 48.5%, and 13.5%, respectively, of our common stock following the consummation of this rights offering pursuant to the backstop commitment, as described in greater detail below.

Effects on the Backstop Purchaser’s Stock and Ownership

Elliott’s beneficial ownership of our common stock following this rights offering will be dependent upon the level of participation in this rights offering by the existing holders of our common stock other than Elliott. Set forth below, for illustrative purposes only, are four scenarios that indicate the effect that this rights offering and related share issuance could have on Elliott’s relative interest following this rights offering. Each scenario assumes that Elliott does not buy any unexercised rights in the open market. All numbers are approximated and included for illustrative purposes only.

Scenario A. All rights are exercised on a pro rata basis by all of the stockholders to whom the rights were issued. Because all of the basic subscription rights are exercised, no shares are issuable pursuant to the over-subscription right and Elliott purchases only the shares of common stock that it receives by exercising its basic subscription right in full.

Scenario B. None of the holders (other than Elliott) exercise their rights, and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire all of the shares offered in the rights offering.

Scenario C. Holders of half of the shares (not including shares held by Elliott) of our common stock exercise their basic subscription right (with such holders not exercising their over-subscription rights), and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire the remaining shares offered in the rights offering.

Scenario D. Holders of half of the shares (not including shares held by Elliott) of our common stock exercise their basic subscription right and fully exercise their over-subscription rights, and Elliott through its backstop commitment under the Standby Purchase Agreement will acquire the remaining shares pursuant to the backstop commitment under the Standby Purchase Agreement.

Scenario	Total Shares Offered	Shares Purchased by or Issued to Elliott	Gross Proceeds	Elliott Voting%(1)
A	900,000,000	121,308,915	$450,000,000	13.5%
B	900,000,000	900,000,000	$450,000,000	96.4%
C	900,000,000	450,000,000	$450,000,000	48.5%
D	900,000,000	121,308,915	$450,000,000	13.5%

(1)	As of January 11, 2019, Elliott beneficially owned 5,242,855 shares of our common stock and 13.5% of the voting power of all of the shares of our capital stock.

PRICE RANGE OF COMMON STOCK

Our common stock has been trading on the NYSE under the symbol “RRTS” since May 13, 2010. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as quoted on the NYSE.

	High	Low
Fiscal Year Ending December 31, 2018
Fourth Quarter	$0.95	$0.41
Third Quarter	$3.48	$0.75
Second Quarter	$3.00	$1.63
First Quarter	$8.31	$2.54

Fiscal Year Ended December 31, 2017
Fourth Quarter	$9.75	$7.56
Third Quarter	$9.56	$6.50
Second Quarter	$7.98	$6.06
First Quarter	$11.88	$6.05

Fiscal Year Ended December 31, 2016
Fourth Quarter	$11.83	$6.99
Third Quarter	$9.15	$6.86
Second Quarter	$12.82	$6.67
First Quarter	$13.67	$6.39

The closing price of our common stock on the NYSE on January 9, 2019 was $0.53. As of January 11, 2019, there were approximately 132 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements, as well as other factors deemed relevant by our board of directors. Our current ABL Facility prohibits us from paying dividends on our common stock unless certain payment conditions are satisfied. The 2017 Investment Agreement we have entered into with Elliott prohibits us from paying dividends on our common stock without the consent of Elliott.

In fiscal 2017, we paid Elliott a total of $15.2 million in cash dividends on its preferred stock. In fiscal 2018, we have not paid any cash dividends on our preferred stock. Pursuant to the documentation governing the shares of our preferred stock, at each preferred stock dividend payment date, we have the option to pay the accrued dividends in cash or to defer them. Deferred dividends accrue dividend expense consistent with the underlying shares of preferred stock. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to, among other things, pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if the rights offering is consummated on or prior to March 1, 2019).

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This discussion does not purport to be complete and you are strongly encouraged to read our Amended and Restated Certificate of Incorporation, as amended, Second Amended and Restated Bylaws, and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Our Amended and Restated Certificate of Incorporation, as amended, provides that we are authorized to issue a total of 1,115,005,000 shares of capital stock, consisting of 1,100,000,000 shares of common stock, $0.01 par value per share, and 15,005,000 shares of preferred stock, $0.01 par value per share, of which 5,000 shares are designated as Series A Redeemable Preferred Stock (“Series A Preferred Stock”), 155,000 shares are designated as Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”), 55,000 shares are designated as Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), 100 shares are designated as Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), 90,000 shares are designated as Series E Cumulative Redeemable Preferred Stock (“Series E Preferred Stock”), 54,750 shares are designated as Series E-1 Cumulative Redeemable Preferred Stock (“Series E-1 Preferred Stock”), and 240,500 shares are designated as Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”).

As of January 30, 2019, we had outstanding 38,897,137 shares of our common stock held by 132 holders of record (as of January 11, 2019) and outstanding options (including vested and unvested options) to purchase 1,107,449 shares of our common stock. We also had outstanding 712,912 restricted stock units, each of which represents the right to receive one share of our common stock on the applicable settlement date. As of January 30, 2019, there were outstanding no shares of Series A Preferred Stock, 155,000 shares of Series B Preferred Stock, 55,000 shares of Series C Preferred Stock, 100 shares of Series D Preferred Stock, 37,500 shares of Series E Preferred Stock, 35,728 shares of Series E-1 Preferred Stock, and no shares of Series F Preferred Stock.

General

Shares of our common stock have the following rights, preferences, and rights:

•

Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•

Dividends. Holders of common stock are entitled to receive dividends out of funds legally available for the payment of dividends, at such times and in such amounts as our board of directors may determine in its sole discretion.

•

Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment or provisions for payment of our debts and liabilities and all preferential amounts to which the holders of our preferred stock are entitled, the holders of our common stock shall be entitled to share ratably the remaining assets of the Company available for distribution.

•

Rights and preferences. Our common stock has no preemptive, redemption, conversion, or subscription rights. The voting, dividend, and liquidation rights of the holders of our common stock are subject to and qualified by the rights, power, rights, preferences, and priorities of the holders of our preferred stock.

Registration Rights

We entered into a registration rights agreement on May 2, 2017 with Elliott and investment funds affiliated with a significant holder of our common stock, collectively, the registration rights holders. The agreement provides that, upon the request of a registration rights holder, we will register under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock held by such registration rights holder for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, the agreement provides piggyback registration rights to the registration rights holders in the event it proposes to register any of its equity securities under the Securities Act. All fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts, selling commissions, and legal fees which will be borne by the registration rights holders in connection with the sale of their shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights. As a condition to the closing of the transactions contemplated by the Standby Purchase Agreement, including the backstop commitment, we will enter into an Amended and Restated Registration Rights Agreement to provide Elliott and HCI with additional registration rights, including, unlimited registration rights on Form S-1.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation, as amended, which we refer to as the Certificate of Incorporation, and Second Amended and Restated Bylaws, which we refer to as the Bylaws, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered Board of Directors. Our Certificate of Incorporation and Bylaws provides for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’ meetings, a majority of the remaining board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Advance notice procedures for stockholder proposals. Our Certificate of Incorporation and Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws limit the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into similar indemnification agreements with any new directors or executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (718) 921-8200.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax consequences of the receipt of rights in this rights offering and of the exercise, sale or other disposition and expiration of those rights to U.S. holders (as defined below) of our common stock. This discussion assumes that such U.S. holders hold our common stock and the rights received in this rights offering as capital assets (generally, assets held for investment) for U.S. federal income tax purposes. This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect). This discussion applies only to U.S. holders and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, holders of both preferred stock and common stock, holders subject to Section 1061 of the Internal Revenue Code of 1986, as amended, the Code, partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, holders whose functional currency is not the U.S. dollar, or certain former citizens or residents of the U.S., all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion also does not apply to Elliott Management Corporation, or any of its affiliates.

This summary is of a general nature only and is not intended to constitute a complete analysis of all U.S. federal income tax considerations with respect to the receipt, lapse and exercise of the rights. We have not sought, and will not seek, a ruling from the Internal Revenue Service, the IRS, regarding the U.S. federal income tax consequences of this rights offering or the related share issuance. The following discussion does not address the alternative minimum tax or the Medicare tax on net investment income or the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws, or other U.S. federal tax laws, including the U.S. federal estate or gift tax laws. Accordingly, each U.S. holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this rights offering or the related share issuance to such holder.

For purposes of this description, a “U.S. holder” is a holder of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

Receipt of the Rights

A distribution of rights to acquire stock generally is treated for U.S. federal income tax purposes as a non-taxable stock distribution under Section 305(a) of the Code. However, the distribution of the rights is taxable under Section 305(b) of the Code if it is a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of other of our stockholders in our assets or earnings and profits. Redemptions of stock may be treated as deemed distributions for this purpose. Distributions having this effect are referred to as disproportionate distributions. The rules relating to disproportionate distributions are complex and the determination of whether a particular distribution is a disproportionate distribution may depend on detailed factual and legal determinations. While we intend to redeem all outstanding series of our preferred stock held by Elliott Associates, L.P., Elliott International, L.P., and/or certain of their affiliates and have made other redemptions of preferred stock within the relevant time period set forth in the applicable Treasury regulations, we intend to take the position that such redemptions are isolated redemptions and/or payments made in exchange for the redeemed stock pursuant to Section 302(a) of the Code for these purposes. In addition, we intend to take the position that certain cash distributions we made on certain series of our preferred stock, when viewed as part of a series of distributions that include the distribution of stock rights in this rights offering, do not constitute disproportionate distributions under Section 305(b) of the Code because such distributions do not result in other of our stockholders having an increase in their proportionate interest in our assets or earnings and profits. Thus, while the matter is not free from doubt, we intend to take the position that the distribution of rights will not result in a disproportionate distribution to a U.S. holder. This position is not binding on the IRS, or the courts, however. If this position is determined by the IRS or a court to be incorrect, the receipt of the rights would first be treated as a taxable dividend in an amount equal to the lesser of the fair market value of the rights and the U.S. holder’s allocable share of our current or accumulated earnings and profits, or E&P. Any excess of the fair market value of the rights over the U.S. holder’s share of E&P would then be treated as a non-taxable return of capital to the extent of the U.S. holder’s adjusted tax basis in its common stock, and any further excess would be treated as capital gain.

The remainder of this summary assumes that U.S. holders of our common stock will not be subject to U.S. federal income tax on the receipt of a right.

Tax Basis and Holding Period of the Rights

If the aggregate fair market value of the rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the rights issued to a U.S. holder will be zero unless such a U.S. holder elects to allocate a portion of its basis of previously owned common stock to the rights issued to such U.S. holder in this rights offering. However, if the aggregate fair market value of the rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if a U.S. holder elects to allocate a portion of its basis of previously owned common stock to the rights issued to such a U.S. holder in this rights offering, then the U.S. holder’s basis in previously owned common stock will be allocated between such common stock and the rights based upon the relative fair market value of such common stock and the rights as of the date of the distribution of the rights. Thus, if such an allocation is made and the rights are later exercised, the basis in the common stock originally owned by the U.S. holder will be reduced by an amount equal to the basis allocated to the rights. This election is irrevocable if made and would apply to all of the rights received pursuant to this rights offering. The election must be made in a statement attached to the U.S. holder’s U.S. federal income tax return for the taxable year in which the rights are distributed.

The holding period for the rights received in this rights offering will include the holding period for the common stock with respect to which the rights were received.

Sale or Other Disposition of the Rights

If a U.S. holder sells or otherwise disposes of the rights received in this rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. Any capital gain or loss generally should be long-term capital gain or loss if the holding period for the rights, determined as described in “—Tax Basis and Holding Period of the Rights” above, exceeds one year at the time of disposition.

Expiration of the Rights

If the rights expire without exercise while a U.S. holder continues to hold the shares of our common stock with respect to which the rights are received, such U.S. holder will recognize no gain or loss and your tax basis in the common stock with respect to which the rights were received will equal its tax basis before receipt of the rights. If the rights expire without exercise after a U.S. holder has disposed of the shares of our common stock with respect to which the rights are received, such U.S. holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the rights.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

The exercise of the rights received in this rights offering will not result in any gain or loss to a U.S. holder. Generally, the tax basis of common stock acquired through exercise of the rights will be equal to the sum of:

•	the subscription price per share; and

•	the basis, if any, in the rights that a U.S. holder exercised, determined as described in “—Tax Basis and Holding Period of the Rights” above.

The holding period for a share of common stock acquired upon exercise of a right begins with and includes the date of exercise.

If a U.S. holder exercises the rights received in this rights offering after disposing of the shares of our common stock with respect to which the rights are received, such U.S. holder should consult its tax advisor, including with regard to any potential application of the “wash sale” rules under Section 1091 of the Code.

Information Reporting and Backup Withholding

Payments made to a U.S. holder of proceeds from the sale of rights may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding will not apply if a U.S. holder furnishes a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establishes that such U.S. holder is exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability. A U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

On February 1, 2019, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on January 30, 2019. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it to the rights agent, AST, at the following address:

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the rights agent at the address set forth above; or

•

wire transfer of immediately available funds, to the subscription account maintained by the rights agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, SWIFT Code CHASUS33, ABA #021000021, Account # 530-354616, Beneficiary: American Stock Transfer, Reference: AST as Subscription Agent for Roadrunner Transportation Systems, Inc. (please include rights holder’s name in reference).

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the rights certificate number. Send your rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the rights agent. You are responsible for any wire transfer fees.

If you have any questions, you should contact the information agent, Innisfree, at (888) 750-5834, or the rights agent, AST, at (800) 937-5449.

Barclays is the dealer manager of this rights offering, and under the terms and subject to the conditions contained in the dealer manager agreement we intend to enter into between us and the dealer manager. The dealer manager will provide financial structuring, marketing and soliciting services in connection with this rights offering and will solicit the exercise of basic subscription rights and participation in the over-subscription rights. The dealer manager is not underwriting this rights offering and has no obligation whatsoever to purchase, or procure purchases of, the rights or the common stock underlying the rights offered hereby. The dealer manager makes no recommendation as to whether you should exercise, transfer or let lapse your rights.

Barclays is earning a dealer manager fee in connection with this rights offering consisting of a fixed amount of $3.5 million and a variable amount that increases according to a formula with the number of rights exercised by investors other than Elliott. The variable amount could range from zero to approximately $14.7 million, depending on the number of non-Elliott rights exercised. Both the fixed and the variable amount are payable at and subject to the completion of this rights offering. The above estimate for the maximum variable amount is based on Elliott’s beneficial ownership of 5,242,855 shares of our common stock as of January 11, 2019 and our share count as of January 30, 2019. We have also agreed to reimburse Barclays for its fees and expenses accrued in its capacity as dealer manager, including the fees and disbursements of counsel to Barclays, up to an amount not to exceed $950,000. We have also granted to Barclays certain rights of first refusal to participate in certain future transactions for a period of 12 months after the termination of Barclays’ engagement. Pursuant to FINRA Rule 5110(c)(3)(A)(ix), such rights of first refusal will be deemed to have a compensation value of 1% of the offering proceeds. We estimate that our total expenses in connection with this rights offering will be approximately $14.5 million. We have agreed to indemnify the dealer manager and its controlling persons against certain liabilities in connection with this rights offering, including liabilities under the Securities Act, or to contribute to payments the dealer manager may be required to make in respect of those liabilities. Barclays’ participation in this rights offering is subject to customary conditions contained in the dealer manager agreement.

Other than the dealer manager, we have not employed any brokers, dealers, or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, fees, or discounts will be paid in connection with this rights offering.

AST is acting as the rights agent and Innisfree is acting as the information agent for this rights offering. We will pay all customary fees and expenses of the rights agent and information agent related to this rights offering and have also agreed to indemnify the rights agent and information agent from liabilities that it may incur in connection with this rights offering.

Other Relationships

The dealer manager and certain of its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and financial advisory services in the ordinary course of business with us or our affiliates. The dealer manager is acting as a financial advisor to us in connection with our review of strategic alternatives, including this rights offering. In its capacity as financial advisor in connection with this rights offering, Barclays will receive a fee in the amount of $2.5 million. We have also agreed to reimburse Barclays for its fees and expenses accrued in its capacity as financial advisor, including the fees and disbursements of counsel to Barclays, up to an amount not to exceed $250,000.

In addition, in the ordinary course of its business activities, the dealer manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The dealer manager and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

DESCRIPTION OF BUSINESS

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operations primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services. Within our TES segment we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our TMS and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with approximately 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve OTIF compliance. Ascent serves its customers through either its direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Our Industry

Over-the-Road Freight

The over-the-road freight sector includes both private fleets and “for-hire” carriers. According to the ATA, the U.S. freight sector represented revenue of approximately $900.6 billion in 2017 and accounted for approximately 80% of domestic freight transportation spend. The ATA estimates that U.S. freight transportation will increase to over $1.6 trillion by 2028. Private fleets consist of tractors and trailers owned and operated by shippers that move their own goods and, according to the ATA, accounted for revenue of approximately $327.7 billion in 2016. For-hire carriers transport truckload and LTL freight belonging to others and, according to the ATA, accounted for revenue of approximately $391.5 billion in 2017.

Truckload carriers generally dedicate an entire trailer to one shipper from origin to destination and are categorized by the type of equipment they use to haul a shipper’s freight, such as temperature-controlled, dry van, tank, or flatbed trailers. According to the ATA, excluding private fleets, revenue in the U.S. Truckload market was approximately $333.3 billion in 2017.

LTL carriers specialize in consolidating shipments from multiple shippers into truckload quantities for delivery to multiple destinations. LTL carriers are traditionally divided into two categories — national and regional. National carriers typically focus on two-day or longer service across distances greater than 1,000 miles and often operate without time-definite delivery, while regional carriers typically offer time-definite delivery in less than two days. According to the ATA, the U.S. LTL market generated revenue of approximately $58.2 billion in 2017.

On-Demand Air Charter

On-demand air charter is the segment of the air cargo industry focused on the time critical movement of goods that requires the timely launch of an aircraft to move freight. These critical movements of freight are typically necessary to prevent a disruption in the supply chain due to lack of components. There are approximately 50 certified airlines providing this on-demand service in North America and Mexico. The primary users of on-demand air charter services are auto manufacturers, component manufacturers, and other heavy equipment makers or just-in-time manufacturers.

Third-Party Logistics

3PL providers offer transportation management solutions and distribution services, including the movement and storage of freight and the assembly of inventory. The U.S. 3PL sector revenue increased from approximately $89.4 billion in 2004 to approximately $166.8 billion in 2016 (and experienced growth each year during such period other than from 2008 to 2009), according to Armstrong & Associates, Inc., a leading supply chain market research firm. In addition, only 11.0% of logistics expenditures by U.S. businesses were outsourced in 2016, according to Armstrong & Associates. In fiscal 2017, U.S. 3PL sector revenues were approximately $184.3 billion, a 10.5% increase from approximately $166.8 billion in 2016. We believe that the market penetration of 3PL providers will expand in the future as companies increasingly redirect their resources to core competencies and outsource their transportation and logistics requirements as they realize the cost-effectiveness of 3PL providers.

Factors Important to Our Business

Our success principally depends on our ability to generate revenues through our dedicated sales personnel, long-standing Company relationships, and independent agent network and to deliver freight in all modes safely, on time, and cost-effectively through a suite of solutions tailored to the needs of each customer. Customer shipping demand, over-the-road freight tonnage levels, events leading to expedited shipping requirements, and equipment capacity ultimately drive increases or decreases in our revenues. Our ability to operate profitably and generate cash is also impacted by purchased transportation costs, personnel and related benefits costs, fuel costs, pricing dynamics, customer mix, and our ability to manage costs effectively.

Sales Personnel and Agent Network. In our TES business, we arrange the pickup and delivery of freight either through our direct sales force or other Company relationships including management, dispatchers, or customer service representatives. In our LTL business, we market and sell our LTL services through a sales force of approximately 80 people, consisting of account executives, sales managers, inside sales representatives, and commissioned sales representatives. In our Ascent business, we have approximately 60 direct salespeople located in 25 Company offices, commissioned sales representatives, and a network of approximately 60 independent agents. Agents complement our Company sales force by bringing pre-existing customer relationships, new customer prospects, and/or access to new geographic markets. Furthermore, agents typically provide immediate revenue and do not require us to invest in incremental overhead. Agents own or lease their own office space and pay for other costs associated with running their operations.

Tonnage Levels and Capacity. Competition intensifies in the transportation industry as tonnage levels decrease and equipment capacity increases. Our ability to maintain or grow existing tonnage levels is impacted by overall economic conditions, shipping demand, over-the-road freight capacity in North America, and capacity in domestic air freight, as well as by our ability to compete effectively in terms of pricing, safety, and on-time delivery. We do business with a broad base of third-party carriers, including ICs and purchased power providers, together with a blend of our own ground and air capacity, which reduces the impact of tightening capacity on our business.

Purchased Transportation Costs. Purchased transportation costs within our TES business are generally based either on negotiated rates for each load hauled or spot market rates for ground and air services. Purchased transportation costs within our LTL business represent payments to ICs, over-the-road purchased power providers, intermodal service providers, brokers and agents, based on a combination of contractually agreed-upon and spot market rates. Within our Ascent business, purchased transportation costs represent payments made to ground, ocean, and air carriers, ICs, brokers and agents, based on a combination of contractually agreed-upon and spot market rates. Purchased transportation costs are the largest component of our cost structure. Our purchased transportation costs typically increase or decrease in proportion to revenues.

Personnel and Related Benefits. Personnel and related benefits costs are a large component of our overall cost structure. We employ approximately 1,400 Company drivers who are paid either per mile or at an hourly rate. In addition, we employ approximately 900 dock and warehouse workers and approximately 2,200 operations and other administrative personnel to support our day-to-day business activities. Personnel and related benefits costs could vary significantly as we may be required to adjust staffing levels to match our business needs.

Fuel. The transportation industry is dependent upon the availability of adequate fuel supplies and the price of fuel. Fuel prices have fluctuated dramatically over recent years. Within our TES and Ascent businesses, we generally pass fuel costs through to our customers. As a result, our operating income in these businesses is less impacted by rises in fuel prices. Within our LTL business, our ICs and purchased power providers pass along the cost of diesel fuel to us, and we in turn attempt to pass along some or all of these costs to our customers through fuel surcharge revenue programs. Although revenues from fuel surcharges generally offset increases in fuel costs, other operating costs have been, and may continue to be, impacted by fluctuating fuel prices. The total impact of higher energy prices on other nonfuel-related expenses is difficult to ascertain. We cannot predict future fuel price fluctuations, the impact of higher energy prices on other cost elements, recoverability of higher fuel costs through fuel surcharges, and the effect of fuel surcharges on our overall rate structure or the total price that we will receive from our customers. Depending on the changes in the fuel rates and the impact on costs in other fuel- and energy-related areas, our operating margins could be impacted.

Pricing. The pricing environment in the transportation industry also impacts our operating performance. Within our TES business, we typically charge a flat rate negotiated on each load hauled. Pricing within our TES business is typically driven by shipment frequency and consistency, length of haul, and customer and geographic mix, but generally has fewer influential factors than pricing within our LTL business. Within our LTL business, we typically generate revenues by charging our customers a rate based on shipment weight, distance hauled, and commodity type. This amount is comprised of a base rate, a fuel surcharge, and any applicable accessorial fees and surcharges. Our LTL pricing is dictated primarily by factors such as shipment size, shipment frequency, length of haul, freight density, customer requirements and geographical location. Within our Ascent business, we typically charge a variable rate on each shipment in addition to transaction or service fees appropriate for the solution we have provided to meet a specific customer’s needs. Since we offer both truckload and LTL shipping as part of our Ascent offering, pricing within our Ascent business is impacted by similar factors. The pricing environment for all of our operations generally becomes more competitive during periods of lower industry tonnage levels and/or increased capacity within the over-the-road freight sector. In addition, when we provide international freight forwarding services in our Ascent business, we also contract with airlines, ocean carriers, and agents as needed. The international shipping markets are very dynamic and we must therefore adjust rates regularly based on market conditions.

Our Strategy

Our goal is to be the leading asset-right transportation and asset-light logistics service provider in North America. Our strategy includes continuing to:

Generate Free Cash Flows. Our scalable business model and low capital expenditures (as a percentage of our revenues) enhance our ability to generate strong free cash flows and returns on our invested capital and assets.

Gain New Customers. We continue to expand our customer base, and we will continue to pursue increased market share in the TES, LTL, and Ascent markets. Our expansive geographic reach and broad service offering provides us with the ability to add new customers seeking transportation and logistics solutions. We also believe the pool of potential new customers will grow as the benefits of third-party transportation management solutions continue to be embraced.

Increase Penetration with Existing Customers. With our comprehensive service offering and large global network, we have substantial cross-selling opportunities and the potential to capture a greater share of existing customers’ annual transportation and logistics expenditures.

Increased Levels of Integration. We adopted a long-term brand and go-to-market service offering plan in the fourth quarter of 2016. Over the next three years, in order to implement this plan, we expect to increase the level of integration within each of our three segments in order to improve our ability to serve customers. For example, in November of 2016, we re-branded our Roadrunner LTL business as Roadrunner Freight and in January of 2017, we re-branded our Global Solutions business as Ascent Global Logistics. In the first quarter of 2018, we announced the integration and rebranding of several operating companies, including Roadrunner Truckload Plus, into Ascent Global Logistics and in the second quarter of 2018, we restructured our temperature controlled truckload business by completing the integration of multiple operating companies into one operating unit. These are first steps in the implementation of our long-term brand and go-to-market service offering plan.

Our Services

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions. In each of our service offerings, we utilize a blend of Company-owned and third-party owned equipment to provide the most cost-effective service for our customers. Because of this blend, we are able to focus primarily on providing quality service rather than on asset utilization. Our customers generally communicate their freight needs to one of our transportation specialists on a shipment-by-shipment basis via telephone, fax, Internet, e-mail, or electronic data interchange, or EDI. We leverage a diverse group of third-party carriers and ICs to provide scalable capacity and reliable service to our extensive customer base in North America.

Truckload & Express Services

We provide a comprehensive range of TES solutions for our customers by leveraging our Company drivers, ICs, and a broad base of third-party carriers who operate dry van, temperature-controlled, and/or flatbed capacity.

We arrange the pickup and delivery of TES freight through our 38 TES service centers located throughout the United States. We provide a variety of transportation solutions for dry goods ranging from paper products to steel, refrigerated foods like meat, poultry and beverages, as well as flatbed service for larger industrial load requirements. Our intermodal capabilities include drayage, which is the transport of freight between ocean ports or rail ramps and shipping docks. We also have a strong presence in TES expedited services for our customers with just-in-time and time critical transportation needs. Expedited offerings include ground and air cargo services which are spot bid by qualified and certified ground or air cargo asset-based carriers including our fleet of over 800 trucks and 11 cargo jets. In addition to our spot bid model for expedited offerings, we also offer direct services utilizing our trucks. In either case, we track all shipments using our proprietary technology and our dedicated service team. This hybrid solution provides a unique business model ensuring customers a competitive price, expanded coverage and on-time delivery.

Company Salespeople. Internal sales personnel are responsible for managing existing customer relationships and generating new customer relationships. Because the performance of these individuals is essential to our success, we offer attractive incentive-based compensation packages that we believe keep our sales force motivated, focused, and service-oriented. We supplement our internal salespeople with direct customer relationships from our management, dispatchers, or customer service representatives.

Less-than-Truckload

Based on our industry knowledge, we believe we are one of the largest asset-light provider of LTL transportation services in North America in terms of revenue. We provide LTL service originating from points within approximately 150 miles of our service centers to most destinations throughout the United States and parts of Canada. Within the United States, we offer national, long-haul service (1,000 miles or greater), inter-regional service (between 500 and 1,000 miles), and regional service (500 miles or less). We serve a diverse group of customers within a variety of industries, including retail, industrial, paper goods, manufacturing, food and beverage, health care, chemicals, computer hardware, and general commodities.

We use over 180 third-party LTL delivery agents to complement our service center footprint and to provide cost-effective full state, national, and North American delivery coverage. Delivery agents also enhance our ability to handle special needs of the final consignee, such as scheduled deliveries and specialized delivery equipment.

We generally utilize a point-to-point LTL model that is differentiated from the traditional, asset-based hub and spoke LTL model. Our model does not require intermediate handling at a break-bulk hub (a large terminal where freight is offloaded, sorted, and reloaded), which we believe represents a competitive advantage.

Key aspects of our LTL service offering include the following:

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Pickup. In order to stay as close as possible to our customers, we prefer to directly pick up freight whenever cost-effective. We generally directly pick up freight within 150 miles of one of our service centers, primarily utilizing local ICs. Although we generally do not own the tractors or other powered transportation equipment used to transport our customers’ freight, we own or lease trailers for use in local city pickup and delivery. In 2017, we picked up approximately 79% of our customers’ LTL shipments. The remainder was handled by agents with whom we generally have long-standing relationships.

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Consolidation at Service Centers. Key to our model are our 41 LTL service centers that we lease in strategic markets throughout the United States. At these service centers, numerous smaller LTL shipments are unloaded, consolidated into truckload shipments, and loaded onto a linehaul unit scheduled for a destination city. In order to continuously emphasize optimal load building and enhance operating margins, dock managers review every load before it is dispatched from one of our service centers.

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Linehaul. Linehaul is the longest leg of the LTL shipment process. In dispatching a load, a linehaul coordinator uses our technology system to optimize cost-efficiency and service by assigning the load to the appropriate IC, Company driver, or purchased power. In 2017, approximately 55% of our linehaul shipments were handled by over 460 ICs with the remainder shipped via Company driver, purchased power, or rail.

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De-consolidation and Delivery. Within our unique model, linehaul shipments are transported to our service centers, delivery agents, or direct to end users without stopping at a break-bulk hub, as is often necessary under the traditional, asset-based hub and spoke LTL model. This generally reduces physical handling and damage claims. In 2017, we delivered approximately 36% of LTL shipments through our service centers and approximately 64% through our delivery agents.

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Benefits of a Delivery Agent Network. While many national asset-based LTL providers are encumbered by the fixed overhead associated with owning or leasing most or all of their de-consolidation and delivery facilities, we maintain our variable cost structure through the extensive use of delivery agents.

Ascent Global Logistics

Ascent provides domestic freight management, international freight forwarding, and retail consolidation services. We provide the necessary operational expertise, information technology capabilities, and relationships with third-party transportation providers to meet the unique needs of our customers. For customers that require the most comprehensive service plans, we complement their internal logistics and transportation management personnel and operations, enabling them to redirect resources to core competencies, reduce internal transportation management personnel costs, and, in many cases, achieve substantial annual freight savings. Key aspects of our Ascent capabilities include the following:

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Sales. We have Company brokers that not only engage in the routing and selection of our transportation providers, but also supplement our internal Ascent sales force. Company brokers are responsible for managing existing customer relationships and generating new customer relationships. We also maintain a network of independent brokerage agents, who primarily focus on truckload shipments, which complement our network of Company brokers by bringing pre-existing customer relationships, new customer prospects, and/or access to new geographic markets. Furthermore, they typically provide immediate revenue and do not require us to invest in incremental overhead. Brokerage agents own or lease their own office space and pay for their own communications equipment, insurance, and any other costs associated with running their operation. We only invest in the working capital required to execute our quick pay strategy and generally pay a commission to our brokerage agents of the margin we earn on an Ascent shipment. Similar to Company brokers, our brokerage agents engage in the routing and selection of transportation providers for our customer base and perform sales and customer service functions on our behalf. We believe we offer brokerage agents a very attractive partnership opportunity as we offer access to our reliable network of purchased power providers and we invest in the working capital required to pay these carriers promptly and assume collection responsibility. As of December 31, 2017, our brokerage agent network consisted of over 60 agents. Additionally, 22 of our brokerage agents generated more than $1 million in revenue in 2017. We believe our increased development efforts and attractive value proposition will allow us to further expand our brokerage agent network and enhance the growth of our Ascent business.

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Procurement. After an in-depth consultation and analysis with our customer to identify cost savings opportunities, we develop an estimate of our customer’s potential savings and design a plan for implementation. If necessary, we manage a targeted bid process based on the customer’s traffic lanes, shipment volumes, and product characteristics, and negotiate rates with reputable carriers. In addition to a cost-efficient rate, the customer receives a summary of projected savings as well as our carrier recommendation.

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Shipment Planning. Utilizing our technology systems and an expansive multi-modal network of third-party transportation providers, we determine the appropriate mode of transportation and select the ideal provider. In addition, we provide load optimization services based on freight patterns and consolidation opportunities. We also provide rating and routing services, either on-site with one of our transportation specialists, off-site through our centralized call center, or online through our website. Finally, we offer merge-in-transit coordination to synchronize the arrival and pre-consolidation of high-value components integral to a customer’s production process, enabling them to achieve reduced cycle times, lower inventory holding costs, and improved supply chain visibility.

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Customs Brokerage Services. We provide customs brokerage services to clients importing goods. Our team of highly knowledgeable professionals assist importers in meeting all requirements governing imports by maintaining a detailed knowledge of all customs regulations, tariff schedules, proper classifications, dutiable values, quotas, and other admissibility requirements with other government agency requirements such as the U.S. Food and Drug Administration, Environmental Protection Agency, U.S. Department of Agriculture, and U.S. Fish and Wildlife Services. We submit all required documentation and make appropriate payments to the Bureau of Customs and Border Protection on behalf of our clients and charge them a fee for this service. We also can provide foreign-trade zone entries/withdrawals and facilitate all in-bond entry types. In addition to processing documents for import clearance and payment of duties, our knowledgeable staff can assist with customs compliance issues, provide information on C-TPAT certification, assist with import bonds, and provide duty drawback services.

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International Freight Forwarding. We provide comprehensive air (import/export) and ocean (import/export) freight forwarding solutions. For customers requiring ocean freight solutions, we are an Ocean Transportation Intermediary acting as either an ocean freight forwarder (arranging ocean shipments on our client’s behalf on their ocean contracts) or a non-vessel-operating common carrier (moving shipments on our ocean carrier contracts). We provide full-container-load, less-than-container-load, charters, bulk, refrigerated service, or other unique solutions based on our customers’ requirements. For customers requiring air freight solutions, we can provide express, standard and deferred air freight service. We arrange airport-to-airport, airport-to-door, door-to-airport, or door-to-door shipments. We are well-versed in the many technical aspects of government regulations, state and commerce department licensing requirements, foreign government forms, transportation documents, and international collection and banking procedures. We are an authorized IATA agent and also an Indirect Air Carrier authorized by the TSA. We also provide clients a robust Order Management Solution that includes Vendor Compliance/Education, Purchase Order Management, Regulatory Compliance Management, Origin Logistics, Transportation Management (Origin/Destination), and Global Information Management.

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Shipment Execution. Our transportation specialists are adept at managing all types of shipments (FTL, LTL, partial truckload, expedited, and specialized). With our technology and large carrier base, we are able to provide our clients with route, rate, and mode optimization to reduce their costs and meet their pickup and delivery requirements. We also provide the ability to track and trace shipments either online or by phone through one of our transportation specialists.

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Audit and Payment Services. We capture and consolidate our customers’ entire shipping activity and offer weekly electronic billing. We also provide freight bill audit and payment services designed to eliminate excessive or incorrect charges from our customers’ bills.

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Performance Reporting and Improvement Analysis. Customers utilizing our web reporting system have the ability to review freight bills, develop customized reports online, and access data to assist in financial and operational reporting and planning. Our specialists are also actively driving process improvement by continuously using our technology to identify incremental savings opportunities and efficiencies for our customers.

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Retail Consolidation Solutions. We have five Company-operated facilities with approximately 2.5 million square feet of warehousing space strategically located in the United States. All of our facilities are authorized Food Grade Warehouses with both dry and refrigerated storage. We have

“Superior” ratings with the American Institute of Baking and are cGMP Certified. Retail suppliers ship their inventory to our warehouses for storage. Supplier orders are received and consolidated with other supplier orders based on the retailer’s order write. Consolidated orders are then moved by full truckload to the retailer within the OTIF requirements. By having access to multiple locations to hold inventory and moving orders by truckload versus less-than-truckload, suppliers are able to shorten lead times, reduce their outbound miles, significantly lower their transportation costs, reduce damage, and increase their fill rates thereby improving their ability to meet retailers on shelf availability requirements. We believe we operate best in class warehouse management systems and transportation management systems, which also provides customers with complete online visibility to inventory and receiving/shipping historical activity, along with customized reporting capabilities. We also have an experienced service assurance team that helps clients improve retail compliance conducting detailed forensic analysis into OTIF, looking at root causes to any failures—late, early or unfilled. The team monitors all agreed upon key performance indicators and creates trend analysis by customer, pool, carrier and lane, reviewing all opportunities for improvement.

With a broad Ascent offering, we believe we can accommodate a shipper’s unique needs with any combination of services along our entire spectrum, and cater to their preferred means of shipment processing and communication.

We believe our comprehensive service approach and focus on building long-term customer relationships lead to greater retention of existing business compared to a more short-term gain sharing model employed by many 3PL providers. Before becoming fully operational with a customer, we conduct thorough feasibility and cost savings analyses and collaborate with the customer to create a project scope and timeline with measurable milestones. We believe this approach enables us to identify any potential issues, ensure a smooth integration process, and set the stage for long-term customer satisfaction. Within our Ascent operation, we have consistently met customer implementation deadlines and achieved anticipated levels of freight savings.

Capacity

We offer scalable capacity and reliable service to our extensive customer base in North America through a diverse third-party network of transportation providers and Company drivers and pilots. Our various transportation modes include Truckload, LTL, intermodal, and domestic and international air. No single third-party carrier accounted for more than 1% of our 2017 purchased transportation costs. We ensure that each carrier is properly licensed and we regularly monitor each carrier’s capacity, reliability, and pricing trends. Enhanced visibility provided by our technology systems allows us to leverage the competitive dynamics within our network to renegotiate freight rates and provide our customers with more cost-effective transportation solutions while enhancing our operating margins.

We continuously focus on building and enhancing our relationships with reliable transportation providers to ensure that we not only secure competitive rates, but that we also gain access to consistent capacity. These relationships are critical to our success based on our asset-right transportation and asset-light logistics service provider business model. We typically pay our third-party carriers either a contracted per mile rate or the cost of a shipment less our contractually agreed-upon commission, and generally pay within seven to ten days from the date the shipment is delivered. We pay our third-party carriers promptly in order to drive loyalty and reliable capacity.

Our network of transportation providers can be divided into the following groups:

Independent Contractors. ICs are a key part of our long-term strategy to maintain service and provide cost stability. As of December 31, 2017, we had over 2,000 ICs, which consisted of over 1,600 linehaul, truckload, and intermodal services ICs and over 400 local delivery ICs. In selecting our ICs, we adhere to specific screening guidelines in terms of safety records, length of driving experience, and evaluations. In the event of tightening of over-the-road freight capacity, we believe we are well positioned to increase our utilization of ICs as a cost-effective and reliable solution.

To enhance our relationship with our ICs, we offer per mile rates that we believe are highly competitive and often above prevailing market rates. In addition, we focus on keeping our ICs fully utilized in order to limit the number of “empty” miles they drive. We regularly communicate with our ICs and seek new ways to enhance their quality of life. We believe our efforts increase IC retention, which we believe ultimately leads to better service for our customers.

Purchased Power Providers. In addition to our large base of ICs, we have access to a broad base of purchased power providers. We have established relationships with carriers of all sizes, including large national trucking companies and small to mid-size regional fleets. With the exception of safety incentives, purchased power providers are generally paid under a similar structure as ICs within our LTL and TES businesses. In contrast to contracts established with our ICs, who operate under one of our DOT authorities, we do not cover the cost of liability insurance for our purchased power providers.

Company Drivers. We employ approximately 1,400 drivers across our businesses.

Delivery Agents. For the de-consolidation and delivery stages of our LTL shipment process, our 41 LTL service centers are complemented by over 180 third-party delivery agents. The use of delivery agents is also a key part of our long-term strategy to maintain a variable cost and scalable operating model with minimal overhead.

Flight Operations. We support air freight services, including expedited delivery, with 11 cargo jets, 61 flight operations personnel, including pilots, ground crew, and flight coordinators, and a network of third party air cargo providers.

Ground Expedite. We utilize proprietary bid technology supported by our logistics personnel and our network of Company drivers, ICs, and purchased power providers.

Customers

Our goal is to establish long-term customer relationships and achieve year-over-year growth in recurring business by providing reliable, timely, and cost-effective transportation and logistics solutions. We possess the scale, operational expertise, and capabilities to serve shippers of all sizes. We serve an extensive customer base within a variety of end markets, with one direct customer, General Motors, accounting for approximately 12% of our 2017 revenue. Our diverse customer base reduces our exposure to a decline in shipping demand from any one customer and a cyclical downturn within any particular end market.

Sales and Marketing

We currently market and sell our transportation and logistics solutions through sales personnel located throughout the United States. We are focused on actively expanding our sales force to new geographic markets where we lack a strong presence.

We have a sales team consisting of both sales managers and inside sales representatives. We believe that this sales structure enables our salespeople to better serve our customers by developing an understanding of local, regional, national and international market conditions, as well as the specific transportation and logistics issues facing individual customers. Our sales team seeks additional business from existing customers and pursue new customers based on this knowledge and an understanding of the value proposition we can provide.

As of September 30, 2018, our sales force extends into each segment as follows:

•

Truckload and Express Services. We arrange the pickup and delivery of freight either through our direct sales force or other Company relationships including management, dispatchers, or customer service representatives.

•	Less-than-Truckload. Our LTL sales team of approximately 80 people consists of account executives, sales managers, inside sales representatives, and commissioned sales representatives.

•	Ascent Global Logistics. We have approximately 60 direct salespeople, Company brokers, and approximately 60 independent brokerage agents, commissioned sales representatives, and agents.

Competition

We compete in the North American transportation and logistics services sector. Our marketplace is extremely competitive and highly fragmented. We compete with a large number of other asset-light logistics companies, asset-based carriers, integrated logistics companies, and third-party freight brokers, many of whom have larger customer bases and more resources than we do.

In our markets, we compete with global asset-based integrated logistics companies such as FedEx Corporation, United Parcel Service, Inc., and XPO Logistics, Inc., against whom we compete in all of our service lines; asset-based freight haulers, such as Arkansas Best Corporation, Old Dominion Freight Line Inc., and YRC Worldwide, Inc., against whom we compete in our core TES and LTL service offerings; non-asset based and asset-light freight brokerage companies, such as C.H. Robinson Worldwide, Inc., Echo Global Logistics, Inc., and Landstar System, Inc., against whom we compete in all of our service offerings; 3PL providers that offer comprehensive transportation management solutions, such as Schneider Logistics, Inc. and Transplace, Inc., against whom we compete in our Ascent offering; and smaller, niche transportation and logistics companies that provide services within a specific geographic region or end market. In our international freight forwarding business, we compete with a large number of service providers. Depending on the trade lane and solution, these competitors include large multi-national providers, such as Expeditors International of Washington, Inc., Kuehne & Nagel International AG / ADR, and DHL Global Supply Chain; regional providers, such as Mallory Alexander International Logistics and Laufer Group International; and local or niche providers. As a result, our focus remains on continuing to provide our customers with exceptional service.

We believe we compete favorably by offering shippers attractive transportation and logistics solutions designed to deliver the optimal combination of cost and service. To that end, we believe our most significant competitive advantages include:

•

our comprehensive suite of transportation and logistics services, which allows us to offer à la carte or a full portfolio value proposition to shippers of varying sizes and to accommodate their diverse needs and preferred means of processing and communication;

•

our asset-right transportation and asset-light logistics service provider, variable cost business model, which allows us to generate strong free cash flows and focus greater attention on providing optimal customer service than on asset utilization;

•	our technology systems, which allow us to provide scalable capacity and a high level of customer service across a variety of transportation modes; and

•	our knowledgeable management team with experience leading high-growth logistics companies and/or business units, which allows us to benefit from a collective entrepreneurial culture focused on growth.

Seasonality

Our operations are subject to seasonal trends that have been common in the North American over-the-road, ocean, and air freight sectors for many years. Our results of operations for the quarter ending in March are on average lower than the quarters ending in June, September, and December. Typically, this pattern has been the result of factors such as inclement weather, national holidays, customer demand, and economic conditions.

Technology

We believe the continued development and innovation of our technology systems is important to providing our customers with the most cost-effective, timely, and reliable transportation and logistics solutions. Our objective is to allow our customers and vendors to easily do business with us via technology. Our customers have the ability, through a paperless process, to receive immediate pricing, place orders, track shipments, process remittance, receive updates, and review historical shipping data through a variety of reports over the Internet. We provide flexibility for customers and vendors by utilizing multiple technologies, including web, mobile, workflow and EDI.

Our TES operations teams uses technology to dispatch or broker our customers’ freight. Our software enhances our ability to track Company and third-party drivers, tractors, and trailers, which provides customers with visibility into their supply chains. Additionally, our systems allow us to operate as a paperless environment through electronic order entry, resource planning, and dispatch. Our TES expedited air and ground operations utilize proprietary bid technology, which provides customers with real-time market pricing and logistics options for time sensitive shipments, supported by our fleets of ground and air assets.

Our LTL operation utilizes a web-based system with our transportation management applications. Additionally, we make use of EDI and API’s to allow our service centers to communicate electronically with our carriers’ and customers’ internal systems. We offer our customers a paperless process, including document imaging and shipment tracking and tracing.

Our Ascent operation uses a variety of software applications and systems customized to meet the unique needs of our customers. We continuously enhance our applications and systems to help improve our productivity, increase customer visibility, and improve collaboration with our service providers, all while offering customizable content for our customers. Our web-based technology approach allows our Ascent operation to process and service customer orders, track shipments in real time, select optimal modes of transportation, execute customer billing, provide carrier rates, establish customer-specific profiles, and retain critical information for analysis while providing a Company branded solution. We utilize this approach to maximize supply chain efficiency through mode, carrier, and route optimization.

Employees

As of September 30, 2018, we employed approximately 4,700 full-time and part-time personnel, which included drivers, pilots, and warehouse, dock and maintenance workers as well as personnel in our management, sales and marketing, brokerage, logistics, customer service, operations, finance, information technology and human resources functions. None of our employees are covered by a collective bargaining agreement and we consider relations with our employees to be good.

Regulation

The federal government substantially deregulated the provision of ground transportation and logistics services via the enactment of the Motor Carrier Act of 1980, the Trucking Industry Regulatory Reform Act of 1994, the Federal Aviation Administration Authorization Act of 1994, and the ICC Termination Act of 1995. Prices and services are now largely free of regulatory controls, although states have the right to require compliance with safety and insurance requirements, and interstate motor carriers remain subject to regulatory controls imposed by the DOT and its agencies, such as the FMCSA. Motor carrier, freight forwarding, and freight brokerage operations are subject to safety, insurance, and bonding requirements prescribed by the DOT and various state agencies. Any air freight business is subject to commercial standards set forth by the IATA and federal regulations issued by the TSA.

We are also subject to the CSA, which is the FMCSA safety program designed to improve large truck and bus safety and ultimately reduce crashes. CSA is an enforcement and compliance model that involves assessments of a motor carrier’s on-road performance and investigation results for a 24-month period using roadside stops and inspections, resulting in safety performance in the following categories: unsafe driving; hours-of-service compliance; driver fitness; controlled substances/alcohol; vehicle maintenance; hazardous material compliance; and crash indicator. The evaluations are then used by the FMCSA to select carriers for audit and other interventions.

As part of our 2014 acquisition of Active Aero, we acquired USA Jet Airlines, referred to as USA Jet, which holds certificates of public convenience and necessity issued by the DOT pursuant to 49 U.S.C. § 41102 and an air carrier certificate granted by the FAA pursuant to Part 119 of the federal aviation regulations. The DOT, the FAA, and the DHS, through the TSA, have regulatory authority over USA Jet’s air transportation services. The Federal Aviation Act of 1958, as amended, is the statutory basis for DOT and the FAA authority and the Aviation and Transportation Security Act of 2001, as amended, is the basis for TSA aviation security authority.

The FAA’s authority relates primarily to operational aspects of air transportation, including aircraft standards and maintenance, as well as personnel and ground facilities, which may from time to time affect the ability of USA Jet to operate its aircraft in the most efficient manner. The air carrier certificate granted to USA Jet by the FAA remains in effect so long as we meet the safety and operational requirements of the applicable FAA regulations.

The DOT’s authority relates primarily to economic licensing aspects of air transportation. The DOT’s jurisdiction extends to authorized types of operations and aviation route authority and to other regulatory matters, including the transfer of route authority between carriers. USA Jet holds various certificates issued by the DOT, including a domestic certificate authorizing USA Jet to engage in U.S. air transportation and a foreign certificate authorizing international air transportation of property. In addition, USA Jet is subject to non-U.S. government regulation of aviation rights involving non-U.S. jurisdictions, and non-U.S. customs regulation.

The TSA has responsibility for aviation security. The TSA continues to require USA Jet to comply with a Full All-Cargo Aircraft Operator Standard Security Program and the Twelve-Five Standard Security Program, which contain evolving and strict security requirements. These requirements are not static, but change periodically as the result of regulatory and legislative requirements, imposing additional security costs and creating a level of uncertainty for our operations.

We are also subject to various environmental and safety requirements, including those governing the handling, disposal, and release of hazardous materials, which we may be asked to transport in the course of our operations. If hazardous materials are released into the environment while being transported, we may be required to participate in, or may have liability for response costs and the remediation of such a release. In such a case, we also may be subject to claims for personal injury, property damage, and damage to natural resources. Our business is also subject to changes in legislation and regulations, which can affect our operations and those of our competitors. For example, new laws and initiatives to reduce and mitigate the effects of greenhouse gas emissions could significantly impact the transportation industry. Future environmental laws in this area could adversely affect our ICs’ costs and practices and, consequently, our operations.

We are also subject to regulations to combat terrorism that the DHS and other agencies impose.

The international freight forwarding and customs brokerage services provided by our Ascent business are regulated by a variety of regulatory agencies and bodies including, but not limited to: the U.S. Federal Maritime Commission, the Bureau of Customs and Border Protection and the TSA within the DHS (customs brokerage and security issues); the IATA; the DOT; the U.S. Food and Drug Administration; the U.S. Department of Agriculture; the U.S. Fish and Wildlife Service; the Bureau of Alcohol, Tobacco, Firearms and Explosives; the U.S. Census Bureau; and other agencies or world governing bodies regulating international trade and compliance. Regulations and requirements must be strictly adhered to and can change periodically. Additionally, our Ascent business manages customer activities in numerous countries. As such, there may be risk associated with sudden fluctuations in currency, changes in economic policy, political unrest, changes to tariffs and trade policies/restrictions that are all outside of our control. Compliance with these changes may have a material impact on our operations and may increase our costs to service our customers.

Insurance

We insure our ICs and Company drivers against third-party claims for accidents or damaged shipments and we bear the risk of such claims. We maintain insurance for auto liability, general liability, and cargo damage claims. We maintain an aggregate of $100 million of auto liability and general liability insurance. We maintain auto liability insurance coverage for claims in excess of $1.0 million per occurrence and cargo coverage for claims in excess of $100,000 per occurrence. Because we maintain insurance for our ICs, if our insurance does not cover all or any portion of the claim amount, we may be forced to bear the financial loss. We attempt to mitigate this risk by carefully selecting carriers with quality control procedures and safety ratings.

In addition to auto liability, general liability, and cargo claim coverage, our insurance policies also cover other standard industry risks related to workers’ compensation and other property and casualty risks. We are self-insured up to $1.0 million per claim for workers compensation. We believe our insurance coverage is comparable in terms and amount of coverage to other companies in our industry. We establish insurance reserves for anticipated losses and expenses and periodically evaluate and adjust the reserves to reflect our experience.

Financial Information About Segments

See Note 15 “Segment Reporting” to the audited consolidated financial statements included elsewhere in this prospectus for financial information about our segments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended September 30, 2018 and 2017 has been revised for the effects of the immaterial error described in Note 1 to the unaudited condensed consolidated financial statements included in this prospectus.

MD&A for the Three and Nine Months Ended September 30, 2018 and 2017

This discussion and analysis presents our operating results for the three and nine months ended September 30, 2018 and 2017 and our financial condition as of September 30, 2018. You should read the following discussion and analysis in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes contained elsewhere in this prospectus. This discussion and analysis of our financial condition and results of operations also contains forward looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth in the section entitled “Risk Factors.”

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operations primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services. Within our TES segment, we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our transportation management system and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve

On Time In Full compliance. Ascent serves its customers through either its direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Factors Important to Our Business

Our success principally depends on our ability to generate revenues through our dedicated sales personnel, long-standing Company relationships, and independent agent network and to deliver freight in all modes safely, on time, and cost-effectively through a suite of solutions tailored to the needs of each customer. Customer shipping demand, over-the-road freight tonnage levels, events leading to expedited shipping requirements, and equipment capacity ultimately drive increases or decreases in our revenues. Our ability to operate profitably and generate cash is also impacted by purchased transportation costs, personnel and related benefits costs, fuel costs, pricing dynamics, customer mix, and our ability to manage costs effectively.

Sales Personnel and Agent Network. In our TES business, we arrange the pickup and delivery of freight either through our direct sales force or other Company relationships including management, dispatchers, or customer service representatives. In our LTL business, we market and sell our LTL services through a sales force of approximately 80 people, consisting of account executives, sales managers, inside sales representatives, and commissioned sales representatives. In our Ascent business, we have approximately 60 direct salespeople located in 25 Company offices, commissioned sales representatives, and a network of approximately 60 independent agents. Agents complement our Company sales force by bringing pre-existing customer relationships, new customer prospects, and/or access to new geographic markets. Furthermore, agents typically provide immediate revenue and do not require us to invest in incremental overhead. Agents own or lease their own office space and pay for other costs associated with running their operations.

Tonnage Levels and Capacity. Competition intensifies in the transportation industry as tonnage levels decrease and equipment capacity increases. Our ability to maintain or grow existing tonnage levels is impacted by overall economic conditions, shipping demand, over-the-road freight capacity in North America, and capacity in domestic air freight, as well as by our ability to compete effectively in terms of pricing, safety, and on-time delivery. We do business with a broad base of third-party carriers, including ICs and purchased power providers, together with a blend of our own ground and air capacity, which reduces the impact of tightening capacity on our business.

Purchased Transportation Costs. Purchased transportation costs within our TES business are generally based either on negotiated rates for each load hauled or spot market rates for ground and air services. Purchased transportation costs within our LTL business represent payments to independent contractors’, over-the-road purchased power providers, intermodal service providers, brokers and agents, based on a combination of contractually agreed-upon and spot market rates. Within our Ascent business, purchased transportation costs represent payments made to ground, ocean, and air carriers, ICs, brokers, and agents based on a combination of contractually agreed-upon and spot market rates. Purchased transportation costs are the largest component of our cost structure. Our purchased transportation costs typically increase or decrease in proportion to revenues.

Personnel and Related Benefits. Personnel and related benefits costs are a large component of our overall cost structure. We employ approximately 1,400 Company drivers who are paid either per mile or at an hourly rate. In addition, we employ approximately 900 dock and warehouse workers and approximately 2,200 operations and other administrative personnel to support our day-to-day business activities. Personnel and related benefits costs could vary significantly as we may be required to adjust staffing levels to match our business needs.

Fuel. The transportation industry is dependent upon the availability of adequate fuel supplies and the price of fuel. Fuel prices have fluctuated dramatically over recent years. Within our TES and Ascent businesses, we generally pass fuel costs through to our customers. As a result, our operating income in these businesses is less impacted by rises in fuel prices. Within our LTL business, our ICs and purchased power providers pass along the cost of diesel fuel to us, and we in turn attempt to pass along some or all of these costs to our customers through fuel surcharge revenue programs. Although revenues from fuel surcharges generally offset increases in fuel costs, other operating costs have been, and may continue to be, impacted by fluctuating fuel prices. The total impact of higher energy prices on other nonfuel-related expenses is difficult to ascertain. We cannot predict future fuel price fluctuations, the impact of higher energy prices on other cost elements, recoverability of higher fuel costs through fuel surcharges, and the effect of fuel surcharges on our overall rate structure or the total price that we will receive from our customers. Depending on the changes in the fuel rates and the impact on costs in other fuel- and energy-related areas, our operating margins could be impacted.

Pricing. The pricing environment in the transportation industry also impacts our operating performance. Within our TES business, we typically charge a flat rate negotiated on each load hauled. Pricing within our TES business is typically driven by shipment frequency and consistency, length of haul, and customer and geographic mix, but generally has fewer influential factors than pricing within our LTL business. Within our LTL business, we typically generate revenues by charging our customers a rate based on shipment weight, distance hauled, and commodity type. This amount is comprised of a base rate, a fuel surcharge, and any applicable accessorial fees and surcharges. Our LTL pricing is dictated primarily by factors such as shipment size, shipment frequency, length of haul, freight density, customer requirements and geographical location. Within our Ascent business, we typically charge a variable rate on each shipment in addition to transaction or service fees appropriate for the solution we have provided to meet a specific customer’s needs. Since we offer both TL and LTL shipping as part of our Ascent offering, pricing within our Ascent business is impacted by similar factors. The pricing environment for all of our operations generally becomes more competitive during periods of lower industry tonnage levels and/or increased capacity within the over-the-road freight sector. In addition, when we provide international freight forwarding services in our Ascent business, we also contract with airlines, ocean carriers, and agents as needed. The international shipping markets are very dynamic and we must therefore adjust rates regularly based on market conditions.

Sale of Unitrans

On September 15, 2017, we completed the sale of our wholly-owned subsidiary Unitrans. The results of operations of Unitrans are included in our condensed consolidated financial statements within our Ascent segment through the date of completion of the sale.

Results of Operations

The following tables set forth, for the periods indicated, summary TES, LTL, Ascent, corporate, and consolidated statement of operations data. Such revenue data for our TES, LTL, and Ascent segments are expressed as a percentage of consolidated revenues. Other statement of operations data for our TES, LTL, and Ascent segments are expressed as a percentage of segment revenues. We have also provided a reconciliation of net loss to Adjusted EBITDA and provided Adjusted EBITDA for TES, LTL, Ascent, and corporate for the periods indicated.

	Three Months Ended September 30, 2018
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$280,335	52.2%	$113,948	21.2%	$145,632	27.1%	$(3,331)	$536,584
Operating expenses:
Purchased transportation costs	180,440	64.4%	81,422	71.5%	107,146	73.6%	(3,330)	365,678
Personnel and related benefits	41,680	14.9%	17,402	15.3%	12,687	8.7%	6,349	78,118
Other operating expenses(1)	52,546	18.7%	19,288	16.9%	17,142	11.8%	5,019	93,995
Depreciation and amortization	6,456	2.3%	876	0.8%	1,183	0.8%	1,099	9,614

Total operating expenses	281,122	100.3%	118,988	104.4%	138,158	94.9%	9,137	547,405

Operating income (loss)	(787)	(0.3)%	(5,040)	(4.4)%	7,474	5.1%	(12,468)	(10,821)

Total interest expense								35,798

Loss before income taxes								(46,619)
Benefit from income taxes								(5,058)

Net loss								$(41,561)

	Three Months Ended September 30, 2017
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$260,536	50.0%	$117,618	22.6%	$145,296	27.9%	$(2,017)	$521,433
Operating expenses:
Purchased transportation costs	169,103	64.9%	84,249	71.6%	107,156	73.8%	(2,028)	358,480
Personnel and related benefits	37,279	14.3%	17,597	15.0%	14,832	10.2%	3,555	73,263
Other operating expenses(2)	49,405	19.0%	23,017	19.6%	15,904	10.9%	(23,643)	64,683
Depreciation and amortization	6,484	2.5%	924	0.8%	1,471	1.0%	440	9,319
Impairment charges	—	—%	—	—%	4,402	3.0%	—	4,402

Total operating expenses	262,271	100.7%	125,787	106.9%	143,765	98.9%	(21,676)	510,147

Operating income (loss)	(1,735)	(0.7)%	(8,169)	(6.9)%	1,531	1.1%	19,659	11,286

Total interest expense								10,502
Loss from debt extinguishment								6,049

Loss before income taxes								(5,265)
Provision for income taxes								4,788

Net loss								$(10,053)

	Three Months Ended September 30, 2018
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$(921)	$(5,072)	$7,319	$(42,887)	$(41,561)
Plus: Total interest expense	134	32	26	35,606	35,798
Plus: (Benefit from) provision for income taxes	—	—	129	(5,187)	(5,058)
Plus: Depreciation and amortization	6,456	876	1,183	1,099	9,614
Plus: Long-term incentive compensation expenses	—	—	—	951	951
Plus: Corporate restructuring and restatement costs	—	—	—	4,713	4,713

Adjusted EBITDA(3)	$5,669	$(4,164)	$8,657	$(5,705)	$4,457

	Three Months Ended September 30, 2017
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(4)	Total w/o Unitrans
Net (loss) income	$(1,720)	$(8,206)	$1,496	$(1,623)	$(10,053)	$1,339	$(11,392)
Plus: Total interest expense	(15)	37	35	10,445	10,502	—	10,502
Plus: Provision for income taxes	—	—	—	4,788	4,788	—	4,788
Plus: Depreciation and amortization	6,484	924	1,471	440	9,319	230	9,089
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	541	541	—	541
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	6,049	6,049	—	6,049
Plus: Corporate restructuring and restatement costs	—	—	—	6,841	6,841	—	6,841

Adjusted EBITDA(3)	$4,749	$(7,245)	$7,404	$(7,959)	$(3,051)	$1,569	$(4,620)

Note: Adjusted EBITDA for the Ascent segment in the third quarter of 2017, excluding Unitrans, was $5.8 million.

	Nine Months Ended September 30, 2018
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$906,439	54.5%	$344,237	20.7%	$425,205	25.5%	$(11,287)	$1,664,594
Operating expenses:
Purchased transportation costs	599,743	66.2%	245,737	71.4%	312,520	73.5%	(11,287)	1,146,713
Personnel and related benefits	120,642	13.3%	52,965	15.4%	37,293	8.8%	18,943	229,843
Other operating expenses (1)	164,198	18.1%	60,313	17.5%	50,358	11.8%	20,992	295,861
Depreciation and amortization	18,993	2.1%	2,689	0.8%	3,539	0.8%	2,582	27,803

Total operating expenses	903,576	99.7%	361,704	105.1%	403,710	94.9%	31,230	1,700,220

Operating income (loss)	2,863	0.3%	(17,467)	(5.1)%	21,495	5.1%	(42,517)	(35,626)

Total interest expense								79,573

Loss before income taxes								(115,199)
Benefit from income taxes								(8,040)

Net loss								$(107,159)

	Nine Months Ended September 30, 2017
(In thousands, except for %’s)	TES	%	LTL	%	Ascent	%	Corporate/ Eliminations	Total
Revenues	$750,820	49.0%	$348,362	22.8%	$438,856	28.7%	$(7,106)	$1,530,932
Operating expenses:
Purchased transportation costs	471,581	62.8%	246,960	70.9%	321,751	73.3%	(7,095)	1,033,197
Personnel and related benefits	113,363	15.1%	52,334	15.0%	45,841	10.4%	11,807	223,345
Other operating expenses(2)	146,919	19.6%	60,384	17.3%	45,721	10.4%	3,247	256,271
Depreciation and amortization	18,957	2.5%	2,838	0.8%	4,758	1.1%	1,281	27,834
Impairment charges	—	—%	—	—%	4,402	1.0%	—	4,402

Total operating expenses	750,820	100.0%	362,516	104.1%	422,473	96.3%	9,240	1,545,049

Operating income (loss)	—	—%	(14,154)	(4.1)%	16,383	3.7%	(16,346)	(14,117)

Total interest expense								45,382
Loss on debt extinguishment								15,876

Loss before income taxes								(75,375)
Benefit from income taxes								(7,516)

Net loss								$(67,859)

	Nine Months Ended September 30, 2018
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$2,710	$(17,555)	$21,281	$(113,595)	$(107,159)
Plus: Total interest expense	153	88	85	79,247	79,573
Plus: (Benefit from) provision for income taxes	—	—	129	(8,169)	(8,040)
Plus: Depreciation and amortization	18,993	2,689	3,539	2,582	27,803
Plus: Long-term incentive compensation expenses	—	—	—	1,954	1,954
Plus: Operations restructuring costs (1)	4,655	—	—	—	4,655
Plus: Corporate restructuring and restatement costs	—	—	—	15,537	15,537

Adjusted EBITDA(3)	$26,511	$(14,778)	$25,034	$(22,444)	$14,323

	Nine Months Ended September 30, 2017
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(4)	Total w/o Unitrans
Net (loss) income	$51	$(14,317)	$16,273	$(69,866)	$(67,859)	$5,792	$(73,651)
Plus: Total interest expense	(51)	163	110	45,160	45,382	—	45,382
Plus: Benefit from income taxes	—	—	—	(7,516)	(7,516)	—	(7,516)
Plus: Depreciation and amortization	18,957	2,838	4,758	1,281	27,834	819	27,015
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	1,810	1,810	—	1,810
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	15,876	15,876	—	15,876
Plus: Corporate restructuring and restatement costs	—	—	—	23,591	23,591	—	23,591

Adjusted EBITDA(3)	$18,957	$(11,316)	$25,543	$(25,104)	$8,080	$6,611	$1,469

Note: Adjusted EBITDA for the Ascent segment for the nine months ended September 30, 2017, excluding Unitrans, was $18.9 million.

(1)

Operations restructuring costs of $4.7 million are included in other operating expenses within the TES segment. See Note 14 to our condensed consolidated financial statements for additional information.

(2)	The gain from sale of Unitrans of $35.4 million is included in other operating expenses within Corporate. See Note 2 to our condensed consolidated financial statements for additional information.
(3)

EBITDA represents earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long-term incentive compensation expenses, losses from debt extinguishments, operations restructuring costs, corporate restructuring and restatement costs associated with legal matters (including our internal investigation, SEC compliance, and debt restructuring costs), and adjustments to contingent purchase obligations. We use Adjusted EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP. See the condensed consolidated statements of operations included in our condensed consolidated financial statements included in the registration statement.

(4)	On September 15, 2017, we completed the sale of our wholly-owned subsidiary Unitrans. Adjusted EBITDA without Unitrans is being shown for comparability purposes with future periods.

A summary of operating statistics for our LTL segment for the three and nine months ended September 30 is shown below (in thousands, except per amounts and percentages):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017	% Change	2018	2017	% Change
Revenue	$113,948	$117,618	(3.1)%	$344,237	$348,362	(1.2)%
Less: Backhaul Revenue	2,267	—		5,401	—
Less: Eliminations	(74)	(62)		(220)	(178)

Adjusted Revenue(1)	111,755	117,680	(5.0%)	339,056	348,540	(2.7%)
Adjusted Revenue excluding fuel(1)	96,510	104,376	(7.5%)	293,330	308,528	(4.9%)
Adjusted Revenue per hundredweight (incl. fuel)	$21.89	$20.34	7.6%	$21.48	$19.81	8.4%
Adjusted Revenue per hundredweight (excl. fuel)	$18.96	$18.04	5.1%	$18.63	$17.54	6.2%
Adjusted Revenue per shipment (incl. fuel)	$254.53	$218.58	16.4%	$244.48	$213.95	14.3%
Adjusted Revenue per shipment (excl. fuel)	$220.50	$193.87	13.7%	$211.97	$189.39	11.9%
Weight per shipment (lbs.)	1,163	1,075	8.2%	1,138	1,080	5.4%
Shipments per day	7,111	8,546	(16.8%)	7,377	8,529	(13.5%)

(1)

The Company’s management uses Adjusted Revenue and Adjusted Revenue excluding fuel to calculate the above statistics as they believe it is a more useful measure to investors since backhaul revenue and eliminations do not have associated weights and shipments.

Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017

Consolidated Results

Our consolidated revenues increased to $536.6 million in the third quarter of 2018 compared to $521.4 million in the third quarter of 2017. Higher revenues in the TES and Ascent segments contributed to the increase, partially offset by lower revenues in the LTL segment. Unitrans contributed $19.3 million of revenue within the Ascent segment in the third quarter of 2017.

Our consolidated operating loss was $10.8 million in the third quarter of 2018 compared to operating income of $11.3 million in the third quarter of 2017. Consolidated operating results in the third quarter of 2017 included the gain on the sale of Unitrans of $35.4 million, which was recorded within our Corporate results, and an impairment charge of $4.4 million. Our TES, LTL and Ascent segments all experienced improved operating results in the third quarter of 2018 compared to the third quarter of 2017. Included in the operating results for Ascent in the third quarter of 2017 was operating income from Unitrans of $1.3 million.

Our consolidated net loss was $41.6 million in the third quarter of 2018 compared to $10.1 million in the third quarter of 2017. In addition to the operating results within our segments and corporate, our net loss was also impacted by increased interest expense, partially offset by an income tax benefit and the absence of a loss from debt extinguishment of $6.0 million that occurred in the third quarter of 2017.

Interest expense increased to $35.8 million during the third quarter of 2018 from $10.5 million during the third quarter of 2017, primarily as a result of higher interest associated with our preferred stock and higher interest expense on debt due to the ABL Facility commencing on July 21, 2017. Included in interest expense from preferred stock was higher expense of $31.0 million due to the change in the fair value of the preferred stock.

Income tax benefit was $5.1 million during the third quarter of 2018 compared to an income tax provision of $4.8 million during the third quarter of 2017. The effective tax rate was 10.8% during the third quarter of 2018 and (90.9)% during the third quarter of 2017. The annual effective income tax rate varies from the federal statutory rate of 21.0% and 35.0%, respectively, primarily due to state income taxes (net of federal tax effect) and adjustments for permanent differences (primarily the non-deductible interest expense associated with our preferred stock). No significant discrete items were recognized during the third quarter of 2018. The tax effects of significant discrete items recognized during the third quarter of 2017 included loss from debt extinguishment (no tax benefit for partial redemption of preferred stock), gain on the sale of Unitrans (tax provision), and goodwill impairment charges (primarily non-deductible for tax purposes).

The rest of our discussion will focus on the operating results of our three segments:

Truckload & Express Services

Operating results in our TES segment improved to an operating loss of $0.8 million in the third quarter of 2018 compared to an operating loss of $1.7 million in the third quarter of 2017. TES revenues increased $19.8 million while purchased transportation costs increased $11.3 million. Increases in TES revenue were due primarily to growth in ground and air expedited freight and related brokerage, coupled with a strong demand environment which drove higher rates across most of the segment. Purchase transportation costs and yield were negatively impacted by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. TES personnel and related benefits increased $4.4 million due primarily to higher driver wages, while other operating expenses increased $3.1 million, due to increased equipment lease and maintenance costs of $2.9 million and higher IT costs of $1.6 million.

Less-than-Truckload

Operating results in our LTL segment improved to an operating loss of $5.0 million in the third quarter of 2018 compared to an operating loss of $8.2 million in the third quarter of 2017. LTL revenues decreased $3.7 million and purchased transportation costs decreased $2.8 million, both of which were driven by a decrease in shipping volumes. In addition to lower shipping volumes, LTL revenues were also impacted by a reduction in selected service areas in order to eliminate unprofitable freight and focus on key lanes, partially offset by higher rates and fuel surcharge revenue. LTL personnel and related benefits decreased $0.2 million while other operating expenses decreased $3.7 million. The decrease in LTL other operating expenses was primarily due to lower bad debt expense of $0.9 million, lower cargo claims expense of $0.9 million and lower equipment lease costs of $0.7 million.

Ascent Global Logistics

Operating results in our Ascent segment improved as operating income increased to $7.5 million in the third quarter of 2018 from $1.5 million in the third quarter of 2017. Operating results in the third quarter of 2017 included $1.3 million of operating income from Unitrans which was sold in the third quarter of 2017 and an impairment charge of $4.4 million which resulted from comparing the remaining carrying value of goodwill for the Ascent reporting unit after the sale of Unitrans. The improved operating results were driven by growth in retail consolidation business and our domestic freight management business, partially offset by a decline in international freight forwarding. Ascent revenues increased $0.3 million in the third quarter of 2018 when compared to the third quarter of 2017. Unitrans contributed $19.3 million of revenue within the Ascent segment in the third quarter of 2017. Excluding Unitrans, Ascent revenues increased due to higher revenue from domestic freight management (truckload and LTL brokerage), retail consolidation (growth from existing and new customers) and international freight forwarding. Ascent personnel and related benefits decreased $2.1 million primarily due to the absence of Unitrans. Excluding the impact of Unitrans, personnel and related benefit increased $0.7 million. Other operating expenses increased $1.2 million due to increased IT costs of $0.9 million and higher commissions of $0.5 million.

Other Operating Expenses

Other operating expenses that were not allocated to our TES, LTL, or Ascent segments increased to $5.0 million in the third quarter of 2018 compared to operating income of $23.6 million in the third quarter of 2017, primarily due to a $35.4 million gain on the sale of Unitrans in September of 2017. Also included in other operating expenses are corporate restructuring and restatement costs associated with legal, consulting and accounting matters, including internal and external investigations, and SEC and accounting compliance of $4.7 million and $6.8 million in the third quarter of 2018 and 2017, respectively. Also impacting the third quarter of 2018 were lower insurance claims reserves of $4.3 million.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Consolidated Results

Our consolidated revenues increased to $1,664.6 million in the first nine months of 2018 compared to $1,530.9 million in the first nine months of 2017. Higher revenues in the TES segment contributed to the increase, which were partially offset by lower revenues in the LTL and Ascent segments. Excluding the revenue from Unitrans of $67.6 million in the first nine months of 2017, revenue increased in the Ascent segment.

Our consolidated operating loss increased to $35.6 million in the first nine months of 2018 compared to $14.1 million in the first nine months of 2017. The operating loss for the first nine months of 2017 included a $35.4 million gain on the sale of Unitrans and impairment charges of $4.4 million. The operating loss for the first nine months of 2018 included operations restructuring costs of $4.7 million related to the restructuring of our temperature controlled truckload business. Lower consolidated operating results in the first nine months of 2018 were attributable to lower operating results in our LTL segment and higher corporate expenses, partially offset by an increase in operating results within our TES and Ascent segments. Excluding the operating income from Unitrans of $5.8 million in the first nine months of 2017, our Ascent segment operating performance improved in the first nine months of 2018.

Our consolidated net loss was $107.2 million in the first nine months of 2018 compared to $67.9 million in the first nine months of 2017. In addition to the operating results within our segments and corporate, our net loss was also impacted by increased interest expense, partially offset by the absence of a loss from debt extinguishment of $15.9 million that occurred in the first nine months of 2017.

Interest expense increased to $79.6 million during the first nine months of 2018 from $45.4 million during the first nine months of 2017 due to higher interest expense from our preferred stock, partially offset by lower interest expense on debt attributable to a lower principal balance. Included in interest expense from preferred stock was higher expense of $59.7 million due to the change in the fair value of the preferred stock, partially offset by $15.0 million of lower interest expense from preferred stock issuance costs.

Income tax benefit was $8.0 million during the first nine months of 2018 compared to $7.5 million during the first nine months of 2017. The effective tax rate was 7.0% during first nine months of 2018 and 10.0% during the first nine months of 2017. The annual effective income tax rate varies from the federal statutory rate of 21.0% and 35.0%, respectively, primarily due to state income taxes (net of federal tax effect) and adjustments for permanent differences (primarily the non-deductible interest expense associated with our preferred stock). No significant discrete items were recognized during the first nine months of 2018. The tax effects of significant discrete items recognized during the first nine months of 2017 included loss from debt extinguishment (tax benefit for senior debt payoff; no tax benefit for partial redemption of preferred stock), preferred stock issuance costs (no tax benefit), gain on the sale of Unitrans (tax provision), and goodwill impairment charges (primarily non-deductible for tax purposes).

The rest of our discussion will focus on the operating results of our three segments:

Truckload & Express Services

Operating results in our TES segment improved to operating income of $2.9 million in the first nine months of 2018 compared to a flat first nine months of 2017. TES revenues increased $155.6 million while purchased transportation costs increased $128.2 million. TES revenues were higher due primarily to increased ground and air expedited freight and related brokerage coupled with a strong demand environment which drove higher rates across most of the segment. Purchased transportation costs and yield were negatively impacted by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. Operating results in the first nine months of 2018 included the restructuring of our temperature controlled truckload business, which resulted in operations restructuring costs of $4.7 million related to fleet and facilities right-sizing and relocation costs, severance costs, and the write-down of assets held-for-sale to fair market value. TES personnel and related benefits increased $7.3 million due primarily to higher driver wages, while other operating expenses increased $17.3 million. The increase in TES operating expenses was due to increased equipment lease and maintenance costs of $8.6 million, the previously mentioned operating restructuring costs of $4.7 million and higher IT costs of $4.4 million.

Less-than-Truckload

Operating results in our LTL segment declined to an operating loss of $17.5 million in the first nine months of 2018 compared to an operating loss of $14.2 million in the first nine months of 2017. LTL revenues decreased $4.1 million due to a decrease in shipping volumes and a reduction in selected service areas in order to eliminate unprofitable freight and focus on key lanes, partially offset by higher rates and fuel surcharge revenue. Purchased transportation costs decreased $1.2 million, which were driven by a decrease in shipping volumes, partially offset by market conditions resulting in rate increases from purchase power providers and higher spot prices paid to brokers which negatively impacted linehaul expense. LTL personnel and related benefits increased $0.6 million while other operating expenses were essentially flat.

Ascent Global Logistics

Operating results improved in our Ascent segment as operating income was $21.5 million in the first nine months of 2018 compared to $16.4 million in the first nine months of 2017. Operating results in the first nine months of 2017 included $5.8 million of operating income from Unitrans which was sold in the third quarter of 2017 and an impairment charge of $4.4 million which resulted from comparing the remaining carrying value of goodwill for the Ascent reporting unit after the sale of Unitrans. Excluding Unitrans and the impact of the impairment charge, improved operating results were driven by growth in our retail consolidation business and our domestic freight management business, partially offset by a decline in international freight forwarding. Ascent revenues decreased $13.7 million in the first nine months of 2018 compared to the first nine months of 2017 due to the divestiture of Unitrans, which generated $67.6 million of revenue in the first nine months of 2017. Excluding Unitrans, Ascent revenues increased due to higher revenue from domestic freight management (truckload and LTL brokerage) and retail consolidation (growth from existing and new customers). Ascent personnel and related benefits decreased $8.5 million primarily due to the absence of Unitrans in the first nine months of 2018. Excluding the impact of Unitrans, personnel and related benefit increased $1.2 million. Other operating expenses increased $4.6 million due to increased IT costs of $3.0 million and higher commissions of $1.8 million.

Other Operating Expenses

Other operating expenses that were not allocated to our TES, LTL, or Ascent segments increased to $21.0 million in the first nine months of 2018 compared to $3.2 million in the first nine months of 2017, primarily due to a $35.4 million gain on the sale of Unitrans in September of 2017. Also included in other operating expenses are corporate restructuring and restatement costs associated with legal, consulting and accounting matters, including internal and external investigations, and SEC and accounting compliance of $15.5 million and $23.6 million in the first nine months of 2018 and 2017, respectively. Also impacting first nine months of 2018 were lower insurance claims reserves of $7.4 million and lower legal settlements of $5.2 million.

Liquidity and Capital Resources

Our primary sources of cash have been borrowings under our credit facilities, the issuance of preferred stock, and cash flows from operations. Our primary cash needs are and have been to fund normal working capital requirements, repay our indebtedness, and finance capital expenditures. As of September 30, 2018, we had $10.0 million in cash and cash equivalents. Our ability to access our cash may be limited from time to time if doing so would result in a default under our credit facilities, as was the case in September 2018, when our lenders agreed to waive the resulting default as reported in our Current Report on Form 8-K filed on September 20, 2018. We may also decide to divest business units to further reduce our indebtedness, and/or reinvest in our business. Further, depending on market conditions, we may from time to time issue new equity or debt, in private or public offerings, to finance acquisitions, strengthen our balance sheet, reduce our cost of capital or fund capital expenditures.

On May 1, 2017, we entered into an Investment Agreement with Elliott, pursuant to which we issued and sold shares of our preferred stock and issued warrants for an aggregate purchase price of $540.5 million. The proceeds from the sale of the preferred stock were used to pay off and terminate our prior senior credit facility and to provide working capital to support our current operations and future growth.

On March 1, 2018, we entered into the Series E-1 Preferred Stock Investment Agreement (the “Series E-1 Investment Agreement”) with Elliott, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million.

On April 24, 2018, the parties held a closing pursuant to the Series E-1 Investment Agreement, pursuant to which we issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support our current operations and future growth and to repay a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility.

On August 3, 2018, in order to provide continued support to our operating needs, we entered into Amendment No. 1 to the Series E-1 Investment Agreement and Termination of Equity Commitment Letter with Elliott, which, among other things, extended the Termination Date from July 30, 2018 to November 30, 2018 for the remaining 19,022 shares available to issue and sell to Elliott for $17.5 million.

On September 19, 2018, we entered into Amendment No. 2 to the Series E-1 Investment Agreement with Elliott which, among other things, further extended the Termination Date from November 30, 2018 to January 1, 2019 for the remaining 19,022 shares available to issue and sell to Elliott for $17.5 million.

Certain terms of the outstanding preferred stock are as follows:

	Series B	Series C	Series D	Series E	Series E-1
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	35,728

Shares Outstanding at September 30, 2018	155,000	55,000	100	37,500	35,728

Price per Share	$1,000	$1,000	$1.00	$1,000	$1,000/$960

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.

Dividend Rate at September 30, 2018	17.573%	17.573%	N/A	15.823%	15.823%

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%

Redemption rights are at our option or, upon a change in control, at the option of the holder. The holders of Series C Preferred Stock and Series D Preferred Stock have the right to participate equally and ratably with holders of common stock in all cash dividends paid on shares of common stock.

At each preferred stock dividend payment date, we have the option to pay the accrued dividends in cash or to defer them. Deferred dividends accrue dividend expense consistent with the underlying shares of preferred stock.

On July 21, 2017, we entered into the ABL Facility. We used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of our previously issued Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before utilized.

We initially borrowed $141.7 million under the revolving line of credit and $56.8 million under the term loan facility. As of September 30, 2018, total availability under the ABL Facility was $42.2 million but we could not draw more than $22.2 million as of that date to maintain at least $20.0 million of Adjusted Excess Availability in order to avoid the commencement of a Fixed Charge Trigger Period. On November 8, 2018, we entered into an amendment to our ABL Facility pursuant to which, among other things, our lenders agreed to waive the necessary provisions under our ABL Facility to avoid the mandatory use of proceeds received in this rights offering to prepay the principal outstanding under the ABL Facility and to waive any event of default that may be deemed to occur as a result of the consummation of this rights offering and the issuance of the common stock to Elliott. Under the ABL Facility, we are required to retain at least $30 million in net cash proceeds from this rights offering and to use such proceeds solely for general corporate purposes.

See Note 4 “Debt,” and Note 5 “Preferred Stock,” to our condensed consolidated financial statements in the registration statement for additional information regarding the ABL Facility and preferred stock, respectively. We do not believe that the limitations imposed by the terms of our debt agreement or preferred stock investment agreements have any significant impact on our liquidity, financial condition, or results of operations. We believe that these resources will be sufficient to meet our working capital, debt service, and capital investment obligations for the foreseeable future.

Rights Offering

See “The Rights Offering” on page 47 of this prospectus for information regarding this rights offering.

Trading of the Company’s common stock on the New York Stock Exchange

On October 4, 2018 we received a notice from the New York Stock Exchange (the “NYSE”) that we had fallen below the NYSE’s continued listing standards relating to minimum average global market capitalization and total stockholders’ investment, which require that either our average global market capitalization be not less than $50 million over a consecutive 30 trading day period, or our total stockholders’ investment be not less than $50 million.

Pursuant to the NYSE continued listing standards, we timely notified the NYSE that we intend to submit a plan to the NYSE demonstrating how we intend to regain compliance with the continued listing standards within the required 18-month timeframe. We have 45 days to submit our plan to the NYSE. Upon receipt of the plan, the NYSE has 45 days to review and determine whether we have made a reasonable demonstration of our ability to come into conformity with the relevant continued listing standards within the 18-month cure period. During this process and during the 18-month cure period, our shares will continue to be listed and traded on the NYSE, subject to our compliance with other listing standards. The NYSE notification does not affect our business operations or our SEC reporting requirements.

We timely submitted our plan which was subsequently accepted by the NYSE. The plan included a discussion of this rights offering, which we believe will bring us into compliance with the NYSE’s continued listing standards relating to minimum average global market capitalization and total stockholders’ investment.

On October 12, 2018, we received a notice from the NYSE that we had fallen below the NYSE’s continued listing standard related to price criteria for common stock, which requires the average closing price of our common stock to equal at least $1.00 per share over a 30 consecutive trading day period. Pursuant to the NYSE listing standards, we timely notified the NYSE that we intend to cure the deficiency and regain compliance with the continued listing standard.

We have six months from our receipt of the notice to regain compliance with the listing standard. We can regain compliance with the standard if, on the last trading day of any calendar month during the six-month period following receipt of the notice or on April 12, 2019, which is the date that is six months following receipt of the notice, our common stock has a closing price of at least $1.00 per share and an average closing price of at least $1.00 per share over the previous 30 consecutive trading day period.

During the six-month cure period, our shares of common stock will continue to be listed and traded on the NYSE, subject to our compliance with other listing standards. The NYSE notification does not affect our business operations or our SEC reporting requirements.

Cash Flows

A summary of operating, investing, and financing activities are shown in the following table (in thousands):

	Nine Months Ended September 30,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(1,983)	(49,971)
Investing activities	(15,606)	79,989
Financing activities	1,906	(42,465)

Net change in cash and cash equivalents	$(15,683)	$(12,447)

Cash Flows from Operating Activities

Cash used in operating activities primarily consists of net loss adjusted for certain non-cash items, including depreciation and amortization, share-based compensation, provision for bad debts, deferred taxes, and the effect of changes in working capital and other activities.

The difference between our $107.2 million of net loss and the $2.0 million of cash used in operating activities during the nine months ended September 30, 2018 was primarily attributable to the change in the value of our preferred stock of $70.5 million and $28.4 million of depreciation and amortization expense, with the remainder attributable to changes in working capital.

The difference between our $67.9 million of net loss and the $50.0 million of cash used in operating activities during the nine months ended September 30, 2017 was primarily attributable to $15.9 million of loss from debt extinguishment and $28.8 million of depreciation and amortization expense, partially offset by a $35.4 million gain from the sale of Unitrans with the remainder attributable to changes in working capital.

Cash Flows from Investing Activities

Cash used in investing activities was $15.6 million during the nine months ended September 30, 2018, which was attributable to $16.9 million of capital expenditures used to support our operations, partially offset by the proceeds from the sale of equipment of $1.3 million.

Cash provided by investing activities was $80.0 million during the nine months ended September 30, 2017, which reflects $88.5 million of proceeds from the sale of Unitrans, which was partially offset by $11.2 million of capital expenditures used to support our operations. These capital expenditures were offset by the proceeds from the sale of property and equipment of $2.7 million.

Cash Flows from Financing Activities

Cash provided by financing activities was $1.9 million during the nine months ended September 30, 2018, which primarily reflects the issuance of Series E-1 Preferred Stock of $35.0 million and net proceeds from insurance premium financing of $11.5 million, partially offset by a reduction in borrowings of $40.6 million.

Cash used in financing activities was $42.5 million during the nine months ended September 30, 2017, which primarily reflects issuance costs from debt and preferred stock of $20.8 million, debt extinguishment costs of $11.0 million, a net reduction of borrowings of $6.2 million, and a reduction in our capital lease obligation of $3.1 million.

Critical Accounting Policies and Estimates

In preparing our condensed consolidated financial statements, we applied the same critical accounting policies as described in our Annual Report on Form 10-K for the year ended December 31, 2017 that affect judgments and estimates of amounts recorded for certain assets, liabilities, revenues, and expenses. In accordance with the adoption of the new accounting standards Revenue from Contracts with Customers (Topic 606), we have revised our accounting policy for revenue recognition as follows:

Revenue Recognition (effective January 1, 2018)

Our revenues are primarily derived from transportation services which includes providing freight and carrier services both domestically and internationally via land, air, and sea. We disaggregate revenue among our three segments, TES, LTL and Ascent, as presented in Note 13 “Segment Reporting,” to our condensed consolidated financial statements.

Performance Obligations—A performance obligation is created once a customer agreement with an agreed upon transaction price exists. The terms and conditions of our agreements with customers are generally consistent within each segment. The transaction price is typically fixed and determinable and is not contingent upon the occurrence or non-occurrence of any other event. The transaction price is generally due 30 to 60 days from the date of invoice. Our transportation service is a promise to move freight to a customer’s destination, with the transit period typically being less than one week. We view the transportation service we provide to our customers as a single performance obligation. These performance obligations are satisfied and recognized in revenue over the requisite transit period as the customer’s goods move from origin to destination. We determine the period to recognize revenue in transit based upon the departure date and the delivery date, which may be estimated if delivery has not occurred as of the reporting date. Determining the transit period and the percentage of completion as of the reporting date requires management to make judgments that affect the timing of revenue recognized. We have determined that revenue recognition over the transit period provides a reasonable estimate of the transfer of goods and services to our customers as our obligation is performed over the transit period.

Principal vs. Agent Considerations—We utilize independent contractors and third-party carriers in the performance of some transportation services. We evaluate whether our performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. Our evaluation determined that we are in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on our evaluation of the control model, we determined that all of our major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

Contract Balances and Costs—We apply the practical expedient in Topic 606 that permits us to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as our contracts have an expected length of one year or less. We also apply the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included purchased transportation costs in the condensed consolidated financial statements.

MD&A for December 31, 2017, 2016, and 2015

This discussion and analysis presents our operating results for each of our three most recent fiscal years and our financial condition as of December 31, 2017. You should read the following discussion and analysis in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes contained elsewhere in this Form S-1. This discussion and analysis of our financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those risks described in the section entitled “Risk Factors.”

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operation primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services. Within our TES segment we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics operations services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our TMS and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve OTIF compliance. We serve our customers through either our direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions. In certain circumstances, those estimates and assumptions can affect amounts reported in the accompanying consolidated financial statements and notes. In preparing our financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. Application of the accounting policies described below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. The following is a brief discussion of our critical accounting policies and estimates.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. We evaluate goodwill and intangible assets for impairment at least annually on July 1st or more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires us to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment loss is recognized as an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

For purposes of the impairment analysis, the fair value of our reporting units is estimated based upon an average of the market approach and the income approach, both of which incorporate numerous assumptions and estimates such as Company forecasts, discount rates and growth rates, among others. The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires us to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which we compete, the discount rate, terminal growth rates, and forecasts of revenue, operating income, and capital expenditures. Although we believe our estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of our stock may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

We have four reporting units for our three segments: one reporting unit for our TES segment; one reporting unit for our LTL segment; and two reporting units for our Ascent segment, which are the Ascent reporting unit and the Warehousing & Consolidation reporting unit. We conducted our goodwill impairment analysis for each of the four reporting units at July 1, 2017 and determined that no impairment had occurred, as each reporting unit’s fair value exceeded the carrying value.

The sale of Unitrans, which was included in the Ascent reporting unit, resulted in an incremental impairment analysis on the remaining net assets of the Ascent reporting unit. We evaluated the remaining carrying value of the Ascent reporting unit and compared it to the fair value of the remaining businesses in the Ascent reporting unit. As a result of this evaluation, we determined the carrying value exceeded the fair value and recorded a $4.4 million impairment charge in the third quarter of 2017.

As a result of the first step of our goodwill impairment analysis as of July 1, 2016, we determined that the fair value of the Ascent reporting unit exceeded its carrying value by 8.4%; thus, no impairment was indicated for this reporting unit. However, resulting from a combination of the weakened environment, the inability to meet forecast results, and the lower share price, we determined that the fair value of the TES, LTL, and Warehousing & Consolidation reporting units were less than their respective carrying values, requiring us to perform the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units. We completed the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units and recorded in the third quarter of 2016 non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million for our TES, LTL, and Warehousing & Consolidation reporting units, respectively. No goodwill impairment charges were recorded in 2015.

Other intangible assets recorded consist primarily of definite lived customer relationships. We evaluate our other intangible assets for impairment when current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. Indicators of impairment were identified in connection with the shut-down of one of our business operations and as a result, $1.6 million of non-cash impairment charges were recorded in the fourth quarter of 2016 for our TES segment. There were also indicators of impairment with certain other business operations in the fourth quarter. Accordingly, we performed the required impairment analysis, but no impairment was identified.

Revenue Recognition

Our revenues are primarily derived from transportation services which includes providing freight and carrier services both domestically and internationally via land, air, and sea. We disaggregate revenue among our three segments, TES, LTL and Ascent

TES revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; delivery has occurred; and our obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. This occurs when we complete the delivery of a shipment or the service has been fulfilled.

LTL revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; and collection of revenue is reasonably assured. We use a percentage of services completed method to recognize revenue, which results in an allocation of revenue between reporting periods based on the distinctive phases of each LTL transaction completed in each reporting period, with expenses recognized as incurred. We believe that this is the most appropriate method for LTL revenue recognition based on the multiple distinct phases of a typical LTL transaction, which is in contrast to the single phase of a typical TES transaction.

Ascent revenue is generally recorded when the shipment has been delivered by a third-party carrier. Fees for services revenue is recognized when the services have been rendered. At the time of delivery or rendering of services, as applicable, our obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. We offer volume discounts to certain customers. Revenue is reduced as discounts are earned. In some instances, we perform multiple services. Typically, separate fees are quoted and recognized as revenue when services are rendered. Occasionally, customers request an all-inclusive “door-to-door” fee for a set of services and revenue is allocated to each element of the service package and recognized as each service is completed.

We typically recognize revenue on a gross basis, as opposed to a net basis, because we bear the risks and benefits associated with revenue-generated activities by, among other things, (1) acting as a principal in the transaction, (2) establishing prices, (3) managing all aspects of the shipping process, and (4) taking the risk of loss for collection, delivery, and returns. Certain Ascent transactions to provide specific services are recorded at the net amount charged to the client due to the following factors: (A) we do not have latitude in establishing pricing, and (B) we do not bear the risk of loss for delivery and returns; these items are the risk of the carrier.

Self-Insurance Accruals

We use a combination of purchased insurance and self-insurance programs to provide for the cost of auto liability, cargo damage, workers’ compensation claims, and benefits paid under employee health care programs. Insurance reserves are established for estimates of the loss that we will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. Recorded balances are based on reserve levels, which incorporate historical loss experience and judgments about the present and expected levels of cost per claim. We believe our estimated reserves for such claims are adequate, but actual experience in claim frequency and/or severity could materially differ from our estimates and affect our results of operations. We have engaged a third-party actuary to review our incurred but not yet reported reserves and development factors for auto liability and workers’ compensation to ensure they are appropriate.

A number of factors can affect the actual cost of a claim, including the length of time the claim remains open, trends in health care costs, accident frequency and severity, and the results of related litigation. Furthermore, claims may emerge in future years for events that occurred in a prior year at a rate that differs from previous projections. All of these factors can result in revisions to prior projections and produce a material difference between estimated and actual costs.

Accounts Receivable and Related Reserves

Accounts receivable are uncollateralized customer obligations due under normal trade terms. We extend credit to certain customers in the ordinary course of business based on the customer’s credit history. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in customer collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

Preferred Stock

We have elected to measure our preferred stock at fair value pursuant to ASC 820, Fair Value Measurement. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. We calculate the fair value of:

•	the Series B Preferred Stock using a lattice model that takes into consideration our call right on the instrument based on simulated future interest rates;

•	the Series C Preferred Stock using a lattice model that takes into consideration the future redemption value on the instrument, which is tied to our stock price;

•

the Series D Preferred Stock using a static discounted cash flow approach, where the expected redemption value of the instrument is based on the value of our stock as of the measurement date grown at the risk-free rate;

•

the Series E Preferred Stock via application of both (i) a static discounted cash flow approach and (ii) a lattice model that takes into consideration our call right on this instrument based on simulated future interest rates; and

•	the Series F Preferred Stock using a static discounted cash flow approach that assumes the Series F will be fully redeemed in 2017.

These valuations are considered to be Level 3 fair value measurements as the significant inputs are unobservable and require significant management judgment or estimation. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, our estimates are not necessarily indicative of the amounts that we, or holders of the instruments, could realize in a current market exchange. Significant assumptions used in the fair value models include: the estimates of the redemption dates; credit spreads; dividend payments; and the market price of our common stock. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

Sale of Unitrans

On September 15, 2017, we completed the sale of Unitrans. We received net proceeds of $88.5 million and recognized a gain of $35.4 million. Proceeds from the sale were used primarily to redeem a portion of the Series E Preferred Stock and to provide funding for operations. The results of operations and financial condition of Unitrans have been included in our consolidated financial statements within our Ascent segment until the date of sale.

The unaudited pro forma consolidated statement of operation information below presents the results assuming the sale of Unitrans occurred as of January 1, 2017 with respect to the consolidated statement of operations for the year ended December 31, 2017. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what the financial position or results of the Company would have been had the sale of Unitrans occurred on the dates noted above, or to project the financial position or results of the Company for any future periods. This information does not reflect any assumptions regarding the use of the sale proceeds. The pro forma adjustments eliminate the revenues and expenses associated with the disposed assets subject to the sale of Unitrans, eliminate depreciation and amortization and other operating expenses related to the disposed assets subject to the sale and adjust income tax expense for the effects of the pro forma adjustments based on the tax law in effect during the period for which the unaudited pro forma consolidated statement of operation information is being presented, and therefore does not consider or contemplate effects of U.S. tax reform legislation enacted on December 22, 2017. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the sale Unitrans and are expected to have a continuing impact on the results of operations of the Company. The unaudited pro forma consolidated information should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2017 appearing elsewhere in this prospectus.

The unaudited pro forma impact of the sale of Unitrans on consolidated revenues, purchased transportation costs and net loss for the year ended December 31, 2017 are as follows:

•	historically reported revenues of $2,091.3 million, adjusted for the pro forma adjustment of $67.4 million, results in pro forma revenues of $2,023.9 million;

•

historically reported purchased transportation costs of $1,430.4 million, adjusted for the pro forma adjustment of $49.0 million, results in pro forma purchased transportation costs of $1,381.4 million; and

•	historically reported net loss of $91.2 million, adjusted for the pro forma adjustment of $20.4 million of net loss, results in a pro forma net loss of $111.6 million.

Results of Operations

The following table sets forth, for the periods indicated, summary TES, LTL, Ascent, corporate, and consolidated statement of operations data. Such revenue data for our TES, LTL, and Ascent segments is expressed as a percentage of consolidated revenues. Other statement of operations data for our TES, LTL, and Ascent segments is expressed as a percentage of segment revenues. Total statement of operations and corporate and eliminations data is expressed as a percentage of consolidated revenues.

	Year Ended December 31,
(Dollars in thousands)	2017		2016		2015
Revenues:
TES	$1,067,145	51.0%	$990,665	48.7%	$833,430	41.8%
LTL	463,519	22.2%	461,540	22.7%	515,328	25.9%
Ascent	570,223	27.3%	597,159	29.4%	673,574	33.8%
Eliminations	(9,596)	(0.5)%	(16,164)	(0.8)%	(30,166)	(1.5)%

Total	2,091,291	100.0%	2,033,200	100.0%	1,992,166	100.0%
Purchased transportation costs:
TES	690,620	64.7%	613,847	62.0%	474,526	56.9%
LTL	331,177	71.4%	320,439	69.4%	357,124	69.3%
Ascent	418,170	73.3%	445,935	74.7%	508,912	75.6%
Eliminations	(9,589)	(0.5)%	(16,166)	(0.8)%	(30,166)	(1.5)%

Total	1,430,378	68.4%	1,364,055	67.1%	1,310,396	65.8%
Other operating expense(1):
TES	345,001	32.3%	333,503	33.7%	289,973	34.8%
LTL	154,372	33.3%	143,337	31.1%	139,965	27.2%
Ascent	119,193	20.9%	130,323	21.8%	125,799	18.7%
Corporate	36,650	1.8%	53,950	2.7%	32,036	1.6%

Total	655,216	31.3%	661,113	32.5%	587,773	29.5%
Depreciation and amortization:
TES	25,535	2.4%	25,872	2.6%	21,040	2.5%
LTL	4,353	0.9%	4,052	0.9%	2,801	0.5%
Ascent	5,965	1.0%	6,688	1.1%	6,449	1.0%
Corporate	1,894	0.1%	1,533	0.1%	1,336	0.1%

Total	37,747	1.8%	38,145	1.9%	31,626	1.6%
Impairment charges:
TES	—	—%	133,988	13.5%	—	—%
LTL	—	—%	197,312	42.8%	—	—%
Ascent	4,402	0.8%	42,361	7.1%	—	—%
Corporate	—	—%	—	—%	—	—%

Total	4,402	0.2%	373,661	18.4%	—	—%
Operating (loss) income:
TES	5,989	0.6%	(116,545)	(11.8)%	47,891	5.8%
LTL	(26,383)	(5.7)%	(203,600)	(44.1)%	15,438	3.0%
Ascent	22,493	3.9%	(28,148)	(4.7)%	32,414	4.8%
Corporate	(38,551)	(1.8)%	(55,481)	(2.7)%	(33,372)	(1.7)%

Total	(36,452)	(1.7)%	(403,774)	(19.9)%	62,371	3.1%
Total interest expense	64,049	3.1%	22,827	1.1%	19,439	1.0%
Loss on early extinguishment of debt	15,876	0.8%	—	—%	—	—%

(Loss) income before income taxes	(116,377)	(5.6)%	(426,601)	(21.0)%	42,932	2.2%
(Benefit from) provision for income taxes	(25,191)	(1.2)%	(66,281)	(3.3)%	17,312	0.9%

Net (loss) income	$(91,186)	(4.4)%	$(360,320)	(17.7)%	$25,620	1.3%

(1)	Reflects the sum of personnel and related benefits, other operating expenses, the gain from sale of Unitrans and acquisition transaction expenses.

The following tables set forth Adjusted EBITDA for the twelve months ended December 31, 2017, 2016, and 2015:

	Twelve Months Ended December 31, 2017
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(2)	Total w/o Unitrans
Net (loss) income	$6,033	$(26,578)	$22,350	$(92,991)	$(91,186)	$3,497	$(94,683)
Plus: Total interest expense	(44)	195	143	63,755	64,049	—	64,049
Plus: Benefit from income taxes	—	—	—	(25,191)	(25,191)	2,295	(27,486)
Plus: Depreciation and amortization	25,535	4,353	5,965	1,894	37,747	819	36,928
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	2,450	2,450	—	2,450
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	15,876	15,876	—	15,876
Plus: Restructuring and restatement costs	—	—	—	32,321	32,321	—	32,321

Adjusted EBITDA(1)	$31,524	$(22,030)	$32,860	$(37,326)	$5,028	$6,611	$(1,583)

	Twelve Months Ended December 31, 2016
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(2)	Total w/o Unitrans
Net (loss) income	$(116,482)	$(203,882)	$(28,300)	$(11,656)	$(360,320)	$5,025	$(365,345)
Plus: Total interest expense	(63)	282	152	22,456	22,827	—	22,827
Plus: Benefit from income taxes	—	—	—	(66,281)	(66,281)	3,106	(69,387)
Plus: Depreciation and amortization	25,872	4,052	6,688	1,533	38,145	1,150	36,995
Plus: Impairment charges	133,988	197,312	42,361	—	373,661	—	373,661
Plus: Long-term incentive compensation expenses	—	—	—	2,232	2,232	—	2,232
Plus: Adjustments for contingent purchase obligation	(2,458)	—	—	—	(2,458)	—	(2,458)

Adjusted EBITDA(1)	$40,857	$(2,236)	$20,901	$(51,716)	$7,806	$9,281	$(1,475)

	Twelve Months Ended December 31, 2015
(In thousands)	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans(2)	Total w/o Unitrans
Net income (loss)	$47,838	$15,324	$32,290	$(69,832)	$25,620	$5,149	$20,471
Plus: Total interest expense	53	115	123	19,148	19,439	—	19,439
Plus: Provision for income taxes	—	—	—	17,312	17,312	3,482	13,830
Plus: Depreciation and amortization	21,040	2,802	6,448	1,336	31,626	1,144	30,482
Plus: Long-term incentive compensation expenses	—	—	—	2,500	2,500	—	2,500
Plus: Adjustments for contingent purchase obligation	(2,931)	—	—	—	(2,931)	—	(2,931)

Adjusted EBITDA(1)	$66,000	$18,241	$38,861	$(29,536)	$93,566	$9,775	$83,791

(1)

EBITDA represents earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long-term incentive compensation expenses, losses from debt extinguishments, restructuring and restatement costs associated with legal matters (including our internal investigation, SEC compliance and debt restructuring costs), and adjustments to contingent purchase obligations. We use Adjusted EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

(2)	On September 15, 2017, the Company completed the sale of its wholly-owned subsidiary Unitrans. Adjusted EBITDA without Unitrans is being shown for comparability purposes with future periods.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenues

Consolidated revenues increased by $58.1 million, or 2.9%, to $2,091.3 million in 2017 from $2,033.2 million in 2016, primarily due to an increase in revenues in our TES and LTL segments, which were partially offset by a decrease in revenues in our Ascent segment.

TES revenues increased by $76.4 million, or 7.7%, to $1,067.1 million in 2017 from $990.7 million in 2016, primarily due to an increase in ground and air expedited freight, partially offset by lower revenues from temperature control and intermodal customers.

LTL revenues increased by $2.0 million, or 0.4%, to $463.5 million in 2017 from $461.5 million in 2016. LTL revenues were favorably impacted by revenue from new customers, partially offset by lower volumes across our customer base.

Ascent revenues decreased by $27.0 million, or 4.5%, to $570.2 million in 2017 from $597.2 million in 2016. The decrease was primarily due to the absence of revenue in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017, partially offset by an increase in revenue from international freight forwarding customers.

Purchased Transportation Costs

Consolidated purchased transportation costs increased by $66.3 million, or 4.9%, to $1,430.4 million in 2017 from $1,364.1 million in 2016, primarily driven by higher revenues. Purchased transportation costs as a percentage of revenue increased to 68.4% in 2017 from 67.1% in 2016.

TES purchased transportation costs increased by $76.8 million, or 12.5%, to $690.6 million in 2017 from $613.8 million in 2016, primarily due to an increase in ground and air expedited freight costs. TES purchased transportation costs as a percentage of TES revenues increased to 64.7% in 2017 from 62.0% in 2016.

LTL purchased transportation costs increased by $10.8 million, or 3.4%, to $331.2 million in 2017 from $320.4 million in 2016. The increase was due to higher purchased power spot prices, which negatively impacted linehaul expense, partially offset by lower volumes. LTL purchased transportation costs as a percentage of LTL revenues increased to 71.4% in 2017 from 69.4% in 2016.

Ascent purchased transportation costs decreased by $27.7 million, or 6.2%, to $418.2 million in 2017 from $445.9 million in 2016, and decreased as a percentage of Ascent revenues to 73.3% in 2017 from 74.7% in 2016. The decrease was primarily due to the absence of purchased transportation costs in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017, partially offset by higher volumes and market rates in international freight forwarding.

Other Operating Expenses

Consolidated other operating expenses, which reflect the sum of personnel and related benefits, other operating expenses, and the gain from the sale of Unitrans shown in our consolidated statements of operations, decreased by $5.9 million, or 0.9%, to $655.2 million in 2017 from $661.1 million in 2016.

Within our TES business, other operating expenses increased by $11.5 million, or 3.4%, to $345.0 million in 2017 from $333.5 million in 2016, primarily due to increased fuel costs of $9.3 million and higher claims expense of $9.2 million, partially offset by a decrease in bad debt expense of $6.7 million. As a percentage of TES revenues, other operating expenses decreased to 32.3% in 2017 from 33.7% in 2016.

Within our LTL business, other operating expenses increased by $11.1 million, or 7.7%, to $154.4 million in 2017 from $143.3 million in 2016, primarily due to increased bad debt expense of $3.4 million, salaries and benefits of $2.9 million, and equipment lease and maintenance costs of $1.7 million. As a percentage of LTL revenues, other operating expenses increased to 33.3% in 2017 from 31.1% in 2016.

Within our Ascent business, other operating expenses decreased $11.1 million, or 8.5%, to $119.2 million in 2017 from $130.3 million in 2016, primarily due to the absence of other operating expenses in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017. In addition, we also experienced lower losses from the sale of property and equipment of $2.8 million and lower bad debt expense of $1.9 million. As a percentage of Ascent revenues, other operating expenses decreased to 20.9% in 2017 from 21.8% in 2016.

Other operating expenses that were not allocated to our TES, LTL, or Ascent businesses decreased $17.3 million, or 32.1%, to $36.7 million in 2017 from $54.0 million in 2016, primarily due to a $35.4 million gain on the sale of Unitrans in September 2017 and lower equipment lease expense of $14.0 million, partially offset by restructuring and restatement costs of $32.3 million incurred in 2017 associated with legal, consulting and accounting matters, including internal and external investigations, SEC and accounting compliance, and restructuring, and increased salaries and benefits of $3.8 million.

Depreciation and Amortization

Consolidated depreciation and amortization decreased to $37.7 million in 2017 from $38.1 million in 2016, due to decreases in property, plant and equipment attributable to lower capital expenditures in recent years and the absence of depreciation expense in the fourth quarter of 2017 associated with Unitrans, which was sold in the third quarter of 2017.

Goodwill and Other Intangible Impairment

In 2017 and 2016, we recorded total impairment charges of $4.4 million and $373.7 million, respectively. The impairment charge recognized in 2017 was attributable to our Ascent reporting unit and was the result of evaluating the remaining carrying value of goodwill for the Ascent reporting unit after the sale of Unitrans. As a result of this evaluation, we determined the remaining carrying value exceeded the fair value and recorded a $4.4 million non-cash goodwill impairment charge in the third quarter of 2017. As a result of goodwill impairment analysis performed during 2016, non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million were recognized for our TES, LTL, and Warehousing & Consolidation reporting units, respectively.

Other intangible assets consist primarily of definite lived customer relationships. Indicators of impairment were identified in connection with the shut-down of one of our business operations, and as a result, a non-cash impairment charge for the customer relationship intangible of $1.6 million was recorded in 2016 for our TES segment.

Operating (Loss) Income

Consolidated operating results improved to an operating loss of $36.5 million in 2017 from an operating loss of $403.8 million in 2016. Operating loss in 2017 included a $35.4 million gain on the sale of Unitrans and impairment charges of $4.4 million, while the operating loss in 2016 included impairment charges of $373.7 million.

Within our TES business, operating results improved to operating income of $6.0 million in 2017 from an operating loss of $116.5 million in 2016. TES operating loss in 2016 included impairment charges of $134.0 million.

Within our LTL business, operating results improved to an operating loss of $26.4 million in 2017 from an operating loss of $203.6 million in 2016. LTL operating loss in 2016 included impairment charges of $197.3 million.

Within our Ascent business, operating income increased to $22.5 million in 2017 from an operating loss of $28.1 million in 2016. Ascent operating loss in 2016 included impairment charges of $42.4 million.

Interest Expense

Interest expense increased to $64.0 million in 2017 from $22.8 million in 2016, primarily as a result of the change in fair value of the preferred stock of $18.4 million and $16.1 million of preferred stock issuance costs. We account for the preferred stock issued in May 2017 at fair value and changes in fair value are recorded in interest expense.

Income Tax

Income tax benefit was $25.2 million in 2017 compared to $66.3 million in 2016. The effective tax rate was 21.6% in 2017 compared to 15.5% in 2016. The effective income tax rate varies from the federal statutory rate of 35.0% primarily due to state income taxes as well as the impact of items causing permanent differences. Significant permanent differences for 2017 include non-deductible interest expense associated with the preferred stock, non-deductible preferred stock issuance costs, non-deductible loss on partial redemption of preferred stock, and basis difference related to the sale of Unitrans. A one-time tax benefit was recorded in 2017 as a result of recalculating the carrying value of our deferred tax assets and liabilities to reflect the reduced 21% U.S. federal corporate tax rate effective January 1, 2018 pursuant to the Tax Reform Act. Additionally, goodwill impairment charges are primarily non-deductible and affected the effective income tax rate and benefit from income taxes for both 2017 and 2016.

Net Loss

Net loss was $91.2 million in 2017 and $360.3 million in 2016 resulting from the factors described above. In addition to the items previously discussed, net loss in 2017 was also impacted by a $15.9 million loss from debt extinguishment associated with the repayment of our prior senior credit facility and the payment of early redemption premiums on our preferred stock.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues

Consolidated revenues increased by $41.0 million, or 2.1%, to $2,033.2 million in 2016 from $1,992.2 million in 2015, primarily due to an increase in ground and air expedited freight revenues in our TES segments, which were partially offset by a decrease in revenues in our LTL and Ascent segments.

TES revenues increased by $157.3 million, or 18.9%, to $990.7 million in 2016 from $833.4 million in 2015, primarily due to an increase of $197.5 million in ground and air expedited freight and incremental revenue of $20.8 million due to the acquisition of Stagecoach, which was acquired in the third quarter of 2015. These increases were partially offset by decreased volumes, continued softness in the truckload spot market, and lower fuel surcharge revenue.

LTL revenues decreased by $53.8 million, or 10.4%, to $461.5 million in 2016 from $515.3 million in 2015. LTL revenues were impacted year-over-year by a drop in fuel prices that resulted in a $16.3 million, or 25.3%, decrease in fuel surcharge revenue and a 12.4% decrease in LTL tonnage, primarily due to weak freight demand and changes in freight mix. These decreases were partially offset by a 4.2% increase in revenue per hundredweight, excluding fuel surcharges, primarily driven by improved pricing and positive freight mix changes resulting from our pricing initiatives.

Ascent revenues decreased by $76.4 million, or 11.3%, to $597.2 million in 2016 from $673.6 million in 2015, primarily due to a decrease in domestic freight management business and lower volumes and rates in international freight forwarding, partially offset by an increase of $3.9 million in our warehousing and consolidation business.

Purchased Transportation Costs

Purchased transportation costs increased by $53.7 million, or 4.1%, to $1,364.1 million in 2016 from $1,310.4 million in 2015. Purchased transportation costs as a percentage of revenue increased to 67.1% in 2016 from 65.8% in 2015.

TES purchased transportation costs increased by $139.3 million, or 29.4%, to $613.8 million in 2016 from $474.5 million in 2015, primarily due to an increase of $180.4 million in ground and air expedited freight. This increase was partially offset by decreases in volumes and weakened demand. TES purchased transportation costs as a percentage of TES revenues increased to 62.0% in 2016 from 56.9% in 2015.

LTL purchased transportation costs decreased by $36.7 million, or 10.3%, to $320.4 million in 2016 from $357.1 million in 2015. This decrease was primarily the result of lower volume. LTL purchased transportation costs as a percentage of LTL revenues increased to 69.4% in 2016 from 69.3% in 2015.

Ascent purchased transportation costs decreased by $63.0 million, or 12.4%, to $445.9 million in 2016 from $508.9 million in 2015, and decreased as a percentage of Ascent revenues to 74.7% in 2016 from 75.6% in 2015. The decreases were primarily due to the lower volumes and market rates in our international freight forwarding and domestic freight management business.

Other Operating Expenses

Other operating expenses, which reflect the sum of personnel and related benefits, other operating expenses, and acquisition transaction expenses shown in our consolidated statements of operations, increased by $73.3 million, or 12.5%, to $661.1 million in 2016 from $587.8 million in 2015.

Within our TES business, other operating expenses increased by $43.5 million, or 15.0%, to $333.5 million in 2016 from $290.0 million in 2015, primarily due to $14.8 million of incremental costs associated with Stagecoach, which was acquired in the third quarter of 2015, increased equipment lease expense of $6.9 million, increased fuel costs of $6.4 million, increased maintenance costs of $6.0 million, increased salaries and benefits of $4.3 million, and increased insurance expense of $3.0 million. As a percentage of TES revenues, other operating expenses decreased to 33.7% in 2016 from 34.8% in 2015.

Within our LTL business, other operating expenses increased by $3.3 million, or 2.4%, to $143.3 million in 2016 from $140.0 million in 2015, primarily as a result of increased insurance and claims expense of $2.8 million, increased building maintenance and rent expense of $2.8 million, and increased professional and outside services expense of $2.1 million, partially offset by lower equipment maintenance expense of $2.7 million and lower employee compensation costs of $2.0 million. As a percentage of LTL revenues, other operating expenses increased to 31.1% in 2016 from 27.2% in 2015.

Within our Ascent business, other operating expenses increased by $4.5 million, or 3.6%, to $130.3 million in 2016 from $125.8 million in 2015, primarily due to higher equipment lease costs of $3.1 million and higher bad debt expense of $1.1 million. As a percentage of Ascent revenues, other operating expenses increased to 21.8% in 2016 from 18.7% in 2015.

Other operating expenses that were not allocated to our TES, LTL, or Ascent businesses increased $22.0 million, or 68.4%, to $54.0 million in 2016 from $32.0 million in 2015, primarily due to $10.4 million of legal expenses for the settlement, litigation and defense of pending lawsuits, increased lease purchase guarantee expenses of $7.3 million and increased insurance reserves of $2.1 million.

Depreciation and Amortization

Depreciation and amortization increased to $38.1 million in 2016 from $31.6 million in 2015, reflecting increases in property, plant, and equipment attributable to our acquisitions and continued revenue growth, as well as increased amortization of customer relationship intangibles of $0.2 million in connection with our 2015 acquisition of Stagecoach.

Goodwill and Other Intangible Impairment

During 2016, we recorded total impairment charges of $373.7 million resulting from a combination of the weakened environment, the inability to meet forecast results, and our lower share price. No impairment charges were recorded during 2015.

As a result of goodwill impairment analysis performed during 2016, non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million were recognized for our TES, LTL, and Warehousing & Consolidation reporting units, respectively.

Other intangible assets consist primarily of definite lived customer relationships. Indicators of impairment were identified in connection with the shut-down of one of our business operations, and as a result, a non-cash impairment charge for the customer relationship intangible of $1.6 million was recorded in 2016 for our TES segment.

Operating (Loss) Income

Operating results decreased to an operating loss of $403.8 million in 2016 from operating income of $62.4 million in 2015. Operating loss in 2016 included impairment charges of $373.7 million. Excluding the impairment charges, operating loss was $30.1 million in 2016.

Within our TES business, operating results decreased to an operating loss of $116.5 million in 2016 from operating income of $47.9 million in 2015. Operating loss in our TES business in 2016 included impairment charges of $134.0 million. Excluding the impairment charges, operating income was $17.4 million.

Within our LTL business, operating results decreased to an operating loss of $203.6 million in 2016 from operating income of $15.4 million in 2015. Operating loss in our LTL business in 2016 included impairment charges of $197.3 million. Excluding the impairment charges, the operating loss in our LTL business was $6.3 million in 2017.

Within our Ascent business, operating results decreased to an operating loss of $28.1 million in 2016 from operating income of $32.4 million in 2015. Operating income in our Ascent business in 2016 included impairment charges of $42.4 million. Excluding the impairment charges, operating income in our Ascent business was $14.3 million.

Other operating loss that was not allocated to TES, LTL, or Ascent businesses increased $22.1 million, to $55.5 million in 2016 from $33.4 million in 2015.

Interest Expense

Interest expense increased to $22.8 million in 2016 from $19.4 million in 2015, primarily as a result of the increased debt related to our 2015 acquisition of Stagecoach, as well as the increased interest rate year-over-year.

Income Tax

Income tax benefit was $66.3 million in 2016 compared with income tax provision of $17.3 million in 2015. The effective tax rate was 15.5% in 2016 compared to 40.3% in 2015. The non-deductible goodwill impairment charges incurred during 2016 decreased the overall benefit we received during 2016, which lowered our effective tax rate. The effective income tax rate varies from the federal statutory rate of 35.0% primarily due to state income taxes as well as the impact of items causing permanent differences.

Net (Loss) Income

Net loss was $360.3 million in 2016 and net income was $25.6 million in 2015 resulting from the factors described above.

Liquidity and Capital Resources

Our primary sources of cash have been borrowings under our credit facilities, the issuance of preferred stock, cash flows from operations, and proceeds from the sale of our common stock. Our primary cash needs are and have been to fund normal working capital requirements, repay our indebtedness and finance capital expenditures. As of December 31, 2017, we had $25.7 million in cash and cash equivalents. Our ability to access our cash may be limited from time to time if doing so would result in a default under our credit facilities, as was the case in September 2018, when our lenders agreed to waive the resulting default as reported in our Current Report on Form 8-K filed on September 20, 2018. We may also decide to divest business units to further reduce our indebtedness, and/or reinvest in our business. Further, depending on market conditions, we may from time to time issue new equity or debt, in private or public offerings, to finance acquisitions, strengthen our balance sheet, reduce our cost of capital or fund capital expenditures.

On May 1, 2017, we entered into the 2017 Investment Agreement with Elliott, pursuant to which we issued and sold shares of our preferred stock and issued warrants for an aggregate purchase price of $540.5 million. The proceeds from the sale of the preferred stock were used to pay off and terminate our prior senior credit facility and to provide working capital to support our current operations and future growth.

Certain terms of the preferred stock are as follows:

	Series B	Series C	Series D	Series E	Series F
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	240,500

Shares Outstanding at December 31, 2017	155,000	55,000	100	37,500	—

Price / Share	$1,000	$1,000	$1.00	$1,000	$1,000

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 6.25% at closing. Additional 3.00% upon certain triggering events.

Dividend Rate at December 31, 2017	16.737%	16.737%	n/a	14.987%	n/a

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	(a) Refinancing Date: 101.0% upon redemption with New ABL Facility (b) From Closing Date: Refinancing Date-12 months: 106.5% 12-24 months: 103.5%

Redemption rights are at our option or, upon a change in control, at the option of the holder. The holders of Series C Preferred Stock and Series D Preferred Stock have the right to participate equally and ratably with holders of common stock in all cash dividends paid on shares of common stock.

At each preferred stock dividend payment date, we have the option to pay the accrued dividends in cash or to defer them. Deferred dividends accrue dividend expense consistent with the underlying shares of preferred stock.

On March 1, 2018, we entered into the 2018 Investment Agreement with Elliott, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. On April 24, 2018, the parties held a closing pursuant to the 2018 Investment Agreement, pursuant to which we issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. See Note 16 “Subsequent Events” to the audited consolidated financial statements included elsewhere in this prospectus for further information.

On July 21, 2017, we entered into the ABL Facility. We used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of our Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before being utilized.

We initially borrowed $141.7 million under the revolving line of credit and $56.8 million under the term loan facility.

See Note 5 “Debt,” and Note 6 “Preferred Stock,” to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the ABL Facility and preferred stock, respectively. We do not believe that the limitations imposed by the terms of our debt agreement or preferred stock investment agreements have any significant impact on our liquidity, financial condition or results of operations. We believe that these resources will be sufficient to meet our working capital, debt service, and capital investment obligations for the foreseeable future.

Cash Flows

A summary of operating, investing, and financing activities are shown in the following table (in thousands):

	Year Ended December 31,
	2017	2016	2015
Net cash (used in) provided by:
Operating activities	$(45,552)	$28,854	$69,389
Investing activities	77,631	(9,593)	(76,671)
Financing activities	(35,890)	2,322	4,403

Net change in cash and cash equivalents	$(3,811)	$21,583	$(2,879)

Cash Flows from Operating Activities

Cash used in operating activities was $45.6 million in 2017. The difference between our $91.2 million net loss and the $45.6 million of cash used in operating activities during 2017 was primarily attributable to $38.9 million of depreciation and amortization expense, the change in the fair value of our preferred stock of $18.4 million, and an impairment charge of $4.4 million, partially offset by a deferred tax benefit of $27.1 million. The remainder is primarily attributable to changes in working capital.

Cash provided by operating activities was $28.9 million in 2016. The difference between our $360.3 million net loss and the $28.9 million of cash provided by operating activities during 2016 was primarily attributable to $373.7 million of non-cash impairment charges and $40.7 million of depreciation and amortization expense, partially offset by a deferred tax benefit of $43.4 million. The remainder is primarily attributable to changes in working capital.

Cash provided by operating activities was $69.4 million in 2015. The difference between our $25.6 million net income and the $69.4 million of cash provided by operating activities during 2015 was primarily attributable to $33.9 million of depreciation and amortization expense. The remainder is primarily attributable to changes in working capital.

Cash Flows from Investing Activities

Cash provided by investing activities was $77.6 million in 2017, which reflects $88.5 million of proceeds from the sale of Unitrans, which was partially offset by $14.5 million of capital expenditures used to support our operations. These capital expenditures were partially offset by proceeds from the sale of equipment of $3.6 million. We expect capital expenditures in fiscal 2018 to be between $30.0 million and $40.0 million.

Cash used in investing activities was $9.6 million in 2016, which reflects $17.6 million of capital expenditures used to support our operations. These payments were offset by proceeds from the sale of equipment of $7.0 million and proceeds from the sale of non-core business of $1.0 million.

Cash used in investing activities was $76.7 million in 2015, which reflects $50.0 million of capital expenditures used to support our operations and $32.8 million primarily used for our acquisition of Stagecoach. These payments were partially offset by proceeds from the sale of equipment of $6.1 million.

Cash Flows from Financing Activities

Cash used in financing activities was $35.9 million during 2017, which primarily reflects issuance costs from debt and preferred stock of $20.8 million, debt extinguishment costs of $11.0 million, and a reduction of capital lease obligations of $3.7 million.

Cash provided by financing activities was $2.3 million in 2016, which primarily reflects net borrowings of $11.1 million under our prior credit facility, which were offset by a reduction of capital lease obligations of $5.1 million, the payment of contingent purchase obligations of $2.5 million, and issuance costs of $0.9 million associated with the amendments to our prior credit agreement.

Cash provided by financing activities was $4.4 million in 2015, which primarily reflects net borrowings of $9.4 million under our prior credit facility, proceeds from the issuance of common stock upon the exercise of stock options of $3.8 million, partially offset by the payment of contingent purchase obligations of $3.3 million, issuance costs of $2.8 million associated with our prior credit agreement, and a reduction of capital lease obligations of $1.7 million.

Quarterly Results of Operations

The following table presents unaudited consolidated statement of operations data for each of the four quarters ended December 31, 2017 and 2016. We believe that all necessary adjustments have been included to fairly present the quarterly information when read in conjunction with our annual consolidated financial statements and related notes. The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.

(In thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017:
Total revenues	$478,920	$530,579	$521,433	$560,359
Net revenues (total revenues less purchased transportation costs)	162,635	172,147	162,953	163,178
Total interest expense	6,525	28,355	10,502	18,667
Loss before income taxes	(24,435)	(45,675)	(5,265)	(41,002)
Net loss available to common stockholders	(19,943)	(37,863)	(10,053)	(23,327)
Loss per share:
Basic	$(0.52)	$(0.99)	$(0.26)	$(0.61)
Diluted	$(0.52)	$(0.99)	$(0.26)	$(0.61)

2016:
Total revenues	$466,546	$483,417	$532,009	$551,228
Net revenues (total revenues less purchased transportation costs)	158,507	167,756	173,738	169,144
Total interest expense	5,608	5,695	5,757	5,767
Income (loss) before income taxes	1,468	(4,469)	(366,548)	(57,052)
Net income (loss) available to common stockholders	900	(2,739)	(319,618)	(38,863)
Earnings (loss) per share:
Basic	$0.02	$(0.07)	$(8.34)	$(1.01)
Diluted	$0.02	$(0.07)	$(8.34)	$(1.01)

As previously discussed, our operating results in the third quarter of 2017 and 2016 include impairment charges of $4.4 million and $372.1 million, respectively. Also included in operating results in the third quarter of 2017 is the gain from the sale of Unitrans of $35.4 million.

Contractual Obligations and Commercial Commitments

The following table sets forth a summary of our material contractual obligations and commercial commitments as of December 31, 2017 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt	$202,894	$9,950	$19,905	$173,039	$—
Preferred stock(1)	263,317	—	—	—	263,317
Capital leases	10,177	2,809	5,314	2,054	—
Operating leases	174,218	51,490	65,293	34,150	23,285

Total	$650,606	$64,249	$90,512	$209,243	$286,602

(1)	Our preferred stock contains certain redemption premiums that could increase the amount to redeem the shares beyond the stated fair value.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements, or other relationships with unconsolidated entities that are reasonably likely to materially affect our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, or capital resources. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support; engage in leasing, hedging, or research and development services; or have other relationships that expose us to liability that is not reflected in the financial statements. However, we provide a guarantee for a portion of the value of certain IC leased tractors. The potential maximum exposure under these lease guarantees was approximately $10.6 million as of December 31, 2017.

Seasonality

Our operations are subject to seasonal trends that have been common in the North American over-the-road freight sector for many years. Our results of operations for the quarter ending in March are on average lower than the quarters ending in June, September, and December. Typically, this pattern has been the result of factors such as inclement weather, national holidays, customer demand, and economic conditions.

Effects of Inflation

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results as inflationary increases in fuel and labor costs have generally been offset through fuel surcharges and price increases.

EXECUTIVE COMPENSATION

As a company with a public float less than $250 million, we recently qualified as a “smaller reporting company” as defined in Rule 405 under the Securities Exchange Act of 1934, as amended. A smaller reporting company may take advantage of certain reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements. We currently intend to take advantage of some of these reduced reporting requirements available to a smaller reporting company. Accordingly, the executive compensation information contained below may be different than the information we have disclosed in prior years or that you receive from other public companies in which you invest.

Fiscal Year 2018 Summary Compensation Table

The following table sets forth compensation information for our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Curtis W. Stoelting	2018	$571,000	$—	$560,700	$—	$—	$3,409	$1,135,109
Chief Executive Officer(5)	2017	$529,115	$—	$521,836	$552,672	$—	$5,966	$1,609,589
	2016	$432,692	$—	$—	$595,600	$—	$4,749	$1,033,041

Michael L. Gettle	2018	$571,000	$—	$560,700	$—	$—	$9,024	$1,140,724
President, Chief Operating Officer, and Secretary(6)	2017	$528,154	$—	$521,836	$552,672	$—	$8,874	$1,611,536

Terence R. Rogers	2018	$400,000	$—	$200,250	$—	$—	$774	$601,024
Executive Vice President and Chief Financial Officer(7)	2017	$246,154	$—	$—	$452,100	$—	$327	$698,581

(1)

Amounts reflect the grant date fair value of stock awards. The grant date fair value is calculated in accordance with ASC Topic 718, “Compensation—Stock Compensation.” The fair value of time-vest restricted stock units (“RSUs”) is based on the closing market price of our common stock on the date of grant. The fair value of PRSUs is based on the closing market price of our common stock on the date of grant and was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers with respect to these awards.

(2)

Amounts reflect the grant date fair value of option awards. The grant date fair value is calculated in accordance with ASC Topic 718, “Compensation—Stock Compensation.” For a discussion of valuation assumptions, see Note 9 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers with respect to these awards.

(3)

Amounts for fiscal 2018 reflect that we do not currently anticipate meeting the threshold level of financial performance under our 2018 cash incentive plan; accordingly, we do not currently expect our named executive officers to receive any payout under that plan. Amounts for fiscal 2017 and 2016 reflect that we did not meet the threshold level of financial performance under our 2017 and 2016 cash incentive plans; accordingly, our named executive officers did not receive any payout under those plans.

(4)

Amounts for 2018, 2017, and 2016 reflect matching contributions under our 401(k) plan and a gross-up tax reimbursement to cover taxes on term life insurance premiums computed in accordance with Internal Revenue Service guidelines. Our executive officers participate in our medical and disability insurance plans in the same manner as our other employees and do not receive any perquisites.

(5)

Mr. Stoelting was appointed our Chief Executive Officer, Principal Financial Officer, and Principal Accounting Officer in April 2017. Mr. Stoelting previously served as our Principal Financial Officer and Principal Accounting Officer from April 2017 until March 2018 and our President and Chief Operating Officer from January 2016 until April 2017.

(6)	Mr. Gettle was appointed our President, Chief Operating Officer, and Secretary in April 2017. Mr. Gettle previously served as our Executive Vice President from May 2016 until April 2017.
(7)	Mr. Rogers was appointed our Executive Vice President and Chief Financial Officer in May 2017.

Employment and Other Agreements

Historically, we did not have written employment agreements with our executive officers. We have, however, provided employment letter agreements to our executive officers, which provided them with the right to participate in our incentive compensation plans and the right to participate in all insurance, retirement, and other fringe benefit plans as may from time to time be provided to our executives. In 2017, however, we entered into employment agreements with certain of our executive officers, which are described below. In addition, we have also recently entered into management retention agreements with certain of our executive officers and a supplemental pay agreement with one executive officer, all of which are described below.

On April 30, 2017, in connection with our appointment of Mr. Stoelting as our Chief Executive Officer, we entered into a second amended and restated employment agreement with Mr. Stoelting. Pursuant to the terms of the employment agreement, Mr. Stoelting will receive an annual base salary of $571,000. Mr. Stoelting is also eligible to earn bonus compensation under our bonus plan and is entitled to participate in and receive all benefits under our employee benefit programs. The employment agreement provides that, in the event we terminate Mr. Stoelting’s employment without “cause” (as such term is defined in the employment agreement) or Mr. Stoelting terminates his employment for “good reason” (as such term is defined in the employment agreement), we will continue to pay Mr. Stoelting his base salary for the 18-month period following the date of such termination, and we will pay Mr. Stoelting a lump sum amount equal to 18 times the monthly COBRA premium that would be necessary to permit him to continue group insurance coverage under our plans for an 18-month period. If, however, we terminate Mr. Stoelting’s employment without “cause” (as such term is defined in the employment agreement) or Mr. Stoelting terminates his employment for “good reason” (as such term is defined in the employment agreement) during the two-year period immediately following a “change in control” (as such term is defined in our 2010 Incentive Compensation Plan (the “2010 Plan”)), then in lieu of the payments described in the preceding sentence, we will continue to pay Mr. Stoelting his base salary for the 24-month period following the date of such termination, we will pay Mr. Stoelting a lump sum amount equal to two times Mr. Stoelting’s bonus, based on the target established under our bonus plan, payable during the year in which the termination of employment occurs, and we will pay Mr. Stoelting a lump sum amount equal to 24 times the monthly COBRA premium that would be necessary to permit him to continue group insurance coverage under our plans for a 24-month period. Mr. Stoelting must execute a general release in order to receive any severance benefits.

On April 30, 2017, in connection with our appointment of Mr. Gettle as our President and Chief Operating Officer, we entered into a second amended and restated employment agreement with Mr. Gettle. Pursuant to the terms of the employment agreement, Mr. Gettle will receive an annual base salary of $571,000. Mr. Gettle is also eligible to earn bonus compensation under our bonus plan and is entitled to participate in and receive all benefits under our employee benefit programs. The employment agreement provides that, in the event we terminate Mr. Gettle’s employment without “cause” (as such term is defined in the employment agreement) or Mr. Gettle terminates his employment for “good reason” (as such term is defined in the employment agreement), we will continue to pay Mr. Gettle his base salary for the 18-month period following the date of such termination, and we will pay Mr. Gettle a lump sum amount equal to 18 times the monthly COBRA premium that would be necessary to permit him to continue group insurance coverage under our plans for an 18-month period. If, however, we terminate Mr. Gettle’s employment without “cause” (as such term is defined in the employment agreement) or Mr. Gettle terminates his employment for “good reason” (as such term is defined in the employment agreement) during the two-year period immediately following a “change in control” (as such term is defined in the 2010 Plan), then in lieu of the payments described in the preceding sentence, we will continue to pay Mr. Gettle his base salary for the 24-month period following the date of such termination, we will pay Mr. Gettle a lump sum amount equal to two times Mr. Gettle’s bonus, based on the target established under our bonus plan, payable during the year in which the termination of employment occurs, and we will pay Mr. Gettle a lump sum amount equal to 24 times the monthly COBRA premium that would be necessary to permit him to continue group insurance coverage under our plans for a 24-month period. Mr. Gettle must execute a general release in order to receive any severance benefits.

On May 22, 2017, in connection with our appointment of Mr. Rogers as our Executive Vice President and Chief Financial Officer, we entered into an employment agreement with Mr. Rogers. Pursuant to the terms of the employment agreement, Mr. Rogers will receive an annual base salary of $400,000. Mr. Rogers is also eligible to earn bonus compensation under our bonus plan and is entitled to participate in and receive all benefits under our employee benefit programs. The employment agreement provides that, in the event we terminate Mr. Rogers’ employment without “cause” (as such term is defined in the employment agreement) or Mr. Rogers terminates his employment for “good reason” (as such term is defined in the employment agreement), we will continue to pay Mr. Rogers his base salary for the 12-month period following the date of such termination, and we will pay Mr. Rogers a lump sum amount equal to 12 times the monthly COBRA premium that would be necessary to permit him to continue group insurance coverage under our plans for a 12-month period. If, however, we terminate Mr. Rogers’ employment without “cause” (as such term is defined in the employment agreement) or Mr. Rogers terminates his employment for “good reason” (as such term is defined in the employment agreement) during the two-year period immediately following a “change in control” (as such term is defined in the 2010 Plan), then in lieu of the payments described in the preceding sentence, we will continue to pay Mr. Rogers his base salary for the 18-month period following the date of such termination, we will pay Mr. Rogers a lump sum amount equal to one and one-half times Mr. Rogers’ bonus, based on the target established under our bonus plan, payable during the year in which the termination of employment occurs, and we will pay Mr. Rogers a lump sum amount equal to 18 times the monthly COBRA premium that would be necessary to permit him to continue group insurance coverage under our plans for an 18-month period. Mr. Rogers must execute a general release in order to receive any severance benefits.

On July 18, 2018, we entered into a Supplemental Pay Agreement with Mr. Rogers. The Supplemental Pay Agreement generally provides that, if we redeem shares of our outstanding preferred stock with an aggregate redemption price of at least $200 million, we will (i) continue to pay Mr. Rogers his base salary for a 12-month period following any termination of his employment by us occurring at least 60 days after such “Specified Redemption” of preferred stock, and (ii) pay Mr. Rogers a lump sum equal to 12 times the monthly COBRA premium that would be necessary to permit him to continue group insurance coverage under our plans for such 12-month period. In order to receive such severance benefits, Mr. Rogers must execute a general release, must not have voluntarily terminated his employment with us during the 60 days following the “Specified Redemption” and must continue compliance with the “Protective Covenants” set forth in his May 22, 2017 Employment Agreement. If any severance benefits are paid under the Supplemental Pay Agreement, Mr. Rogers will not be entitled to receive any severance payments under the May 22, 2017 Employment Agreement with Mr. Rogers, even if Mr. Rogers is terminated without “cause” (as such term is defined in the employment agreement) or Mr. Rogers terminates his employment for “good reason” (as such term is defined in the employment agreement). Additionally, our payment obligations under this Supplemental Pay Agreement will terminate upon the earlier occurrence of (a) a “Liquidity Event” (as defined in the July 9, 2018 Retention Agreement with Mr. Rogers) that will entitle Mr. Rogers to a retention bonus as provided in the July 9, 2018 Retention Agreement with Mr. Rogers, (b) termination of the July 9, 2018 Retention Agreement with Mr. Rogers or (c) termination of Mr. Rogers’ employment with us for any reason within a 60-day period after such “Specified Redemption.”

On July 9, 2018, we entered into management retention agreements with each of Messrs. Stoelting, Gettle, and Rogers that provide for potential retention bonuses of $3,178,000, $2,858,000, and $995,000, respectively. Each management retention agreement provides that we will pay the executive the retention bonus if we consummate a “Liquidity Event” prior to June 30, 2019. A Liquidity Event is generally defined as a change of control transaction with any person other than Elliott Associates, L.P. and its affiliates. Each retention bonus would be payable 50% within one week upon the consummation of the Liquidity Event and 50% on the six-month anniversary of such closing, with accelerated payments if the executive is terminated without “Cause” (as defined in each executive’s employment agreement) or resigns for “Good Reason” (as defined in each executive’s employment agreement). The second installment of the retention bonus may be forfeited by the executive if the executive is employed by the purchaser or if, within the six-month anniversary of the closing, the executive’s employment is terminated by us for “Cause” or by the executive without “Good Reason.” However, our obligation to pay retention bonuses will automatically terminate upon the grant to the executive of additional RSUs and performance RSUs for a specified minimum number of shares of our common stock.

On July 9, 2018, our compensation committee granted Messrs. Stoelting, Gettle, and Rogers RSUs pursuant to our 2010 Plan for 210,000, 210,000, and 75,000 shares of our common stock, respectively. Each of these 2018 RSU awards vest one-third each year over three years and are subject to the same terms and conditions as other RSUs, including the potential accelerated delivery of a portion of these RSUs in the case of the recipient’s death or disability, or upon a change in control of our Company.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2018.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)
Name	Exercisable	Unexercisable
Curtis W. Stoelting	60,000	90,000	(2)	$7.11	1/18/2023
	60,000	90,000	(2)	$14.22	1/18/2023
	41,750	125,250	(3)	$7.54	2/28/2024
						17,303	(4)	$8,652
						210,000	(5)	$105,000

Michael L. Gettle	40,000	60,000	(6)	$7.64	5/18/2023
	41,750	125,250	(3)	$7.54	2/28/2024
						17,303	(4)	$8,652
						210,000	(5)	$105,000

Terence R. Rogers	41,250	123,750	(7)	$6.30	5/22/2024
						75,000	(5)	$37,500

(1)	Based on the closing price of our common stock on December 31, 2018, which was $0.50.
(2)	20% of the total number of shares underlying this stock option vest on each of January 18, 2017, 2018, 2019, 2020, and 2021.
(3)	25% of the shares underlying this stock option vest on each of February 28, 2018, 2019, 2020, and 2021.
(4)	Such RSUs vest 25% on each of March 1, 2018, 2019, 2020, and 2021.
(5)	Such RSUs vest one-third on each of May 15, 2019, 2020, and 2021.
(6)	20% of the total number of shares underlying this stock option vest on each of May 18, 2017, 2018, 2019, 2020, and 2021.
(7)	25% of the shares underlying this stock option vest on each of May 22, 2018, 2019, 2020, and 2021.

Pension Benefits

We do not offer any defined benefit pension plans for any of our employees. We have a 401(k) plan in which our employees may participate. In 2018, no discretionary contributions to our 401(k) plan were made on behalf of our executive officers.

Nonqualified Deferred Compensation and Retirement Plans

We do not offer any deferred compensation plans, defined benefit pension plans, or supplemental retirement plans for our executive officers.

401(k) Plan

We sponsor a defined contribution profit sharing plan for our full-time employees, which is intended to qualify as a tax qualified plan under Section 401 of the Code. The plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to the statutory limit. The plan permits us to make discretionary contributions of up to an additional 50% of each participant’s contributions not to exceed 4% of his or her pre-tax compensation, up to the statutory limit, which generally vest over three years. We match 50% of each participant’s contributions up to the first 6% contributed.

Potential Payments Upon Termination or Change in Control

As described above, the employment agreements with Messrs. Stoelting, Gettle and Rogers provide for severance benefits upon certain terminations of employment, including following a change in control. See “—Employment and Other Agreements.” In addition, pursuant to the management retention agreements we entered into on July 9, 2018 with each of Messrs. Stoelting, Gettle, and Rogers providing for potential retention bonuses of $3,178,000, $2,858,000, and $995,000, respectively, we will pay each of Messrs. Stoelting, Gettle, and Rogers the retention bonus if we consummate a “Liquidity Event” prior to June 30, 2019. A Liquidity Event is generally defined as a change of control transaction with any person other than Elliott Associates, L.P. and its affiliates. Each retention bonus would be payable 50% upon the consummation of the Liquidity Event and 50% on the six-month anniversary of such closing, with accelerated payments if the executive is terminated without “cause” or resigns for “good reason.” The second installment of the retention bonus may be forfeited by the executive if the executive is employed by the purchaser or if, within the six-month anniversary of the closing, the executive’s employment is terminated by us for “cause” or by the executive without “good reason.” Additionally, our obligations under the retention agreements will automatically terminate upon the grant to the executives of additional RSUs and performance RSUs for a specified minimum number of shares of our common stock. The arrangements reflected in these agreements are designed to encourage the officers’ full attention and dedication to our Company currently and, in the event of termination following a change in control, provide these officers with individual financial security.

In addition, in the event of a change in control (as defined in the 2010 Plan), all outstanding and unvested stock options, RSUs, and earned PRSUs, as well as the target number of PRSUs if the change in control occurs before the “Performance Determination Date” (as defined in the PRSU Award Agreement, a form of which has been filed with the SEC) with respect to such PRSUs, including those held by our named executive officers, will immediately vest as of the date of the change in control.

DIRECTOR COMPENSATION

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

We seek to provide director compensation packages that are customary for boards of directors for similarly situated companies. For fiscal 2017, we paid each independent director an annual cash retainer of $35,000, payable quarterly. Payments to directors are prorated for service provided for partial years. In addition, for fiscal 2017, our lead independent director received an annual cash retainer of $20,000, the chairman of our audit committee received an annual cash retainer of $7,500, the chairman of our compensation committee received an annual cash retainer of $5,000, and the chairman of our nominating/corporate governance committee received an annual cash retainer of $3,000. We continued these director compensation packages for the first half of fiscal 2018. In May 2018, our board of directors approved an increase, effective July 1, 2018, to the annual cash compensation payable to the independent directors, which provides each independent director with an annual cash retainer of $60,000. The increase also provides the chairman of the board of directors with an annual cash retainer of $20,000, the chairman of our audit committee with an annual cash retainer of $15,000, the chairman of our compensation committee with an annual cash retainer of $10,000, the chairman of our nominating/corporate governance committee with an annual cash retainer of $6,750, and each committee member an additional annual cash retainer of $2,500.

Although we have historically made an annual grant of time-vest RSUs to each of our independent directors, we did not do so for fiscal 2018 because, among other things, we did not make annual grants of time-vest RSUs to our employees other than special grants made to certain of our executive officers described above. We anticipate resuming the annual grant of time-vest RSUs to our independent directors for fiscal 2019.

We also reimburse each director for travel and related expenses incurred in connection with attendance at board and committee meetings.

Our non-independent directors are not compensated for service as directors.

Director Summary Compensation Table for Fiscal 2018

The following table sets forth the compensation earned by our independent directors in respect of their services as a director or committee chair during fiscal 2018.

Name	Fees Earned or Paid in Cash	Total
Scott L. Dobak	$50,000	$50,000
Christopher L. Doerr	$50,000	$50,000
John G. Kennedy, III	$50,000	$50,000
Brian C. Murray	$58,750	$58,750
James D. Staley	$73,625	$73,625
William S. Urkiel	$54,375	$54,375
Michael P. Ward	$50,625	$50,625

The following table lists all outstanding stock awards held by our independent directors as of December 31, 2018:

Name	Stock Awards
Scott L. Dobak	4,193
Christopher L. Doerr	9,847
John G. Kennedy, III	9,847
Brian C. Murray	9,246
James D. Staley	9,847
William S. Urkiel	9,847
Michael P. Ward	9,246

LEGAL MATTERS

The validity of the rights and the shares of common stock issuable upon exercise of the subscription rights will be passed upon for us by Greenberg Traurig, LLP. Certain legal matters will be passed upon for the dealer manager by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. The effectiveness of Roadrunner Transportation Systems, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, have also been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are included or incorporated by reference in this prospectus in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements, and other information with the SEC. We also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. In addition, information contained in this prospectus supersedes information and documents we have filed earlier with the SEC and incorporated by reference herein. If there is any inconsistency between the information in this prospectus and information incorporated by reference into this prospectus from those documents we have filed earlier with the SEC, you should only rely on the information in this prospectus.

In addition, all documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into the prospectus.

We incorporate by reference the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on June 20, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on June 28, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 7, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 7, 2018;

•

our Current Reports on Form 8-K filed with the SEC on January 31, 2018; February 5, 2018; March 8, 2018; March 16, 2018; April 9, 2018 (Form 8-K/A); April 20, 2018; April 25, 2018; July 11, 2018; July 19, 2018; August 6, 2018; September 20, 2018; October 9, 2018; October 18, 2018; November 9, 2018; December 6, 2018; December 20, 2018; December 27, 2018; January 9, 2019; and January 11, 2019; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 13, 2018.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.rrts.com under the “For Investors” tab. The information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference into, this prospectus, and you should not consider it part of this prospectus. You may also request a copy of these filings at no cost, by writing or telephoning us as follows:

Roadrunner Transportation Systems, Inc.

Attention: Corporate Secretary

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement is contained in this prospectus or modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

INDEX TO FINANCIAL STATEMENTS

ROADRUNNER TRANSPORTATION, INC.

AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Roadrunner Transportation Systems, Inc. and subsidiaries

Downers Grove, Illinois

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Roadrunner Transportation Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ investment, and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 19, 2018, expressed an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 19, 2018 (September 19, 2018 as to the effects of the segment change described in Notes 4 and 15)

We have served as the Company’s auditor since 2006

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except par value)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$25,702	$29,513
Accounts receivable, net of allowances of $10,891 and $18,573, respectively	321,629	272,924
Income tax receivable	14,749	40,766
Prepaid expenses and other current assets	36,306	31,284

Total current assets	398,386	374,487

Property and equipment, net of accumulated depreciation of $107,037 and $88,453, respectively	159,547	171,857
Other assets:
Goodwill	264,826	312,541
Intangible assets, net	49,648	65,549
Other noncurrent assets	3,636	9,120

Total other assets	318,110	387,210

Total assets	$876,043	$933,554

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of debt	$9,950	$445,589
Accounts payable	171,905	149,067
Accrued expenses and other current liabilities	105,409	89,381

Total current liabilities	287,264	684,037
Deferred tax liabilities	14,282	44,174
Other long-term liabilities	10,873	7,875
Long-term debt, net of current maturities	189,460	—
Preferred stock	263,317	—

Total liabilities	765,196	736,086

Commitments and contingencies (Note 13)
Stockholders’ investment:
Common stock $.01 par value; 105,000 shares authorized; 38,423 and 38,341 shares issued and outstanding, respectively	384	383
Additional paid-in capital	403,166	398,602
Retained deficit	(292,703)	(201,517)

Total stockholders’ investment	110,847	197,468

Total liabilities and stockholders’ investment	$876,043	$933,554

See accompanying notes to consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	2015
Revenues	$2,091,291	$2,033,200	$1,992,166
Operating expenses:
Purchased transportation costs	1,430,378	1,364,055	1,310,396
Personnel and related benefits	296,925	286,134	263,254
Other operating expenses	393,731	374,979	323,955
Depreciation and amortization	37,747	38,145	31,626
Gain from sale of Unitrans	(35,440)	—	—
Impairment charges	4,402	373,661	—
Acquisition transaction expenses	—	—	564

Total operating expenses	2,127,743	2,436,974	1,929,795

Operating (loss) income	(36,452)	(403,774)	62,371
Interest expense
Interest expense-preferred stock	49,704	—	—
Interest expense-debt	14,345	22,827	19,439

Total interest expense	64,049	22,827	19,439
Loss from debt extinguishment	15,876	—	—

(Loss) income before income taxes	(116,377)	(426,601)	42,932
(Benefit from) provision for income taxes	(25,191)	(66,281)	17,312

Net (loss) income	$(91,186)	$(360,320)	$25,620

(Loss) earnings per share:
Basic	$(2.37)	$(9.40)	$0.67
Diluted	$(2.37)	$(9.40)	$0.65
Weighted average common stock outstanding:
Basic	38,405	38,318	38,179
Diluted	38,405	38,318	39,180

See accompanying notes to consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ INVESTMENT

	Common Stock
(In thousands, except shares)	Shares	Amount	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Stockholders’ Investment
BALANCE, January 1, 2015	37,925,164	$379	$390,725	$133,183	$524,287

Issuance of common stock, net of issuance costs	265,734	3	4,008	—	4,011
Issuance of restricted stock units, net of taxes paid	74,971	1	(930)	—	(929)
Issuance costs from secondary stock offering	—	—	(225)	—	(225)
Share-based compensation	—	—	2,500	—	2,500
Excess tax benefit on share-based compensation	—	—	1,175	—	1,175
Net income	—	—		25,620	25,620

BALANCE, December 31, 2015	38,265,869	$383	$397,253	$158,803	$556,439

Issuance of restricted stock units, net of taxes paid	74,738	—	(303)	—	(303)
Issuance costs from secondary stock offering	—	—	(33)	—	(33)
Share-based compensation	—	—	2,232	—	2,232
Excess tax benefit on share-based compensation	—	—	(547)	—	(547)
Net loss	—	—	—	(360,320)	(360,320)

BALANCE, December 31, 2016	38,340,607	$383	$398,602	$(201,517)	$197,468

Issuance of restricted stock units, net of taxes paid	82,499	1	(240)	—	(239)
Share-based compensation	—	—	2,233	—	2,233
Issuance of warrants	—	—	2,571	—	2,571
Net loss	—	—	—	(91,186)	(91,186)

BALANCE, December 31, 2017	38,423,106	$384	$403,166	$(292,703)	$110,847

See accompanying notes to consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net (loss) income	$(91,186)	$(360,320)	$25,620
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,880	40,720	33,911
Loss on disposal of property and equipment	1,637	4,144	1,300
Gain on sale of business	(35,440)	(5,416)	—
Share-based compensation	2,233	2,232	2,500
Change in fair value of preferred stock	18,387	—	—
Amortization of preferred stock issuance costs	16,112	—	—
Loss from debt extinguishment	15,876	—	—
Adjustments to contingent purchase obligations	—	(2,458)	(2,931)
Provision for bad debts	5,964	5,127	4,816
Deferred tax (benefit) provision	(27,066)	(43,441)	2,754
Impairment charges	4,402	373,661	—
Changes in (net of acquisitions):
Accounts receivable	(70,171)	(18,020)	19,041
Income taxes receivable	26,017	(20,103)	(7,020)
Prepaid expenses and other assets	(753)	8,152	(6,028)
Accounts payable	28,960	32,901	(11,929)
Accrued expenses and other liabilities	20,596	11,675	7,355

Net cash (used in) provided by operating activities	(45,552)	28,854	69,389

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	—	(32,765)
Capital expenditures	(14,517)	(17,573)	(49,984)
Proceeds from sale of property and equipment	3,636	6,980	6,078
Proceeds from sale of business	88,512	1,000	—

Net cash provided by (used in) investing activities	77,631	(9,593)	(76,671)

Cash flows from financing activities:
Borrowings under revolving credit facilities	264,405	292,124	183,852
Payments under revolving credit facilities	(290,068)	(262,573)	(275,703)
Debt borrowings	56,927	—	110,000
Debt payments	(278,819)	(18,500)	(8,750)
Debt issuance cost	(4,672)	(871)	(2,798)
Cash collateralization of letters of credit	(175)	—	—
Payment of debt extinguishment costs	(10,960)	—	—
Payments of contingent purchase obligations	—	(2,455)	(3,317)
Preferred stock issuance costs	(16,112)	—	—
Proceeds from issuance of preferred stocks and warrants	540,500	—	—
Preferred stock payments	(293,000)	—	—
Proceeds from issuance of common stock, net of issuance costs	—	—	3,786
Issuance of restricted stock units, net of taxes paid	(239)	(303)	(929)
Reduction of capital lease obligation	(3,677)	(5,100)	(1,738)

Net cash (used in) provided by financing activities	(35,890)	2,322	4,403

Net (decrease) increase in cash and cash equivalents	(3,811)	21,583	(2,879)
Cash and cash equivalents:
Beginning of period	29,513	7,930	10,809

End of period	$25,702	$29,513	$7,930

Supplemental cash flow information:
Cash paid for interest	$28,129	$19,473	$16,725
Cash (refunds from) paid for income taxes, net	$(25,254)	$(3,943)	$20,812
Non-cash sale of business	$—	$3,860	$—
Non-cash capital leases and other obligations to acquire assets	$7,193	$—	$12,417
Non-cash contingent purchase obligation	$—	$—	$4,114

See accompanying notes to consolidated financial statements.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization, Nature of Business and Significant Accounting Policies

Nature of Business

Roadrunner Transportation Systems, Inc. (the “Company”) is headquartered in Downers Grove, Illinois with operations primarily in the United States and is organized in the following three segments: Truckload & Express Services (“TES”), Less-than-Truckload (“LTL”), and Ascent Global Logistics (“Ascent”). Within its TES segment, the Company operates an air and ground expedite and scheduled truckload operating group which serves customers throughout North America, an intermodal services operating group, a temperature controlled truckload operating group, and other truckload and logistics operations. Within its LTL segment, the Company operates service centers, complemented by relationships with numerous pick-up and delivery agents. Within its Ascent segment, the Company provides third-party domestic freight management, international freight forwarding, customs brokerage and retail consolidation solutions.

Principles of Consolidation

The accompanying audited consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation. In the Company’s opinion, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operations for the periods presented.

The Company owns 37.5% of Central Minnesota Logistics, Inc. (“CML”), which operates as one of the Company’s brokerage agents. CML is accounted for under the equity method and is insignificant to the consolidated financial statements. The Company records its investment in CML in other noncurrent assets and recognizes its share of the net income and loss of CML.

Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting effective January 1, 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure.

Change in Accounting Principle

On January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Share-Based Payment Accounting. The Company prospectively recognizes any excess tax benefits or tax deficiencies through the consolidated statements of operations and also offsets excess tax benefits and/or tax deficiencies against taxes payable. Also, the Company adopted the classification of the excess tax benefit on a retrospective basis and did not present excess tax benefits and/or tax deficiencies as financing activities within the consolidated statements of cash flows for either period presented. Tax deficiency on share-based compensation was $0.5 million for the year ended December 31, 2016 and the excess tax benefit was $1.2 million for the year ended December 31, 2015. The Company has elected to recognize forfeitures as they occur.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States (“GAAP”), requires management to make estimates and assumptions that affect the reported

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are defined as short-term investments that have an original maturity of three months or less at the date of purchase and are readily convertible into cash. The Company maintains cash in several banks and, at times, the balances may exceed federally insured limits.

Accounts Receivable and Related Reserves

Accounts receivable represent trade receivables from customers and are stated net of an allowance for doubtful accounts of approximately $10.9 million and $18.6 million as of December 31, 2017 and 2016, respectively. Management estimates the portion of accounts receivable that will not be collected and accounts are written off when they are determined to be uncollectible. Accounts receivable are uncollateralized and are generally due 30 to 60 days from the invoice date.

The rollforward of the allowance for doubtful accounts is as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Beginning balance	$18,573	$14,026	$10,775
Divestiture of Unitrans	(91)	—	—
Provision, charged to expense	5,964	5,127	4,816
Write-offs, less recoveries	(13,555)	(580)	(1,565)

Ending balance	$10,891	$18,573	$14,026

Property and Equipment

Property and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. For financial reporting purposes, depreciation is calculated using the straight-line method over the following estimated useful lives:

Buildings and leasehold improvements	5-40 years
Computer equipment and software	3-10 years
Office equipment, furniture, and fixtures	3-10 years
Dock, warehouse, and other equipment	5-7 years
Tractors and trailers	3-15 years
Aircraft fleet and spare parts	3-8 years

Leasehold improvements are amortized over the shorter of their useful lives or the remaining lease term. Accelerated depreciation methods are used for tax reporting purposes.

Property and equipment and other long-lived assets are reviewed periodically for possible impairment. The Company evaluates whether current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured and recorded based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its fair value less the cost to sell.

Costs incurred to develop software for internal use are capitalized and amortized over the estimated useful life of the software. Costs related to maintenance of internal-use software are expensed as incurred.

Spare Parts for Aircraft Fleet

Spare parts for aircraft fleet are categorized into several categories: rotables, repairables, expendables, and materials and supplies. Rotable and repairable spare parts for aircraft fleet are typically significant in value, can be repaired and re-used, and generally have an expected useful life consistent with the aircraft fleet these parts support. Rotables and repairables for aircraft fleet are recorded at cost and depreciated over the lesser of the life of the aircraft or spare part. The cost of repairing these aircraft fleet parts is expensed as incurred. Expendables and materials and supplies are expensed when purchased.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. The Company evaluates goodwill and intangible assets for impairment at least annually on July 1st or more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires the Company to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Prior to 2017, the analysis of potential impairment of goodwill required a two-step approach, the first of which was to compare the estimated fair value at each of the reporting units to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeded its fair value, a second step was required to measure the goodwill impairment loss. The second step included valuing all the tangible and intangible assets of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit’s goodwill was compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeded the implied fair value of the goodwill, a non-cash goodwill impairment loss was recognized in an amount equal to the excess, not to exceed the carrying amount. See Note 4 for more information on how the Company analyzes the valuation of its goodwill and the results of that valuation.

Intangible assets consist primarily of definite lived customer relationships. The customer relationships intangible assets are amortized over their estimated five to 12-year useful lives. The Company evaluates its intangible assets for impairment when current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. See Note 4 for additional information on the Company’s intangible assets.

Fair Value Measurement

The estimated fair value of the Company’s debt approximated its carrying value as of December 31, 2017 and 2016 as the debt facilities as of such dates bore interest based on prevailing variable market rates and as such were categorized as a Level 2 in the fair value hierarchy as defined in Note 7.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Company has elected to measure the value of its preferred stock using the fair value method. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. The significant inputs used to determine the fair value are unobservable and require significant management judgment or estimation and as such were categorized as a Level 3 in the fair value hierarchy. See Note 7 for more information on how the Company determines the fair value of its preferred stock.

Issuance Costs

Debt issuance costs represent costs incurred in connection with the issuance of the Company’s debt. Issuance costs associated with the Company’s debt are capitalized and amortized over the expected maturity of the financing agreements using the effective interest rate method. Unamortized debt issuance costs have been classified as a reduction to debt in the consolidated balance sheets.

Issuance costs incurred in connection with the issuance of the Company’s preferred stock have been expensed as incurred and are reflected in interest expense—preferred stock.

Share-Based Compensation

The Company’s share-based payment awards are comprised of stock options, restricted stock units, and performance restricted stock units. The cost for the Company’s stock options is measured at fair value using the Black-Scholes option pricing model. The cost for restricted stock units and performance restricted stock units is measured using the stock price at the grant date. The cost is recognized over the vesting period of the award, which is typically four years. The amount of costs recognized for performance restricted stock units over the vesting period is dependent on the Company meeting the pre-established financial performance goals.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The U.S. federal tax rate reduction from 35% to 21% (pursuant to the Tax Cuts and Jobs Act enacted on December 22, 2017) was recognized in (benefit from) provision for income taxes in 2017.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Revenue Recognition

TES revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; delivery has occurred; and the Company’s obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. This occurs when the Company completes the delivery of a shipment or the service has been fulfilled.

LTL revenue is recorded when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; and collection of revenue is reasonably assured. The Company uses a percentage of services completed method to recognize revenue, which results in an allocation of revenue between reporting periods based on the distinctive phases of each LTL transaction completed in each reporting period, with expenses recognized as incurred. The Company believes that this is the most appropriate method for LTL revenue recognition based on the multiple distinct phases of a typical LTL transaction, which is in contrast to the single phase of a typical TES transaction.

Ascent revenue is recorded when the shipment has been delivered by a third-party carrier. Fees for services revenue is recognized when the services have been rendered. At the time of delivery or rendering of services, as applicable, the Company’s obligation to fulfill a transaction is complete and collection of revenue is reasonably assured. The Company offers volume discounts to certain customers. Revenue is reduced as discounts are earned. In some instances, the Company performs multiple services. Typically, separate fees are quoted and recognized as revenue when services are rendered. Occasionally, customers request an all-inclusive “door-to-door” fee for a set of services and revenue is allocated to the elements and recognized as each service is completed.

The Company typically recognizes revenue on a gross basis, as opposed to a net basis, because it bears the risks and benefits associated with revenue-generated activities by, among other things, (1) acting as a principal in the transaction, (2) establishing prices, (3) managing all aspects of the shipping process, and (4) taking the risk of loss for collection, delivery, and returns. Certain Ascent transactions to provide specific services are recorded at the net amount charged to the client due to the following factors: (A) the Company does not have latitude in establishing pricing and (B) the Company does not bear the risk of loss for delivery and returns; these items are the risk of the carrier.

Insurance

The Company uses a combination of purchased insurance and self-insurance programs to provide for the cost of auto liability, general liability, cargo damage, workers’ compensation claims, and benefits paid under employee health care programs. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported.

The measurement and classification of self-insured costs requires the consideration of historical cost experience, demographic and severity factors, and judgments about the current and expected levels of cost per claim and retention levels. These methods provide estimates of the liability associated with claims incurred as of the balance sheet date, including claims not reported. The Company believes these methods are appropriate for measuring these self-insurance accruals.

Lease Purchase Guarantee

In connection with leases of certain equipment used exclusively for the Company, the Company has a guarantee to perform in the event of default by the driver. The Company estimates the costs associated with the guarantee by estimating the default rate at the inception of the lease. The Company records the liability and a corresponding asset, which is subsequently amortized over the life of the lease.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09 (“ASU 2014-09”), which was updated in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In March 2016, the FASB issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers—Principal versus Agent Considerations (Reporting Revenue Gross versus Net). Under ASU 2016-08, when another party is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide the specified good or service (that is, the entity is a principal) or to arrange for that good or service to be provided by another party. When the principal entity satisfies a performance obligation, the entity recognizes revenue in the gross amount. When an entity that is an agent satisfies the performance obligation, that entity recognizes revenue in the amount of any fee or commission to which it expects to be entitled. Both ASU 2014-09 and ASU 2016-08 will be effective for the Company in 2018. The Company adopted the new revenue standard on January 1, 2018 and assessed all potential impacts of this standard. The Company determined key factors from the five-step process to recognize revenue as prescribed by the new standard that may be applicable to each of the Company’s operating businesses that roll up into its three segments. Significant customers and contracts from each business unit were identified and the Company substantially completed the review of these contracts. Evaluation of the provisions of these contracts, and the comparison of historical accounting policies and practices to the requirements of the new standard (including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies the Company expects to apply and a comparison to the Company’s current revenue recognition policies), is in process. The Company will complete its process before filing its Form 10-Q for the quarter ended March 31, 2018. The Company’s work to date indicates that certain transactions with customers may require a change in the timing of when revenue and related expense is recognized. The Company expects that the adoption of Topic 606 will have an impact of approximately $1 million on its consolidated financial statements. The standard allows for either a full retrospective or a modified retrospective adoption approach. The Company has elected the modified retrospective method which will require a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which will be effective for the Company in 2019. For financing leases, a lessee is required to: (1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize interest on the lease liability separately from amortization of the right-of-use asset; and (3) classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, a lessee is required to: (1) recognize the right-to-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term generally on a straight-line basis; and (3) classify all cash payments within operating activities in the statement of cash flows. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying assets not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company is in the process of evaluating the guidance in ASU 2016-02 and will determine the total impact of the new guidance based on the current lease arrangements that are expected to remain in place. The Company expects adoption of this guidance will have a material impact on the Company’s consolidated balance sheet given the Company will be required to record operating leases with lease terms greater than 12 months within assets and liabilities on the consolidated balance sheets. The Company has not yet determined how it will account for leases with terms of 12 months or less.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”), which will be effective for the Company in 2018. ASU 2016-15 provides guidance on specific cash flow issues, including but not limited to, debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and distributions received from equity method investees. ASU 2016-15 provides guidance on how to account for the cash inflows and/or outflows in the statement of cash flows. The Company early adopted ASU 2016-15 effective December 31, 2017 as it had no impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740) Intra-Entity Transfers of Assets Other than Inventory (“ASU 2016-16”), which will be effective for the Company in 2018. GAAP currently prohibits the recognition of current and deferred income taxes for intra-entity asset transfers other than inventory (e.g. property and equipment) until the asset has been sold to an outside party. Under ASU 2016-16, the FASB decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset when the transfer occurs. ASU 2016-16 does not include any new disclosure requirements; however, existing disclosure around the rate reconciliations and types of temporary differences and/or carryforward that give rise to a significant portion of deferred income taxes may be applicable. The Company is in the process of evaluating the guidance for ASU 2016-16 and has not yet quantified the potential impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which will be effective for the Company in 2020, but early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 eliminates step two from the goodwill impairment test and instead requires an entity to recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 reduces the amount of time and money spent determining the implied fair value of goodwill, which would allow the Company to more quickly evaluate and identify a recognized impairment. The Company early adopted this ASU and applied it to its goodwill impairment analysis as of July 1, 2017.

2.	Property and Equipment

Property and equipment consisted of the following as of December 31 (in thousands):

	2017	2016
Land	$3,785	$3,189
Buildings and leasehold improvements	18,625	18,520
Computer equipment and software	55,793	47,313
Office equipment, furniture, and fixtures	5,035	6,250
Dock, warehouse, and other equipment	9,259	8,852
Tractors and trailers	144,260	147,015
Aircraft fleet and rotable spare parts	29,827	29,171

Property and equipment, gross	266,584	260,310
Less: Accumulated depreciation	(107,037)	(88,453)

Property and equipment, net	$159,547	$171,857

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017, $10.9 million of assets not yet placed into service have been included in the line items above. Property and equipment Depreciation expense was $28.5 million, $29.6 million, and $23.2 million for the years ended December 31, 2017, 2016, and 2015, respectively.

3.	Acquisitions and Divestitures

On July 28, 2015, the Company acquired all of the outstanding partnership interests of Stagecoach Cartage and Distribution LP (“Stagecoach”) for the purpose of expanding its presence within the TES segment. Cash consideration paid was $32.3 million. The acquisition was financed with borrowings under the Company’s credit facility. The Stagecoach purchase agreement called for contingent consideration in the form of a contingent purchase obligation capped at $5.0 million. The former owners of Stagecoach were entitled to receive a payment equal to the amount by which Stagecoach’s operating income before depreciation and amortization, as defined in the purchase agreement, exceeded $7.0 million for the twelve-month periods ending July 31, 2016, 2017, 2018, and 2019. Approximately $4.1 million was recorded as a contingent purchase obligation on the opening balance sheet. The Company paid $1.7 million of the contingent purchase obligation in the fourth quarter of 2016. Based on future expected earnings, the Company did not expect to pay any additional contingent purchase obligation and recorded an adjustment to write-off the remaining contingent purchase obligation in 2016. In December 2017, the Company and the former owners of Stagecoach signed an agreement releasing the Company from any further obligation under the contingent purchase obligation. The results of operations and financial condition of Stagecoach have been included in the Company’s consolidated financial statements since its acquisition date. The acquisition of Stagecoach is considered immaterial.

On September 15, 2017, the Company completed the sale of its wholly-owned subsidiary Unitrans, Inc. (“Unitrans”). The Company received net proceeds of $88.5 million and recognized a gain of $35.4 million. Proceeds from the sale were used primarily to redeem a portion of the Series E Preferred Stock and to provide funding for operations. The results of operations and financial condition of Unitrans have been included in the Company’s consolidated financial statements within the Company’s Ascent segment until the date of sale. The divestiture of Unitrans did not meet the criteria for being classified as a discontinued operation and, accordingly, its results are presented within continuing operations. Unitrans contributed $5.8 million, $8.0 million and $8.6 million of income before taxes for the years ended December 31, 2017, 2016 and 2015, respectively.

4.	Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. The Company evaluates goodwill and intangible assets for impairment at least annually on July 1st or more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires the Company to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment loss is recognized as an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

For purposes of the impairment analysis, the fair value of the Company’s reporting units is estimated based upon an average of the market approach and the income approach, both of which incorporate numerous assumptions and estimates such as company forecasts, discount rates and growth rates, among others. The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires the Company to make significant estimates and assumptions.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, the discount rate, terminal growth rates, and forecasts of revenue, operating income, and capital expenditures. Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of the Company’s stock may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

The Company has four reporting units for its three segments: one reporting unit for its TES segment; one reporting unit for its LTL segment; and two reporting units for its Ascent segment, which are the Ascent reporting unit and the Warehousing & Consolidation reporting unit. The Company conducted its goodwill impairment analysis for each of its four reporting units at July 1, 2017 and determined that no impairment had occurred, as each reporting unit’s fair value exceeded the carrying value.

The sale of Unitrans, which was included in the Ascent reporting unit, reduced the Ascent reporting unit’s goodwill and gross carrying amount of intangible asset balances by $42.8 million and $12.0 million, respectively, resulting in an incremental impairment analysis on the remaining net assets of the Ascent reporting unit. The Company evaluated the remaining carrying value of the Ascent reporting unit and compared it to the fair value of the remaining businesses in the Ascent reporting unit. As a result of this evaluation, the Company determined the carrying value exceeded the fair value and recorded a $4.4 million impairment charge in the third quarter of 2017.

As a result of the first step of the Company’s goodwill impairment analysis as of July 1, 2016, the Company determined that the fair value of the Ascent reporting unit exceeded its carrying value by 8.4%; thus, no impairment was indicated for this reporting unit. However, resulting from a combination of the weakened environment, the inability to meet forecast results, and the lower share price, the Company determined that the fair value of the TES, LTL, and Warehousing & Consolidation reporting units were less than their respective carrying values, requiring the Company to perform the second step of the goodwill impairment analysis for its TES, LTL, and Warehousing & Consolidation reporting units. The Company completed the second step of the goodwill impairment analysis for its TES, LTL, and Warehousing & Consolidation reporting units and recorded in the third quarter of 2016 non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million for its TES, LTL, and Warehousing & Consolidation reporting units, respectively. No goodwill impairment charges were recorded in 2015.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In connection with the change in segments as indicated in Note 1, the Company reallocated goodwill between the TES and Ascent segments of $30.9 million as of December 31, 2015 and $5.8 million as of December 31, 2016 and 2017. The following is a rollforward of goodwill from December 31, 2015 to December 31, 2017 by segment (in thousands):

	TES	LTL	Ascent	Total
Goodwill balance as of December 31, 2015	$223,992	$197,312	$261,506	$682,810
Adjustments to goodwill for purchase accounting	1,812	—	—	1,812
Goodwill impairment charges	(132,408)	(197,312)	(42,361)	(372,081)

Goodwill balance as of December 31, 2016	$93,396	$—	$219,145	$312,541
Adjustments to goodwill for purchase accounting	(470)	—	—	(470)
Adjustments to goodwill for sale of Unitrans	—	—	(42,843)	(42,843)
Goodwill impairment charges	—	—	(4,402)	(4,402)

Goodwill balance as of December 31, 2017	$92,926	$—	$171,900	$264,826

In connection with the change in segments as indicated in Note 1, the Company reallocated $25.1 million of impairment charges between the TES and Ascent segments in 2016. The following is a breakdown of the Company’s accumulated goodwill impairment losses from January 1, 2016 to December 31, 2017 by segment (in thousands):

	TES	LTL	Ascent	Total
Balance as of January 1, 2016	$—	$—	$—	$—
Impairment charges in 2016	132,408	197,312	42,361	372,081
Impairment charges in 2017	—	—	4,402	4,402

Balance as of December 31, 2017	$132,408	$197,312	$46,763	$376,483

Intangible assets consist primarily of customer relationships acquired from business acquisitions. In connection with the change in segments as indicated in Note 1, Company reallocated net intangible assets between the TES and Ascent segments of $0.4 million and $0.3 million as of December 31, 2016 and 2017, respectively. Intangible assets were as follows as of December 31 (in thousands):

	2017			2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
TES	$55,008	$(18,470)	$36,538	$54,248	$(13,250)	$40,998
LTL	2,498	(1,748)	750	1,358	(1,083)	275
Ascent	27,152	(14,792)	12,360	39,152	(14,876)	24,276

Total intangible assets	$84,658	$(35,010)	$49,648	$94,758	$(29,209)	$65,549

Amortization expense was $9.2 million, $8.6 million, and $8.4 million for the years ended December 31, 2017, 2016, and 2015, respectively. In the fourth quarter of 2016, the Company decided to shut down one of its TES business operations due to the significant decline in volume resulting from the loss of a significant customer. The Company reviewed the customer relationship intangible associated with the business operation, considered the decline in volumes, determined the customer relationship intangible was impaired, and recorded an impairment charge of $1.6 million in 2016. The Company identified indicators of impairment with certain other business operations and performed the required impairment analysis, but no impairment was identified.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Estimated amortization expense for each of the next five years based on intangible assets as of December 31, 2017 is as follows (in thousands):

Amount
Year Ending:
2018	$7,123
2019	6,819
2020	6,447
2021	6,265
2022	5,525
Thereafter	17,469

Total	$49,648

5.	Debt

The Company’s debt consisted of the following at December 31 (in thousands):

	2017	2016
ABL Facility:
Revolving credit facility	$147,037	$—
Term loan	55,858	—

Total ABL Facility	$202,895	$—
Senior debt:
Revolving credit facility	$—	$172,700
Term loans	—	277,750

Total senior debt	$—	$450,450
Less: Debt issuance costs and discount	(3,485)	(4,861)

Total debt, net of debt issuance costs and discount	199,410	445,589
Less: Current maturities	(9,950)	(445,589)

Total debt, net of current maturities	$189,460	$—

Maturities for each of the next five years based on debt as of December 31, 2017 are as follows (in thousands)

Amount
Year Ending:
2018	$9,950
2019	9,952
2020	9,954
2021	9,955
2022	163,084

Total	$202,895

ABL Facility

On July 21, 2017, the Company entered into the Asset-Based Lending (“ABL”) Facility with BMO Harris Bank, N.A. and certain other lenders (the “ABL Facility”). The Company used the initial proceeds from the ABL

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Facility for working capital purposes and to redeem all of the outstanding shares of its Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before being utilized.

The Company initially borrowed $141.7 million under the revolving line of credit and $56.8 million under the term loan facility. Principal on the term loan facility is due in quarterly installments commencing on March 31, 2018. Borrowings under the ABL Facility are secured by substantially all of the assets of the Company. Borrowings under the ABL Facility bear interest at either the (a) LIBOR Rate (as defined in the credit agreement) plus an applicable margin in the range of 1.5% to 2.25%, or (b) the Base Rate (as defined in the credit agreement) plus an applicable margin in the range of 0.5% to 1.25%. The ABL Facility contains a minimum fixed charge coverage ratio financial covenant that must be maintained when excess availability falls below a specified amount. The ABL Facility also provides for the issuance of up to $30.0 million in letters of credit. As of December 31, 2017, the Company had outstanding letters of credit totaling $17.4 million. In addition, the ABL Facility contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted. The ABL Facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit agreement to be in full force and effect, and a change in control of the Company’s business.

On December 15, 2017, the Company entered into a First Amendment to the ABL Facility. Pursuant to the First Amendment the ABL Facility was amended to (i) reduce the maximum borrowing amount under the revolving line of credit by $15.0 million and (ii) terminate the asset-based facility available to finance future capital expenditures.

On January 30, 2018, the Company entered into a Second Amendment to the ABL Facility and on March 14, 2018, the Company entered into a Third Amendment to the ABL Facility. See Note 16 for additional information regarding both Amendments to the ABL Facility.

Senior Debt

On September 24, 2015, the Company entered into a sixth amended and restated credit agreement (the “credit agreement”) with U.S. Bank and other lenders, which increased the revolving credit facility to $400.0 million and the term loan to $300.0 million. The credit facility had a maturity date of July 9, 2019. Principal on the term loan was due in quarterly installments of $3.8 million. On June 17, 2016, the Company entered into a Consent, Waiver, and First Amendment (the “Amendment”) to the credit agreement. Pursuant to the Amendment, the Company, among other things, reduced the revolving line of credit under the senior credit facility from a maximum aggregate amount of $400.0 million to $300.0 million. The Company further reduced the revolving line of credit under the senior credit facility to $250.0 million pursuant to a Waiver entered into on November 14, 2016.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The credit agreement was collateralized by all assets of the Company and contained certain financial covenants, including a maximum cash flow leverage ratio and a minimum fixed charge coverage ratio. The Company was not in compliance with its debt covenants for the year ended December 31, 2016 and, accordingly, the Company’s senior debt was classified as current on its consolidated balance sheets.

The senior debt was paid off with the proceeds from the issuance of preferred stock on May 2, 2017. See Note 6 for further information on the Company’s issuance of preferred stock. In connection with the pay-off of the senior debt, the Company recorded a loss from debt extinguishment of $9.8 million.

Capital Lease Obligations

The Company has a building and certain equipment classified as capital leases. As of December 31, 2017, the gross property and equipment value of capital lease assets was $14.1 million. The following is a schedule of future minimum lease payments under the capital leases with the present value of the net minimum lease payments as of December 31, 2017 (in thousands):

Amount
Year Ending:
2018	$2,809
2019	3,417
2020	1,897
2021	1,896
2022	158

Total minimum lease payments	10,177
Less: amount representing interest	(612)

Present value of net minimum lease payments(1)	$9,565

(1)	Reflected in the consolidated balance sheets as $2.4 million of accrued expenses and other current liabilities and $7.2 million of other long-term liabilities.

6.	Preferred Stock

Preferred stock as of December 31 consisted of the following (in thousands):

	2017	2016
Preferred stock:
Series B Preferred	$146,649	$—
Series C Preferred	76,096	—
Series D Preferred	6,672	—
Series E Preferred	33,900	—

Total Preferred stock	$263,317	$—

Preferred Stock

On May 1, 2017, the Company entered into an Investment Agreement (“Investment Agreement”), which closed on May 2, 2017, with affiliates of Elliott Management Corporation (“Elliott”), pursuant to which the

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Company issued and sold shares of its preferred stock and issued warrants to Elliott for an aggregate purchase price of $540.5 million. The proceeds of the sale of the preferred stock were used to pay off and terminate the Company’s senior credit facility and to provide working capital to support the Company’s operations and future growth.

The Company made certain customary representations and warranties and agreed to certain covenants, including agreeing to use reasonable best efforts to enter into, within 90 days following the closing date, an asset based lending facility (the earlier of (i) the date of such entry and (ii) the expiration of such 90-day period, the “Refinancing Date”).

From the closing date until the Refinancing Date, the Company agreed to pay Elliott a daily payment in an amount equal to $33,333.33 per calendar day (which amount accrued daily and was payable monthly in arrears). On July 21, 2017, the Company entered into the ABL Facility (which was deemed to be the “New ABL Facility” under the Investment Agreement) and used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of the Series F Preferred Stock.

The preferred stock is mandatorily redeemable and, as such, is presented as a liability on the consolidated balance sheets. The Company has elected to measure the value of its preferred stock using the fair value method. Under the fair value method, issuance costs are expensed as incurred. The Company incurred $16.1 million of issuance costs associated with the preferred stock for the year ended December 31, 2017, which are reflected in interest expense - preferred stock. The fair value of the preferred stock increased by $18.4 million during the year ended December 31, 2017, which is reflected in interest expense—preferred stock.

In connection with the repurchase of the Series F Preferred Stock and repurchase of a portion of the Series E Preferred Stock, the Company recorded a loss of $6.1 million reported in loss from debt extinguishment.

On March 1, 2018, the Company entered into the Series E-1 Preferred Stock Investment Agreement (the “Series E-1 Investment Agreement”) with Elliott, pursuant to which the Company agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series E-1 Preferred Stock”), at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. On April 24, 2018, the parties held a closing pursuant to the Series E-1 Investment Agreement, pursuant to which the Company issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. See Note 16 for additional information regarding the Series E-1 Investment Agreement and related issuances.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Certain Terms of the Preferred Stock

	Series B	Series C	Series D	Series E	Series F
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	240,500

Shares Outstanding at December 31, 2017	155,000	55,000	100	37,500	—

Price / Share	$1,000	$1,000	$1.00	$1,000	$1,000

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 6.25% at closing. Additional 3.00% upon certain triggering events.

Dividend Rate at December 31, 2017	16.737%	16.737%	n/a	14.987%	n/a

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	(a) Refinancing Date: 101.0% upon redemption with New ABL Facility (b) From Closing Date: Refinancing Date-12 months: 106.5% 12-24 months: 103.5%

Redemption rights are at the option of the Company or, upon a change in control, at the option of the holder. The holders of Series C Preferred Stock and Series D Preferred Stock have the right to participate equally and ratably with holders of common stock in all cash dividends paid on shares of common stock.

At each preferred stock dividend payment date, the Company has the option to pay the accrued dividends in cash or to defer them. Deferred dividends earn dividend income consistent with the underlying shares of preferred stock.

Other Terms of the Preferred Stock

Voting. The holders of preferred stock will generally not be entitled to vote on any matters submitted to a vote of the stockholders of the Company. So long as any shares of preferred stock are outstanding, the Company may not take certain actions without the prior approval of the holders of shares of preferred stock representing a majority of the aggregate liquidation value of all of the shares of preferred stock (the “Preferred Requisite Vote”), voting as a separate class.

Board of Directors. For so long as (a) any shares of Series B Preferred Stock or Series C Preferred Stock are issued and outstanding and (b) Elliott hold shares of preferred stock collectively representing a majority of the liquidation value of the preferred stock, the holders of preferred stock shall have the exclusive right, acting with the Preferred Requisite Vote, to nominate and elect two (2) individuals selected by the holders of preferred stock, or to require the Company’s Board of Directors to fill two (2) vacancies in the Board of Directors with individuals selected by the holders of preferred stock, to serve as, respectively, a Class II director and a Class III director of the Company (the “Preferred Stock Directors”).

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Following the redemption of all shares of Series B Preferred Stock and Series C Preferred Stock, and until such time as all shares of Series D Preferred Stock are redeemed, for so long as Elliott holds at least 5.0% of the equity value of the Company, the holders of preferred stock shall have the exclusive right acting with the Preferred Requisite Vote, to (i) nominate and elect one (1) Preferred Stock Director, and (ii) designate one individual to act as an observer to the Board of Directors.

In the event of any Triggering Event (as defined in the Certificates of Designations), subject to applicable rules of the New York Stock Exchange, including, without limitation, independent director requirements, the number of directors constituting the Board of Directors shall be increased such that the number of vacancies on the Board of Directors resulting from such increase (the “Triggering Event Vacancies”), together with the Preferred Stock Directors (to the extent then serving on the Board of Directors), constitutes a majority of the Board of Directors. The holders of preferred stock shall have the right, acting with the Preferred Requisite Vote, to nominate and elect individuals selected by the holders of preferred stock to fill such Triggering Event Vacancies and thereby serve as directors of the Company, or to require the Board of Directors to act to fill such Triggering Event Vacancies with individuals selected by such holders of preferred stock, to serve as directors of the Company, and the size of the Board of Directors shall be increased as needed. Each such director so elected is referred to as a “Triggering Event Director”. When a Triggering Event is no longer continuing, then the right of the holders of preferred stock to elect the Triggering Event Directors will cease, the terms of office of the Triggering Event Directors will immediately terminate and the number of directors constituting the Board of Directors will be reduced accordingly. The holders of preferred stock have other rights in the event of a Triggering Event, as described in the Certificate of Designations.

Warrant Agreement

In connection with the issuance of the preferred stock pursuant to the Investment Agreement, the Company and Elliott entered into a Warrant Agreement (the “Warrant Agreement”), pursuant to which the Company issued to Elliott eight year warrants (the “Warrants”) to purchase an aggregate of 379,572 shares of the Company’s common stock at an exercise price of $0.01 per share.

Stockholders’ Agreement

In connection with the issuance of the preferred stock pursuant to the Investment Agreement, the Company and Elliott entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), pursuant to which Elliott was granted certain preemptive rights and other rights.

Subject to customary exceptions, each Eligible Elliott Party (as defined in the Stockholders’ Agreement) shall have the right to purchase their pro rata percentage of subsequent issuances of equity securities offered by the Company in any non-public offering.

Registration Rights Agreement

In connection with the issuance of the preferred stock pursuant to the Investment Agreement, the Company, Elliott, and investment funds affiliated with HCI Equity Management L.P. (“HCI”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company granted certain demand and piggyback registration rights.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7.	Fair Value Measurement

Accounting guidance on fair value measurements for certain financial assets and liabilities requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1 — Quoted	market prices in active markets for identical assets or liabilities.

Level 2 — Observable	market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 — Unobservable	inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company has elected to measure its preferred stock using the fair value method. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. The Company calculates the fair value of:

•	the Series B Preferred Stock using a lattice model that takes into consideration the Company’s call right on the instrument based on simulated future interest rates;

•	the Series C Preferred stock using a lattice model that takes into consideration the future redemption value on the instrument, which is tied to the Company’s stock price;

•

the Series D Preferred Stock using a static discounted cash flow approach, where the expected redemption value of the instrument is based on the value of the Company’s stock as of the measurement date grown at the risk-free rate;

•

the Series E Preferred Stock via application of both (i) a static discounted cash flow approach and (ii) a lattice model that takes into consideration the Company’s call right on this instrument based on simulated future interest rates; and

•	the Series F Preferred Stock using a static discounted cash flow approach that assumes the Series F Preferred Stock will be fully redeemed in 2017.

These valuations are considered to be Level 3 fair value measurements as the significant inputs are unobservable and require significant management judgment or estimation. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. Significant assumptions used in the fair value models include: the estimates of the redemption dates; credit spreads; dividend payments; and the market price of the Company’s common stock. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 preferred stock liability balance for the year ended December 31, 2017.

2017
Balance, beginning of period	$—
Issuance of preferred stock at fair value	537,930
Redemption of preferred stock	(293,000)
Change in fair value of preferred stock(1)	18,387

Balance, end of period	$263,317

(1)	Change in fair value of preferred stock is reported in interest expense—preferred stock.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Certain of the Company’s acquisitions contained contingent purchase obligations as described in Note 3. The contingent purchase obligation related to acquisitions was measured at fair value on a recurring basis, according to the valuation techniques the Company used to determine fair value. These valuations were considered to be Level 3 fair value measurements as the significant inputs were unobservable and required significant management judgment or estimation. Changes to the fair value were recognized as income or expense within other operating expenses. In measuring the fair value of the contingent purchase obligation, the Company used an income approach that considers the expected future earnings of the acquired businesses, for the varying performance periods, based on historical performance and the resulting contingent payments, discounted at a risk-adjusted rate. There were no remaining contingent purchase obligations as of December 31, 2016 and 2017.

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 contingent purchase obligations liability balance for the years ended December 31 (in thousands):

	2016	2015
Balance, beginning of period	$4,913	$6,842
Contingent purchase obligation recorded on the opening balance sheet	—	4,114
Payment of contingent purchase obligations	(2,455)	(3,317)
Interest expense	—	205
Adjustments to contingent purchase obligations(1)	(2,458)	(2,931)

Balance, end of period	$—	$4,913

(1)	Adjustments to contingent purchase obligations are reported in other operating expenses.

8.	Stockholders’ Investment

Common Stock

The Company’s common stock has voting rights—one vote for each share of common stock. In March 2007, the Company entered into a second amended and restated stockholders’ agreement (the “Stockholders’ Agreement”). The Stockholders’ Agreement provided that, any time after the Company was eligible to register its common stock on a Form S-3 registration statement under the Securities Act, certain of the Company’s stockholders, including entities affiliated with HCI Equity Partners, L.L.C. (the “HCI Stockholders”), could request registration under the Securities Act of all or any portion of their shares of common stock. These stockholders were limited to a total of two of such registrations. In addition, if the Company proposed to file a registration statement under the Securities Act for any underwritten sale of shares of any of its securities, certain of the Company’s stockholders could request that the Company include in such registration the shares of common stock held by them on the same terms and conditions as the securities otherwise being sold in such registration. In connection with the closing of the transactions contemplated by the Investment Agreement, the Company, affiliates of Elliott, and the HCI Stockholders entered into a Registration Rights Agreement that, with respect to the HCI Stockholders, amended and restated the Stockholders’ Agreements. See Note 6 for additional information regarding the Investment Agreement.

In August 2015, in a secondary offering, the HCI Stockholders sold 2.0 million shares of common stock. The Company did not issue any shares in the offering and did not receive any proceeds from the sale of the shares; however, the Company incurred costs of $0.2 million.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Warrants to Acquire Common Stock

On May 1, 2017, in connection with the issuance of preferred stock pursuant to the Investment Agreement, the Company issued 8-year warrants to purchase an aggregate of 379,572 shares of common stock, at an exercise price of $0.01 per share. The value of the warrants was determined to be $2.6 million based upon the Black-Scholes option pricing model. The warrants were classified as an equity contract and reflected in additional paid-in capital.

9.	Share-Based Compensation

The Company’s 2010 Incentive Compensation Plan (the “2010 Plan”) allows for the issuance of 2,500,000 shares of common stock and provides for the grant of stock options, restricted stock units, performance restricted stock units, and other awards to the Company’s employees and directors.

In 2015, the Company added performance restricted stock units to its share-based compensation plan. Under this program, performance restricted stock units are awarded to eligible employees based on pre-established financial performance goals. No performance restricted stock unit awards were earned as of December 31, 2017 or 2016.

The Company awards restricted stock units to certain key employees and independent directors. The restricted stock units vest ratably over a four-year service period from the grant date. Restricted stock units are valued based on the market price on the date of the grant and are amortized on a straight-line basis over the vesting period. Compensation expense for restricted stock units is based on fair market value at the grant date.

The following table summarizes the nonvested restricted stock units as of December 31, 2017 and 2016:

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)
Nonvested as of December 31, 2015	208,775	$23.75	1.7

Granted	190,179	11.12
Vested	(104,886)	22.05
Forfeitures	(19,304)	20.04

Nonvested as of December 31, 2016	274,764	$15.67	1.8

Granted	271,279	7.59
Vested	(113,956)	16.73
Forfeitures	(74,000)	10.35

Nonvested as of December 31, 2017	358,087	$9.96	2.7

Unrecognized share-based compensation expense for restricted stock units was $2.5 million as of December 31, 2017. The expense is expected to be recognized over a weighted-average period of approximately 3 years.

The Company previously maintained a Key Employee Equity Plan (“Equity Plan”), a stock-based compensation plan that permitted the grant of stock options to Company employees and directors. Stock options

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

under the Equity Plan were granted with an exercise price equal to or in excess of the fair value of the Company’s stock on the date of grant. Such options vested ratably over a two or four-year service period and were exercisable ten years from the date of grant, but only to the extent vested as specified in each option agreement. The Company no longer issues awards under this plan.

Group Transportation Services (“GTS”) previously maintained a Key Employee Equity Plan (“GTS Plan”), which permitted the grant of stock options to employees and directors. Stock options under the GTS Plan were granted with an exercise price equal to or in excess of the fair value of GTS’ stock on the date of grant. Such options vested ratably over a two or four-year service period and were exercisable ten years from the date of grant, but only to the extent vested as specified in each option agreement. In connection with the Company’s merger with GTS effective upon the IPO, all options granted pursuant to the GTS Plan outstanding at the effective time of the merger became options to purchase shares of the Company’s common stock. The Company no longer issues awards under this plan.

Under the 2010 Plan, the Company may award stock options to certain key employees. The stock options vest ratably over a three to five-year service period and are exercisable four to seven years from the date of grant, but only to the extent vested as specified in each option agreement. Stock options awarded are valued based upon the Black-Scholes option pricing model and the Company recognizes this value as stock compensation expense over the periods in which the options vest. Use of the Black Scholes option-pricing model requires that the Company make certain assumptions, including expected volatility, risk-free interest rate, expected dividend yield, and the expected life of the options. The Company granted stock options to purchase 564,000 and 650,000 shares in 2017 and 2016, respectively.

Stock option fair value assumptions for the stock options granted during the year ended December 31, 2017 and 2016 are as follows:

	2017	2016
Option life (years)	7 years	4 to 7 years
Risk free interest rate	1.8% to 2.2%	1.3% to 1.8%
Dividend yield	—	—
Expected volatility	47.8% to 48.0%	40.8% to 46.9%
Expected life (years)	5 years	3 to 5 years
Weighted average fair value of stock options granted	$3.14	$2.04

A summary of the option activity for the years ended December 31, 2017 and 2016 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2015	289,367	$14.77	0.7

Granted	650,000	10.20
Exercised	—	—

Outstanding as of December 31, 2016	745,259	$12.34	4.4

Granted	564,000	$7.18
Forfeited	(59,726)	13.39

Outstanding as of December 31, 2017	1,249,533	$10.34	4.9

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Unrecognized stock compensation expense for stock options was $2.1 million as of December 31, 2017. The expense is expected to be recognized over a weighted-average period of approximately 3 years.

All outstanding options are non-qualified options. There were 198,867, 95,259, and 289,367 options exercisable as of December 31, 2017, 2016, and 2015, respectively. As of December 31, 2017, for exercisable options, the weighted-average exercise price was $10.34, the weighted average remaining contractual term was approximately five years and there was no estimated aggregate intrinsic value per share. As of December 31, 2017, 1,050,666 options were unvested.

Stock-based compensation expense for restricted stock units and stock options was $2.2 million, $2.2 million, and $2.5 million for the years ended December 31, 2017, 2016, and 2015, respectively. The related estimated income tax benefit recognized in the accompanying consolidated statements of operations, net of estimated forfeitures, was $0.9 million for each of the years ended December 31, 2017, 2016, and 2015. Following the adoption of ASU 2016-09, the Company recorded tax deficiencies on vested shares of $0.4 million in benefit from income taxes for the year ended December 31, 2017. Prior to January 1, 2017, tax deficiencies and excess tax benefits on vested shares was reported through additional paid-in capital.

10.	Earnings Per Share

Basic (loss) earnings per common share is calculated by dividing net loss or net income by the weighted average number of common stock outstanding during the period. Diluted (loss) earnings per share is calculated by dividing net income or net loss by the weighted average common stock outstanding plus stock equivalents that would arise from the assumed exercise of stock options and conversion of warrants using the treasury stock method.

The Company had stock options and warrants outstanding of 1,629,105 and 3,037,447 as of December 31, 2017 and 2016, respectively, that were not included in the computation of diluted earnings (loss) per share because they were not assumed to be exercised under the treasury stock method or because they were anti-dilutive. All restricted stock units were anti-dilutive for the years ended December 31, 2017 and December 31, 2016. As of December 31, 2015, all stock options and warrants were included in the computation of diluted earnings (loss) per share. The following table reconciles basic weighted average common stock outstanding to diluted weighted average common stock outstanding (in thousands):

	Year Ended December 31,
	2017	2016	2015
Basic weighted average common stock outstanding	38,405	38,318	38,179
Effect of dilutive securities:
Stock Options	—	—	72
Warrants	—	—	885
Restricted Stock Units	—	—	44

Diluted weighted average common stock outstanding	38,405	38,318	39,180

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11.	Income Taxes

The components of the Company’s (benefit from) provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current:
Federal	$—	$(23,500)	$10,931
State, local, and foreign	1,875	660	3,627
Deferred:
Federal	(27,118)	(39,695)	1,874
State, local, and foreign	52	(3,746)	880

(Benefit from) provision for income taxes	$(25,191)	$(66,281)	$17,312

The Company’s (benefit from) provision for income taxes varied from the amounts calculated by applying the U.S. statutory income tax rate to the pretax (loss) income as shown in the following reconciliations (in thousands):

	Year Ended December 31,
	2017	2016	2015
Statutory federal rate	$(40,732)	$(149,310)	$15,026
Interest expense—preferred stock	20,459	—	—
State income taxes—net of federal benefit	(1,465)	(5,368)	1,294
Gain on sale of Unitrans	(1,161)	—	—
Goodwill impairment	1,020	86,776	—
Effect of change in U.S. statutory income tax rate	(7,413)	—	—
Change in valuation allowance	1,989	1,624	99
Other	2,112	(3)	893

Total	$(25,191)	$(66,281)	$17,312

The Company recorded assets for refundable current federal and state income taxes of $14.7 million and $40.8 million as of December 31, 2017 and 2016, respectively. These are classified as income tax receivable.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The tax rate effects of temporary differences that give rise to significant elements of deferred tax assets and deferred tax liabilities as of December 31 were as follows (in thousands):

	2017	2016
Deferred income tax assets:
Accounts receivable	$2,694	$7,140
Accrued expenses and other current liabilities	13,103	18,823
Net operating losses and other tax carryforwards	18,715	3,358
Other, net	51	746

Total	$34,563	$30,067
Valuation allowance	(3,942)	(1,953)

Total, net of valuation allowance	$30,621	$28,114
Deferred income tax liabilities:
Prepaid expenses and other current assets	$(2,906)	$(6,572)
Goodwill and intangible assets	(11,685)	(20,005)
Property and equipment	(30,312)	(45,711)

Total	$(44,903)	$(72,288)

Net deferred tax liabilities	$(14,282)	$(44,174)

The net noncurrent deferred income tax liability of $14.3 million as of December 31, 2017 and $44.2 million as of December 31, 2016 (net of current deferred tax assets and related valuation allowance) is classified as deferred tax liabilities.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets, including through reversals of existing cumulative temporary differences. A significant piece of objective evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2017 (for consolidated federal and state income tax returns). Similarly, cumulative losses over the three years ended December 31, 2017 and December 31, 2016 were considered for separate company state and local tax returns filed by certain subsidiaries. Such objective evidence limits the ability to consider other subjective evidence, such as the Company’s projections for future growth. On the basis of the Company’s evaluation, the Company has recorded a valuation allowance of $3.9 million and $2.0 million as of December 31, 2017 and 2016, respectively, primarily related to state net operating loss carryforwards and other deferred tax assets that will not “more likely than not” be realized in the future. No valuation allowance has been recorded against the federal net operating loss carryforward deferred tax asset.

Federal net operating loss carryforwards (some of which are subject to annual Section 382 limitations) expire between 2030 and 2037. State net operating loss carryforwards expire between 2019 and 2037.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The change to the Company’s gross unrecognized tax benefits for the years ended December 31 is reconciled as follows (in thousands):

	2017	2016
Balance as of January 1	$737	$—
Additions based on current year tax positions	—	—
Additions for prior years’ tax positions	574	737
Reductions for prior years’ tax positions	—	—
Settlements with taxing authorities	—	—
Lapse of statute of limitations	—	—

Balance as of December 31	$1,311	$737

Depending on specific facts, the above amounts may be reflected in the consolidated balance sheets either (a) as a reduction to income tax receivable; (b) as a reduction to net operating loss deferred tax assets, which are presented netted against deferred tax liabilities; or (c) within other long-term liabilities. The entire amount of unrecognized tax benefits would affect the effective tax rate. Interest and penalties related to uncertain tax benefits were $0.3 million and $0.1 million for 2017 and 2016, respectively, and are included within the (benefit from) provision for income taxes. Accrued interest and penalties were $0.4 million and $0.1 million as of December 31, 2017 and 2016, respectively.

The Company is subject to federal and state tax examinations for all tax years subsequent to December 31, 2012. The Internal Revenue Service (“IRS”) is currently reviewing the Company’s 2013 federal tax return amendment and 2014-2016 federal tax returns. The Company has extended the federal period of limitations to assess tax for the 2014 and 2015 tax years through March 31, 2020. Although pre-2013 years are generally no longer subject to examinations by the IRS and various state taxing authorities, certain state net operating loss carryforwards generated in those years may still be adjusted upon examination by the IRS or state taxing authorities if they were used after 2012 or will be used in a future period.

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, and most changes are effective as of January 1, 2018. The law includes various provisions that will affect corporations, including a reduction of the corporate income tax rate from a 35% maximum rate to a 21% flat rate, enhanced “bonus depreciation” for capital equipment purchases, limitations on interest expense deductions, changes to net operating loss carryback and carryforward rules, and changes to U.S. taxation of foreign profits. The corporate tax rate reduction resulted in a $7.4 million discrete tax benefit during the year ended December 31, 2017 as a result of recalculating the carrying value of the Company’s deferred tax assets and liabilities. Additionally, the Company reduced its net operating loss deferred tax asset by $0.4 million as a result of the one-time deemed repatriation of foreign subsidiary earnings.

12.	Guarantees

The Company provides a guarantee for a portion of the value of certain independent contractors’ (“IC”) leased tractors. The guarantees expire at various dates through 2021. The potential maximum exposure under these lease guarantees was approximately $10.6 million as of December 31, 2017. Upon an IC default, the Company has the option to purchase the tractor or return the tractor to the leasing company if the residual value is greater than the Company’s guarantee. Alternatively, the Company can contract another IC to assume the lease. The Company estimated the fair value of its liability under this on-going guarantee to be $1.4 million and $1.6 million as of December 31, 2017 and 2016, respectively, and it is included in accrued expenses and other current liabilities.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In the fourth quarter of 2016, the Company began to offer a lease purchase program that did not include a guarantee, and offered newer equipment under factory warranty that was more cost effective. ICs began electing the newer lease purchase program over the legacy lease guarantee programs which led to an increase in unseated legacy tractors. In late 2016, management committed to a plan to divest of these older assets and recorded a loss reserve of $8.9 million as of December 31, 2016. The loss reserve for the guarantee and reconditioning costs associated with the planned divestiture was $1.8 million as of December 31, 2017, which is included in accrued expenses and other current liabilities.

The Company paid $9.0 million and $9.3 million under these lease guarantees during the year ended December 31, 2017 and 2016, respectively.

13.	Commitments and Contingencies

Employee Benefit Plans

The Company sponsors defined contribution profit sharing plans for substantially all employees of the Company and its subsidiaries. The Company provides matching contributions on some of these plans. Total expense under these plans was $2.5 million, $2.4 million, and $2.8 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Operating Leases

The Company leases terminals, office space, trucks, trailers, and other equipment under noncancelable operating leases expiring on various dates through 2027. The Company incurred rent expense from operating leases of $83.4 million, $72.8 million, and $66.6 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Aggregate future minimum lease payments under noncancelable operating leases with an initial term in excess of one year were as follows as of December 31, 2017 (in thousands):

Amount
Year Ending:
2018	$51,490
2019	38,558
2020	26,735
2021	17,948
2022	16,202
Thereafter	23,285

Total	$174,218

Contingencies

In the ordinary course of business, the Company is a defendant in several legal proceedings arising out of the conduct of its business. These proceedings include claims for property damage or personal injury incurred in connection with the Company’s services. Although there can be no assurance as to the ultimate disposition of these proceedings, the Company does not believe, based upon the information available at this time, that these property damage or personal injury claims, in the aggregate, will have a material impact on its consolidated financial statements. The Company maintains an aggregate of $100 million of auto liability and general liability insurance. The Company maintains auto liability insurance coverage for claims in excess of $1.0 million per

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

occurrence and cargo coverage for claims in excess of $100,000 per occurrence. The Company is self-insured up to $1.0 million per claim for workers compensation. The Company believes it has adequate insurance to cover losses in excess of the self-insured and deductible amounts. As of December 31, 2017, and 2016, the Company had reserves for estimated uninsured losses of $28.4 million and $21.5 million, respectively, included in accrued expenses and other current liabilities.

Jeffrey Cox and David Chidester filed a Complaint against certain of the Company’s subsidiaries in state court in California in a post-acquisition dispute. The Complaint alleges contract, statutory and tort based claims arising out of the Stock Purchase Agreement, dated November 2, 2012, between the defendants, as buyers, and the plaintiffs, as sellers, for the purchase of the shares of Central Cal Transportation, Inc. and Double C Transportation, Inc. (the “Central Cal Agreement”). The plaintiffs claim that a contingent purchase obligation payment is due and owing pursuant to the Central Cal Agreement, and that defendants have furnished fraudulent calculations to the plaintiffs to avoid payment. The plaintiffs also claim violations of California’s Labor Code related to the plaintiffs’ respective employment with Central Cal Transportation, LLC. On October 27, 2017, the state court granted the Company’s motion to compel arbitration of all non-employment claims alleged in the Complaint. The plaintiffs are now required to comply with the dispute resolution process outlined in the Central Cal Agreement, and submit the dispute to a Settlement Accountant. In February 2018, Plaintiff David Chidester agreed to dismiss his employment-related claims from the Los Angeles Superior Court matter, while Plaintiff Jeffrey Cox transferred his employment claims from Los Angeles Superior Court to the related employment case pending in the Eastern District of California. The parties are proceeding with discovery.

In addition to the legal proceeding described above, the Company is a defendant in various purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against the Company alleging that the Company violated various California labor laws. In 2017 and 2018, the Company reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and December 31, 2016, the Company recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

Following the Company’s press release on January 30, 2017, three putative class actions were filed in the United States District Court for the Eastern District of Wisconsin against the Company and its former officers, Mark A. DiBlasi and Peter R. Armbruster. On May 19, 2017, the Court consolidated the actions under the caption In re Roadrunner Transportation Systems, Inc. Securities Litigation (Case No. 17-cv-00144), and appointed Public Employees’ Retirement System as lead plaintiff. On March 12, 2018, the lead plaintiff filed a Consolidated Amended Complaint (“CAC”) on behalf of a class of persons who purchased the Company’s common stock between March 14, 2013 and January 30, 2017, inclusive. The CAC alleges (i) the Company and Messrs. DiBlasi and Armbruster violated Section 10(b) of the Exchange Act and Rule 10b-5, and (ii) Messrs. DiBlasi and Armbruster, the Company’s former Chairman Scott Rued, HCI Equity Partners, L.L.C., and HCI Equity Management, L.P. violated Section 20(a) of the Exchange Act, by making or causing to be made materially false or misleading statements, or failing to disclose material facts, regarding (a) the accuracy of the Company’s financial statements; (b) the Company’s true earnings and expenses; (c) the effectiveness of the Company’s disclosure controls and controls over financial reporting; (d) the true nature and depth of financial risk associated with the Company’s tractor lease guaranty program; (e) the Company’s leverage ratios and compliance with its credit facilities; and (f) the value of the goodwill the Company carried on its balance sheet. The CAC seeks certification as a class action, compensatory damages, and attorney’s fees and costs. The parties are currently engaged in mediation.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

On May 25, 2017, Richard Flanagan filed a complaint alleging derivative claims on the Company’s behalf in the Circuit Court of Milwaukee County, State of Wisconsin (Case No. 17-cv-004401) against Scott Rued, Mark DiBlasi, Christopher Doerr, John Kennedy, III, Brian Murray, James Staley, Curtis Stoelting, William Urkiel, Judith Vijums, Michael Ward, Chad Utrup, Ivor Evans, Peter Armbruster, and Brian van Helden. Count I of the Complaint alleges the Director Defendants breached their fiduciary duties by “knowingly failing to ensure that the Company implemented and maintained adequate internal controls over its accounting and financial reporting functions,” and seeks unspecified damages. Count II of the Complaint alleges the Officer Defendants DiBlasi, Armbruster, and van Helden received substantial performance-based compensation and bonuses for fiscal year 2014 that should be disgorged. The action has been stayed by agreement pending a decision on an anticipated motion to dismiss the Amended Complaint filed in the securities class action described above. The parties are currently engaged in mediation.

On June 28, 2017, Jesse Kent filed a complaint alleging derivative claims on the Company’s behalf and class action claims in the United States District Court for the Eastern District of Wisconsin. On December 22, 2017, Chester County Employees Retirement Fund filed a Complaint alleging derivative claims on the Company’s behalf in the United States District Court for the Eastern District of Wisconsin. On March 21, 2018, the Court entered an order consolidating the Kent and Chester County actions under the caption In re Roadrunner Transportation Systems, Inc. Stockholder Derivative Litigation (Case No. 17-cv-00893). On March 28, 2018, Plaintiffs filed their Verified Consolidated Shareholder Derivative Complaint alleging claims on behalf of the Company against Peter Armbruster, Mark DiBlasi, Scott Dobak, Christopher Doerr, Ivor Evans, Brian van Helden, John Kennedy III, Ralph Kittle, Brian Murray, Scott Rued, James Staley, Curtis Stoelting, William Urkiel, Chad Utrup, Judith Vijums, and Michael Ward. Count I alleges that several of the Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 based upon alleged misrepresentations and omissions in several of the Company’s proxy statements. Count II alleges that all the Defendants breached their fiduciary duty. Count III alleges that all the Defendants wasted corporate assets. Count IV alleges that certain of the Defendants were unjustly enriched. The Complaint seeks monetary damages, improvements to the Company’s corporate governance and internal procedures, an accounting from Defendants of the damages allegedly caused by them and the improper amounts the Defendants allegedly obtained, and punitive damages. The parties are currently engaged in mediation.

In addition, subsequent to the Company’s announcement that certain previously filed financial statements should not be relied upon, the Company was contacted by the SEC, FINRA, and the Department of Justice. The Department of Justice and Division of Enforcement of the SEC have commenced investigations into the events giving rise to the restatement. The Company has received formal requests for documents and other information. In addition, in June 2018 two of the Company’s former employees were indicted on charges of conspiracy, securities fraud, and wire fraud as part of the ongoing DOJ and SEC investigation. The Company is cooperating fully with the joint DOJ and SEC investigation.

Given the status of the matters above, the Company is unable to reasonably estimate the potential costs or range or costs at this time.

14.	Related Party Transactions

The Company had an advisory agreement with HCI to pay transaction fees and an annual advisory fee of $0.1 million. The Company owed $0.1 million to HCI for advisory services and travel expenses for the year ended December 31, 2016 and paid an aggregate of $0.2 million to HCI for services performed in connection with the sixth amended and restated credit agreement, advisory fees, and travel expenses during the year ended December 31, 2016. On May 2, 2017, the Company and HCI entered into a Termination Agreement in which

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

HCI waived the Company’s payment of any and all unpaid fees and expenses accrued under the advisory agreement through May 2, 2017.

The Investment Agreement with Elliott required the Company to pay Elliott a daily payment in an amount equal to $33,333.33 per calendar day from the closing date until the Refinancing Date. The Company paid $2.7 million under this agreement for the year ended December 31, 2017.

The Company, as part of the $293.0 million redemption of its Series F Preferred Stock ($240.5 million) and a portion of its Series E Preferred Stock ($52.5 million), paid to Elliott $6.0 million in early redemption premiums for the year ended December 31, 2017. The Company also paid to Elliott $15.2 million in dividends on its preferred stock.

One of the Company’s operating companies contracts with certain purchased transportation providers that are owned by employees of that operating company. The Company paid an aggregate of $13.6 million and $8.3 million to these carriers during the years ended December 31, 2017 and 2016, respectively.

The Company has a number of facility leases with related parties and paid an aggregate of $3.2 million and $3.7 million under these leases during the years ended December 31, 2017 and 2016, respectively.

The Company owns 37.5% of CML which operates as one of the Company’s brokerage agents. The Company paid CML broker commissions of $2.7 million and $2.2 million during the years ended December 31, 2017 and 2016, respectively.

The Company has a jet fuel purchase agreement with a related party and paid an aggregate of $1.8 million under this agreement during the year ended December 31, 2017.

During 2016, the Company entered into and completed a sale leaseback transaction to sell a combined office and warehouse facility to an entity controlled by a former owner and current manager of an operating company for a total sale price of $3.5 million.

The Company leases certain equipment through leasing companies owned by related parties and paid an aggregate of $1.5 million and $0.9 million during the years ended December 31, 2017 and 2016, respectively.

15.	Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting in 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new structure.

These segments are strategic business units through which the Company offers different services. The Company evaluates the performance of the segments primarily based on their respective revenues and operating results. Accordingly, interest expense and other non-operating items are not reported in segment results. In addition, the Company has disclosed corporate, which is not a segment and primarily includes legal expenses, lease purchase guarantee reserve expenses, acquisition transaction expenses, corporate salaries, and share-based compensation expense.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

One direct customer, General Motors, accounted for approximately 12% of revenue, or approximately $245.4 million and $252.1 million, within the Company’s TES segment, for the years ended December 31, 2017 and 2016. No single direct customer accounted for more than 10% of revenue for the year ended December 31, 2015.

The following table reflects certain financial data of the Company’s segments (in thousands):

	Year Ended December 31,
	2017	2016	2015
Revenues:
TES	$1,067,145	$990,665	$833,430
LTL	463,519	461,540	515,328
Ascent	570,223	597,159	673,574
Eliminations	(9,596)	(16,164)	(30,166)

Total	$2,091,291	$2,033,200	$1,992,166

Impairment charges:
TES	$—	$133,988	$—
LTL	—	197,312	—
Ascent	4,402	42,361	—

Total	$4,402	$373,661	$—

Operating (loss) income:
TES	$5,989	$(116,545)	$47,891
LTL	(26,383)	(203,600)	15,438
Ascent	22,493	(28,148)	32,414
Corporate(1)	(38,551)	(55,481)	(33,372)

Total	(36,452)	(403,774)	62,371
Interest expense	64,049	22,827	19,439
Loss on early extinguishment of debt	15,876	—	—

(Loss) income before income taxes	$(116,377)	$(426,601)	$42,932

Depreciation and amortization:
TES	$25,535	$25,872	$21,040
LTL	4,353	4,052	2,801
Ascent	5,965	6,688	6,449
Corporate	1,894	1,533	1,336

Total	$37,747	$38,145	$31,626

Capital expenditures:
TES	$11,833	$7,978	$44,606
LTL	1,641	4,051	11,367
Ascent	1,397	5,465	4,350
Corporate	6,839	79	2,078

Total	$21,710	$17,573	$62,401

(1)	Gain from sale of Unitrans of $35.4 million is included within Corporate for the year ended December 31, 2017.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

	December 31,
	2017	2016	2015
Total assets:
TES	$458,945	$436,237	$559,716
LTL	79,065	129,899	330,203
Ascent	271,400	366,894	414,740
Corporate	68,445	3,488	8,056
Eliminations(1)	(1,812)	(2,964)	(4,962)

Total	$876,043	$933,554	$1,307,753

(1)	Eliminations represents intercompany trade receivable balances between the three segments.

16.	Subsequent Events

ABL Facility Amendments

On January 30, 2018, the Company entered into a Second Amendment to the ABL Facility. Pursuant to the Second Amendment the ABL Facility was further amended to, among other things: (i) permit the Company to enter into an investment agreement with Elliott providing for the issuance of up to $52.5 million of preferred stock; and (ii) increase the applicable margin related to the term loan facility to LIBOR Rate plus 2.25% or Base Rate plus 1.25%.

On March 14, 2018, the Company entered into a Third Amendment to the ABL Facility. Pursuant to the Third Amendment the ABL Facility was further amended to, among other things: (i) extend the date for delivery of the Company’s consolidated financial statements for the first three quarters of 2017 (unaudited) until April 30, 2018; (ii) extend the date for delivery of the Company’s consolidated financial statements for fiscal year 2017 (audited) until June 30, 2018; (iii) expand the permitted amount of capital leases and purchase money indebtedness from $35.0 million to $60.0 million; (iv) require us to pay for a new appraisal to be conducted by the administrative agent for the equipment pledged for the term loan within 60 days; (v) establish an additional availability reserve; and (vi) impose certain collateral reporting requirements.

Series E-1 Investment Agreement and related issuances

On March 1, 2018, the Company entered into the Series E-1 Investment Agreement with Elliott, pursuant to which the Company agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s operations and future growth and to repay a portion of the indebtedness under our ABL Facility as required by the credit agreement governing that facility. On April 24, 2018, pursuant to the Series E-1 Investment Agreement with Elliott, the Company issued and sold to Elliott an additional 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s operations and future growth and to repay

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility. Certain terms of the Series E-1 Preferred Stock are as follows:

Rank. The Series E-1 Preferred Stock, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company, or otherwise, ranks (i) senior and prior to the Company’s common stock and other junior securities, and (ii) on parity with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and the Series E Preferred Stock.

Liquidation Value. Each share of Series E-1 Preferred Stock has an initial liquidation preference equal to $1,000 per share, plus accrued and unpaid dividends on such share (the “Series E-1 Liquidation Value”).

Dividends. Dividends are cumulative from May 2, 2017, which was the date of the Company’s original issuance of shares of preferred stock to Elliott (such date, the “Original Issuance Date”), as a percentage of the Series E-1 Liquidation Value as and when declared by the Company’s Board of Directors and accrue and compound if not paid in cash. Dividends accrue daily and compound quarterly, subject to any adjustments for Triggering Events (as defined in the Series E-1 Certificate of Designations). The annual dividend rate for the shares of Series E-1 Preferred Stock is equal to the sum of (i) Adjusted LIBOR (as defined in the Series E-1 Certificate of Designations), plus (ii) 5.25% per annum, plus (iii) an additional rate of 8.5%. The dividend rate increases by 3.0% per annum above the rates described in the preceding sentence upon and during any Triggering Events. Holders of shares of Series E-1 Preferred Stock are not entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

Redemption at Maturity. On the sixth anniversary of the Original Issuance Date, the Company will have the obligation to redeem all outstanding shares of Series E-1 Preferred Stock for cash at the Series E-1 Liquidation Value.

Optional Redemption. The Company may redeem the shares of Series E-1 Preferred Stock at any time. The redemption of shares of Series E-1 Preferred Stock shall be at a purchase price per share, payable in cash, equal to (i) in the case of a an optional redemption effected on or after the 24 month anniversary of the Original Issuance Date, the Series E-1 Liquidation Value, (ii) in the case of an optional redemption effected on or after the 12 month anniversary of the Original Issuance Date and prior to the 24 month anniversary of the Original Issuance Date, 103.5% of the Series E-1 Liquidation Value and (iii) in the case of an optional redemption effected prior to the 12 month anniversary of the Original Issuance Closing Date, 106.5% of the Series E-1 Liquidation Value.

Change of Control. Upon the occurrence of a Change of Control (as defined in the Series E-1 Certificate of Designations), the holders of Series E-1 Preferred Stock may require redemption by the Company of the Series E-1 Preferred Stock at a purchase price per share, payable in cash, equal to either (i) 106.5% of the Series E-1 Liquidation Value if the Change of Control occurs prior to the 24 month anniversary of the Original Issuance Date, or (ii) the Series E-1 Liquidation Value if the Change of Control occurs after the 24 month anniversary of the Original Issuance Date.

Voting. The holders of Series E-1 Preferred Stock will generally not be entitled to vote on any matters submitted to a vote of the stockholders of the Company. So long as any shares of Series E-1 Preferred Stock are outstanding, the Company may not take certain actions without the prior approval of the Preferred Requisite Vote, voting as a separate class.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$10,019	$25,702
Accounts receivable, net of allowances of $9,745 and $10,891, respectively	285,393	321,629
Income tax receivable	11,192	14,749
Prepaid expenses and other current assets	66,561	36,306

Total current assets	373,165	398,386

Property and equipment, net of accumulated depreciation of $122,383 and $107,037, respectively	175,322	159,547
Other assets:
Goodwill	264,826	264,826
Intangible assets, net	44,276	49,648
Other noncurrent assets	5,607	3,636

Total other assets	314,709	318,110

Total assets	$863,196	$876,043

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of debt	$10,088	$9,950
Accounts payable	161,329	171,905
Accrued expenses and other current liabilities	136,107	105,409

Total current liabilities	307,524	287,264
Deferred tax liabilities	5,536	14,282
Other long-term liabilities	26,243	10,873
Long-term debt, net of current maturities	149,241	189,460
Preferred stock	368,767	263,317

Total liabilities	857,311	765,196

Commitments and contingencies (Note 11)
Stockholders’ investment:
Common stock $.01 par value; 105,000 shares authorized; 38,514 and 38,423 shares issued and outstanding	385	384
Additional paid-in capital	404,476	403,166
Retained deficit	(398,976)	(292,703)

Total stockholders’ investment	5,885	110,847

Total liabilities and stockholders’ investment	$863,196	$876,043

See accompanying notes to unaudited condensed consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
Revenues	$536,584	$521,433	$1,664,594	$1,530,932
Operating expenses:
Purchased transportation costs	365,678	358,480	1,146,713	1,033,197
Personnel and related benefits	78,118	73,263	229,843	223,345
Other operating expenses	93,995	100,123	291,206	291,711
Depreciation and amortization	9,614	9,319	27,803	27,834
Operations restructuring costs	—	—	4,655	—
Gain from sale of Unitrans	—	(35,440)	—	(35,440)
Impairment charges	—	4,402	—	4,402

Total operating expenses	547,405	510,147	1,700,220	1,545,049

Operating (loss) income	(10,821)	11,286	(35,626)	(14,117)
Interest expense:
Interest expense—preferred stock	32,847	8,683	71,571	33,723
Interest expense—debt	2,951	1,819	8,002	11,659

Total interest expense	35,798	10,502	79,573	45,382
Loss from debt extinguishment	—	6,049	—	15,876

Loss before income taxes	(46,619)	(5,265)	(115,199)	(75,375)
(Benefit from) provision for income taxes	(5,058)	4,788	(8,040)	(7,516)

Net loss	$(41,561)	$(10,053)	$(107,159)	$(67,859)

Loss per share:
Basic	$(1.08)	$(0.26)	$(2.78)	$(1.77)
Diluted	$(1.08)	$(0.26)	$(2.78)	$(1.77)
Weighted average common stock outstanding:
Basic	38,512	38,420	38,490	38,399
Diluted	38,512	38,420	38,490	38,399

See accompanying notes to unaudited condensed consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2018	2017
Cash flows from operating activities:
Net loss	$(107,159)	$(67,859)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	28,358	28,780
Change in fair value of preferred stock	70,451	10,716
Amortization of preferred stock issuance costs	1,120	16,112
Loss on disposal of property and equipment	1,853	1,066
Gain on sale of Unitrans	—	(35,440)
Share-based compensation	1,392	1,647
Loss from debt extinguishment	—	15,876
Provision for bad debts	2,275	2,847
Deferred tax benefit	(9,041)	(10,193)
Impairment charges	—	4,402
Changes in:
Accounts receivable	34,556	(32,701)
Income tax receivable	3,557	3,599
Prepaid expenses and other assets	(13,754)	(768)
Accounts payable	(12,453)	(5,384)
Accrued expenses and other liabilities	(3,138)	17,329

Net cash used in operating activities	(1,983)	(49,971)

Cash flows from investing activities:
Proceeds from sale of business	—	88,512
Capital expenditures	(16,922)	(11,212)
Proceeds from sale of property and equipment	1,316	2,689

Net cash (used in) provided by investing activities	(15,606)	79,989

Cash flows from financing activities:
Borrowings under revolving credit facilities	60,746	236,905
Payments under revolving credit facilities	(85,655)	(268,568)
Term debt payments	(16,285)	(278,819)
Term debt borrowings	557	56,780
Debt issuance costs and discount	—	(4,672)
Cash collateralization of letters of credit	—	(1,211)
Payments of debt extinguishment costs	—	(10,960)
Preferred stock issuance costs	(1,120)	(16,112)
Proceeds from issuance of preferred stock and warrants	34,999	540,500
Preferred stock payments	—	(293,000)
Issuance of restricted stock units, net of taxes paid	(81)	(230)
Payment of capital lease obligation	(2,785)	(3,078)
Proceeds from insurance premium financing	17,782	—
Payments on insurance premium financing	(6,252)	—

Net cash provided by (used in) financing activities	1,906	(42,465)

Net decrease in cash and cash equivalents	(15,683)	(12,447)
Cash and cash equivalents:
Beginning of period	25,702	29,513

End of period	$10,019	$17,066

Supplemental cash flow information:
Cash paid for interest	$7,436	$24,625
Cash refunds from income taxes, net	$(1,329)	$(2,215)
Non-cash capital leases and other obligations to acquire assets	$23,233	$—
Capital expenditures, not yet paid	$1,877	$—

See accompanying notes to unaudited condensed consolidated financial statements.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Organization, Nature of Business and Significant Accounting Policies

Nature of Business

Roadrunner Transportation Systems, Inc. (the “Company”) is headquartered in Downers Grove, Illinois with operations primarily in the United States and is organized in the following three segments: Truckload & Express Services (“TES”), Less-than-Truckload (“LTL”), and Ascent Global Logistics (“Ascent”). Within its TES segment, the Company serves customers throughout North America and provides the following services: air and ground expedite; over-the-road operations, including dry van, temperature controlled and flatbed; intermodal drayage and chassis management; and local, warehousing and other logistics. Within its LTL segment, the Company delivers LTL shipments throughout the United States and parts of Canada and operates service centers, complemented by relationships with numerous pick-up and delivery agents. Within its Ascent segment, the Company provides third-party domestic freight management, international freight forwarding, customs brokerage, and retail consolidation solutions.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation. In the Company’s opinion, except as noted below with respect to the change in accounting principle, the change in segments, and the restructuring charges described in Note 14, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operations for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

Change in Accounting Principle

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, which was updated in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers - Principal versus Agent Considerations (Reporting Revenue Gross versus Net). Under ASU 2016-08, when another party is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide the specified good or service (that is, the entity is a principal) or to arrange for that good or service to be provided by another party. When the principal entity satisfies a performance obligation, the entity recognizes revenue in the gross amount. When an entity that is an agent satisfies the performance obligation, that entity recognizes revenue in the amount of any fee or commission to which it expects to be entitled.

The Company determined key factors from the five-step process to recognize revenue as prescribed by the new standard that may be applicable to each of the Company’s operating businesses that roll up into its three segments. Significant customers and contracts from each business unit were identified and the Company reviewed these contracts. The Company completed the evaluation of the provisions of these contracts and compared the historical accounting policies and practices to the requirements of the new standard including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies and a comparison to the Company’s previous revenue recognition policies.

The Company determined that certain transactions with customers required a change in the timing of when revenue and related expense is recognized. The guidance was applied only to contracts that were not completed

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

at the date of initial adoption. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The Company recorded a $0.9 million benefit to opening retained earnings as of January 1, 2018 for the cumulative impact of adoption related to the recognition of in-transit revenue. Results for 2018 are presented under Topic 606, while prior periods were not adjusted. The adoption of Topic 606 did not have a material impact on the Company’s condensed consolidated financial statements for the three and nine months ended September 30, 2018. The disclosure requirements of Topic 606 are included within the Company’s revised revenue recognition accounting policy below.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting effective January 1, 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure.

Revenue Recognition (effective January 1, 2018)

The Company’s revenues are primarily derived from transportation services which includes providing freight and carrier services both domestically and internationally via land, air, and sea. The Company disaggregates revenue among its three segments, TES, LTL and Ascent, as presented in Note 13.

Performance Obligations—A performance obligation is created once a customer agreement with an agreed upon transaction price exists. The terms and conditions of the Company’s agreements with customers are generally consistent within each segment. The transaction price is typically fixed and determinable and is not contingent upon the occurrence or non-occurrence of any other event. The transaction price is generally due 30 to 60 days from the date of invoice. The Company’s transportation service is a promise to move freight to a customer’s destination, with the transit period typically being less than one week. The Company views the transportation services it provides to its customers as a single performance obligation. These performance obligations are satisfied and recognized in revenue over the requisite transit period as the customer’s goods move from origin to destination. The Company determines the period to recognize revenue in transit based upon the departure date and the delivery date, which may be estimated if delivery has not occurred as of the reporting date. Determining the transit period and the percentage of completion as of the reporting date requires management to make judgments that affect the timing of revenue recognized. The Company has determined that revenue recognition over the transit period provides a reasonable estimate of the transfer of goods and services to its customers as the Company’s obligation is performed over the transit period.

Principal vs. Agent Considerations—The Company utilizes independent contractors and third-party carriers in the performance of some transportation services. The Company evaluates whether its performance obligation

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. This evaluation determined that the Company is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on the Company’s evaluation of the control model, it determined that all of the Company’s major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

Contract Balances and Costs—The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included purchased transportation costs.

New Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will be effective for the Company in 2019. For financing leases, a lessee is required to: (1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize interest on the lease liability separately from amortization of the right-of-use asset; and (3) classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, a lessee is required to: (1) recognize the right-to-use asset and a lease liability, initially measured at the present value of the lease payments; (2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term generally on a straight-line basis; and (3) classify all cash payments within operating activities in the statement of cash flows. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying assets not to recognize lease assets and lease liabilities. In July 2018, the FASB issued an amendment to Topic 842 which provides an optional transition method that will give companies the option to use the effective date as the date of initial application upon transition. The Company plans to elect this transition method and, as a result, will not adjust comparative period financial information or make the new required lease disclosures for periods before the effective date. The Company has established an implementation team which is in the process of implementing Topic 842, including accumulating necessary information, assessing the current lease portfolio, and implementing software to meet the new reporting requirements. The Company is also evaluating current processes and controls and identifying necessary changes to support the adoption of the new standard. The Company anticipates it will exclude leases with a term of 12 months or less from accounting under Topic 842 and plans to elect the package of practical expedients upon transition that will retain lease classification and other accounting conclusions made in the assessment of existing lease contracts. The Company expects adoption of this guidance will have a material impact on the Company’s consolidated balance sheets given the Company will be required to record operating leases with lease terms greater than 12 months within assets and liabilities on the consolidated balance sheets; however, the impact on the consolidated statements of operations and cash flows is not expected to be material.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740) Intra-Entity Transfers of Assets Other than Inventory (“ASU 2016-16”). Prior to ASU 2016-16, GAAP prohibited the recognition of current and deferred income taxes for intra-entity asset transfers other than inventory (e.g., property and equipment) until the asset had been sold to an outside party. Under ASU 2016-16, the FASB decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset when the transfer occurs. ASU 2016-16 does not include any new disclosure requirements; however, existing disclosure around the

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

rate reconciliations and types of temporary differences and/or carryforward that give rise to a significant portion of deferred income taxes may be applicable. The Company adopted ASU 2016-16 effective January 1, 2018 and it did not have a material impact on the Company’s condensed consolidated financial statements.

Revisions to Previously Issued Condensed Consolidated Financial Statements

Subsequent to the issuance of the condensed consolidated financial statements for the interim period ended September 30, 2018, management identified an immaterial error related to the financing of insurance premiums, resulting in an understatement of prepaid expenses and other current assets and of accrued expenses and other current liabilities in the amount of $15.9 million. There was no impact on the unaudited condensed consolidated statement of operations.

The following table summarizes the impact of the immaterial error on select unaudited condensed statement of cash flows line items for the nine months ended September 30, 2018 (in thousands):

	As previously reported	Adjustment	As revised
Cash flows from operating activities:
Changes in:
Prepaid expenses and other assets	$(15,636)	$1,882	$(13,754)
Accrued expenses and other liabilities	10,274	(13,412)	(3,138)
Net cash provided by (used in) operating activities	$9,547	$(11,530)	$(1,983)
Cash flows from financing activities:
Proceeds from insurance premium financing	$—	$17,782	$17,782
Payments on insurance premium financing	—	(6,252)	(6,252)
Net cash provided by (used in) financing activities	$(9,624)	11,530	$1,906

2.	Divestitures

On September 15, 2017, the Company completed the sale of its wholly-owned subsidiary Unitrans, Inc. (“Unitrans”). The Company received net proceeds of $88.5 million and recognized a gain of $35.4 million. The proceeds from the sale were used primarily to redeem a portion of the Series E Preferred Stock and to provide funding for operations.

The results of operations and financial condition of Unitrans have been included in the Company’s condensed consolidated financial statements within the Company’s Ascent segment until the date of sale. The divestiture of Unitrans did not meet the criteria for being classified as a discontinued operation and accordingly, its results are presented within continuing operations.

3.	Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. The Company evaluates goodwill and intangible assets for impairment at least annually or more frequently whenever events or changes in circumstances indicate that the asset may be impaired, or in the case of goodwill, the fair value of the reporting unit is below its carrying amount. The analysis of potential impairment of goodwill requires the Company to compare the estimated fair value at each of its reporting units to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit, a non-cash goodwill impairment loss is recognized as an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

For purposes of the impairment analysis, the fair value of the Company’s reporting units is estimated based upon an average of the market approach and the income approach, both of which incorporate numerous assumptions and estimates such as company forecasts, discount rates, and growth rates, among others. The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires the Company to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, the discount rate, terminal growth rates, and forecasts of revenue, operating income, and capital expenditures. The allocation requires several analyses to determine fair value of assets and liabilities including, among others, customer relationships and property and equipment. Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on the fair value of the reporting units. Future declines in the overall market value of the Company’s stock may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

The Company has four reporting units for its three segments: one reporting unit for its TES segment; one reporting unit for its LTL segment; and two reporting units for its Ascent segment, which are the Domestic and International Logistics reporting unit and the Warehousing & Consolidation reporting unit. In connection with the change in segments as indicated in Note 1, the Company reallocated $5.8 million of goodwill between the TES and Ascent segments.

In connection with the change in segments, the Company conducted an impairment analysis as of January 1, 2018 and determined there was no impairment. The Company conducted its annual goodwill impairment analysis for each of its four reporting units as of July 1, 2018 and determined that the fair values of the TES, Domestic and International Logistics, and Warehousing & Consolidation reporting units exceeded their respective carrying values by 5.1%, 12.8%, and 112.2%, respectively; thus no impairment was indicated for these reporting units.

The following is a breakdown of the Company’s goodwill as of September 30, 2018 by segment (in thousands):

	TES	LTL	Ascent	Total
Goodwill	$92,926	$—	$171,900	$264,826

In connection with the change in segments as indicated in Note 1, the Company reallocated $25.1 million of accumulated goodwill impairment between the TES and Ascent segments. The following is a breakdown of the Company’s accumulated goodwill impairment losses as of September 30, 2018 by segment (in thousands):

	TES	LTL	Ascent	Total
Accumulated goodwill impairment charges	$132,408	$197,312	$46,763	$376,483

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

Intangible assets consist primarily of customer relationships acquired from business acquisitions. In connection with the change in segments as indicated in Note 1, the Company reallocated net intangible assets of $0.3 million between the TES and Ascent segments.

Intangible assets as of September 30, 2018 and December 31, 2017 were as follows (in thousands):

	September 30, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
TES	$55,008	$(21,863)	$33,145	$55,008	$(18,470)	$36,538
LTL	2,498	(1,884)	614	2,498	(1,748)	750
Ascent	27,152	(16,635)	10,517	27,152	(14,792)	12,360

Total	$84,658	$(40,382)	$44,276	$84,658	$(35,010)	$49,648

The customer relationships intangible assets are amortized over their estimated useful lives, ranging from five to 12 years. Amortization expense was $1.8 million and $2.0 million for the three months ended September 30, 2018 and 2017, respectively. Amortization expense was $5.4 million and $6.1 million for the nine months ended September 30, 2018 and 2017, respectively. Estimated amortization expense for each of the next five years based on intangible assets as of September 30, 2018 is as follows (in thousands):

Remainder 2018	$1,751
2019	6,819
2020	6,447
2021	6,265
2022	5,826
Thereafter	17,168

Total	$44,276

4.	Debt

Debt as of September 30, 2018 and December 31, 2017 consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
Revolving credit facility	$122,128	$147,037
Term loans	40,130	55,858

Total debt	$162,258	$202,895
Less: Debt issuance costs and discount	(2,929)	(3,485)

Total debt, net of debt issuance costs and discount	159,329	199,410
Less: Current maturities	(10,088)	(9,950)

Total debt, net of current maturities	$149,241	$189,460

On July 21, 2017, the Company entered into the Asset-Based Lending Facility with BMO Harris Bank, N.A. and certain other lenders (the “ABL Facility”). The Company used the initial proceeds from the ABL Facility for working capital purposes and to redeem all of the outstanding shares of its Series F Preferred Stock. The ABL Facility matures on July 21, 2022.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

The ABL Facility consists of a:

•	$200.0 million asset-based revolving line of credit, of which $20.0 million may be used for swing line loans and $30.0 million may be used for letters of credit;

•	$56.8 million term loan facility; and

•	$35.0 million asset-based facility available to finance future capital expenditures, which was subsequently terminated before being utilized.

Principal on the term loan facility is due in quarterly installments commencing on March 31, 2018. Borrowings under the ABL Facility are secured by substantially all of the assets of the Company. Borrowings under the ABL Facility bear interest at either the (a) LIBOR Rate (as defined in the credit agreement) plus an applicable margin in the range of 1.5% to 2.25%, or (b) the Base Rate (as defined in the credit agreement) plus an applicable margin in the range of 0.5% to 1.25%. The ABL Facility contains a minimum fixed charge coverage ratio financial covenant that must be maintained when excess availability falls below a specified amount. The ABL Facility also provides for the issuance of up to $30.0 million in letters of credit. As of September 30, 2018, the Company had outstanding letters of credit totaling $14.4 million. As of September 30, 2018, total availability under the ABL Facility was $42.2 million but the Company could not draw more than $22.2 million as of that date to maintain at least $20.0 million of Adjusted Excess Availability in order to avoid the commencement of a Fixed Charge Trigger Period. In addition, the ABL Facility contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted. The ABL Facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit agreement to be in full force and effect, and a change of control of the Company’s business.

On December 15, 2017, the Company entered into a First Amendment to the ABL Facility. Pursuant to the First Amendment the ABL Facility was amended to (i) reduce the maximum borrowing amount under the revolving line of credit by $15.0 million and (ii) terminate the asset-based facility available to finance future capital expenditures.

On January 30, 2018, the Company entered into a Second Amendment to the ABL Facility. Pursuant to the Second Amendment the ABL Facility was further amended to, among other things: (i) permit the Company to enter into an investment agreement with Elliott providing for the issuance of up to $52.5 million of preferred stock; and (ii) increase the applicable margin related to the term loan facility to LIBOR Rate plus 2.25% or Base Rate plus 1.25%.

On March 14, 2018, the Company entered into a Third Amendment to the ABL Facility. Pursuant to the Third Amendment the ABL Facility was further amended to, among other things: (i) extend the date for delivery of the Company’s consolidated financial statements for the first three quarters of 2017 (unaudited) until April 30, 2018; (ii) extend the date for delivery of the Company’s consolidated financial statements for fiscal year 2017 (audited) until June 30, 2018; (iii) expand the permitted amount of capital leases and purchase money indebtedness from $35.0 million to $60.0 million; (iv) require us to pay for a new appraisal to be conducted by the administrative agent for the equipment pledged for the term loan within 60 days; (v) establish an additional availability reserve; and (vi) impose certain collateral reporting requirements.

On August 3, 2018, the Company entered into a Fourth Amendment to the ABL Facility. Pursuant to the Fourth Amendment the ABL Facility was further amended to, among other things, reduce the amount of

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

proceeds from the third tranche under the Series E-1 Investment Agreement (as defined herein) to be applied to the bank term loan from 30% to 10%.

On September 19, 2018, the Company entered into a Fifth Amendment to the ABL Facility. Pursuant to the Fifth Amendment the lenders waived: (i) an Event of Default that arose under Section 9.01(b) of the ABL Facility due to (a) a Fixed Charge Trigger Period commencing as of September 6, 2018, and (b) the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of July 31, 2018, which is the last day of the Measurement Period most recently ended prior to September 6th and 7th of 2018, being less than 1.00 to 1.00; and (ii) the Dominion Trigger Period and the Reporting Trigger Period for the period commencing on September 6, 2018 and ending on September 19, 2018. Pursuant to the Fifth Amendment, the ABL Facility was further amended to, among other things: (i) extend the time period during which the Company is permitted to issue Series E-1 Preferred Stock (as defined herein) under the Series E-1 Investment Agreement (as amended) from November 30, 2018 to December 31, 2018; and (ii) amend the definitions of Dominion Trigger Period and Reporting Trigger Period to confirm that a Dominion Trigger Period and a Reporting Trigger Period have each commenced on September 19, 2018 and will continue until (a) the date that during the previous thirty (30) consecutive days, (1) no Event of Default has existed, and (2) Adjusted Excess Availability has been equal to or greater than the greater of (x) ten percent (10%) of the Maximum Borrowing Amount at such time and (y) $17,500,000, and (b) the Company has received net cash proceeds from the issuance of Equity Interests (other than Disqualified Equity Interest) of at least $30,000,000.

Prior to the ABL Facility, the Company had senior debt that was comprised of a revolving line of credit and a term loan. The senior debt was paid off with the issuance of preferred stock on May 2, 2017. In connection with the pay-off, the Company recorded a loss from debt extinguishment of $9.8 million in the second quarter of 2017.

The Company also has certain equipment and a building classified as capital leases. The Company’s obligation under these capital leases was $30.0 million and $9.6 million as of September 30, 2018 and December 31, 2017, respectively.

5.	Preferred Stock

Preferred stock as of as of September 30, 2018 and December 31, 2017 consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
Preferred stock:
Series B Preferred	$187,190	$146,649
Series C Preferred	94,358	76,096
Series D Preferred	1,159	6,672
Series E Preferred	43,387	33,900
Series E-1 Preferred	42,673	—

Total Preferred stock	$368,767	$263,317

The preferred stock is mandatorily redeemable and, as such, is presented as a liability on the condensed consolidated balance sheets. At each preferred stock dividend payment date, the Company has the option to pay the accrued dividends in cash or to defer them. Deferred dividends earn dividend income consistent with the underlying shares of preferred stock. The Company has elected to measure the value of its preferred stock using the fair value method. Under the fair value method, issuance costs are expensed as incurred.

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Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

On March 1, 2018, the Company entered into the Series E-1 Preferred Stock Investment Agreement (the “Series E-1 Investment Agreement”) with affiliates of Elliott Management Corporation (“Elliott”), pursuant to which the Company agreed to issue and sell to Elliott from time to time until July 30, 2018 (the “Termination Date”), an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series E-1 Preferred Stock”), at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility. On April 24, 2018, pursuant to the Series E-1 Investment Agreement with Elliott, the Company issued and sold to Elliott an additional 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. The proceeds of the sale of such shares of Series E-1 Preferred Stock were used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under the ABL Facility as required by the credit agreement governing that facility. On August 3, 2018, in order to provide continued support to the Company’s operating needs, the Company and Elliott entered into Amendment No. 1 to the Series E-1 Investment Agreement and Termination of Equity Commitment Letter (the “Series E-1 Amendment”), which, among other things, extended the Termination Date from July 30, 2018 to November 30, 2018 for the remaining 19,022 shares available to issue and sell to Elliott for $17.5 million. On September 19, 2018, the Company and Elliott entered into Amendment No. 2 to the Series E-1 Investment Agreement which, among other things, further extended the Termination Date from November 30, 2018 to January 1, 2019 for the remaining 19,022 shares available to issue and sell to Elliott for $17.5 million.

Certain terms of the Series E-1 Preferred Stock are as follows:

Rank. The Series E-1 Preferred Stock, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company, or otherwise, ranks (i) senior and prior to the Company’s common stock and other junior securities, and (ii) on parity with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock.

Liquidation Value. Each share of Series E-1 Preferred Stock has an initial liquidation preference equal to $1,000 per share, plus accrued and unpaid dividends on such share (the “Series E-1 Liquidation Value”).

Dividends. Dividends are cumulative from May 2, 2017, which was the date of the Company’s original issuance of shares of preferred stock to Elliott (such date, the “Original Issuance Date”), as a percentage of the Series E-1 Liquidation Value as and when declared by the Company’s Board of Directors and accrue and compound if not paid in cash. Dividends accrue daily and compound quarterly, subject to any adjustments for Triggering Events (as defined in the Series E-1 Certificate of Designations). The annual dividend rate for the shares of Series E-1 Preferred Stock is equal to the sum of (i) Adjusted LIBOR (as defined in the Series E-1 Certificate of Designations), plus (ii) 5.25% per annum, plus (iii) an additional rate of 8.5%. The dividend rate increases by 3.0% per annum above the rates described in the preceding sentence upon and during any Triggering Events. Holders of shares of Series E-1 Preferred Stock are not entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

Redemption at Maturity. On the sixth anniversary of the Original Issuance Date, the Company will have the obligation to redeem all outstanding shares of Series E-1 Preferred Stock for cash at the Series E-1 Liquidation Value.

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Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

Optional Redemption. The Company may redeem the shares of Series E-1 Preferred Stock at any time. The redemption of shares of Series E-1 Preferred Stock shall be at a purchase price per share, payable in cash, equal to (i) in the case of a an optional redemption effected on or after the 24 month anniversary of the Original Issuance Date, the Series E-1 Liquidation Value, (ii) in the case of an optional redemption effected on or after the 12 month anniversary of the Original Issuance Date and prior to the 24 month anniversary of the Original Issuance Date, 103.5% of the Series E-1 Liquidation Value and (iii) in the case of an optional redemption effected prior to the 12 month anniversary of the Original Issuance Closing Date, 106.5% of the Series E-1 Liquidation Value.

Change of Control. Upon the occurrence of a Change of Control (as defined in the Series E-1 Certificate of Designations), the holders of Series E-1 Preferred Stock may require redemption by the Company of the Series E-1 Preferred Stock at a purchase price per share, payable in cash, equal to either (i) 106.5% of the Series E-1 Liquidation Value if the Change of Control occurs prior to the 24 month anniversary of the Original Issuance Date, or (ii) the Series E-1 Liquidation Value if the Change of Control occurs after the 24 month anniversary of the Original Issuance Date.

Voting. The holders of Series E-1 Preferred Stock will generally not be entitled to vote on any matters submitted to a vote of the stockholders of the Company. So long as any shares of Series E-1 Preferred Stock are outstanding, the Company may not take certain actions without the prior approval of the Preferred Requisite Vote, voting as a separate class.

Certain Terms of the Preferred Stock

	Series B	Series C	Series D	Series E	Series E-1
Shares at $0.01 Par Value at Issuance	155,000	55,000	100	90,000	35,728

Shares Outstanding at September 30, 2018	155,000	55,000	100	37,500	35,728

Price per Share	$1,000	$1,000	$1.00	$1,000	$1,000/$960

Dividend Rate	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 3.00% + Additional Rate (4.75-12.50%) based on leverage. Additional 3.00% upon certain triggering events.	Right to participate equally and ratably in all cash dividends paid on common stock.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.	Adjusted LIBOR + 5.25% + Additional Rate (8.50%). Additional 3.00% upon certain triggering events.

Dividend Rate at September 30, 2018	17.573%	17.573%	N/A	15.823%	15.823%

Redemption Term	8 Years	8 Years	8 Years	6 Years	6 Years

Redemption Rights	From Closing Date: 12-24 months: 105% 24-36 months: 103%	65% premium (subject to stock movement)		From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%	From Closing Date: 0-12 months: 106.5% 12-24 months: 103.5%

In connection with the repurchase of the Series F Preferred Stock and repurchase of a portion of the Series E Preferred Stock in the third quarter of 2017, the Company recorded a loss of $6.0 million reported in loss from debt extinguishment in the statement of operations.

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Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

The Company incurred $1.1 million of issuance costs for the nine months ended September 30, 2018, associated with the issuance of the Series E-1 Preferred Stock. The issuance costs are reflected in interest expense—preferred stock. The change in the fair value of the preferred stock, as indicated in Note 6, is reflected in interest expense—preferred stock.

6.	Fair Value Measurement

Accounting guidance on fair value measurements for certain financial assets and liabilities requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1 — Quoted	market prices in active markets for identical assets or liabilities.

Level 2 — Observable	market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 — Unobservable	inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

The classification of a financial asset or liability within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company has elected to measure its preferred stock using the fair value method. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. The Company calculates the fair value of:

•	the Series B Preferred Stock using a lattice model that takes into consideration the Company’s call right on the instrument based on simulated future interest rates;

•	the Series C Preferred Stock using a lattice model that takes into consideration the future redemption value on the instrument, which is tied to the Company’s stock price;

•

the Series D Preferred Stock using a static discounted cash flow approach, where the expected redemption value of the instrument is based on the value of the Company’s stock as of the measurement date grown at the risk-free rate; and

•

the Series E and E-1 Preferred Stock via application of both (i) a static discounted cash flow approach and (ii) a lattice model that takes into consideration the Company’s call right on this instrument based on simulated future interest rates.

These valuations are considered to be Level 3 fair value measurements as the significant inputs are unobservable and require significant management judgment or estimation. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. Significant assumptions used in the fair value models include: the estimates of the redemption dates; credit spreads; dividend payments; and the market price of the Company’s common stock. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 preferred stock liability balance for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Balance, beginning of period	$335,979	$546,858	$263,317	$—
Issuance of preferred stock at fair value	—	—	34,999	537,930
Redemption of preferred stock	—	(293,000)	—	(293,000)
Change in fair value of preferred stock (1)	32,788	1,788	70,451	10,716

Balance, end of period	$368,767	$255,646	$368,767	$255,646

(1)	Change in fair value of preferred stock is reported in interest expense—preferred stock.

7.	Stockholders’ Investment

Changes in stockholders’ investment for the three and nine months ended September 30, 2018 and 2017 consisted of the following (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Beginning balance	$46,954	$143,286	$111,733	$197,468
Net loss	(41,561)	(10,053)	(107,159)	(67,859)
Share-based compensation	497	379	1,392	1,647
Issuance of warrants	—	—	—	2,571
Issuance of restricted stock units, net of taxes paid	(5)	(15)	(81)	(230)

Ending balance	$5,885	$133,597	$5,885	$133,597

The retained earnings balance as of January 1, 2018 was adjusted by $0.9 million due to the modified retrospective application of the new revenue recognition principles.

8.	Earnings Per Share

Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average common stock outstanding plus stock equivalents that would arise from the assumed exercise of stock options, the conversion of warrants, and the delivery of stock underlying restricted stock units using the treasury stock method. There is no difference, for any of the periods presented, in the amount of net loss used in the computation of basic and diluted loss per share.

The Company had stock options and warrants outstanding of 1,535,771 as of September 30, 2018 and 1,903,467 as of September 30, 2017 that were not included in the computation of diluted loss per share because they were not assumed to be exercised under the treasury stock method or because they were anti-dilutive. All restricted stock units were anti-dilutive for the three and nine months ended September 30, 2018 and 2017. Since the Company was in a net loss position for the three and nine months ended September 30, 2018 and 2017, there is no difference between basic and dilutive weighted average common stock outstanding.

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Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

9.	Income Taxes

The effective income tax rate was 10.8% for the three months ended September 30, 2018 and 7.0% for the nine months ended September 30, 2018. In comparison, the effective income tax rate was (90.9)% for the three months ended September 30, 2017 and 10.0% for the nine months ended September 30, 2017. The (benefit from) provision for income taxes varies from the amount computed by applying the federal corporate income tax rate of 21.0% and 35.0% for 2018 and 2017, respectively, to the loss before income taxes primarily due to state income taxes (net of federal tax effect) and adjustments for permanent differences (primarily the non-deductible interest expense associated with the Company’s preferred stock). In determining the (benefit from) provision for income taxes, the Company applied an estimated annual effective tax rate to its ordinary operating results, and calculated the tax benefit or provision, if any, of other discrete items individually as they occurred. The estimated annual effective tax rate was based on expected ordinary operating results, statutory tax rates, and the Company’s best estimate of non-deductible and non-taxable items of ordinary income and expense.

No significant discrete items were recognized during the three and nine months ended September 30, 2018. Significant discrete items recognized during the three and nine months ended September 30, 2017 included loss from debt extinguishment (no tax benefit for partial redemption of preferred stock), gain on the sale of Unitrans (tax provision), and goodwill impairment charges (primarily non-deductible for tax purposes). Significant discrete items recognized during the nine months ended September 30, 2017 also included loss from debt extinguishment (tax benefit for senior debt payoff) and preferred stock issuance costs (no tax benefit).

10.	Guarantees

The Company provides a guarantee for a portion of the value of certain independent contractors’ (“IC”) leased tractors. The guarantees expire at various dates through 2022. The potential maximum exposure under these lease guarantees was approximately $7.9 million as of September 30, 2018. Upon an IC default, the Company has the option to purchase the tractor or return the tractor to the leasing company if the residual value is greater than the Company’s guarantee. Alternatively, the Company can contract another IC to assume the lease. The Company estimated the fair value of its liability under this on-going guarantee to be $1.1 million and $1.4 million as of September 30, 2018 and December 31, 2017, respectively, which was recorded in accrued expenses and other current liabilities.

The Company began to offer a lease purchase program that did not include a guarantee and offered newer equipment under factory warranty that was more cost effective. ICs began electing the newer lease purchase program over the legacy lease guarantee programs which led to an increase in unseated legacy tractors. In late 2016, management committed to a plan to divest these older assets and recorded a loss reserve. The loss reserve for the guarantee and reconditioning costs associated with the planned divestiture was $0.5 million and $1.8 million as of September 30, 2018 and December 31, 2017, respectively, which was recorded in accrued expenses and other current liabilities.

The Company paid $0.3 million and $0.9 million under these lease guarantees during the third quarter of 2018 and 2017, respectively, and $1.8 million and $7.9 million during the first nine months of 2018 and 2017, respectively.

11.	Commitments and Contingencies

Auto, Workers Compensation, and General Liability Reserves

In the ordinary course of business, the Company is a defendant in several legal proceedings arising out of the conduct of its business. These proceedings include claims for property damage or personal injury incurred in

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Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

connection with the Company’s services. Although there can be no assurance as to the ultimate disposition of these proceedings, the Company does not believe, based upon the information available at this time, that these property damage or personal injury claims, in the aggregate, will have a material impact on its consolidated financial statements. The Company maintains an aggregate of $100 million of auto liability and general liability insurance. The Company maintains auto liability insurance coverage for claims in excess of $1.0 million per occurrence and cargo coverage for claims in excess of $100,000 per occurrence. The Company is self-insured up to $1.0 million for workers compensation. The Company believes it has adequate insurance to cover losses in excess of the self-insured and deductible amounts. As of September 30, 2018, and December 31, 2017, the Company had reserves for estimated uninsured losses of $26.0 million and $28.4 million, respectively, included in accrued expenses and other current liabilities.

General Litigation Proceedings

Jeffrey Cox and David Chidester filed a Complaint against certain of the Company’s subsidiaries in state court in California in a post-acquisition dispute (the “Central Cal Matter”). The Complaint alleges contract, statutory and tort-based claims arising out of the Stock Purchase Agreement, dated November 2, 2012, between the defendants, as buyers, and the plaintiffs, as sellers, for the purchase of the shares of Central Cal Transportation, Inc. and Double C Transportation, Inc. (the “Central Cal Agreement”). The plaintiffs claim that a contingent purchase obligation payment is due and owing pursuant to the Central Cal Agreement, and that defendants have furnished fraudulent calculations to the plaintiffs to avoid payment. The plaintiffs also claim violations of California’s Labor Code related to the plaintiffs’ respective employment with Central Cal Transportation, LLC. On October 27, 2017, the state court granted the Company’s motion to compel arbitration of all non-employment claims alleged in the Complaint. The plaintiffs are in the process of submitting the dispute to a Settlement Accountant as ordered, though on October 10, 2018, Plaintiffs filed a renewed motion requesting that the Los Angeles Superior Court reconsider its ruling. In February 2018, Plaintiff David Chidester agreed to dismiss his employment-related claims from the Los Angeles Superior Court matter, while Plaintiff Jeffrey Cox transferred his employment claims from Los Angeles Superior Court to the related employment case pending in the Eastern District of California. The parties are proceeding with discovery and the consolidated case is currently set for trial on November 5, 2019.

The Company received a letter dated April 17, 2018 from legal counsel representing Warren Communications News, Inc. (“Warren”) in which Warren made certain allegations against the Company of copyright infringement concerning an electronic newsletter published by Warren (the “Warren Matter”). Specifically, Warren alleged that an employee of the Company had, for several years, forwarded that electronic newsletter to third parties in violation of corresponding subscription agreements. After discussions with Warren, the Company received a second letter dated July 30, 2018 in which counsel for Warren offered to settle its claim for a monetary payment by the Company. The Company subsequently sent a counter-offer to Warren, which was rejected.

In addition to the legal proceeding described above, the Company is a defendant in various purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against the Company alleging that the Company violated various California labor laws. In 2017 and 2018, the Company reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of September 30, 2018, and December 31, 2017, the Company recorded a reserve for settlements, litigation, and defense costs related to these labor matters, the Central Cal Matter, and the Warren Matter of $12.0 million and $13.2 million, respectively, which are included in accrued expenses and other current liabilities.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

Securities Litigation Proceedings

Following the Company’s press release on January 30, 2017, three putative class actions were filed in the United States District Court for the Eastern District of Wisconsin against the Company and its former officers, Mark A. DiBlasi and Peter R. Armbruster. On May 19, 2017, the Court consolidated the actions under the caption In re Roadrunner Transportation Systems, Inc. Securities Litigation (Case No. 17-cv-00144), and appointed Public Employees’ Retirement System as lead plaintiff. On March 12, 2018, the lead plaintiff filed a Consolidated Amended Complaint (“CAC”) on behalf of a class of persons who purchased the Company’s common stock between March 14, 2013 and January 30, 2017, inclusive. The CAC alleges (i) the Company and Messrs. DiBlasi and Armbruster violated Section 10(b) of the Exchange Act and Rule 10b-5, and (ii) Messrs. DiBlasi and Armbruster, the Company’s former Chairman Scott Rued, HCI Equity Partners, L.L.C., and HCI Equity Management, L.P. violated Section 20(a) of the Exchange Act, by making or causing to be made materially false or misleading statements, or failing to disclose material facts, regarding (a) the accuracy of the Company’s financial statements; (b) the Company’s true earnings and expenses; (c) the effectiveness of the Company’s disclosure controls and controls over financial reporting; (d) the true nature and depth of financial risk associated with the Company’s tractor lease guaranty program; (e) the Company’s leverage ratios and compliance with its credit facilities; and (f) the value of the goodwill the Company carried on its balance sheet. The CAC seeks certification as a class action, compensatory damages, and attorney’s fees and costs. On July 23, 2018, the Company and the individual defendants filed motions to dismiss to which Plaintiff responded on September 21, 2018. Defendants’ time to file their reply has been extended pending the parties’ mediation, which is ongoing.

On May 25, 2017, Richard Flanagan filed a complaint alleging derivative claims on the Company’s behalf in the Circuit Court of Milwaukee County, State of Wisconsin (Case No. 17-cv-004401) against Scott Rued, Mark DiBlasi, Christopher Doerr, John Kennedy, III, Brian Murray, James Staley, Curtis Stoelting, William Urkiel, Judith Vijums, Michael Ward, Chad Utrup, Ivor Evans, Peter Armbruster, and Brian van Helden. Count I of the Complaint alleges the Director Defendants breached their fiduciary duties by “knowingly failing to ensure that the Company implemented and maintained adequate internal controls over its accounting and financial reporting functions,” and seeks unspecified damages. Count II of the Complaint alleges the Officer Defendants DiBlasi, Armbruster, and van Helden received substantial performance-based compensation and bonuses for fiscal year 2014 that should be disgorged. The action has been stayed by agreement pending a decision on Defendants’ motions to dismiss the Amended Complaint filed in the securities class action described above. While the case was stayed, Plaintiff obtained permission to file an Amended Complaint adding claims against two former Company employees: Bret Naggs and Mark Wogsland. The parties are currently engaged in mediation.

On June 28, 2017, Jesse Kent filed a complaint alleging derivative claims on the Company’s behalf and class action claims in the United States District Court for the Eastern District of Wisconsin. On December 22, 2017, Chester County Employees Retirement Fund filed a Complaint alleging derivative claims on the Company’s behalf in the United States District Court for the Eastern District of Wisconsin. On March 21, 2018, the Court entered an order consolidating the Kent and Chester County actions under the caption In re Roadrunner Transportation Systems, Inc. Stockholder Derivative Litigation (Case No. 17-cv-00893). On March 28, 2018, Plaintiffs filed their Verified Consolidated Shareholder Derivative Complaint alleging claims on behalf of the Company against Peter Armbruster, Mark DiBlasi, Scott Dobak, Christopher Doerr, Ivor Evans, Brian van Helden, John Kennedy III, Ralph Kittle, Brian Murray, Scott Rued, James Staley, Curtis Stoelting, William Urkiel, Chad Utrup, Judith Vijums, and Michael Ward. Count I alleges that several of the Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 based upon alleged misrepresentations and omissions in several of the Company’s proxy statements. Count II alleges that all the Defendants breached their fiduciary duty. Count III alleges that all the Defendants wasted corporate assets. Count IV alleges that certain of the

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

Defendants were unjustly enriched. The Complaint seeks monetary damages, improvements to the Company’s corporate governance and internal procedures, an accounting from Defendants of the damages allegedly caused by them and the improper amounts the Defendants allegedly obtained, and punitive damages. The parties are currently engaged in mediation.

Given the status of the matters above, the Company concluded in the third quarter of 2018 that a liability is probable and recorded the estimated loss of $22 million and a corresponding insurance reimbursement receivable of $20 million as of September 30, 2018.

In addition, subsequent to the Company’s announcement that certain previously filed financial statements should not be relied upon, the Company was contacted by the SEC, Financial Industry Regulatory Authority (“FINRA”), and the Department of Justice (“DOJ”). The DOJ and Division of Enforcement of the SEC have commenced investigations into the events giving rise to the restatement. The Company has received formal requests for documents and other information. In addition, in June 2018 two of the Company’s former employees were indicted on charges of conspiracy, securities fraud, and wire fraud as part of the ongoing DOJ and SEC investigation. The Company is cooperating fully with the joint DOJ and SEC investigation. Given the status of this matter, the Company is unable to reasonably estimate the potential costs or range of costs at this time.

12.	Related Party Transactions

The Company had an advisory agreement with HCI Equity Management L.P. (“HCI”) that required the Company to pay transaction fees and an annual advisory fee of $0.1 million. On May 2, 2017, the Company and HCI entered into a Termination Agreement in which HCI waived the Company’s payment of any and all unpaid fees and expenses accrued under the advisory agreement through May 2, 2017.

The Investment Agreement with Elliott required the Company to pay Elliott a daily payment in an amount equal to $33,333.33 per calendar day from the closing date until the Refinancing Date (which is the date the Company entered into the ABL Facility). The Company paid $0.7 million and $2.7 million pursuant to this requirement for the three and nine months ended September 30, 2017, respectively.

The Company, as part of the $293.0 million redemption of its Series F Preferred Stock ($240.5 million) and a portion of its Series E Preferred Stock ($52.5 million), paid to Elliott $6.9 million in accrued dividends and $6.0 million in early redemption premiums in the third quarter of 2017.

The Company’s operating companies have contracts with certain purchased transportation providers that are considered related parties. The Company paid an aggregate of $5.8 million and $3.8 million to these purchased transportation providers during the three months ended September 30, 2018 and 2017, respectively. The Company paid an aggregate of $19.0 million and $9.5 million to these purchased transportation providers during the nine months ended September 30, 2018 and 2017, respectively.

The Company has a number of facility leases with related parties and paid an aggregate of $0.3 million and $0.8 million under these leases during the three months ended September 30, 2018 and 2017, respectively. The Company paid an aggregate of $1.0 million and $2.3 million under these leases during the nine months ended September 30, 2018 and 2017, respectively.

The Company owns 37.5% of Central Minnesota Logistics, Inc. (“CML”), which operates as one of the Company’s brokerage agents. The Company paid CML broker commissions of $0.8 million and $0.7 million during the three months ended September 30, 2018 and 2017. The Company paid CML broker commissions of $2.2 million and $1.9 million during the nine months ended September 30, 2018 and 2017, respectively.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

The Company has a jet fuel purchase agreement with a related party and paid an aggregate of $0.4 million and $0.3 million under this agreement during the three months ended September 30, 2018 and 2017, respectively. The Company paid an aggregate of $1.6 million and $1.1 million under this agreement during the nine months ended September 30, 2018 and 2017, respectively.

The Company leases certain equipment through leasing companies owned by related parties and paid an aggregate of $1.2 million and $0.3 million during the three months ended September 30, 2018 and 2017, respectively. The Company paid an aggregate of $2.7 million and $0.9 million for these leases during the nine months ended September 30, 2018 and 2017, respectively.

13.	Segment Reporting

The Company determines its segments based on the information utilized by the chief operating decision maker, the Company’s Chief Executive Officer, to allocate resources and assess performance. Based on this information, the Company has determined that it has three segments: TES, LTL, and Ascent. The Company changed its segment reporting effective January 1, 2018 when it integrated its truckload brokerage business into the Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure.

These segments are strategic business units through which the Company offers different services. The Company evaluates the performance of the segments primarily based on their respective revenues and operating income. Accordingly, interest expense and other non-operating items are not reported in segment results. In addition, the Company has disclosed corporate, which is not a segment and includes corporate salaries, insurance and administrative costs, and long-term incentive compensation expense. Included within corporate are rolling stock assets that are purchased and leased by Roadrunner Equipment Leasing (“REL”). REL, a wholly-owned subsidiary of the Company, is a centralized asset management company that purchases and leases equipment that is utilized by the Company’s segments.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

The following table reflects certain financial data of the Company’s segments for the three and nine months ended September 30, 2018 and 2017 and as of September 30, 2018 and December 31, 2017 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
TES	280,335	260,536	$906,439	$750,820
LTL	113,948	117,618	344,237	348,362
Ascent	145,632	145,296	425,205	438,856
Eliminations	(3,331)	(2,017)	(11,287)	(7,106)

Total	$536,584	$521,433	$1,664,594	$1,530,932

Operating (loss) income:
TES(1)	(787)	(1,735)	$2,863	$—
LTL	(5,040)	(8,169)	(17,467)	(14,154)
Ascent	7,474	1,531	21,495	16,383
Corporate(2)	(12,468)	19,659	(42,517)	(16,346)

Total	$(10,821)	$11,286	$(35,626)	$(14,117)
Interest expense	35,798	10,502	79,573	45,382
Loss from debt extinguishment	—	6,049	—	15,876

Loss before income taxes	$(46,619)	$(5,265)	$(115,199)	$(75,375)

Depreciation and amortization:
TES	6,456	6,484	$18,993	$18,957
LTL	876	924	2,689	2,838
Ascent	1,183	1,471	3,539	4,758
Corporate	1,099	440	2,582	1,281

Total	$9,614	$9,319	$27,803	$27,834

Capital expenditures:(3)
TES	2,477	1,924	$8,414	$7,315
LTL	505	270	760	901
Ascent	496	550	1,205	1,121
Corporate	16,719	1,190	31,653	1,875

Total	$20,197	$3,934	$42,032	$11,212

	September 30, 2018	December 31, 2017
Assets:
TES	$403,575	$458,945
LTL	78,410	79,065
Ascent	273,298	271,400
Corporate	109,630	68,445
Eliminations(4)	(1,717)	(1,812)

Total	$863,196	$876,043

(1)	Operations restructuring charges of $4.7 million are included within TES for the nine months ended September 30, 2018. See Note 14 for additional information.

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

(2)	Gain from sale of Unitrans of $35.4 million is included within Corporate for the three and nine months ended September 30, 2017.
(3)	Includes non-cash capital leases and capital expenditures not yet paid.
(4)	Eliminations represents intercompany trade receivable balances between the three segments.

14.	Restructuring Costs

In the second quarter of 2018, the Company restructured its temperature controlled truckload business by completing the integration of multiple operating companies into one business unit. As part of this integration, the Company also right-sized its temperature controlled fleets, facilities, and support functions. As a result, in the second quarter of 2018, the Company recorded operations restructuring costs of $4.7 million, related to fleet and facilities right-sizing and relocation costs, severance costs, and the write-down of assets held-for-sale to fair market value. The write-down of assets held-for-sale to fair market value totaled $1.3 million and was recorded to property and equipment, while the remaining $3.4 million was recorded in accrued expenses and other liabilities. None of the remaining individual components are considered material to the overall cost. The Company paid $1.3 million in operations restructuring costs for the three months ended September 30, 2018 which reduced the remaining reserve to $2.1 million.

The Company also incurred corporate restructuring and restatement costs associated with legal, consulting and accounting matters, including internal and external investigations, SEC and accounting compliance, and restructuring of $4.7 million and $6.8 million in the third quarter of 2018 and 2017, respectively, and costs of $15.5 million and $23.6 million in the first nine months of 2018 and 2017, respectively. These costs are included in other operating expenses.

15.	Subsequent Events

On October 4, 2018 the Company received a notice from the New York Stock Exchange (the “NYSE”) that the Company had fallen below the NYSE’s continued listing standards relating to minimum average global market capitalization and total stockholders’ investment, which require that either its average global market capitalization be not less than $50 million over a consecutive 30 trading day period, or its total stockholders’ investment be not less than $50 million.

Pursuant to the NYSE continued listing standards, the Company timely notified the NYSE that it intends to submit a plan to the NYSE demonstrating how it intends to regain compliance with the continued listing standards within the required 18-month timeframe. The Company has 45 days to submit its plan to the NYSE. Upon receipt of the plan, the NYSE has 45 days to review and determine whether the Company has made a reasonable demonstration of its ability to come into conformity with the relevant continued listing standards within the 18-month cure period. During this process and during the 18-month cure period, the Company’s shares will continue to be listed and traded on the NYSE, subject to the Company’s compliance with other listing standards. The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements.

The Company expects that the plan it will submit to the NYSE will include a discussion of the previously announced rights offering to existing holders of the Company’s common stock, which the Company believes would bring it into compliance with the NYSE’s continued listing standards relating to minimum average global market capitalization and total stockholders’ investment.

On October 12, 2018, the Company received a notice from the NYSE that it had fallen below the NYSE’s continued listing standard related to price criteria for common stock, which requires the average closing price of

Roadrunner Transportation Systems, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements  (Continued)

the Company’s common stock to equal at least $1.00 per share over a 30 consecutive trading day period. Pursuant to the NYSE listing standards, the Company timely notified the NYSE that it intends to cure the deficiency and regain compliance with the continued listing standard.

The Company has six months from its receipt of the notice to regain compliance with this listing standard. The Company can regain compliance with the standard if, on the last trading day of any calendar month during the six-month period following receipt of the notice or on April 12, 2019, which is the date that is six months following receipt of the notice, the Company’s common stock has a closing price of at least $1.00 per share and an average closing price of at least $1.00 per share over the previous 30 consecutive trading day period.

During the six-month cure period, the Company’s shares of common stock will continue to be listed and traded on the NYSE, subject to the company’s compliance with other listing standards. The NYSE notification does not affect the company’s business operations or its SEC reporting requirements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Prospectus

Dealer Manager

Barclays

February 1, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by Roadrunner Transportation Systems, Inc., the registrant, in connection with the sale of the securities being registered hereby. All of such expenses are being borne by the registrant. With the exception of the SEC Registration Fee, the amounts set forth below are estimates.

	Amount to be Paid
SEC Registration Fee	$56,025
NYSE Registration Fees	500,000
FINRA Filing Fee	68,000
Printing Expenses	285,000
Legal Fees and Expenses	2,250,000
Accounting Fees and Expenses	250,000
Rights Agent, Information Agent, Transfer Agent and Registrar Fees	50,000	(1)
Dealer Manager Fee and Expenses	10,950,000	(2)
Miscellaneous	125,000

Total	$14,534,025

(1)

Fees for Rights Agent will vary based upon the amount of rights exercised, as the Rights Agent receives an additional fee for each exercise. Final fees for Rights Agent included in this line item have been estimated.

(2)

As disclosed in the Registration Statement, fees for the dealer manager vary based upon the amount of rights exercised by stockholders other than Elliott. Fees disclosed in this line item are the average of the minimum and maximum potential dealer manager fees payable to the dealer manager plus dealer manager expenses to be reimbursed by the Company. In its capacity as financial advisor in connection with this rights offering, Barclays additionally will receive from the Company a fee in the amount of $2.5 million. We have also agreed to reimburse Barclays for its fees and expenses accrued in its capacity as financial advisor, including the fees and disbursements of counsel to Barclays, up to an amount not to exceed $250,000.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, the DGCL, provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The amended and restated certificate of incorporation, as amended, the certificate of incorporation, and second amended and restated bylaws, the bylaws, of the registrant provide in effect that, subject to certain limited exceptions, the registrant may indemnify its directors and officers to the extent authorized and permitted by the DGCL. The directors and officers of the registrant are insured under policies of insurance maintained by the registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the registrant provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities that were not registered under the Securities Act:

On May 1, 2017, Roadrunner Transportation Systems, Inc., or the Company, entered into the 2017 Investment Agreement, the 2017 Investment Agreement, with Elliott Associates, L.P. and Brockdale Investments LP, collectively, the Purchasers, pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from us, for an aggregate purchase price of $540,500,100.00, (a) 155,000 shares of a newly created class of preferred stock designated as Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series B Preferred Stock, at a purchase price of $1,000 per share; (b) 55,000 shares of a newly created class of preferred stock designated as Series C Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, the Series C Preferred Stock at a purchase price of $1,000 per share; (c) 100 shares of a newly created class of preferred stock designated as Series D Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, the Series D Preferred Stock, at a purchase price of $1.00 per share; (d) 90,000 shares of a newly created class of preferred stock designated as Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series E Preferred Stock, at a purchase price of $1,000 per share; and (e) 240,500 shares of a newly created class of preferred stock designated as Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series F Preferred Stock, at a purchase price of $1,000 per share. The Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Series E Preferred Stock, and Series F Preferred Stock are collectively referred to as the Preferred Stock. The parties consummated the transactions described above on May 2, 2017 (the “Closing Date”). The proceeds of the sale of the Preferred Stock were used to pay off and terminate the Company’s senior credit facility and to provide working capital to support the Company’s current operations and future growth.

In connection with the issuance of the Preferred Stock pursuant to the 2017 Investment Agreement, on May 2, 2017, the Company and the Purchasers entered into a Warrant Agreement, pursuant to which the Company issued to the Purchasers eight year warrants, the Warrants, to purchase an aggregate of 379,572 shares of Common Stock, at an exercise price of $0.01 per share.

The issuance and sale of the shares of Preferred Stock and the issuance of the Warrants by the Company to the Purchasers were made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

On January 30, 2018, we entered into a $52.5 million standby equity commitment agreement with the Purchasers for the potential issuance of additional shares of the Series E Preferred Stock. The registrant was required to pay a $1 million commitment fee to the Purchasers. The first $17.5 million of the Series E Preferred Stock will be issued at $1,000 per share, the second $17.5 million will be issued at $960 per share, and the third $17.5 million will be issued at $920 per share. On March 1, 2018, we entered into an Investment Agreement, the 2018 Investment Agreement, with the Purchasers, pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, on the terms and subject to the conditions set forth in the 2018 Investment Agreement, from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series E-1 Preferred Stock, at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17,500,000. The proceeds of the sale of such shares of Series E-1 Preferred Stock will be used to provide working capital to support the Company’s current operations and future growth. The issuance and sale of the shares of Series E-1 Preferred Stock by the Company to the Purchasers was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

On April 24, 2018, the Company and the Purchasers held a closing pursuant to the 2018 Investment Agreement, pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, 18,228 shares of the Company’s Series E-1 Preferred Stock, at a purchase price of $960 per share, for a total purchase price of $17,498,880. The proceeds of the sale of such shares of Series E-1 Preferred Stock will be used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under our ABL Facility as required by the credit agreement governing that facility.

The issuance and sale of the shares of Series E-1 Preferred Stock by the Company to the Purchasers was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act. Each of the Purchasers represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the shares of Series E-1 Preferred Stock are being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates evidencing the shares of Series E-1 Preferred Stock.

On August 3, 2018, we entered into Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter, the 2018 Investment Agreement Amendment, by and among the Company and the Purchasers, pursuant to which, among other things, (i) the Company and the Purchasers agreed to extend the termination date under the 2018 Investment Agreement from July 30, 2018 to November 30, 2018; and (ii) the Company and the Purchasers agreed to terminate that certain letter agreement, dated January 30, 2018, by and among the Company and the Purchasers. As a result, pursuant to the 2018 Investment Agreement, as amended by the 2018 Investment Agreement Amendment, the Company may issue and sell to the Purchasers, and the Purchasers may purchase from the Company, on the terms and subject to the conditions set forth in the 2018 Investment Agreement (as amended), from time to time until November 30, 2018, the remaining 19,022 shares of the Company’s Series E-1 Preferred Stock, at a purchase price of $920 per share.

On September 19, 2018, we entered into Amendment No. 2 to Investment Agreement, or Amendment No. 2 to Investment Agreement, by and among the Company and the Purchasers, pursuant to which the Company and the Purchasers agreed to further extend the termination date under the 2018 Investment Agreement from November 30, 2018 to January 1, 2019. As a result, pursuant to the Investment Agreement, as amended by Amendment No. 2 to Investment Agreement, the Company may issue and sell to the Purchasers, and the Purchasers may purchase from the Company, on the terms and subject to the conditions set forth in the Investment Agreement (as amended), from time to time until January 1, 2019, the remaining 19,022 shares of the Company’s Series E-1 Preferred Stock at a purchase price of $920 per share.

On November 8, 2018, the Company entered into Amendment No. 3 to Investment Agreement, or Amendment No. 3 to Investment Agreement, by and among the Company and the Purchasers. Pursuant to Amendment No. 3 to Investment Agreement, the Investment Agreement was further amended as follows: (i) the date of the commencement of the right of the Company or the Purchasers to terminate the Investment Agreement as described in Section 5.16(a)(2) of the Investment Agreement was extended from January 1, 2019 to February 1, 2019; and (ii) Section 5.16(b) of the Investment Agreement was amended to provide that, if the Investment Agreement was not already terminated pursuant to Section 5.16(a) of the Investment Agreement, the Investment Agreement will automatically terminate upon the consummation of this rights offering. As a result, pursuant to the Investment Agreement, as amended by Amendment No. 3 to Investment Agreement, if the Investment Agreement has not been terminated pursuant to Section 5.16(a)(1), Section 5.16(a)(3), Section 5.16(a)(4) or Section 5.16(b) of the Investment Agreement, the Purchasers may purchase from the Company, on the terms and subject to the conditions set forth in the Investment Agreement (as amended), from time to time until February 1, 2019, the remaining 19,022 shares of the Company’s Series E-1 Preferred Stock at a purchase price of $920 per share.

Item 16.	Exhibits and Financial Statement Schedules.

The list of exhibits in the “Exhibit Index” at the end of this registration statement (immediately preceding the signature page of this registration statement) is incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of August 8, 2014, by and among the Registrant, Project Falcon Merger Corp., Active Aero Group Holdings, Inc. and Project Laser Holdings, LLC, as the Representative(1)

2.2	Stock Purchase Agreement, dated August 16, 2017, by and among QIC Intermediate Holdings, Inc., Unitrans, Inc. and Ascent Global Logistics Holdings, Inc.(2)

3.1	Amended and Restated Certificate of Incorporation, as amended(3)

3.2	Second Amended and Restated Bylaws(4)

3.3	Certificate of Designations, Preferences and Rights of Series B Cumulative Redeemable Preferred Stock(5)

3.4	Certificate of Designations, Preferences and Rights of Series C Cumulative Redeemable Participating Preferred Stock(5)

3.5	Certificate of Designations, Preferences and Rights of Series D Cumulative Redeemable Participating Preferred Stock(5)

3.6	Certificate of Designations, Preferences and Rights of Series E Cumulative Redeemable Preferred Stock(5)

3.7	Certificate of Designations, Preferences and Rights of Series F Cumulative Redeemable Preferred Stock(5)

3.8	Certificate of Designations, Preferences and Rights of Series E-1 Cumulative Redeemable Preferred Stock(6)

4.1	Second Amended and Restated Stockholders’ Agreement, dated as of March 14, 2007, by and among the Registrant and the stockholders named therein(7)

4.2	Warrant Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(5)

4.3	Stockholders’ Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(5)

4.3(A)	Amendment No. 1 to Stockholders’ Agreement, dated March 1, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP.(6)

4.4	Registration Rights Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., Brockdale Investments LP, Thayer Equity Investors V, L.P., TC Roadrunner-Dawes Holdings, L.L.C., TC Sargent Holdings, L.L.C., HCI Equity Partners III, L.P., and HCI Co-Investors III, L.P.(5)

4.5+	Form of Rights Certificate

4.6+	Form of Subscription Agent Agreement between Roadrunner Transportation Systems, Inc. and American Stock Transfer & Trust Company, LLC

5.1+	Opinion of Greenberg Traurig, LLP

10.1	Equity Commitment Agreement, dated January 30, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(8)

Exhibit Number	Exhibit

10.14*	2010 Incentive Compensation Plan(4)

10.15*	Form of Indemnification Agreement(4)

10.20*	Form of Restricted Stock Unit Agreement(9)

10.26*	Form of Performance Restricted Stock Unit Agreement(10)

10.28	Sixth Amended and Restated Credit Agreement, dated September 24, 2015, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto(11)

10.28(A)	Consent, Waiver and First Amendment to Sixth Amended and Restated Credit Agreement(12)

10.28(B)	Waiver, dated November 14, 2016, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto(13)

10.30*	Form of Stock Option Agreement(14)

10.31	Forbearance Agreement and Second Amendment to Sixth Amended and Restated Credit Agreement, effective as of February 27, 2017, by and among the Registrant, the lenders party to the Credit Agreement and U.S. Bank National Association, one of the lenders and as administrative agent for the lenders(15)

10.32	Forbearance Agreement and Third Amendment to Sixth Amended and Restated Credit Agreement, effective as of March 31, 2017, by and among Roadrunner Transportation Systems, Inc., the lenders party to the Credit Agreement and U.S. Bank National Association, one of the lenders and as administrative agent for the lenders(16)

10.33	Credit Agreement, dated July 21, 2017, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(17)

10.33(A)	First Amendment to Credit Agreement, dated December 15, 2017, among the Registrant, BMO Bank N.A., the Lenders (as defined therein) and the other parties thereto(18)

10.33(B)	Second Amendment to Credit Agreement, dated January 30, 2018, among the Registrant, BMO Bank N.A., the Lenders (as defined therein) and the other parties thereto(19)

10.33(C)	Third Amendment to Credit Agreement, dated March 14, 2018, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(20)

10.33(D)	Fourth Amendment to Credit Agreement, dated August 3, 2018, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(21)

10.33(E)	Fifth Amendment and Waiver to Credit Agreement, dated September 19, 2018, among Roadrunner Transportation Systems, Inc., BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(22)

10.33(F)	Sixth Amendment and Waiver to Credit Agreement, dated November 8, 2018, among Roadrunner Transportation Systems, Inc., BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(23)

10.33(G)	Seventh Amendment to Credit Agreement, dated January 9, 2019, among Roadrunner Transportation Systems, Inc., BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(24)

10.33(H)	Eighth Amendment to Credit Agreement, dated January 11, 2019, among Roadrunner Transportation Systems, Inc., BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(24)

10.35	Investment Agreement, dated March 1, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(6)

10.35(A)	Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter, dated August 3, 2018, by and among the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(21)

Exhibit Number	Exhibit

10.35(B)	Amendment No. 2 to Investment Agreement dated as of September 19, 2018, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Brockdale Investments LP(22)

10.35(C)	Amendment No. 3 to Investment Agreement, dated as of November 8, 2018, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Brockdale Investments LP(23)

10.35(D)	Amendment No. 4 to Investment Agreement, dated as of January 9, 2019, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Brockdale Investments LP(24)

10.36*	Second Amended and Restated Employment Agreement, dated as of April 30, 2017, between the Registrant and Curt Stoelting(25)

10.37*	Second Amended and Restated Employment Agreement, dated as of April 30, 2017, between the Registrant and Mike Gettle(25)

10.38*	Employment Agreement, dated May 22, 2017, between the Registrant and Terry Rogers(25)

10.39*	Separation Agreement, dated June 15, 2017, between the Registrant and Grant Crawford(25)

10.40*	Employment Letter, dated December 21, 2016, between the Registrant and Scott Cousins(26)

10.41*	Employment Agreement, dated as of July 31, 2017, between the Registrant and Frank L. Hurst(26)

10.42*	Employment Agreement, dated as of October 4, 2017, between the Registrant and Craig Paulson(26)

10.43*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Curtis W. Stoelting(27)

10.44*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Michael L. Gettle(27)

10.45*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Terence R. Rogers(27)

10.46*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Scott B. Cousins(27)

10.47*	Supplemental Pay Agreement, dated July 18, 2018, between the Registrant and Terence R. Rogers(28)

10.48	Standby Purchase Agreement, dated as of November 8, 2018, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Elliott International, L.P.(23)

10.48(A)	Standby Purchase Agreement Amendment, dated January 10, 2019, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Elliott International, L.P.(24)

10.49	Employment Agreement, dated as of December 3, 2018, by and between Roadrunner Transportation Systems, Inc. and Michael Rapken(29)

21.1	List of Subsidiaries(26)

23.1+	Consent of Deloitte & Touche LLP

23.2+	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1†	Power of Attorney

99.1+	Form of Instructions for Use of Roadrunner Transportation Systems, Inc. Rights Certificate

99.2+	Form of Letter to Stockholders Who Are Record Holders

99.3+	Form of Letter to Brokers, Dealers, Banks, and Other Nominee Holders

99.4+	Form of Beneficial Holder Election Form

99.5+	Form of Nominee Holder Certification

99.6+	Form of Notice of Guaranteed Delivery

Exhibit Number	Exhibit

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2014.
(2)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 21, 2017.
(3)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on January 9, 2019.
(4)	Incorporated by reference to the registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the SEC on May 7, 2010.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on May 4, 2017.
(6)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on March 8, 2018.
(7)	Incorporated by reference to the registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the SEC on September 11, 2008.
(8)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on January 31, 2018.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on March 7, 2011.
(10)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on February 24, 2015.
(11)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on September 28, 2015.
(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on June 23, 2016.
(13)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on November 17, 2016.
(14)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2016.
(15)	Incorporated by reference to the registrant’s Form 8-K which was filed with the SEC on March 6, 2017.
(16)	Incorporated by reference to the registrant’s Form 8-K which was filed with the SEC on April 3, 2017.
(17)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.
(18)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on December 18, 2017.
(19)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on February 5, 2018.
(20)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2018.
(21)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 6, 2018.
(22)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

(23)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2018.
(24)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on January 11, 2019.
(25)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 as filed with the SEC on March 30, 2018.
(26)	Incorporated by reference to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on June 20, 2018.
(27)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2018.
(28)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2018.
(29)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on December 6, 2018.

*	Indicates management contract or compensation plan or agreement.
+	Filed herewith.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Downers Grove, Illinois, on the 11th day of January, 2019.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Curtis W. Stoelting
Name:	Curtis W. Stoelting
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Curtis W. Stoelting Curtis W. Stoelting	Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2019

/s/ Terence R. Rogers Terence R. Rogers	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 11, 2019

* Michael L. Gettle	President, Chief Operating Officer, and Director	January 11, 2019

* James D. Staley	Chairman of the Board	January 11, 2019

Scott L. Dobak	Director

* Christopher L. Doerr	Director	January 11, 2019

* John G. Kennedy, III	Director	January 11, 2019

Ralph W. Kittle III	Director

* Brian C. Murray	Director	January 11, 2019

* William S. Urkiel	Director	January 11, 2019

* Michael P. Ward	Director	January 11, 2019

*

The undersigned, by signing his name hereto, does hereby sign and execute this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 pursuant to the Power of Attorney executed by the above-named persons and previously filed with the Securities and Exchange Commission on behalf of such persons.

/s/ Curtis W. Stoelting Curtis W. Stoelting, as Attorney-in-Fact

S-1